As filed with the Securities and Exchange Commission on December 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JBS Foods International B.V.*

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Bankrashof 3, 5th Floor,

1183 NP Amstelveen, The Netherlands

+31 20 656 4707

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JBS USA Food Company

1770 Promontory Circle

Greeley, CO 80634

(970) 506-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Vetterli, Esq.

Victor Mendoza, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common A shares, nominal value of €0.04 per share	US$500,000,000	US$57,950.00

(1)	Includes common A shares that the underwriters may purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to US$115.90 per US$1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above. On August 5, 2016, JBS Foods International Designated Activity Company (currently JBS Foods International plc), an affiliate of the Registrant (the “Affiliate”), filed a Registration Statement on Form F-1 (Registration No. 333-212957) and a Registration Statement on Form F-4 (Registration No. 333-212961) (together, the “Affiliate Registration Statements”) with the Securities and Exchange Commission with respect to the ordinary shares of the Affiliate. The Affiliate Registration Statements were effectively withdrawn pursuant to Rule 477 under the Securities Act on November 16, 2016, prior to the issuance of any such ordinary shares. Registration fees of US$309,884.63 and US$20,627.40 (the “Prior Registration Fees”), all of which remain, were previously paid with respect to the unsold ordinary shares under the Affiliate Registration Statements. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting US$57,950.00 of the Prior Registration Fees against the US$57,950.00 registration fee relating to the securities offered by this registration statement. No additional registration fee has been paid with respect to this offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* The Registrant intends to convert its legal form under Dutch law from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) and to change its name from “JBS Foods International B.V.” to “JBS Foods International N.V.” prior to the closing of this offering.

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be distributed or sold prior to the time the registration statement becomes effective. This preliminary prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where such offer or solicitation is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated                     , 2017

Common A Shares

JBS FOODS INTERNATIONAL N.V.

US$              per Common A Share

This is an initial public offering by JBS Foods International N.V., or JBS Foods International, of              of its common A shares, with a nominal value of €0.04 per share, or the JBS Foods International common A shares. JBS Foods International anticipates that the initial public offering price will be between US$              and US$             per JBS Foods International common A share.

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On             , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands.

Currently, no public market exists for the JBS Foods International common A shares. JBS Foods International intends to apply to list the JBS Foods International common A shares on the New York Stock Exchange, or the NYSE, under the symbol “JBS.”

JBS Foods International will have two types of common shares outstanding after this offering: the JBS Foods International common A shares and common B shares, with a nominal value of €0.40 per share, or the JBS Foods International common B shares. Each JBS Foods International common A share will entitle its holder to one vote on all matters presented to our shareholders generally, and each JBS Foods International common B share will entitle its holder to ten votes on all matters presented to our shareholders generally. Pursuant to the JBS Foods International articles of association, a holder of JBS Foods International common B shares is at any time entitled to request conversion of its JBS Foods International common B shares into JBS Foods International common A shares pursuant to a mechanic that results in a 1:1 ratio, while JBS Foods International common A shares are not convertible into JBS Foods International common B shares under any circumstances. Except for voting and conversion rights, the JBS Foods International common A shares and the JBS Foods International common B shares have the same dividend and other rights. For more information, see “Description of Share Capital.” Upon completion of this offering, all of the issued and outstanding JBS Foods International common B shares will be held solely by a subsidiary of JBS S.A. The JBS Foods International common B shares are not expected to be listed on a stock exchange.

Investing in the JBS Foods International common A shares involves risks. See “Risk Factors” beginning on page 20 to read about certain factors you should carefully consider before deciding to invest in the JBS Foods International common A shares.

	Per Common A Share	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to us (before expenses)	US$	US$

The JBS Foods International common A shares are expected to be delivered to purchasers on or about                     , 2017.

None of the U.S. Securities and Exchange Commission, or the SEC, any state securities commission in the United States or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus does not constitute an offer of securities to the public in the Netherlands within the meaning of article 5:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) and is not a prospectus or an offer document within the meaning of the Prospectus Directive (2003/71/EC), as amended.

The date of this prospectus is                      , 2017.

Introduction and Certain Definitions

Neither we nor any of our affiliates have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we may have referred you. Neither we nor any of our affiliates take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the JBS Foods International common A shares. Our business, financial condition, results of operations and liquidity may have changed since the date on the front cover of this prospectus. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

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This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any circumstances under which such offer or solicitation is unlawful or in any jurisdiction in which the offer or sale thereof is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Neither we nor any of our affiliates have taken any action under non-U.S. regulations to facilitate a public offer of the JBS Foods International common A shares outside the United States. Non-U.S. shareholders should consult their advisors in considering whether there are any restrictions or limitations on transactions in the JBS Foods International common A shares that may apply in their home countries. Neither we nor any of our affiliates can provide any assurance about whether such limitations may exist.

Through and including            , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in the JBS Foods International common A shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

In this prospectus, unless otherwise noted, “JBS Foods International” refers to JBS Foods International N.V., and “we,” “our,” “us,” “our company” or like terms refer to JBS Foods International and its consolidated subsidiaries, assuming, where the context requires, that the asset contribution has been completed as of the date of this prospectus.

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On            , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands.

In addition, in this prospectus, unless otherwise noted or where the context requires otherwise:

•	the “Acquisition of Tyson Foods Assets” means, collectively, our acquisition of the Brazilian and Mexican poultry assets of Tyson Foods. We concluded the Acquisition of Tyson Foods Assets in Brazil and Mexico on December 1, 2014 and June 29, 2015, respectively. For more information about the Acquisition of Tyson Foods Assets in Brazil and Mexico, see “Business—History and Development—Acquisition of Tyson Foods Assets;”

•	the “asset contribution” means the contribution by JBS S.A. of substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The asset contribution is expected to take place prior to the closing of the JBS Foods International IPO. For more information, see “The Asset Contribution;”

•	“AUS$” means Australian dollars, the official currency of Australia;

•	“Australia” means the Commonwealth of Australia;

•	“Banco Original” means, collectively: (1) Banco Original S.A.; and (2) Banco Original do Agronegócio S.A., each a Brazilian financial institution owned by J&F. As of November 24, 2016, Banco Original S.A. and Banco Original do Agronegócio S.A. owned 0.14% and 0.05%, respectively, of JBS S.A.’s total capital stock. For more information about the shareholders of JBS S.A., see “Principal Shareholders;”

•	the “Batista Family” means our founder, José Batista Sobrinho, his wife, Flora Mendonça Batista, and five of their children: Valere Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista;

•	“BNDES” means the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES);

•	“BNDESPar” means BNDES Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil and wholly owned by BNDES. As of November 24, 2016, BNDESPar owned 21.4% of JBS S.A.’s total outstanding capital stock. For more information about the shareholders of JBS S.A., see “Principal Shareholders;”

•	“Brazil” means the Federative Republic of Brazil;

•	the “Brazil Beef Businesses” means the assets and liabilities associated with JBS S.A.’s Brazilian beef business and related activities, including its leather business;

•	“Caixa” means Caixa Econômica Federal, a financial institution owned by the Brazilian federal government. As of November 24, 2016, Caixa owned 5.3% of JBS S.A.’s total outstanding capital stock. For more information about the shareholders of JBS S.A., see “Principal Shareholders;”

•	the “Cargill Pork Acquisition” means our acquisition of Cargill Meat Solutions Corporation’s U.S. pork business. We concluded the Cargill Pork Acquisition on October 30, 2015. For more information about the Cargill Pork Acquisition, see “Business—History and Development—Cargill Pork Acquisition;”

•	“Central Bank of Brazil” means the Central Bank of Brazil (Banco Central do Brasil);

•	“dollars,” “U.S. dollars” or “US$” means United States dollars;

•	“EPA” means the United States Environmental Protection Agency;

•	“EUR” or “€” means the Euro, the official currency of the European Economic Area;

•	“FB” means FB Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil. As of November 24, 2016, FB owned 44.3% of JBS S.A.’s total outstanding capital stock. FB is a wholly-owned subsidiary of J&F. For more information about the shareholders of JBS S.A., see “Principal Shareholders;”

•	“FDA” means the United States Food and Drug Administration;

•	“Granite Holdings” means Granite Holdings S.à r.l. (formerly Moy Park Lux S.à r.l.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Luxembourg. Granite Holdings is a wholly-owned subsidiary of JBS S.A. Prior to the closing of the JBS Foods International IPO, JBS S.A. will contribute 100% of the share capital of JBS Foods International to Granite Holdings. For more information, see “Principal Shareholders;”

•	“J&F” means J&F Investimentos S.A. (formerly J&F Participações S.A.), a corporation (sociedade por ações) incorporated under the laws of Brazil. J&F is controlled by the Batista Family through several holding companies and ZMF;

•	“J&F Australia” means J&F Australia Pty Limited, an Australian proprietary limited company. J&F Australia is a wholly-owned subsidiary of J&F Oklahoma;

•	“J&F Oklahoma” means J&F Oklahoma Holdings, Inc., a Delaware corporation. J&F Oklahoma is a wholly-owned subsidiary of J&F;

•	“J&F Ranch Canada” means J&F Ranch Canada Inc., a Canadian corporation. J&F Ranch Canada is a wholly-owned subsidiary of J&F Oklahoma;

•	“JBS Australia” means JBS Australia Pty Limited, an Australian proprietary limited company. JBS Australia is our wholly-owned subsidiary;

•	“JBS Canada” means JBS Food Canada ULC (formerly JBS Foods Canada Inc.), a Canadian unlimited company. JBS Canada is our wholly-owned subsidiary;

•	“JBS Five Rivers” means JBS Five Rivers Cattle Feeding LLC, a Delaware limited liability corporation. JBS Five Rivers is our wholly-owned subsidiary and one of the largest feedlot businesses in the United States;

•	the “JBS Foods International IPO” or this “offering” means the initial public offering of JBS Foods International common A shares being registered under the registration statement of which this prospectus is a part;

•	a “JBS Foods International common A share” means a common A share of JBS Foods International, with a nominal value of €0.04 per share;

•	a “JBS Foods International common B share” means a common B share of JBS Foods International, with a nominal value of €0.40 per share;

•	the “JBS Foods International shares” means all common A shares and common B shares of JBS Foods International;

•	the “JBS Group” means JBS S.A. and its consolidated subsidiaries;

•	“JBS S.A.” means JBS S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil. JBS S.A. is the ultimate parent company of the JBS Group. JBS S.A. is our predecessor for accounting purposes. For more information, see “Principal Shareholders;”

•	“JBS USA” means JBS USA Lux S.A. (formerly JBS USA, LLC), a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg;

•	“JBS USA Holding” means JBS USA Holding Lux S.à r.l. (formerly JBS USA Holdings, Inc.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg;

•	“Luxembourg” means the Grand Duchy of Luxembourg;

•	“Marfrig” means Marfrig Global Foods S.A. (formerly Marfrig Alimentos S.A.);

•	the “Moy Park Acquisition” means our acquisition of 100% of the total capital stock of Moy Park Holdings (Europe) Ltd., owner of the companies that comprised Marfrig’s United Kingdom-based “Moy Park” business. We concluded the Moy Park Acquisition on September 28, 2015. For more information about the Moy Park Acquisition, see “Business—History and Development—Moy Park Acquisition;”

•	“the Netherlands” means the European part of the Kingdom of the Netherlands;

•	“PPC” means Pilgrim’s Pride Corporation (an SEC registrant), a Delaware corporation. PPC is a poultry producer with operations in the United States, Mexico and Puerto Rico. As of September 30, 2016, we owned 77.0% of PPC’s total capital stock;

•	the “Primo Acquisition” means our acquisition of 100% of the total capital stock of Australian Consolidated Food Holdings Pty Limited, an Australian proprietary limited company. We concluded the Primo Acquisition on March 30, 2015. For more information about the Primo Acquisition, see “Business—History and Development—Primo Acquisition;”

•	“real,” “reais” or “R$” means the Brazilian real, the official currency of Brazil;

•	the “Seara Acquisition” means our acquisition of the “Seara Brasil” poultry, pork and processed food business unit from Marfrig. We concluded the Seara Acquisition on September 30, 2013. For more information about the Seara Acquisition, see “Business—History and Development—Seara and Zenda Acquisitions;

•	the “transaction” means, collectively, the asset contribution and the JBS Foods International IPO;

•	“Tyson Foods” means Tyson Foods, Inc.;

•	“U.S.” or “United States” means the United States of America;

•	“USDA” means the United States Department of Agriculture;

•	“Vigor” means Vigor Alimentos S.A., corporation (sociedade por ações) incorporated under the laws of Brazil. Vigor is a Brazilian dairy and food company. As of September 30, 2016, we owned 19.43% of Vigor’s total capital stock. Vigor is considered our associate for accounting purposes, and we record our investment in Vigor using the equity method;

•	the “Zenda Acquisition” means JBS S.A.’s acquisition of the Uruguay-based Zenda leather business from Marfrig. JBS S.A. concluded the Zenda Acquisition on June 30, 2013. For more information about the Zenda Acquisition, see “Business—History and Development—Seara and Zenda Acquisitions;” and

•	“ZMF” means ZMF Fundo de Investimentos em Participações, a Brazilian investment fund. ZMF is one of the shareholders of J&F. The Batista Family (except for José Batista Sobrinho and Flora Mendonça Batista) owns 100% of the equity interests in ZMF.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Solely for the convenience of the reader, we have translated some amounts included in “Summary,” “Summary Historical and Pro Forma Financial Data,” “Risk Factors,” “Capitalization,” “Dilution,” “Selected Historical Financial Data,” “Historical and Pro Forma Per Share Data” and “Business” from reais into U.S. dollars using the selling rate as reported by the Central Bank of Brazil as of September 30, 2016 of R$3.246 to US$1.00. As a result of fluctuations in the real/U.S. dollar exchange rate, the selling rate at September 30, 2016 may not be indicative of current or future exchange rates. As a result, prospective investors should not read these convenience translations as representations that any amounts have been or could be converted into U.S. dollars or reais at those or any other exchange rates. The selling rate was R$3.905 to US$1.00 as of December 31, 2015, R$2.656 to US$1.00 as of December 31, 2014 and R$2.343 to US$1.00 as of December 31, 2013, in each case, as reported by the Central Bank of Brazil. See “Exchange Rate Information” for information regarding exchange rates for the real since January 1, 2011.

Financial Statements

JBS Foods International

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On            , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands. JBS Foods International maintains its books and records in U.S. dollars, its functional currency. JBS Foods International’s presentation currency is the real.

Audited Historical Financial Statements

This prospectus includes the audited historical financial statements of JBS Foods International as of November 25, 2016, and for the period from November 24, 2016, our date of incorporation, to November 25, 2016, and the related notes thereto, which were prepared in accordance with International Financial Reporting Standards, or IFRS, and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS, as issued by the International Accounting Standards Board, or the IASB, and audited in accordance with the Public Company Accounting Oversight Board, or PCAOB, standards.

These audited historical financial statements of JBS Foods International have been prepared for the purposes of this offering and do not constitute statutory accounts prepared in accordance with the Dutch Civil Code. JBS Foods International will prepare separate financial statements in accordance with IFRS, as issued by the IASB, for the year ended December 31, 2016, which will be filed with the Trade Register of the Dutch Chamber of Commerce when issued by its directors. Such financial statements will be the first statutory financial statements filed with the Trade Register of the Dutch Chamber of Commerce.

Unaudited Pro Forma Condensed and Combined Financial Statements

Prior to the closing of the JBS Foods International IPO, JBS S.A. intends to contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. For more information about the asset contribution, see “The Asset Contribution.”

In accordance with Article 11 of Regulation S-X, this prospectus includes the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of September 30, 2016 and the unaudited pro forma condensed and combined statements of income (loss) of JBS Foods International for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015, which financial information, combined with the notes thereto, we refer to as our “pro forma financial information.”

Our pro forma financial information gives effect to the asset contribution as if it had taken place on September 30, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income (loss). Our pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the asset contribution had occurred on the dates indicated, or the results that will be obtained in the future.

Our pro forma financial information has been derived from the (1) unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, in each case, which are included elsewhere in this prospectus. Our pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

JBS S.A.

JBS S.A., our predecessor for accounting purposes, maintains its books and records in reais, which is the currency of the primary economic environment in which it operates, or its functional currency, as well as its presentation currency.

JBS S.A.’s historical consolidated financial statements included in this prospectus are presented in reais. JBS S.A. fully consolidates all subsidiaries and records investments in associates and joint ventures by the equity method. The financial statements of JBS S.A.’s subsidiaries are prepared using each subsidiary’s respective functional currency. The results and financial position of all the entities that have a functional currency different from the real are translated as follows:

•	assets and liabilities are translated at the current rate at the date of the applicable closing period;

•	income and expenses are translated at the average rate for the applicable period; and

•	all resulting exchange differences are recognized in “other comprehensive income.”

JBS S.A.’s historical consolidated financial statements included in this prospectus include the historical financial information of the Brazil Beef Businesses, which is not expected to be transferred to JBS Foods International in connection with the asset contribution. For more information about the asset contribution, see “The Asset Contribution.”

Unaudited Historical Interim Consolidated Financial Statements

This prospectus includes the unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, which were prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, and the related notes thereto.

Audited Historical Consolidated Financial Statements

This prospectus includes the audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which were prepared in accordance with IFRS, as issued by the IASB, and the related notes thereto, and audited in accordance with PCAOB standards.

Acquisitions

JBS S.A.’s consolidated results of operations for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 are of limited comparability with its consolidated results of operations for the nine-month period ended September 30, 2015 and the year ended December 31, 2014, respectively, primarily due to the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Moy Park Acquisition and the Cargill Pork Acquisition, which closed on March 30, 2015, June 29, 2015, September 28, 2015 and October 30, 2015, respectively. JBS S.A.’s consolidated results of operations for the year ended December 31, 2014 are of limited comparability with its results of operations for the year ended December 31, 2013, primarily due to the Zenda Acquisition and the Seara Acquisition, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Non-IFRS Financial Measures

We have disclosed our historical EBITDA and Adjusted EBITDA in this prospectus, which are non-IFRS financial measures. See “Summary Historical and Pro Forma Financial Data,” and “Selected Historical Financial Data.” EBITDA and Adjusted EBITDA are used as measures of performance by our management. They should not be considered as measures of financial performance in accordance with IFRS.

We calculate EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets).

We calculate Adjusted EBITDA as EBITDA minus: share of profit of equity—accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies. The use of EBITDA and Adjusted EBITDA, instead of net income, has limitations as an analytical tool, including the following:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•	EBITDA and Adjusted EBITDA include adjustments that represented a cash expense or that represented a non-cash charge that may relate to a future cash expense, and some of these expenses are of a type that we expect to incur in the future, although we cannot predict the amount of any such future charge.

EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or operating cash flow, nor should they be considered as liquidity measurements, since they do not reflect certain costs involved in our operations, such as finance expenses, taxes, depreciation, capital expenses and other related costs, any of which may have a significant effect on our net income. We believe EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of our ability to generate cash to service debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA.

You should rely primarily on our IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner. There is no standard definition of EBITDA and Adjusted EBITDA, and our definitions may not be comparable to EBITDA or Adjusted EBITDA as used by other companies.

Market Share and Other Information

We obtained the statistical data and information relating to the markets where we operate from reports prepared by government agencies and other publicly-available sources. Although we believe that these sources are reliable, we have not performed any independent verification with respect to such statistical data and information and, therefore, we cannot guarantee its accuracy or completeness. Nothing in this prospectus should be interpreted as a market forecast.

Rounding

Certain figures and some percentages included in this prospectus have been subject to rounding adjustments. Accordingly, the totals included in certain tables contained in this prospectus may not correspond to the arithmetic aggregation of the figures or percentages that precede them.

SUMMARY

The following is a summary of some of the information contained in this prospectus. It does not contain all the details concerning JBS Foods International or the transaction, including information that may be important to you. We urge you to read this entire document carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International” and the financial statements and the notes thereto included elsewhere in this prospectus.

Overview

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Our pro forma net revenue for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 was R$109,422.5 million (US$33,709.9 million) and R$136,257.0 million (US$41,976.9 million), respectively. Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products. During 2015 and the nine-month period ended September 30, 2016, we sold our products in approximately 190 countries on six continents, and for the nine-month period ended September 30, 2016 and the year ended December 31, 2015, we generated 92.7% and 92.6%, respectively, of our pro forma gross revenue from sales outside of Brazil. Our protein products are recognized through our well-known brands, including “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America, “Seara,” “Doriana” and “Cabaña Las Lilas” in South America, “Primo,” “Great Southern” and “Beehive” in Australia and New Zealand and “Moy Park” and “O’Kane” in Europe.

We believe that, as of September 30, 2016, we were one of the largest:

•	beef producers in the world in terms of capacity, with operations in the United States, Canada, Australia, Argentina, Paraguay, and Uruguay and an aggregate daily processing capacity of approximately 47,800 head of cattle;

•	poultry producers in the world in terms of capacity, with operations in the United States, Mexico, Puerto Rico, Brazil and the United Kingdom and an aggregate daily processing capacity of approximately 13.7 million chickens;

•	pork producers in the United States and Brazil in terms of capacity, with aggregate daily processing capacities of approximately 89,700 hogs and 21,200 hogs, respectively. We also operate one pork facility in Australia with a daily processing capacity of approximately 4,000 hogs; and

•	lamb and sheep producers in the world in terms of capacity, with operations in Australia and an aggregate daily slaughtering capacity of approximately 23,800 lambs.

We also believe that we are a significant producer of further processed and value-added meat products in the world, with an aggregate monthly production capacity of approximately 189,400 tons as of September 30, 2016.

Our fresh products include fresh and frozen cuts of beef, pork, lamb and sheep, whole chickens and chicken parts. Our branded processed and value-added meat products include products that are cut, ground and packaged in a customized manner for specific orders and include frozen, cooked, canned, seasoned, marinated and consumer-ready products.

We sell our products primarily to retailers (such as supermarkets, club stores and other retail distributors), many of which products include our proprietary brands, and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors) in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. As of September 30, 2016, we had more than 250,000 active customers worldwide, including retailers and wholesalers.

The following table sets forth some of our main pro forma financial information for the periods indicated:

	For the nine-month period ended September 30,		For the year ended December 31,
	2016 (1)	2016	2015 (1)	2015
	(unaudited)
	(in millions of U.S. dollars)	(in millions of reais, except percentages)	(in millions of U.S. dollars)	(in millions of reais, except percentages)
Pro forma net revenue	33,709.9	109,422.5	41,976.9	136,257.0
Pro forma EBITDA (2)	2,059.9	6,686.5	3,419.4	11,099.5
Pro forma Adjusted EBITDA (2)	2,067.1	6,709.7	3,471.8	11,269.6
Pro forma Adjusted EBITDA Margin (3)		6.1%		8.3%

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	EBITDA and Adjusted EBITDA are used as measures of performance by our management. We calculate EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). We calculate Adjusted EBITDA as EBITDA minus: share of profit of equity – accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on our IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

For reconciliations of EBITDA and Adjusted EBITDA to net income for the periods indicated, see “Summary—Summary Historical and Pro Forma Financial Data— Summary Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International—Non-IFRS Financial Measures.”

(3)	Pro forma Adjusted EBITDA margin is calculated by dividing pro forma Adjusted EBITDA by pro forma net revenue.

Competitive Strengths

Our competitive strengths include the following:

Scale and leading market positions

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. In terms of daily processing capacity, we believe we are among the leading beef, pork, chicken and lamb processors in the world. We are well positioned to be a primary provider of beef, pork, chicken and lamb, in addition to branded processed and value-added products, for our customers’ protein needs and to capitalize on growing global demand within the food industry. We are a valued supplier for our large integrated customers due to our ability to ensure supply and provide competitive pricing. We have established a reputation for dependable quality and highly responsive service.

Our economies of scale allow us to spread our fixed costs and maintain a competitive cost position in the markets in which we operate. Furthermore, our scale provides us with leverage in negotiating vendor agreements, such as freight, packaging, maintenance suppliers and services.

Diversified business model with international reach

Our business is well-diversified across different types of products and all major distribution channels. Our business is also well-diversified geographically with respect to production and distribution.

•	Diversified food products offerings: We are well positioned to be a primary protein provider to our customers. Selling multiple sources of food products grants us the opportunity to cross-sell to our customers and to diversify typical industry risks such as industry cycles, the impact of species-based diseases and outbreaks and changes in consumer preferences. As a result of our diversification of products across multiple proteins, our business is less likely to be severely impacted by issues affecting any one form of protein.

•	Sales and distribution channel diversification: We benefit from our diversified sales and distribution channels, which include national and regional retailers (including supermarket chains, independent grocers, club stores and wholesale distributors), the foodservice industry (including foodservice distributors, which service restaurants and hotel chains and other institutional customers) and further processors (including makers of bacon, sausage and deli and luncheon meats). As of September 30, 2016, we sold our products to more than 250,000 customers worldwide, with no single customer accounting for more than 5.0% of our pro forma net sales for the nine-month period ended September 30, 2016. This diversification reduces our dependence on any one market or customer and provides multiple channels for potential growth.

•	Geographic and export diversification: Our processing platforms in the major meat-producing countries provide us with sufficient scale and operating flexibility to satisfy demand regardless of market conditions and sanitary restrictions. We sell our products in approximately 190 countries on six continents. Our geographic diversification enables us to reduce exposure to any one market and capitalize on worldwide demand. Additionally, having access to international markets allows us to potentially generate higher returns as many of our export products, such as tongue, heart, kidney and other variety meats, garner higher demand and prices in foreign markets with diverse local customs, particularly in Asia and the Middle East.

•	Successful integration of acquisitions: Our management has a strong track record of acquiring and successfully integrating operations, as evidenced by the more than 30 acquisitions we have made over the last 20 years, including, most recently, the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Cargill Pork Acquisition and the Moy Park Acquisition in 2015, the Acquisition of Tyson Foods Assets in Brazil in 2014 and the Seara Acquisition in 2013. Furthermore, we have leveraged this expertise to rapidly integrate and realize cost savings and margin improvement from our acquisitions. We continue to identify and develop plans to realize additional cost saving opportunities from the integration of our acquisitions. We believe that due to our leadership, global production scale, financial stability and experience in acquiring and integrating companies, we are well positioned to operate as one of the leading companies in the consolidation of the global food industry.

Established customer relationships

We have long-standing relationships with numerous well-established, global customers, many of whom have been doing business with us for more than 20 years. We believe our scale and footprint position us to serve large national and multinational customers (including the largest foodservice distributors, restaurants and retail chains), to whom we can provide a variety of products at locations around the world. Additionally, we are focused on developing long-term, mutually beneficial relationships with our customers, who, we believe, consider us to be an extension of their operations. Our high-quality, long-standing relationships provide us with greater revenue stability and forecasting transparency.

Proven management team

Our management team has a significant knowledge of the beef, pork and poultry industries. Certain members of our management have more than 25 years of experience in the management of our company or in the industries in which we operate. We believe that our management is one of the main factors responsible for the increase in our sales, improvement of our business and integration of our new acquisitions, transforming us into one of the leading companies in the global food industry.

We also benefit from management ideas, best practices and talent shared with the seasoned management team at our parent company, JBS S.A., which has more than 50 years of experience operating beef processing plants in Brazil. Wesley Mendonça Batista, chief executive officer JBS S.A., has more than 25 years of operating experience in both the United States and Brazil, and along with the other members of the Batista Family, holds a significant stake in JBS S.A.

Our Strategy

Our strategy is continue our development as a leading global food company, with a focus on improving our processed, value added and branded product offerings and to seek consolidation opportunities to further enhance our diversified global production platform.

Grow our prepared foods business

Currently, we have established prepared foods businesses in Brazil (operating under the “Seara” brand) and in Australia (under the “Primo” and “Hans” brands). Prepared foods businesses allow us to integrate our activities and improve the profitability of our operations across the value chain. In addition, prepared foods generally have higher and more stable margins than our core fresh and frozen protein businesses. We intend to continue to invest in the growth of our prepared foods business through both organic growth and acquisitions in order to improve our margins and generate more stable earnings.

Increase our value-added product offerings

End consumers, as well retail and foodservice customers, are increasingly seeking more organic and natural protein products that are sold at premium prices. We have a number of products that have been introduced across all of our markets that offer organic, antibiotic free (ABF), vegetarian fed and/or all natural products to customers. We plan to continue to invest in the growth of these products, which are sold under the following brands: “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America; “Seara,” “Doriana” and “Cabaña Las Lilas” in South America; “Primo,” “Great Southern” and “Beehive” in Australia and New Zealand; and “Moy Park” and “O’Kane” in Europe.

We continue to grow our value-added and case-ready products, which lower labor cost for our customers and offer greater convenience for consumers. Examples of our value-added product offerings include sliced, cubed, tenderized, canned, marinated and other consumer-ready products. These products are primarily offered to customers under our own brands. We intend to continue to expand our branded value-added product offerings through increased investment in our production facilities and selective acquisitions. We also intend to continue to invest in marketing to increase the awareness and consumer perception of our brands. We believe that increased sales of value-added products will significantly enhance our product margins.

Drive operational improvement in our core business

We have an established track record of reducing costs and increasing production yields. We intend to continue to be one of the most efficient food companies in the world with a focus on improving the efficiency of our production processes, logistics and distribution networks, investing in information technology and automation while continuing to benefit from gains in economies of scale and operating synergies from acquisitions. We believe we can enhance our yields through the development and implementation of modern processes and improvement of products throughout the production chain, improving carcass yield for fresh and processed meat, as well as processing hides. We will continue to focus on developing innovative processes and improving products throughout the production chain.

Continue to successfully integrate acquisitions

We have a successful history of acquiring and improving the operating performance of companies. We have successfully captured operational synergies, including the streamlining of managerial jobs, improvements to sales networks, consolidation of distribution networks, enhancement of freight and storage costs and the consolidation of risk and financial management systems. We have used this experience to integrate businesses such as PPC, Seara Brasil, Primo, Moy Park and Cargill Pork and will continue to apply this experience to integrate other companies that we may acquire in the future.

Continue to prioritize food safety and animal welfare

We prioritize food safety and animal welfare objectives in order to accomplish two principal goals. First, we focus on maintaining a high standard of food safety in order to ensure the quality of our products and attempt to avoid the potential adverse market reaction that is associated with recalls that occur from time to time in the meat processing industry. In addition, we understand our role in protecting public health requires constant research and the implementation of new and maturing best practices. We know that healthy animals produce healthy, quality products. We continually strive to improve our animal handling and husbandry efforts, working with industry leaders, academics and internal experts to ensure the well-being of the animals, which is critical to the success of our business.

Recent Developments

On November 29, 2016, PPC entered into a definitive agreement to acquire GNP Company, a leading provider of premium branded chicken products in the Upper Midwest of the United States, in an all cash, US$350.0 million transaction. The consummation of this acquisition is subject to customary closing conditions, including regulatory review and approval. PPC expects to close this acquisition during the first quarter of 2017.

Corporate Structure

The following diagram sets forth our simplified corporate structure:

(1)	as of November 24, 2016 (excluding JBS S.A. treasury shares):

(2)	immediately following the completion of the asset contribution (assuming the shareholding structure of JBS S.A. as of November 24, 2016):

(3)	immediately following the completion of the JBS Foods International IPO (assuming the shareholding structure of JBS S.A. as of November 24, 2016 and no exercise of the over-allotment option):

Rationale for the Transaction

We believe the principal advantages of the transaction for our shareholders will be to:

•	better reflect our global presence and diverse international operations by obtaining a NYSE listing for the JBS Foods International common A shares;

•	improve our access to international equity and debt capital markets, which we expect to enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital;

•	enhance our ability to participate in the expected further consolidation of the global food industry and to better compete with other global food companies for international development opportunities;

•	raise our profile among the global institutional investor community and create greater proximity to our trading comparables; and

•	keep JBS S.A. as a listed company in Brazil, which is intended to allow the existing Brazilian shareholders of JBS S.A. to participate in our expected global growth.

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On                     , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands.

JBS Foods International’s corporate seat (statutaire zetel) is in Amsterdam, the Netherlands. Its registered office and principal place of business is located at Bankrashof 3, 5th Floor, 1183 NP Amstelveen, The Netherlands. Its telephone number is +31 20 656 4707.

SUMMARY OF THE OFFERING

The following is a brief summary of the terms of the JBS Foods International IPO.

Issuer	JBS Foods International N.V.

Underwriters

Public Offering Price	We anticipate that the initial public offering price will be between US$ and US$ per JBS Foods International common A share.

Common A Shares Offered	JBS Foods International common A shares.

Common A Shares Outstanding Before this Offering	JBS Foods International common A shares.

Common A Shares to be Outstanding Immediately Following the Completion of this Offering	JBS Foods International common A shares ( JBS Foods International common A shares if the underwriters exercise the over-allotment option in full).

We base the number of JBS Foods International common A shares outstanding immediately following the completion of this offering on the number of JBS Foods International common A shares outstanding as of the date of this prospectus.

Common B Shares to be Outstanding Immediately Following the Completion of this Offering	JBS Foods International common B shares.

Total Common A Shares and Common B Shares to be Outstanding Immediately Following the Completion of this Offering	JBS Foods International shares.

Over-Allotment Option

Stock Exchange Listing	Currently, there is no public market for JBS Foods International common A shares. We intend to apply to list JBS Foods International common A shares on the NYSE under the symbol “JBS.”

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses that are payable by us, will be approximately US$ million (or approximately US$ million if the underwriters exercise the over-allotment option in full), assuming the JBS Foods International common A shares are offered at US$ per JBS Foods International common A share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering to repay certain of our indebtedness based on an evaluation of applicable interest rates, outstanding principal amounts, maturity dates and such other factors as our management deems to be important and consistent with our liquidity and risk management policies. Currently, we expect to repay certain export financing agreements with annual interest rates between 5.0% and 17.0% and maturities between 2017 and 2019. Pending any specific application, the net proceeds from this offering may be invested in cash and cash equivalents and short-term marketable securities. For more information, see “Use of Proceeds.”

Payment and Settlement	The JBS Foods International common A shares are expected to be delivered against payment on or about , 2017.

Voting Rights	Each JBS Foods International common A share confers the right to cast one vote at a general meeting of shareholders, and each JBS Foods International common B share confers the right to cast ten votes. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS Foods International prescribes a larger majority. For more information, see “Description of Share Capital.”

For more information about the risks related to our dual-class share structure, see “Risk Factors—Risks Relating to the Transaction and Ownership of the JBS Foods International Common A shares—JBS Foods International’s dual-class share structure with different voting rights, will limit your ability as a holder of JBS Foods International common A shares to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the JBS Foods International common A shares may view as beneficial.”

Dividends	Since its incorporation on November 24, 2016, JBS Foods International has not declared or paid any dividends.

Under Brazilian corporate law and JBS S.A.’s bylaws, JBS S.A. is required to distribute annually to its shareholders a mandatory minimum dividend in an amount equal to not less than 25% of its adjusted consolidated net income, as calculated under Brazilian GAAP and adjusted as required by Brazilian corporate law (which may differ significantly from consolidated net income under IFRS), unless JBS S.A.’s board of directors advises its shareholders at its annual general shareholders’ meeting that payment of the mandatory minimum dividend for the preceding year is inadvisable in light of its financial condition and JBS S.A.’s shareholders approve that recommendation.

In order to allow JBS S.A. to distribute its mandatory minimum dividend to its shareholders, we currently intend to pay a regular annual dividend following the closing of the transaction to our shareholders in an amount equal to the lesser of (x) 25% of our adjusted consolidated net income or (y) 25% of JBS S.A.’s adjusted consolidated net income, unless our board of directors advises our shareholders at our annual shareholders’ meeting that payment of the mandatory minimum dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation. In addition, any such determination to pay dividends will also be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant.

The JBS Foods International common A shares and the JBS Foods International common B shares have the same dividend rights.

For more information about our dividend policy, see “Dividends and Dividend Policy—JBS Foods International.”

For more information about the risks related to our dividend policy and our ability to declare dividends to our shareholders, see “Risk Factors—Risks Relating to the Transaction and Ownership of the JBS Foods International Common A shares—Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.”

For information about U.S. federal income and Dutch tax issues relating to dividend payments, see “Taxation— Certain U.S. Federal Income Tax Consequences—Dividends” and “—Certain Dutch Tax Consequences— Dividend Withholding Tax,” respectively.

Tax Consequences	For a summary of certain U.S. federal income tax and certain Dutch tax consequences of the acquisition, ownership and disposition of the JBS Foods International common A shares, see “Taxation.”

Risk Factors	You should review the risks relating to the transaction and ownership of the JBS Foods International common A shares, our business and industries and the markets in which we operate described in “Risk Factors.”

The Asset Contribution	Prior to the closing of the JBS Foods International IPO, JBS S.A. intends to contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. For more information, see “The Asset Contribution.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical financial data of JBS Foods International, summary historical consolidated financial data of JBS S.A. and summary pro forma combined financial data of JBS Foods International are being provided to help you decide whether to invest in the JBS Foods International common A shares. The summary pro forma combined financial data of JBS Foods International and pro forma per share data of JBS Foods International have been prepared for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of JBS Foods International would have been had the transaction been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read this information in conjunction with the financial statements included elsewhere in this prospectus and with the sections of this prospectus entitled “Presentation of Financial and Other Information,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Historical and Pro Forma Per Share Data,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Historical Financial Data of JBS Foods International

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On             , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands. JBS Foods International maintains its books and records in U.S. dollars, its functional currency. JBS Foods International’s presentation currency is the real.

The summary historical financial data of JBS Foods International presented below has been derived from the audited historical financial statements of JBS Foods International as of November 25, 2016, and for the period from November 24, 2016, our date of incorporation, to November 25, 2016, and the related notes thereto, which are included elsewhere in this prospectus.

As of November 25, 2016 and for the period from November 24, 2016 to November 25, 2016
(in U.S. dollars)
Statement of financial position data at period end:
Cash and cash equivalents	4
Total assets	4
Total liabilities	—
Total equity	4

Cash flow data:

Cash flows related to:
Financing activities
Issuance of shares	4

Summary Historical Consolidated Financial Data of JBS S.A.

JBS S.A. maintains its books and records in reais, its functional currency, as well as its presentation currency. JBS S.A.’s historical consolidated financial statements included in this prospectus are also presented in reais. Further, JBS S.A.’s historical financial statements have been prepared in accordance with IFRS as issued by the IASB.

The summary historical consolidated financial data of JBS S.A. presented below has been derived from: (1) the unaudited historical interim consolidated financial statements of JBS S.A. as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; (2) the audited historical consolidated financial statements of JBS S.A. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus; and (3) the historical consolidated financial statements of JBS S.A. as of December 31, 2013, which are not included in this prospectus.

JBS S.A.’s historical consolidated financial statements included in this prospectus include the historical financial information of the Brazil Beef Businesses, which is not expected to be transferred to JBS Foods International in connection with the asset contribution. For more information about the asset contribution, see “The Asset Contribution.”

JBS S.A.’s consolidated results of operations for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 are of limited comparability with its consolidated results of operations for the nine-month period ended September 30, 2015 and the year ended December 31, 2014, respectively, primarily due to the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Moy Park Acquisition and the Cargill Pork Acquisition, which closed on March 30, 2015, June 29, 2015, September 28, 2015 and October 30, 2015, respectively. JBS S.A.’s consolidated results of operations for the year ended December 31, 2014 are of limited comparability with its results of operations for the year ended December 31, 2013, primarily due to the Zenda Acquisition and the Seara Acquisition, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Solely for the convenience of the reader, we have translated certain amounts in reais included below into U.S. dollars at the rate of R$3.246 to US$1.00, which was the commercial selling rate at closing for the purchase of U.S. dollars in effect as of September 30, 2016, as reported by the Central Bank of Brazil. The U.S. dollar equivalent information included in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rate Information” for further information about recent fluctuations in exchange rates.

	As of and for the nine-month period ended September 30,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)		(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)
Statement of income (loss) data:
Net revenue	39,664.2	128,749.9	115,753.3	50,752.2	162,914.5	120,469.7	92,902.8
Cost of sales	(34,926.8)	(113,372.5)	(98,857.3)	(43,714.7)	(140,324.2)	(101,796.3)	(81,056.1)

Gross profit	4,737.4	15,377.4	16,896.0	7,037.5	22,590.3	18,673.4	11,846.7

General and administrative expenses	(981.2)	(3,184.9)	(2,763.6)	(1,274.8)	(4,092.1)	(3,715.7)	(2,435.9)
Selling expense	(2,276.2)	(7,388.7)	(6,561.3)	(2,921.5)	(9,377.9)	(7,154.3)	(5,262.2)

Operating expense	(3,257.4)	(10,573.6)	(9,324.9)	(4,196.2)	(13,470.0)	(10,870.0)	(7,698.1)

Operating profit	1,479.9	4,803.8	7,571.2	2,841.3	9,120.3	7,803.3	4,148.6

	As of and for the nine-month period ended September 30,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)		(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)
Finance income	1,359.1	4,411.6	12,700.6	3,605.6	11,574.0	1,538.3	1,255.9
Finance expense	(3,013.9)	(9,783.1)	(12,264.6)	(4,010.8)	(12,874.6)	(5,175.9)	(3,636.2)

Finance income (expense), net	(1,654.8)	(5,371.5)	436.0	(405.2)	(1,300.6)	(3,637.6)	(2,380.3)

Share of profit of equity-accounted investee, net of tax	4.3	14.0	48.2	18.4	58.9	26.1	6.7

Profit (loss) before taxes	(170.6)	(553.7)	8,055.4	2,454.4	7,878.6	4,191.8	1,775.0

Current income taxes	(178.7)	(580.2)	(2,205.7)	(928.3)	(2,979.7)	(1,656.9)	(166.2)
Deferred income taxes	339.6	1,102.3	(511.4)	71.6	229.7	(128.5)	(490.4)

	160.8	522.1	(2,717.1)	(856.7)	(2,750.0)	(1,785.4)	(656.7)

Net income (loss)	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3

Attributable to:
Controlling interests	(97.9)	(317.9)	4,915.3	1,445.5	4,640.1	2,035.9	926.9
Non-controlling interests	88.2	286.2	423.1	152.2	488.5	370.5	191.4

	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3

Weighted average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,810.9	2,887.4		2,894.6	2,881.7	2,866.9
Diluted (3)		2,810.9	2,891.0		2,898.3	2,884.2	2,866.9
Earnings (loss) per JBS S.A. common share (in reais):
Basic (4)	(0.03)	(0.11)	1.70	0.50	1.60	0.71	0.32
Diluted (5)	(0.03)	(0.11)	1.70	0.50	1.60	0.71	0.32
Cash dividends declared per JBS S.A. common share (in reais) (6)	—	—	—	0.12	0.38	0.17	0.08

Statement of financial position data at period end:
Cash and cash equivalents	2,251.1	7,307.2		5,870.4	18,844.0	14,910.4	9,013.1
Trade accounts receivable	2,873.8	9,328.3		3,775.6	12,119.7	9,577.5	8,919.9
Inventories	3,134.8	10,175.7		3,461.0	11,109.7	8,273.1	6,904.6
Property, plant and equipment	10,147.5	32,938.8		11,022.1	35,381.1	24,188.9	20,940.6
Goodwill	6,817.8	22,130.6		7,604.8	24,411.4	13,213.7	11,387.1
Total assets	30,944.2	100,445.0		38,162.9	122,502.9	82,315.6	68,867.4
Total loans and financing (7)	17,302.0	56,162.4		20,524.2	65,882.7	40,079.1	32,761.3
Total equity	7,779.5	25,252.1		9,227.8	29,621.3	25,873.0	23,307.6

	As of and for the nine-month period ended September 30,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)		(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)
Cash flow data:

Cash flows related to:
Operating activities	56.1	182.0	5,878.7	1,870.4	6,004.1	6,798.1	2,143.4
Investing activities	(912.9)	(2,963.4)	(18,151.7)	(6,035.9)	(19,375.3)	(4,635.4)	(2,260.2)
Financing activities	(2,469.4)	(8,015.7)	19,016.7	4,724.4	15,165.3	3,424.3	3,458.4

Other financial data (unaudited):
EBITDA (8)	2,515.4	8,164.8	4,756.3	4,010.0	12,872.1	10,376.2	6,194.1
Adjusted EBITDA (8)	2,518.3	8,174.1	4,734.7	4,143.4	13,300.4	11,090.0	6,130.3

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial amounts in reais rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.
(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “Dividends and Dividend Policy—JBS S.A.”
(7)	Total current loans and financing plus total non-current loans and financing.
(8)	EBITDA and Adjusted EBITDA are used as measures of performance by JBS S.A.’s management. JBS S.A. calculates EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). JBS S.A. calculates Adjusted EBITDA as EBITDA minus: share of profit of equity – accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on JBS S.A.’s IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

Each of EBITDA and Adjusted EBITDA is reconciled to net income (loss) below (unaudited):

	For the nine-month period ended September 30,			For the year ended December 31,
	2016 (a)	2016	2015	2015 (a)	2015	2014	2013
	(in millions of U.S. dollars)	(in millions of reais)		(in millions of U.S. dollars)	(in millions of reais)
Net income (loss)	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3
Income taxes	(160.8)	(522.1)	(2,717.1)	856.7	2,750.0	1,785.4	656.7
Finance income	(1,359.1)	(4,411.6)	(12,700.6)	(3,605.6)	(11,574.0)	(1,538.3)	(1,255.9)
Finance expense	3,013.9	9,783.1	12,264.6	4,010.8	12,874.6	5,175.9	3,636.2
Depreciation and amortization	1,031.1	3,347.0	2,571.0	1,150.4	3,692.8	2,546.8	2,038.8

EBITDA	2,515.4	8,164.8	4,756.3	4,010.0	12,872.1	10,376.2	6,194.1

Share of profit of equity – accounted investees, net of tax	(4.3)	(14.0)	(48.3)	(18.4)	(58.9)	(26.1)	(6.7)
Bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net	7.2	23.3	26.7	151.8	487.2	403.6	(57.1)
Non-recurring tax contingencies (b)	—	—	—	—	—	336.3	—

Adjusted EBITDA	2,518.3	8,174.1	4,734.7	4,143.4	13,300.4	11,090.0	6,130.3

(a)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(b)	During the year ended December 31, 2014, JBS S.A. recognized a one-time charge of R$336.3 million (or US$103.6 million at the September 30, 2016 exchange rate of R$3.246 per US$1.00) related to a State of Goiás value-added tax (Imposto sobre Circulação de Bens e Serviços), or ICMS, debt installment payment plan, and this charge has been included in selling, general and administrative expenses.

Summary Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International

Prior to the closing of the JBS Foods International IPO, JBS S.A. intends to contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. For more information about the asset contribution, see “The Asset Contribution.”

The summary unaudited pro forma condensed and combined financial data of JBS Foods International presented below has been derived from the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of September 30, 2016 and the unaudited pro forma condensed and combined statements of income (loss) of JBS Foods International for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015, which are included elsewhere in this prospectus and which, combined with the notes thereto, we refer to as our “pro forma financial information.”

Our pro forma financial information gives effect to the asset contribution as if it had taken place on September 30, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income (loss). Our pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the asset contribution had occurred on the dates indicated, or the results that will be obtained in the future.

Our pro forma financial information has been derived from the (1) unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, in each case, which are included elsewhere in this prospectus. Our pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

	As of and for the nine-month period ended September 30, 2016			For the year ended December 31, 2015
	Historical	Pro Forma Adjustments —1(a)	Pro Forma	Historical	Pro Forma Adjustments —1(a)	Pro Forma
	(in millions of reais, except as otherwise indicated)			(in millions of reais, except as otherwise indicated)
Statement of income (loss) data:
Net revenue	128,749.9	(19,327.5)	109,422.5	162,914.5	(26,657.6)	136,256.9
Cost of sales	(113,372.5)	14,877.9	(98,494.6)	(140,324.2)	20,740.0	(119,584.2)

Gross profit	15,377.4	(4,449.6)	10,927.9	22,590.3	(5,917.6)	16,672.7

General and administrative expenses	(3,184.9)	1,349.9	(1,835.1)	(4,092.1)	1,765.8	(2,326.3)
Selling expense	(7,388.7)	2,177.7	(5,210.9)	(9,377.9)	3,140.5	(6,237.4)

Operating expense	(10,573.6)	3,527.6	(7,046.0)	(13,470.0)	4,906.3	(8,563.7)

Operating profit	4,803.8	(922.0)	3,881.9	9,120.3	(1,011.3)	8,109.0

Finance income (1)	4,411.6			11,574.0
Finance expense (1)	(9,783.1)			(12,874.6)

Finance expense, net	(5,371.5)			(1,300.6)

Share of profit of equity – accounted investees, net of tax	14.0	(14.0)	—	58.9	(58.9)	—

Profit (loss) before taxes	(553.7)			7,878.6

Current income taxes (2)	(580.2)			(2,979.7)
Deferred income taxes (2)	1,102.3			229.7

	522.1			(2,750.0)

Net income (loss)	(31.6)			5,128.6

			As of and for the nine-month period ended September 30, 2016			For the year ended December 31, 2015
			Historical	Pro Forma Adjustments —1(a)	Pro Forma	Historical	Pro Forma Adjustments —1(a)	Pro Forma
			(in millions of reais, except as otherwise indicated)			(in millions of reais, except as otherwise indicated)
Attributable to:
Controlling interests			(317.9)			4,640.1
Non-controlling interests			286.2			488.5

			(31.6)			5,128.6

Weighted average shares outstanding (in millions):
Basic	1	(b)	2,810.9			2,894.6
Diluted	1	(b)	2,810.9			2,898.3
Earnings (loss) per share (in reais):
Basic			(0.11)			1.60
Diluted			(0.11)			1.60
Statement of financial position data:
Cash and cash equivalents			7,307.2	(4,365.5)	2,941.7
Trade accounts receivable			9,328.3	(2,262.6)	7,065.7
Inventories			10,175.7	(2,374.0)	7,801.7
Property, plant and equipment			32,938.8	(12,614.0)	20,324.8
Goodwill			22,130.6	(10,437.1)	11,693.5
Total assets			100,445.0	(36,518.2)	63,926.9
Total loans and financing (3)			56,162.4	(9,241.9)	46,920.5
Total equity			25,252.1	(23,378.6)	1,873.5
Total equity:
Attributable to controlling interests			24,070.7	(23,376.2)	694.5
Attributable to non-controlling interests			1,181.4	(2.4)	1,179.0

			25,252.1	(23,378.6)	1,873.5

(1)	The effect of the transaction on finance income (expense) has not yet been determined.
(2)	The effect on income taxes of JBS Foods International becoming a Dutch taxpayer has not yet been determined.
(3)	Total current loans and financing plus total non-current loans and financing.

Notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

1.	Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been prepared as if the asset contribution to be effected prior to the closing of the JBS Foods International IPO had taken place on September 30, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income (loss).

(a)	Asset contribution

These pro forma adjustments eliminate the portion of JBS S.A.’s investments in entities and other assets and liabilities that will not be contributed to JBS Foods International, including the JBS S.A.

parent entity and the Brazil Beef Businesses. The asset contribution is expected to result in the contribution of the following to JBS Foods International: (1) 99.71% equity interest in JBS Argentina S.A.; (2) 100% equity interest in JBS Paraguay S.A.; (3) 100% equity interest in Frigorifico Canelones S.A. (JBS Uruguay); (4) 100% equity interest in JBS Global Luxembourg; (5) 100% equity interest in Seara Alimentos Ltda.; (6) 100% equity interest in Moy Park Holdings (Europe) Ltd.; (7) 100% equity interest in Rigamonti Salumificio S.p.A.; and (8) 99.93% equity interest in JBS Mendoza S.A.

In addition to the elimination of the operations of JBS S.A. that are not contributed to JBS Foods International, the asset contribution results in the following adjustments to the pro forma financial information:

•	Adjust for the third-party loan balances issued by JBS S.A. or its subsidiaries that will be assumed by JBS Foods International. As of September 30, 2016, the loans with third parties totaled an aggregate of R$18,056.6 million (R$6,104.6 million current and R$11,952.0 million non-current), consisting of JBS S.A.’s 144A fixed-rate senior notes due 2020, 2023 and 2024, as well as certain advance on foreign exchange contracts (adiantamento sobre contrato de câmbio) and export prepayment facilities. The impact of the asset contribution on finance income (expense) is still being evaluated.

•	Adjust income taxes to reflect the impact of JBS Foods International becoming a Dutch tax payer. The impact of the asset contribution on deferred taxes and income tax expense is still being evaluated.

(b)	Pro forma number of shares outstanding

The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International shares that JBS Foods International will have outstanding after the asset contribution.

Non-IFRS Financial Measures

EBITDA and Adjusted EBITDA are used as measures of performance by our management. We calculate EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). We calculate Adjusted EBITDA as EBITDA minus: share of profit of equity – accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on our IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

The following table reconciles pro forma net income (loss) to pro forma EBITDA and pro forma Adjusted EBITDA.

	For the nine-month period ended September 30,		For the year ended December 31,
	2016 (1)	2016	2015 (1)	2015
	(in millions of U.S. dollars)	(in millions of reais)	(in millions of U.S. dollars)	(in millions of reais)
Net income (loss)
Income taxes
Finance income
Finance expense
Depreciation and amortization	864.0	2,804.5	921.2	2,990.4

EBITDA	2,059.9	6,686.5	3,419.4	11,099.5

Bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net	7.2	23.2	52.4	170.1

Adjusted EBITDA	2,067.1	6,709.7	3,471.8	11,269.6

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil.

RISK FACTORS

As a shareholder of JBS Foods International following the completion of the transaction, you will be subject to all risks inherent in the business of JBS Foods International. The trading value of your JBS Foods International common A shares will reflect the performance of each business relative to, among other things, their competitors and general economic, market and industry conditions. You should carefully consider the following factors, as well as the other information contained in this prospectus.

Risks Relating to the Transaction and Ownership of the JBS Foods International Common A Shares

Following the JBS Foods International IPO, JBS Foods International will become a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be adequately prepared to meet these requirements, which may strain our resources.

Following the JBS Foods International IPO, JBS Foods International will become a public reporting company in the United States and will be subject to reporting, disclosure control and other applicable obligations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, or SOX, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE.

As a result, we will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. For example, Section 404 of SOX requires annual management assessment of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments, subject to phase-in accommodations for newly listed companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which we are in the process of developing and implementing while at the same time remaining focused on our existing operations. If we are unable to implement our compliance initiatives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

In addition, we cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our cash flows, results of operations or financial condition. If we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the trading price of the JBS Foods International common A shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict our future access to capital markets and reduce or eliminate the trading market for the JBS Foods International common A shares.

We may not realize the potential benefits from the transaction.

We may not realize the potential benefits that we expect from the transaction, which we have described elsewhere in this prospectus. For example, the equity value JBS Foods International after the transaction may not accurately reflect the value of its underlying entities, and the trading price of the JBS Foods International common A shares may fluctuate significantly. Moreover, our management could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of the JBS Foods International common A shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the trading price of the JBS Foods International common A shares to decline. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. For more information about our rationale for the transaction and our proposed use of proceeds from this offering, see “Summary—Rationale for the Transaction” and “Use of Proceeds.”

We cannot assure you that an active trading market will develop or be sustained for the JBS Foods International common A shares you will receive or that we will be able to maintain our listing on the NYSE. The trading volume of the JBS Foods International common A shares may be volatile, and holders of the JBS Foods International common A shares may not be able to sell such shares following the JBS Foods International IPO.

JBS Foods International does not have any class of securities publicly traded or listed in the United States. The listing of shares on the NYSE does not assure that a market for the JBS Foods International common A shares will develop or be sustained or that we will be able to maintain our listing on the NYSE. No assurance can be provided as to the demand for or trading price of the JBS Foods International common A shares following the completion of the JBS Foods International IPO.

The trading price of and demand for the JBS Foods International common A shares following completion of the JBS Foods International IPO and the development and continued existence of a market and favorable price for the JBS Foods International common A shares will depend on a number of conditions, including:

•	the risk factors described in this prospectus;

•	general economic conditions internationally and within the markets in which we operate, including changes in interest and exchange rates;

•	actual or anticipated fluctuations in our quarterly and annual results and those of our competitors;

•	our businesses, operations, results and prospects;

•	future mergers and strategic alliances;

•	market conditions in the animal protein industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in our operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of animal protein companies in general;

•	announcements concerning us or our competitors;

•	maintenance of acceptable credit ratings or credit quality; and

•	the general state of the securities markets.

These and other factors may impair the development or sustainability of a liquid market for the JBS Foods International common A shares and the ability of investors to sell their JBS Foods International common A shares at an attractive price. These factors also could cause the market price and demand for the JBS Foods International common A shares to fluctuate substantially, which may negatively affect the price and liquidity of the JBS Foods International common A shares. Many of these factors and conditions are beyond our or our shareholders’ control.

If you purchase JBS Foods International common A shares in this offering, you may suffer immediate dilution of your investment.

If you invest in the JBS Foods International common A shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per JBS Foods International common A share and the adjusted pro forma net tangible book value per JBS Foods International common A share immediately after the completion of this offering. Based on the assumed initial public offering price of US$           per JBS Foods International common A share (the midpoint of the price range set forth on the cover page of this prospectus), you will experience immediate dilution of US$           per JBS Foods International

common A share, representing the difference between the as adjusted pro forma net tangible book value per JBS Foods International common A share immediately after the completion of this offering and the assumed initial public offering price. For more information, see “Dilution.”

JBS Foods International may issue additional shares in the future, as a result of which your investment may be diluted. JBS Foods International may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to you.

Certain statutory preemption rights apply automatically in favor of JBS Foods International’s shareholders where shares in JBS Foods International are to be issued for cash. However, pursuant to the articles of association of JBS Foods International and as permitted under Dutch law, pre-emptive rights may be limited or excluded by a resolution of the general meeting of shareholders at the proposal of the board of directors. The general meeting of shareholders may also designate the authority to limit or exclude pre-emptive rights to the board of directors for a period not exceeding five years. U.S. holders of JBS Foods International common A shares may not be able to exercise such subscription rights for new shares, unless a registration statement under the Securities Act is effective with respect to such rights and new shares, or an exemption from the registration requirements is available. JBS Foods International’s decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement, the perceived benefits to JBS Foods International of enabling U.S. holders of JBS Foods International to exercise their subscription rights and any other facts which JBS Foods International considers appropriate at the time.

To the extent that you are not able (or choose not) to exercise subscription rights granted in connection with an issue of JBS Foods International shares, your proportional shareholding in JBS Foods International would be diluted.

JBS Foods International’s dual-class share structure with different voting rights, will limit your ability as a holder of JBS Foods International common A shares to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the JBS Foods International common A shares may view as beneficial.

JBS Foods International’s share capital consists of common A shares and common B shares. In respect of matters requiring the votes of shareholders, each JBS Foods International common A share confers the right to one vote, and each JBS Foods International common B share confers the right to ten votes.

As a result of the dual-class share structure, certain shareholders will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, appointment and dismissal of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of JBS Foods International. This concentrated control will limit the ability of holders of JBS Foods International common A shares to influence corporate matters that they may view as beneficial.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our businesses, the price and trading volume of the JBS Foods International common A shares could decline.

The trading market for the JBS Foods International common A shares will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. While securities and industry analysts currently cover JBS S.A., securities and industry analysts do not currently cover JBS Foods International, and may never publish research on us. If no securities or industry analysts commence coverage of JBS Foods International, the trading price for the JBS Foods International common A shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our businesses, the price of the JBS Foods International common A shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the JBS Foods International common A shares could decrease, which might cause the price and trading volume of the JBS Foods International common A shares to decline.

There is no guarantee that the JBS Foods International common A shares will be included in market indices such as the S&P 500.

There can be no assurance that the JBS Foods International common A shares will be listed in market indices, such as the S&P 500. For example, for JBS Foods International common A shares to be included in the S&P 500, current S&P rules would require greater than 50% of JBS Foods International shares to be held by certain unaffiliated shareholders. JBS S.A. would not be considered to be unaffiliated shareholders for this purpose and, following completion of the JBS Foods International IPO, JBS S.A. is expected to indirectly own approximately       % of the total issued JBS Foods International shares (assuming no exercise of the over-allotment option). In that situation, JBS Foods International shares would not be eligible for inclusion in the S&P 500 unless and until it would effect a further issuance of JBS Foods International shares or JBS S.A. reduces its shareholding.

Furthermore, the earliest that the S&P will consider JBS Foods International for inclusion in the S&P 500 is six to twelve months after its initial listing on the NYSE. The S&P exercises an element of discretion in determining whether a company is eligible for inclusion, and such discretion relates to matters outside of JBS Foods International’s control, such as measures of liquidity in its stock and the sector balance within the S&P 500 Index. There is no certainty that the S&P 500 eligibility criteria will be achieved or that the benefits associated with inclusion in the S&P 500 will be available to JBS Foods International. Even if JBS Foods International shares are ultimately included in the S&P 500, there is no assurance that the S&P will not publish new guidance in the future regarding non-U.S. incorporated companies or other discretionary factors which could effectively remove JBS Foods International shares from the S&P 500.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

The JBS Foods International common A shares will be traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated, in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of the JBS Foods International common A shares held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

As a holding company, JBS Foods International’s operating results, financial condition and ability to pay dividends or other distributions are entirely dependent on dividends and other distributions received from its subsidiaries.

As a holding company, JBS Foods International’s operating results and financial condition are entirely dependent on the performance of its operating subsidiaries. Additionally, JBS Foods International’s ability to pay dividends or other distributions in the future will depend on the level of dividends and other distributions, if any, received from its operating subsidiaries. The ability of JBS Foods International’s operating companies to make loans or distributions (directly or indirectly) to JBS Foods International’s may, from time to time, be restricted as a result of several factors, including restrictions in financing agreements, capital controls or other foreign exchange limitations, the requirements of applicable law and regulatory and fiscal or other restrictions (including, for example, the application of a dividend withholding tax and the ability to use any double tax treaty to mitigate such tax) in the jurisdictions in which JBS Foods International’s subsidiaries operate or if such operating subsidiaries were unable to make loans or distributions to JBS Foods International either directly or indirectly. If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, JBS Foods International may not be in a position in the longer term to make distributions to holders of the JBS Foods International common A shares in line with any future announced proposals or at all.

Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.

Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the JBS Foods International common A shares; without such resolution, these profits shall also be reserved. Our board of directors may, subject to certain conditions, also resolve to distribute an interim dividend on JBS Foods International common A shares.

In order to allow our parent, JBS S.A., to distribute its mandatory minimum dividend to its shareholders, we currently expect to pay a regular annual dividend following the closing of the transaction to our shareholders in an amount equal to the lesser of (x) 25% of our adjusted consolidated net income or (y) 25% of JBS S.A.’s adjusted consolidated net income, unless our board of directors advises our shareholders at our annual shareholders’ meeting that payment of the mandatory minimum dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

In addition, any such determination to pay dividends will also be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS Foods International may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law. Also, the indentures governing our notes restrict our ability to make certain restricted payments, including paying dividends, unless there is sufficient restricted payment capacity to pay dividends or we rely on a permitted exception. If we comply with the net debt to EBITDA ratio set forth in the restricted payment covenants in the indentures governing our notes, we will be able to make restricted payments as long as the aggregate amount of the payments does not exceed the sum of 50% of net income for the applicable period, net cash proceeds from new equity issuances, cash received from investments and dividends received from a subsidiary that is not subject to the covenants.

For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on the JBS Foods International common A shares you receive in the distribution may depend on the appreciation of the price of the JBS Foods International common A shares, which appreciation may never occur. Moreover, any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Dutch Civil Code.

For more information about our dividend policy, see “Dividends and Dividend Policy—JBS Foods International.”

Your rights as a shareholder of JBS Foods International will be governed by Dutch law and differ from the rights of shareholders under U.S. law.

As of the date of this prospectus, JBS Foods International is a public company with limited liability (naamloze vennootschap) under Dutch law. Therefore, the rights of holders of the JBS Foods International common A shares are governed by Dutch law and by JBS Foods International’s articles of association. These rights differ from the typical rights of shareholders in U.S corporations. In certain cases, facts that, under U.S. law, would entitle a shareholder in a U.S. corporation to claim damages may not give rise to a cause of action under Dutch law entitling a shareholder in a Dutch company to claim damages. For example, the rights of shareholders to bring proceedings against JBS Foods International or against its directors or officers in relation to public statements are more limited under Dutch law than under the civil liability provisions of the U.S. securities laws. In addition, in the event that a third party is liable to JBS Foods International, only JBS Foods International itself can bring civil action against that party. The individual shareholders in principle do not have the right to bring an action on behalf of JBS Foods International.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, would not be enforceable in the Netherlands. As a result, you may have difficulty enforcing judgments obtained in the U.S. courts under the U.S. securities laws.

You should also be aware that Dutch law does not allow for any form of legal proceedings directly equivalent to the class action available in the United States. The Dutch Civil Code does provide for the possibility to initiate actions collectively by means of a foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. However, such proceedings may only result in a declaratory judgement. For more information with respect to the enforceability of civil liabilities under Dutch law, see “Enforceability of Civil Liabilities.” For more information with respect to your rights as a holder of the JBS Foods International common A shares, see “Description of Share Capital.”

Anti-takeover provisions in JBS Foods International’s articles of association and Dutch corporate law could deter potential acquirers and make an acquisition of us difficult, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the trading price of the JBS Foods International common A shares.

The European Directive on Takeover Bids (2004/25/EC) has been implemented in Dutch legislation but applies only to companies whose shares are admitted to listing and trading on an EU regulated market. Given that the JBS Foods International common A shares shall only be admitted to listing and trading at the NYSE, these provisions are not applicable.

JBS Foods International’s articles of association contain a dual-class share structure that gives greater voting power to the JBS Foods International common B shares owned by JBS S.A. that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of our common A shares and adversely affect the trading price of the JBS Foods International common A shares and the voting and other rights of the holders of the JBS Foods International common A shares.

These provisions may be applied even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic registrants listed on the NYSE.

We are incorporated under Dutch law and, as such, will be considered a “foreign private issuer” under U.S. securities laws. Although we will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from the periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States. We are also exempt from certain other sections of the Exchange Act that U.S. domestic registrants are otherwise subject to, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies may reduce the frequency and scope of information and protections to which you may otherwise have been eligible in you held common shares or common stock of a domestic U.S. issuer.

In addition, insiders and large shareholders of ours will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

We would lose our foreign private issuer status if a majority of our shares became held by U.S. persons and a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and to prepare our financial statements under U.S. generally accepted accounting principles. To the extent we had not already done so, we may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and may lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

Following listing on the NYSE, JBS Foods International will have to comply with certain disclosure provisions under to the Dutch Civil Code. Because the JBS Foods International common A shares will not be admitted to listing and trading on an EU regulated market, certain EU disclosure provisions do not apply.

As a foreign private issuer and a “controlled company,” we may, in the future, follow certain home country corporate governance practices instead of otherwise applicable NYSE corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic non-controlled U.S. issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. For example, foreign private issuers are permitted to follow home country practice with regard to director nomination procedures and the approval of compensation of officers.

We also expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. However, notwithstanding our ability to follow the corporate governance practices of our home country, the Netherlands, or to avail ourselves of certain “controlled company” exemptions, we have elected to comply with the corporate governance rules of the NYSE that are applicable to U.S. domestic issuers that are not “controlled companies.” Nevertheless, we may, in the future, decide to rely on the foreign private issuer or “controlled company” exemptions provided by the NYSE and follow home country or controlled company governance practices in lieu of complying with some or all of the NYSE’s requirements.

Availing ourselves of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under the NYSE’s corporate governance rules. Therefore, any foreign private issuer or “controlled company” exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

Risks Relating to Our Business and Industries

Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.

Our operating margins depend on, among other factors, the purchase price of raw materials, primarily livestock and animal feed ingredients, and the sales price of our products. These prices may vary significantly, including during short periods of time, due to a number of factors, including the beef, pork and poultry supply and demand and the market of other protein products. Raw materials accounted for 77.4% and 79.0% of the total pro forma cost of products sold during the nine-month period ended September 30, 2016 and the year ended December 31, 2015, respectively. The supply and market for livestock depend on a number of factors that we have little or no control over, including outbreaks of diseases such as bovine spongiform encephalopathy (commonly referred to as mad cow disease), or BSE, and foot and mouth disease, or FMD, the cost of animal feeding, economic and weather conditions.

Livestock prices demonstrate a cyclical nature both seasonally and over longer periods, reflecting the supply of and demand for livestock on the market and the market for other protein products such as fish. These costs are determined by constantly changing market forces of supply and demand, as well as other factors over which we have little or no control. These other factors include:

•	import and export restrictions;

•	changing livestock and grain inventory levels;

•	economic conditions;

•	crop and livestock diseases; and

•	environmental and conservation regulations.

We do not generally enter into long-term sales arrangements with our customers with fixed price contracts, and, as a result, the prices at which we sell our products are determined in large part by market conditions. A majority of our livestock is purchased from independent producers who sell livestock to us under sale contracts or on the open market. A significant decrease in beef, pork or chicken prices for a sustained period of time could have a material adverse effect on our net revenue. Also, a portion of our forward purchase and sale contracts are marked-to-market such that the related unrealized gains and losses are reported in earnings on a quarterly basis. Therefore, losses on those contracts would adversely affect our earnings and may cause significant volatility in our quarterly earnings.

Profitability in the processing industry is materially affected by the commodity prices of animal feed ingredients, such as grain, corn and soybeans. The production of feed ingredients is positively or negatively affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. Market prices for feed ingredients remain volatile. High prices for animal feed ingredients may have a material adverse effect on our operating results.

Accordingly, we may be unable to pass on all or part of any increased costs we experience from time to time to consumers of our products directly, in a timely manner or at all. Additionally, if we do not attract and maintain contracts or marketing relationships with independent producers and growers, our production operations could be disrupted, adversely affecting us.

Outbreaks of livestock diseases may affect our ability to conduct our business and harm demand for our products.

Outbreaks of diseases affecting livestock, such as BSE, FMD and various strains of influenza, which may be caused by factors beyond our control, or concerns that these diseases may occur and spread in the future, could lead to cancellation of orders by our customers or governmental restrictions on the import and export of our products to or from our suppliers, facilities or customers. Moreover, outbreaks of livestock diseases could have a significant effect on the livestock we own by requiring us to, among other things, destroy any affected livestock and create negative publicity that may have a material adverse effect on customer demand for our products. In addition, if the products of our competitors become contaminated, the adverse publicity associated with such an event may lower consumer demand for our products.

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•	food spoilage or food contamination;

•	consumer product liability claims;

•	product tampering;

•	the possible unavailability and expense of product liability insurance; and

•	the potential cost and disruption of a product recall.

Our products have in the past been, and may in the future be, exposed to contamination by organisms that may produce food borne illnesses, such as E. coli, listeria monocytogenes and salmonella. These organisms are generally found in the environment and, as a result, there is a risk that they could be present in our products. These pathogens can also be introduced to our products through tampering or as a result of improper handling at the further processing, foodservice or consumer level. Once contaminated products have been shipped for distribution, illness or death may result if the products are not properly prepared prior to consumption or if the pathogens are not eliminated in further processing.

Our systems designed to monitor food safety risks throughout all stages of our processes may not eliminate the risks related to food safety. As a result, we may voluntarily recall, or be required to recall, our products if they are or may be contaminated, spoiled or inappropriately labeled.

We may be subject to significant liability in the jurisdictions in which our products are sold if the consumption of any of our products causes injury, illness or death. Such liability may result from proceedings filed by the government’s attorney’s office, consumer agencies and individual consumers. We may have to pay significant damages to consumers or to the government and such liability may be in excess of applicable liability insurance policy limits. Adverse publicity concerning any perceived or real health risk associated with our products could also cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our ability to sell our products. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent such risks cause customers to lose confidence in the safety and quality of such products generally.

Changes in consumer preferences could adversely affect our business.

The food industry, in general, is subject to changing consumer trends, demands and preferences. Our products compete with other protein sources, such as fish. Trends within the food industry frequently change, and our failure to anticipate, identify or react to changes in these trends could lead to reduced demand and prices for our products, among other concerns, and could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our business, which may adversely affect our market share and profitability.

The beef, pork and chicken industries are highly competitive. Competition exists both in the purchase of live cattle and hogs and grains, and in the sale of beef, pork and chicken products. In addition, our beef, pork and chicken products compete with other protein sources, such as fish. We face competition from a number of beef, pork and chicken producers in the countries in which we operate.

The principal competitive factors in the animal protein processing industries are operating efficiency and the availability, quality and cost of raw materials and labor, price, quality, food safety, product distribution, technological innovations and brand loyalty. Our ability to be an effective competitor depends on our ability to compete on the basis of these characteristics. In addition, some of our competitors may have greater financial and other resources than us. We may be unable to compete effectively with these companies, and if we are unable to remain competitive with these beef, pork and poultry producers in the future, our market share may be adversely affected.

Our growth (organic and inorganic) may require substantial capital and long-term investments.

Our competitiveness and growth depend on our ability to fund our capital expenditures. We cannot assure you that we will be able to fund our capital expenditures at reasonable costs due to adverse macroeconomic conditions, our performance or other external factors, which could have a material adverse effect on our business, financial condition and results of operations.

We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	an increase in our expenses and working capital requirements;

•	failure of the acquired entities to achieve expected results;

•	our failure to successfully integrate any acquired entities into our business; and

•	our inability to achieve expected synergies and/or economies of scale.

These opportunities may also expose us to successor liability relating to actions involving any acquired entities, their respective management or contingent liabilities incurred prior to our involvement and will expose us to liabilities associated with ongoing operations, in particular to the extent we are unable to adequately and safely manage such acquired operations. These transactions may also be structured in such a manner that would result in our assumption of obligations or liabilities not identified during our pre-acquisition due diligence.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions, which could adversely affect our reputation and have a material adverse effect on us.

Our indebtedness could adversely affect our business.

As of September 30, 2016, we had total pro forma outstanding consolidated debt of R$46,920.5 million (US$14,454.9 million), of which R$10,555.1 million (US$3,251.7 million) was classified as current loans and financing. If we are unable to repay or refinance our short- or long-term debt as it matures, this would have a material adverse effect on our financial condition. Our consolidated indebtedness may:

•	make it difficult for us to satisfy our obligations, including making interest payments on the notes and other debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•	require us to dedicate a substantial portion of our cash flow to serve our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limit our flexibility to plan for, and react to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage relative to some of our competitors that have less debt than us;

•	make us more vulnerable to increases in interest rates, resulting in higher interest costs in respect of our floating rate debt; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, lower cattle and hog prices or a downturn in our business or the economy.

In addition, any business that we acquire by borrowing additional funds may increase our leverage and make it more difficult for us to satisfy our obligations, limit our ability to obtain additional financing to operate our business, require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements, and place us at a competitive disadvantage relative to some of our competitors that have less debt than us.

Covenant restrictions under debt agreements limit our ability to operate our business.

Our debt agreements contain, among other things, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. Such debt agreements restrict, among other things, our ability to:

•	incur additional indebtedness;

•	create liens on or sell our assets;

•	pay dividends on or redeem capital stock;

•	make restricted payments;

•	create or permit restrictions on the ability of subsidiaries to pay dividends or make other distributions;

•	enter into transactions with affiliates; and

•	engage in mergers, consolidations and certain dispositions of assets.

In addition, certain of our credit facilities require us and certain of our subsidiaries to maintain specified financial ratios and tests which may require that we or they take action to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests.

We may not meet those ratios and tests, and our creditors may not waive any failure to meet those ratios and tests. A breach of any of these covenants or failure to maintain these ratios would result in an event of default under the relevant credit facility, and any such event of default or resulting acceleration under such credit facilities could result in an event of default under the indentures governing our notes and other debt agreements.

We are subject to interest rate fluctuations, which may be harmful to our business.

As of September 30, 2016, 18.5% of our total pro forma loans and financing, in the amount of R$8,657.5 million (US$2,667.1 million), was subject to interest rate fluctuations, including fluctuations in: (1) Brazilian financial market rates or inflation rates, such as the Interbank Deposit Certificate (Certificado de Depósito Interbancário), or the Brazilian CDI rate, and the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or the Brazilian TJLP rate (Brazil’s long-term interest rate published quarterly by the Brazilian National Monetary Council); and (2) non-Brazilian financial market rate, such as the London Interbank Offered Rate, or LIBOR, and the Euro Interbank Offered Rate, or EURIBOR. Fluctuations in exchange rates and interest rates are caused by a number of factors that are beyond our control. If exchange rates or interest rates, such as the Brazilian CDI, Brazilian TJLP, LIBOR or EURIBOR rates, increase significantly, our finance expenses will increase and our ability to obtain financings may decrease, which may materially adversely affect our results of operations.

Our business may be adversely impacted by risks related to hedging activities.

We may enter into hedging transactions, including exchange rate and commodities transactions that cover varying periods of time and have varying pricing provisions. We are exposed to potential changes in the value of our derivative instruments primarily caused by fluctuations in currency exchange rates and commodities prices. These fluctuations may result from changes in economic conditions, investor sentiment, monetary and fiscal policies, the liquidity of global markets, international and regional political events, and acts of war or terrorism.

Unfavorable decisions in legal, administrative or arbitration proceedings may adversely affect us.

We are defendants in legal, administrative and arbitration proceedings arising from the ordinary conduct of our business, especially with respect to civil, tax, labor and environmental claims, which may be decided to our detriment. For example, between September 2, 2016 and October 13, 2016, ten purported class action lawsuits were filed with the U.S. District Court for the Northern District of Illinois against PPC and 13 other producers by and on behalf of direct and indirect purchasers of broiler chickens. The complaints seek, among other relief, treble damages for an alleged conspiracy among defendants to reduce output and increase prices of broiler chickens from the period of January 2008 to the present. Adverse rulings that have material economic impacts on our business or impede the execution of our growth plan may adversely affect our financial condition and results of operations. For some of these lawsuits, we were not required to and have not established any provision on our statement of financial position or have established provisions only for part of the amounts in dispute, based on our judgments or opinions of our legal counsel as to the likelihood of winning these lawsuits. For more information regarding our proceedings, see “Business—Legal Proceedings.”

We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.

The raising of cattle and other livestock is at times associated with deforestation, invasion of indigenous lands and protected areas and other environmental and human rights concerns. Most of the cattle we process are raised by our suppliers. We aim to ensure that cattle are sourced from responsible suppliers and rely on suppliers to comply with applicable laws. If we are unable to ensure that the suppliers of the cattle we use in our production process are in compliance with all applicable environmental and human rights laws and regulations, we may be subject to fines and other penalties that may adversely affect our reputation, business, financial condition and results of operations.

We are subject to various risks relating to worker safety.

Given the nature of our operations, we are subject to various risks relating to worker safety. We conduct training and educational campaigns to improve awareness of risks and safety in the work environment and strive to improve safety conditions in the workplace, but cannot ensure that accidents will not occur. If our efforts to improve worker safety and reduce the frequency and number of workplace accidents are not successful, our business, financial condition and results of operations may be adversely affected.

We depend on our information technology systems, and any failure of these systems could adversely affect our business.

We depend on information technology systems for significant elements of our operations, including the storage of data and retrieval of critical business information. Our information technology systems are vulnerable to damage from a variety of sources, including network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. Failures or significant disruptions to our information technology systems or those used by our third-party service providers could prevent us from conducting our general business operations. Any disruption or loss of information technology systems on which critical aspects of our operations depend could have an adverse effect on our business, results of operations, and financial condition. Further, we store highly confidential information on our information technology systems, including information related to our products. If our servers or the servers of the third party on which our data is stored are attacked by a physical or electronic break-in, computer virus or other malicious human action, our confidential information could be stolen or destroyed. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our suppliers, customers, or others, whether by us or a third party, could (1) subject us to civil and criminal penalties, (2) have a negative impact on our reputation, or (3) expose us to liability to our suppliers, customers, other third parties or government authorities. Any of these developments could have an adverse impact on our business, financial condition and results of operations.

The loss of members of our senior management or our inability to attract and retain qualified senior management personnel could have an adverse effect on us.

Our ability to maintain our competitive position depends in large part on the performance of our senior management team, mainly because of our business model and our acquisition strategy. As a result of factors such as improving economic conditions in the Netherlands, the United States, Brazil and elsewhere, we may lose key employees or face problems hiring qualified key employees. In order to retain key employees, we may have to make significant changes in our compensation policy to remain competitive, which would increase our costs. There is no assurance that we will succeed in attracting and retaining qualified senior management personnel. The loss of the services of any member of our senior management or our inability to attract and retain qualified personnel could have an adverse effect on us.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs could adversely affect our business.

As of September 30, 2016, we had approximately 171,000 employees worldwide. A majority of these employees are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements. Upon the expiration of existing collective bargaining agreements or other labor agreements, we may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to us. In addition, any new agreements may be for shorter durations than our historical agreements. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If we are unable to negotiate acceptable collective bargaining agreements, we may become subject to union-initiated work stoppages, including strikes. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows. For more information about the labor claims and proceedings to which we are a party, see “Business—Legal Proceedings.”

The consolidation of our customers could adversely affect our business.

Our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. If we fail to respond to these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which would adversely affect our financial results.

JBS S.A. and the Batista Family are expected to have influence over the conduct of our business and may have interests that are different from yours.

Following completion of the JBS Foods International IPO, JBS S.A. is expected to indirectly own approximately       % of the total voting power in us (assuming no exercise of the over-allotment option). The Batista Family, through various intermediate companies, controls JBS S.A. See “Principal Shareholders.” Mr. Wesley Mendonça Batista serves, and other members of the Batista Family may also serve, on the board of directors of JBS Foods International.

We expect JBS S.A. and the Batista Family to exercise their influence over the conduct of JBS Foods International’s business through their indirect ownership of the JBS Foods International common B shares, which will constitute a quorum on any matter requiring shareholder approval. However, the interests of JBS S.A. and the Batista Family may differ from your interests. As a result of their influence on JBS Foods International’s business, JBS S.A. and the Batista Family could prevent JBS Foods International from making certain decisions or taking certain actions that would protect your interests or which would otherwise benefit us or you. For example, JBS S.A. and members of the Batista Family may have an interest in causing us to pursue transactions that may: (1) enhance the value of their equity investments in us, even though such transactions may involve increased risks to us or to you; or (2) enhance the value of their other equity investments, even though such transactions may not benefit us. In addition, members of the Batista Family may also have an interest in pursuing new business opportunities through other companies that they own that would otherwise be available to us.

We cannot assure you that JBS S.A. or the Batista Family will be able to address these or other conflicts of interests in an impartial manner.

Certain reports have appeared in the Brazilian media related to alleged potential improper conduct carried out by or on behalf of JBS S.A., our controlling shareholders, certain of our affiliates and our chief executive officer.

Certain media reports have mentioned that JBS S.A., J&F (our indirect controlling shareholder), Banco Original S.A. (a financial institution affiliate of our company that is controlled by J&F) and Eldorado Brasil Celulose S.A., or Eldorado (an affiliate of our company that produces market pulp and is controlled by J&F), Mr. Wesley Mendonça Batista (a member of the board of directors of JBS Foods International and JBS S.A. and one of our indirect individual controlling shareholders) and Mr. Joesley Mendonça Batista (chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders) may have made allegedly improper political contributions and may have engaged in allegedly improper business and financing relationships with certain government representatives, Brazilian state-owned financial institutions and other entities, private-sector entities and individuals under investigation by Brazilian authorities. However, we have not received notice that any investigations have been commenced against JBS S.A., its subsidiaries or any of their respective directors or officers in their capacity as such in connection with any of these allegations.

As of the date of this prospectus, these media reports have not been corroborated, and we have not been, and each of JBS S.A., J&F, Banco Original S.A., Eldorado and Messrs. Batista has confirmed to us that, except as described below in the following risk factors, they have not been, notified or charged in connection with any of these allegations. These or similar media reports and any further developments in connection with these reports, or the commencement of any investigation involving JBS S.A., its subsidiaries or any of their respective directors or officers in their capacity as such, may divert the attention of our shareholders and our management from operational and other business matters to devote substantial time and attention to these matters and materially adversely affect the public perception or reputation of the JBS Group or its executives, directors or affiliates or the trading price of the JBS Foods International common A shares and could have a material adverse effect on the JBS Group’s business, financial condition, results of operations and prospects.

The residence of Mr. Joesley Mendonça Batista, chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, was subject to a search and seizure raid by Brazilian authorities in connection with Operation Sepsis.

In July 2016, the Brazilian federal police carried out a search and seizure raid at the residence of Mr. Joesley Mendonça Batista, chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, in connection with a federal investigation named “Operation Sepsis.” Operation Sepsis is targeting alleged improper payments authorized by Mr. Fabio Cleto, former president of Caixa (a shareholder of JBS S.A.), to certain companies that received resources from Fundo de Investimento do Fundo de Garantia do Tempo de Serviço, or FI-FGTS, an infrastructure investment fund managed by Caixa. The offices of Eldorado, which obtained debt financing from FI-FGTS, were also searched. Mr. Joesley Mendonça Batista has confirmed to us that he has not been charged in connection with this ongoing investigation. Moreover, none of JBS S.A., its subsidiaries or any of their respective directors or officers in their capacities as such are currently under investigation as part of Operation Sepsis. The Operation Sepsis investigation or any further developments in this matter may materially adversely affect the public perception or reputation of the JBS Group or its executives, directors or affiliates or the trading price of the JBS Foods International common shares and could have a material adverse effect on the JBS Group’s business, financial condition, results of operations and prospects.

The Brazilian Federal Audit Court is examining certain loans provided by Caixa to J&F and equity investments made by BNDES in JBS S.A.

The Brazilian Federal Audit Court (Tribunal de Contas da União), or the Audit Court, is examining certain loans provided by Caixa (a shareholder of JBS S.A.) to J&F (our indirect controlling shareholder) and certain equity investments made by BNDES (an affiliate of our company) in JBS S.A., respectively. Examinations such as these are commonly undertaken by the Audit Court in connection with credits extended and investments made by federal public entities to private entities. With respect to the Caixa examination, in order to expedite the Audit Court’s review process, J&F voluntarily submitted to Caixa and the Audit Court all necessary documents and information. Both examinations are currently in the document collection and submission phase.

Although none of JBS S.A. or its subsidiaries are parties to any formal investigation in connection with these matters, there can be no assurances that these loans provided by Caixa to J&F and equity investments made by BNDES in JBS S.A. will not be implicated as result of this examination, or that this examination will not materially adversely the public perception or reputation of the JBS Group or its executives, directors or affiliates or the trading price of the JBS Foods International common A shares or have a material adverse effect on the JBS Group’s business, financial condition, results of operations and prospects.

Mr. Joesley Mendonça Batista, chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, is a defendant in a criminal proceeding.

On January 19, 2016, the Federal Court of the State of São Paulo (Justiça Federal) accepted the filing of a criminal complaint by the Federal Prosecutor’s Office (Ministério Público Federal) against certain individuals, including Mr. Joesley Mendonça Batista , chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, for alleged violations of certain Brazilian financial system regulations in relation to certain financial transactions involving Banco Original S.A. (a financial institution affiliate of our company), Banco Rural S.A. (a Brazilian financial institution not affiliated with us), and other companies of their respective economic groups. None of JBS S.A. or its subsidiaries are parties to this proceeding, and no investigations have been commenced against JBS S.A. or any of its subsidiaries or directors and officers in their capacities as such in connection with any of these allegations. Although Mr. Batista has presented a defense to this complaint, as have the other defendants, this proceeding is in its early stages. We cannot predict the outcome of this proceeding or whether Mr. Batista may face a conviction or other penalty as a result of it. This investigation may materially adversely affect the public perception or reputation of the JBS Group or its executives, directors or affiliates or the trading price of the JBS Foods International common A shares and could have a material adverse effect on the JBS Group’s business, financial condition, results of operations and prospects.

Mr. Joesley Mendonça Batista, chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, and Mr. Wesley Mendonça Batista, a member of the board of directors of JBS Foods International and JBS S.A. and one of our indirect individual controlling shareholders, are the subjects of an ongoing police proceeding in Brazil.

On September 5, 2016, the Brazilian federal police commenced an administrative proceeding, which it named “Operation Greenfield,” targeting the examination of alleged reckless management involving managers of four pension funds of large Brazilian state-controlled companies. Operation Greenfield involved allegations that pension funds overpaid for their equity stakes in certain Brazilian companies, including Eldorado. As part of Operation Greenfield, a federal judge in Brasília issued an order granting the petition filed by the Federal Prosecutor’s Office (Ministério Público Federal) requesting certain provisional remedies (medidas cautelares) be imposed against those Brazilian companies and individuals alleged to have participated in this alleged scheme.

Eldorado, J&F and Mr. Joesley Mendonça Batista and Mr. Wesley Mendonça Batista were cited in the Judge’s order. The Judge ordered provisional remedies (medidas cautelares) be taken in respect of the individuals named in the police proceeding, including enjoining them from exercising any management role or function of any companies in Brazil. As a result, Messrs. Batista were restricted from continuing to act as managers and/or board members of JBS S.A., which led to them temporarily resigning from their respective management and/or director positions at JBS S.A. on September 13, 2016. On September 14, 2016, Messrs. Batista were formally reinstated to their positions after they agreed severally and jointly to post a bond, such as in the form of an insurance guarantee (seguro garantia), in the aggregate amount of approximately R$1.5 billion, by October 21, 2016. On October 20, 2016, Messrs. Batista and the Federal Prosecutor’s Office amended the terms of their agreement. First, in lieu of posting a bond, J&F pledged 30% of its shares of Eldorado. In addition, J&F has agreed to purchase the pension funds’ equity stakes in Eldorado by March 31, 2017. Under the terms of the new agreement, once the transfer is completed, the provisional remedies, which are currently suspended, will be revoked and the pledge will be released.

Although neither JBS S.A. nor its subsidiaries have been named as targets of Operation Greenfield, and Messrs. Batista have resumed their management and/or director roles at JBS S.A. following their agreement with the Federal Prosecutor’s Office, the investigation is in its early stages. We cannot predict the outcome of Operation Greenfield or whether it will lead to criminal charges against one or both of Messrs. Batista and, if so, whether a conviction may result therefrom. In addition, one or both of Messrs. Batista may no longer be permitted to serve as executives or board members of JBS S.A. as a result of this investigation. Moreover, this investigation may materially adversely affect the public perception or reputation of the JBS Group or its executives, directors or affiliates or the trading price of the JBS Foods International common A shares and could have a material adverse effect on the JBS Group’s business, financial condition, results of operations and prospects.

Risks Relating to the Markets in Which We Operate

Deterioration of global economic conditions could adversely affect our business.

Our business may be adversely affected by changes in global economic conditions, including changes in GDP, inflation, interest rates, availability of capital, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for products both in domestic and international markets, or the cost and availability of our needed raw materials, cooking ingredients and packaging materials, thereby adversely affecting our financial results.

Disruptions in credit and other financial markets and deterioration of global economic conditions could, among other things:

•	adversely affect global demand for protein products, which could result in a reduction of sales, operating profit and cash flows;

•	make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•	cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our debt agreements to the extent we may seek them in the future;

•	impair the financial condition of some of our customers and suppliers; and

•	decrease the value of our investments.

Our exports are subject to a wide range of political and economic risks.

Exports account for a significant portion of our sales, representing 25.5% and 27.9% of our total pro forma gross revenue for the nine-month period ended September 30, 2016 and the year ended December 31, 2015, respectively. We are subject to risk factors that are outside our control in our principal sales markets, including:

•	changes in foreign currency exchange rates;

•	deterioration of economic conditions;

•	imposition of tax increases, anti-dumping tariffs and other trade and/or health barriers;

•	exchange controls and restrictions to exchange operations;

•	strikes or other events that may affect ports and transportation; and

•	compliance with different foreign legal and regulatory regimes; and

•	trade barriers.

Our future financial performance will depend significantly on economic, political and social conditions in our principal sales markets.

We are exposed to emerging and developing country risks.

Our operations in emerging and developing countries are subject to the customary risks of operating in these countries, which include potential political and economic uncertainty, government debt crises, application of exchange controls, reliance on foreign investment, nationalization or expropriation, crime and lack of law enforcement, political insurrection, terrorism, religious unrest, external interference, currency fluctuations and changes in government policy.

In Brazil, for example, the federal government frequently intervenes in the economy and its actions to control inflation and other regulations and policies have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports, among others. Due to our exposure in Brazil, these factors could affect us more than our competitors with less exposure to such emerging and developing countries, and any general decline in emerging and developing countries as a whole could impact us disproportionately compared to our competitors.

Such factors could affect our results by causing interruptions to operations, by increasing the costs of operating in those countries or by limiting the ability to repatriate profits from those countries. These circumstances could adversely impact our business, results of operations and financial condition.

Our businesses are subject to government policies and extensive regulations affecting the beef, pork and poultry industries.

Livestock production and trade flows are significantly affected by government policies and regulations. Government policies affecting the livestock industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on livestock products, can influence industry profitability, the use of land resources, the location and size of livestock production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Our plants and products are subject to periodic inspections by federal, state and municipal authorities and to comprehensive food regulation, including controls over processed food. Our operations are subject to extensive regulation and oversight by state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards. Our exported products are often inspected by foreign food safety authorities, and any violation discovered during these inspections may result in a partial or total return of a shipment, partial or total destruction of the shipment and costs due to delays in product deliveries to our customers.

Government policies in the jurisdictions in which we operate may adversely affect the supply of, demand for and prices of livestock products, restrict our ability to do business in existing and target domestic and export markets and could adversely affect our results of operations. For example, in August 2014, Russia banned the importation of chicken and other agricultural products from the U.S. and certain other western countries in retaliation for sanctions imposed by the U.S. and Europe on Russia over its actions in Ukraine. In addition, if we are required to comply with future material changes in food safety regulations, we could be subject to material increases in operating costs and we could be required to implement regulatory changes on schedules that may require us to interrupt our operations.

The volatility of the real against the U.S. dollar, the euro and other currencies may have a material adverse effect on us and the trading price of the JBS Foods International common A shares.

The Brazilian currency has during past decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. In the past, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar, the euro and other currencies.

However, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real devalued at a rate that was much higher than in previous years. On September 24, 2015, the real fell to the lowest level since the introduction of the currency, at R$4.195 per US$1.00. Overall in 2015, the real depreciated 47%, reaching R$3.905 per US$1.00 on December 31, 2015. In early 2016, the real appreciated against the U.S. dollar, primarily as a result of Brazil’s changing political conditions whereby markets reacted favorably to the impeachment proceedings against former President Dilma Rousseff, which concluded in August 2016 with her impeachment. On September 30, 2016, and November 30, 2016, the exchange rates were R$3.246 per US$1.00 and R$3.397 per US$1.00, respectively. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar, the euro and other currencies.

A significant portion of our indebtedness, revenues and some of our operating expenses are, and we expect them to continue to be, denominated or indexed to the U.S. dollar and other foreign currencies. As of September 30, 2016, our total pro forma indebtedness denominated in U.S. dollars and other foreign currencies was R$21,304.4 million. Any exchange rate fluctuations may have a material adverse effect on our business and results of operations. A less favorable exchange rate may effectively increase the borrowing cost of our debt denominated in U.S. dollars and other foreign currencies.

Compliance with existing or changing environmental requirements relating to current and/or discontinued operations may result in significant costs, and failure to comply may result in civil liabilities for damages as well as criminal and administrative sanctions.

Our operations are subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to the protection of the environment, including those relating to the discharge of materials into the environment, the handling, treatment and disposal of wastes and remediation of soil and groundwater contamination. Failure to comply with these requirements could have serious consequences for us, including criminal as well as civil and administrative penalties, claims for property damage, personal injury and damage to natural resources and negative publicity. Our activities may also be affected by future international agreements entered into force to protect the environment. As a result of possible new environmental international agreements or other unforeseen events, especially if environmental rules and regulations become stricter in the markets in which we operate, we may have to incur additional expenses in order to comply with such environmental rules and regulations, which may adversely affect our available resources for capital expenditures and other purposes. Compliance with existing or new environmental rules and regulations may increase our costs and expenses, and, as a result, reduce our profit.

Climate change, climate change regulations, adverse weather conditions and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that emissions of greenhouse gases, or GHG, continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition and liquidity. Natural disasters, fire, bioterrorism, pandemics, drought, changes in rainfall patterns or extreme weather, including floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with our operations due to power outages, fuel shortages, damage to our production and processing plants or disruption of transportation channels, among other things. Any of these factors, as well as disruptions in our information systems, could have an adverse effect on our financial results.

We are subject to legislation and regulation regarding climate change, and compliance with related rules could be difficult and costly. Concerned parties in the countries in which we operate, such as government agencies, legislators and regulators, shareholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. We could incur increased energy, environmental and other costs and capital expenditures to comply with existing or new GHG limitations. We could also face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change.

Efforts to comply with immigration laws and/or the introduction of new immigration legislation could make it more difficult or costly for us to hire employees, as well as have a material adverse effect on our operations and subject us to civil or possible criminal penalties.

Immigration reform continues to attract significant attention among the public and governments in the markets in which we operate. For example, if new immigration legislation is enacted, such legislation may contain provisions that could make it more difficult or costly for us to hire legal immigrant workers. In such a case, we may incur additional labor costs and other costs of doing business, which could have a material adverse effect on our business, operating results and financial condition.

In addition, despite our efforts to hire only persons legally authorized to work in the jurisdictions in which we operate, we are unable to ensure that all of our employees are persons legally authorized to work.

Moreover, efforts by governmental authorities in enforcing the law may occur, including civil or possible criminal penalties, and we may face shortages of personnel or interruptions in our operations in one or more plants, resulting in an adverse impact on our business.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the Brazil Clean Company Act and the Dutch Penal Code.

We are subject to a number of anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA, the UK Bribery Act, the Brazil Clean Company Act and the Dutch Penal Code.

The FCPA and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or improperly providing anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or keeping business and/or other benefits. Some of these laws have legal effect outside the jurisdictions in which they are adopted under certain circumstances. The FCPA also requires maintenance of adequate record-keeping and internal accounting practices to accurately reflect transactions. Under the FCPA, companies operating in the United States may be held liable for actions taken by their strategic or local partners or representatives.

The UK Bribery Act is broader in scope than the FCPA in that it directly prohibits commercial bribery (i.e. bribing others than government officials) in addition to bribery of government officials and it does not recognize certain exceptions, notably for facilitation payments, that are permitted by the FCPA. The UK Bribery Act also has wide jurisdiction. It covers any offense committed in the United Kingdom, but proceedings can also be brought if a person who has a close connection with the United Kingdom commits the relevant acts or omissions outside the United Kingdom. The UK Bribery Act defines a person with a close connection to include British citizens, individuals ordinarily resident in the United Kingdom and bodies incorporated in the United Kingdom. The UK Bribery Act also provides that any organization that conducts part of its business in the United Kingdom, even if it is not incorporated in the United Kingdom, can be prosecuted for the corporate offense of failing to prevent bribery by an associated person, even if the bribery took place entirely outside the United Kingdom and the associated person had no connection with the United Kingdom. Other jurisdictions in which we operate have adopted similar anti-corruption, anti-bribery and anti-kickback laws to which we are subject. Civil and criminal penalties may be imposed for violations of these laws.

The Brazil Clean Company Act provides that bribery, among other acts against the public and foreign administration, is illegal and subjects companies involved in these wrongdoings to severe penalties. Companies are subjected to strict liability, with the result that the existence or absence of intent or negligence is irrelevant. In case a company is found to be in violation of the Brazil Clean Company Act’s provisions, it may suffer the imposition of administrative sanctions in the form of a fine that can range from 0.1% to 20% of its gross revenue in the year before the initiation of the administrative proceeding leading to the imposition of sanctions. Companies may also be subject to judicial sanctions, such as: loss of assets, rights or profits directly or indirectly obtained from the wrongdoing; partial suspension or interdiction of its activities; compulsory dissolution of the legal entity; and prohibition from receiving incentives, subsidies, grants, donations or loans from public financial institutions. Furthermore, companies may be subject to reputational penalties, such as having their name included in the National Register of Punished Enterprises. According to the Brazil Clean Company Act, related, controlling and controlled companies as well as companies that are part of a consortium are jointly liable for the penalties, but limited to damages and fines.

The Dutch Penal Code criminalizes both public bribery (bribery of a government officials) and commercial bribery (bribery of an employee/agent), both actively (bribing another person) and passively (being bribed by another person). Pursuant to the Dutch Penal Code, a bribe can be any gift, offer or promise, regardless of its (financial) value. The Dutch Penal Code contains several provisions based on which a Dutch court can claim jurisdiction with respect to a bribery offence. Inter alia, a Dutch Court can have jurisdiction if the offence is (partially) committed on Dutch territory and/or if a Dutch national commits an offence abroad and that offence is also punishable in the foreign country involved. The Dutch Penal Code applies to both individuals (including directors and/or company officials) and to legal entities. This means that under circumstances a company can be held criminally liable for the offence of bribery committed by, for example, one of its employees.

Although the code of ethics and standards of conduct adopted by JBS S.A. in late 2015 requires our employees to comply with the FCPA, the UK Bribery Act, the Brazil Clean Company Act, the Dutch Penal Code and similar laws, we are still implementing a formal compliance program and policies that cover our employees and consultants. We operate in some countries which are viewed as high risk for corruption. Despite our ongoing efforts to ensure compliance with the FCPA, the UK Bribery Act, the Brazil Clean Company Act, the Dutch Penal Code and similar laws, there can be no assurance that our directors, officers, employees, agents, third-party intermediaries and the companies to which we outsource certain of our business operations, will comply with those laws and our anti-corruption policies, and we may be ultimately held responsible for any such non-compliance. If we or our directors or officers violate anti-corruption laws or other laws governing the conduct of business with government entities (including local laws), we or our directors or officers may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects. Any investigation of any actual or alleged violations of such laws could also harm our reputation or have an adverse impact on our business, financial condition, results of operations and prospects.

The recent vote by the U.K. electorate in favor of having the U.K. exit the European Union could adversely impact our business, results of operations and financial condition.

In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the European Union (referred to as Brexit). For now, the United Kingdom remains a member of the European Union and there will not be any immediate change in either European Union or U.K. law as a consequence of the vote. European Union law does not govern contracts and the United Kingdom is not part of the European Union’s monetary union. However, Brexit vote signals the beginning of a lengthy process under which the terms of the United Kingdom’s withdrawal from, and future relationship with, the European Union will be negotiated and legislation to implement the United Kingdom’s withdrawal from the European Union will be enacted. The ultimate impact of Brexit vote will depend on the terms that are negotiated in relation to the United Kingdom’s future relationship with the European Union. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the European Union will take more than two years to be negotiated and conclude.

Brexit could impair our ability to transact business in the United Kingdom and in countries in the European Union. Brexit has already and could continue to adversely affect European and/or worldwide economic and market conditions and could continue to contribute to instability in the global financial markets. The long-term effects of Brexit will depend in part on any agreements the United Kingdom makes to retain access to markets in the European Union following the United Kingdom’s withdrawal from the European Union. In addition, we expect that Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the food industry, we could face significant new costs. It may also be time-consuming and expensive for us to alter our internal operations in order to comply with new regulations. Additionally, our Moy Park results of operations may be adversely affected if the United Kingdom is unable to secure replacement trade agreements and arrangements on terms as favorable as those currently enjoyed by the United Kingdom. Any of the effects of Brexit could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this prospectus regarding our plans, forecasts, expectations of future events, strategies, projections and financial trends affecting our business, as well as statements regarding other information, including, without limitation, under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” consist of forward-looking statements that involve risks and uncertainties and, therefore, constitute no guarantee of future results. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other factors:

•	the risk of outbreak of animal diseases, more stringent trade barriers in key export markets and increased regulation of food safety and security;

•	product contamination or recall concerns;

•	fluctuations in the prices of live cattle, hogs, chicken, corn and soymeal;

•	fluctuations in the selling prices of beef, pork and chicken products;

•	developments in, or changes to, the laws, regulations and governmental policies governing our business and products or failure to comply with them, including environmental and sanitary liabilities;

•	currency exchange rate fluctuations, trade barriers, exchange controls, political risk and other risks associated with export and foreign operations;

•	changes in international trade regulations;

•	deterioration of economic conditions globally and more specifically in the principal markets in which we operate;

•	our ability to obtain capital when required and on reasonable terms and the implementation of our financing strategy and capital expenditure plan;

•	our ability to effect, and to reap expected benefits from, the transaction as described in this prospectus;

•	the successful integration or implementation of mergers and acquisitions, joint ventures, strategic alliances or divestiture plans;

•	the competitive nature of the industry in which we operate and the consolidation of our customers;

•	customer demands and preferences;

•	adverse weather conditions in our areas of operations;

•	continued access to a stable workforce and favorable labor relations with employees;

•	our dependence on key members of our management;

•	influence and interests of JBS S.A.;

•	the declaration or payment of dividends;

•	unfavorable outcomes in legal and regulatory proceedings;

•	the risk factors discussed under the heading “Risk Factors”;

•	other factors or trends affecting our financial condition, liquidity or results of operations; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

The words “believe,” “anticipate,” “expect,” “estimate,” “should,” “plan,” “can,” “may,” “intend,” “foresee,” “project” and “will,” among other similar words, are intended to identify forward-looking statements.

Forward-looking statements involve uncertainties, risks and assumptions, since these statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and, except as required by law, we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this exchange offer prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantee of future performance. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

EXCHANGE RATE INFORMATION

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures. The rules governing the foreign exchange system were made more flexible in 2010 with respect to the registration of flows of direct investments, credits, royalties, transfers of technology and cross-border leases, among others.

Since 1999, the Central Bank of Brazil has allowed the real/U.S. dollar exchange rate to float freely, and, since that time, the real/U.S. dollar exchange rate has fluctuated considerably.

In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluation, periodic mini-devaluation during which the frequency of adjustments ranged from a daily to a monthly basis, floating exchange rate systems, exchange controls and dual exchange rate markets. We cannot predict whether the Central Bank of Brazil or the Brazilian government will continue to let the real float freely or intervene in the exchange rate market by returning to a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar.

The following table sets forth the exchange rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Central Bank of Brazil:

	Period-end	Average for Period (1)	Low	High
	(reais per U.S. dollar)
Year Ended December 31,
2011	1.876	1.675	1.535	1.902
2012	2.044	1.955	1.702	2.112
2013	2.343	2.161	1.953	2.446
2014	2.656	2.355	2.197	2.740
2015	3.905	3.339	2.575	4.195

2015
First Quarter	3.208	2.870	2.575	3.268
Second Quarter	3.103	3.073	2.894	3.179
Third Quarter	3.973	3.538	3.117	4.195
Fourth Quarter	3.905	3.844	3.701	4.001

2016
First Quarter	3.559	3.902	3.559	4.156
Second Quarter	3.210	3.508	3.210	3.692
Third Quarter	3.246	3.247	3.130	3.339

Month
May 2016	3.595	3.539	3.465	3.617
June 2016	3.210	3.424	3.210	3.613
July 2016	3.239	3.276	3.230	3.339
August 2016	3.240	3.210	3.130	3.273
September 2016	3.246	3.256	3.193	3.333
October 2016	3.181	3.186	3.119	3.236
November 2016	3.397	3.342	3.202	3.445

(1)	Represents the daily average of the exchange rates during the period.
Source:	Central Bank of Brazil

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses that are payable by us, will be approximately US$ million (or approximately US$           million if the underwriters exercise the over-allotment option in full), assuming the JBS Foods International common A shares are offered at US$           per JBS Foods International common A share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

A US$1.00 increase (decrease) in the assumed initial public offering price per JBS Foods International common A share would increase (decrease) the net proceeds to us from this offering by approximately US$             million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting estimated underwriting discounts and offering expenses that are payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of JBS Foods International common A shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately US$           million, assuming that the assumed initial public offering price remains the same, after deducting estimated underwriting discounts and offering expenses that are payable by us.

We intend to use the net proceeds of this offering to repay certain of our indebtedness based on an evaluation of applicable interest rates, outstanding principal amounts, maturity dates and such other factors as our management deems to be important and consistent with our liquidity and risk management policies. Currently, we expect to repay certain export financing agreements with annual interest rates between 5.0% and 17.0% and maturities between 2017 and 2019. Pending any specific application, the net proceeds from this offering may be invested in cash and cash equivalents and short-term marketable securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016:

•	on an actual historical basis;

•	on a pro forma basis, to give effect to the asset contribution as if it had been completed on September 30, 2016; and

•	on an “As Adjusted” basis to give further effect to the JBS Foods International IPO as if it had been completed on September 30, 2016, and the expected application of the net proceeds therefrom as set forth in “Use of Proceeds.”

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the transaction been completed on September 30, 2016. In addition, this information is not indicative of our future cash and cash equivalents and capitalization.

You should read this table in conjunction with “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes thereto included elsewhere in this prospectus.

	As of September 30, 2016
	Actual (1)		Pro Forma		As Adjusted
	(in millions of US$)(2)	(in millions of R$)	(in millions of US$)(2)	(in millions of R$)	(in millions of US$)(2)	(in million sof R$)
Cash and cash equivalents	2,251.1	7,307.2	906.3	2,941.7

Current loans and financing:
Secured	486.8	1,580.3	199.3	647.0
Unsecured	4,921.9	15,976.5	3,052.4	9,908.1

Total current loans and financing	5,408.7	17,556.8	3,251.7	10,555.1

Non-current loans and financing:
Secured	3,191.8	10,360.6	2,830.2	9,186.8
Unsecured	8,701.5	28,245.1	8,373.0	27,178.6

Total non-current loans and financing	11,893.3	38,605.7	11,203.1	36,365.4

Total loans and financing	17,302.0	56,162.4	14,454.9	46,920.5

Total equity	7,779.5	25,252.1	577.2	1,873.5

Attributable to:
Controlling interests	7,415.5	24,070.7	214.0	694.5
Non-controlling interests	364.0	1,181.4	363.2	1,179.0

Total equity	7,779.5	25,252.1	577.2	1,873.5

Total capitalization (3)	16,672.8	63,857.8	11,780.3	38,238.9

(1)	Refers to the actual historical capitalization of JBS S.A., our predecessor for accounting purposes.
(2)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(3)	Includes only non-current loans and financing and equity.

Other than as described in the table above, there have been no material changes to our pro forma capitalization since September 30, 2016, except for: (1) the repayment in full of JBS S.A.’s 10.25% senior notes due 2016 on their maturity date of October 5, 2016, in the aggregate principal amount of US$117.3 million plus interest accrued to the maturity date; and (2) borrowings incurred in the ordinary course for working capital and capital expenditures.

DILUTION

Because the JBS Foods International common A shares and the JBS Foods International common B shares have the same dividend and other rights, except for voting and conversion rights, the dilution information presented in this section is based on all issued and outstanding JBS Foods International shares. In addition, the pro forma information in this section has been derived from the unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of September 30, 2016, giving effect to the asset contribution as if it had taken place on September 30, 2016. You should read this section in conjunction with “Selected Historical Financial Data,” and “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International.”

If you invest in the JBS Foods International common A shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per JBS Foods International common A share and the as adjusted pro forma net tangible book value per JBS Foods International share immediately after the completion of this offering. As of September 30, 2016, our pro forma net tangible book value per JBS Foods International share was US$             (R$            ).

The pro forma net tangible book value per JBS Foods International share as of a certain date is calculated by:

•	subtracting our pro forma total liabilities from our pro forma total tangible assets as of such date; and

•	dividing the difference by the pro forma number of the JBS Foods International shares outstanding as of such date.

After giving effect to the sale of the JBS Foods International common A shares that we are offering at an assumed initial public offering price of US$             per JBS Foods International common A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise the over-allotment option), our pro forma net tangible book value as of September 30, 2016 would have been US$             per JBS Foods International share. This amount represents an immediate increase in pro forma net tangible book value of US$             per JBS Foods International share to our existing shareholders and an immediate decrease in our pro forma net tangible book value of US$             per JBS Foods International share to new investors purchasing JBS Foods International common A shares in this offering. We determine dilution by subtracting the as adjusted pro forma net tangible book value per JBS Foods International share immediately after the completion of this offering from the price per JBS Foods International common A share paid by a new investor in this offering.

The following table illustrates this dilution:

(in US$, unless otherwise noted)
Assumed initial public offering price per JBS Foods International common A share
Pro forma net tangible book value per JBS Foods International share as of September 30, 2016
Increase in pro forma net tangible book value per JBS Foods International share attributable to this offering
As adjusted pro forma net tangible book value per JBS Foods International share immediately after this offering (1)
Dilution in pro forma net tangible book value per JBS Foods International share to new investors in this offering.
Percentage of dilution in pro forma net tangible book value per JBS Foods International share for new investors (2)

(1)	This amount represents the pro forma net tangible book value per JBS Foods International share as adjusted to give effect to the offering as if it had been completed on September 30, 2016.
(2)	Percentage of dilution for new investors is calculated by dividing the dilution in pro forma net tangible book value of the JBS Foods International shares for new investors by the price of the offering.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per JBS Foods International common A share would increase (decrease) the as adjusted pro forma net tangible book value by US$            , or US$             per JBS Foods International share, assuming that the number of JBS Foods International common A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise the over-allotment option in full in this offering, the as adjusted pro forma net tangible book value after the offering would be US$             per JBS Foods International common A share, the increase in pro forma net tangible book value per JBS Foods International share to existing shareholders would be US$             and the decrease in pro forma net tangible book value per JBS Foods International common A share to new investors would be US$            , in each case assuming an initial public offering price of US$             per JBS Foods International common A share.

The as adjusted pro forma information discussed above is illustrative only. Our as adjusted pro forma net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the JBS Foods International common A shares.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial data of JBS Foods International and selected historical consolidated financial data of JBS S.A. are being provided to help you in your analysis of the financial aspects of the transaction. You should read this information in conjunction with the financial statements included elsewhere in this prospectus and with the sections of this prospectus entitled “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Historical and Pro Forma Per Share Data,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Selected Historical Financial Data of JBS Foods International

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On                     , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands. JBS Foods International maintains its books and records in U.S. dollars, its functional currency. JBS Foods International’s presentation currency is the real.

The selected historical financial data of JBS Foods International presented below has been derived from the audited historical financial statements of JBS Foods International as of November 25, 2016, and for the period from November 24, 2016, our date of incorporation, to November 25, 2016, and the related notes thereto, which are included elsewhere in this prospectus.

As of November 25, 2016 and for the period from November 24, 2016 to November 25, 2016
(in U.S. dollars)
Statement of financial position data at period end:
Cash and cash equivalents	4
Total assets	4
Total liabilities	—
Total equity	4

Cash flow data:
Cash flows related to:
Financing activities
Issuance of shares	4

Selected Historical Consolidated Financial Data of JBS S.A.

JBS S.A. maintains its books and records in reais, its functional currency, as well as its presentation currency. JBS S.A.’s historical consolidated financial statements included in this prospectus are also presented in reais. Further, JBS S.A.’s historical financial statements have been prepared in accordance with IFRS as issued by the IASB.

The selected historical consolidated financial data of JBS S.A. presented below has been derived from: (1) the unaudited historical interim consolidated financial statements of JBS S.A. as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; (2) the audited historical consolidated financial statements of JBS S.A. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus; and (3) the historical consolidated financial statements of JBS S.A. as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which were prepared in accordance with IFRS and are not included in this prospectus.

JBS S.A.’s historical consolidated financial statements included in this prospectus include the historical financial information of the Brazil Beef Businesses, which is not expected to be transferred to JBS Foods International in connection with the asset contribution. For more information about the asset contribution, see “The Asset Contribution.”

JBS S.A.’s consolidated results of operations for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 are of limited comparability with its consolidated results of operations for the nine-month period ended September 30, 2015 and the year ended December 31, 2014, respectively, primarily due to the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Moy Park Acquisition and the Cargill Pork Acquisition, which closed on March 30, 2015, June 29, 2015, September 28, 2015 and October 30, 2015, respectively. JBS S.A.’s consolidated results of operations for the year ended December 31, 2014 are of limited comparability with its results of operations for the year ended December 31, 2013, primarily due to the Zenda Acquisition and the Seara Acquisition, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Solely for the convenience of the reader, we have translated certain amounts in reais included below into U.S. dollars at the rate of R$3.246 to US$1.00, which was the commercial selling rate at closing for the purchase of U.S. dollars in effect as of September 30, 2016, as reported by the Central Bank of Brazil. The U.S. dollar equivalent information included in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rate Information” for further information about recent fluctuations in exchange rates.

	As of and for the nine-month period ended September 30,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)		(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)
Statement of income (loss) data:
Net revenue	39,664.2	128,749.9	115,753.3	50,752.2	162,914.5	120,469.7	92,902.8	75,696.7	61,796.8
Cost of sales	(34,926.8)	(113,372.5)	(98,857.3)	(43,714.7)	(140,324.2)	(101,796.3)	(81,056.1)	(67,066.9)	(55,100.2)

Gross profit	4,737.4	15,377.5	16,896.0	7,037.5	22,590.3	18,673.4	11,846.7	8,689.8	6,696.6

General and administrative expenses	(981.2)	(3,184.9)	(2,763.6)	(1,274.8)	(4,092.1)	(3,715.7)	(2,435.9)	(2,092.4)	(1,771.9)
Selling expense	(2,276.2)	(7,388.7)	(6,561.3)	(2,921.5)	(9,377.9)	(7,154.3)	(5,262.2)	(3,877.7)	(3,144.1)

Operating expense	(3,257.4)	(10,573.6)	(9,324.9)	(4,196.2)	(13,469.9)	(10,870.0)	(7,698.1)	(5,970.1)	(4,916.0)

Operating profit	1,479.9	4,803.9	7,571.2	2,841.3	9,120.4	7,803.3	4,148.6	2,719.7	1,780.6

Finance income	1,359.1	4,411.6	12,700.6	3,605.6	11,574.0	1,538.3	1,255.9	1,113.1	326.9
Finance expense	(3,013.9)	(9,783.1)	(12,264.6)	(4,010.8)	(12,874.6)	(5,175.9)	(3,636.2)	(2,451.3)	(2,337.6)

Finance income (expense), net	(1,654.8)	(5,371.5)	436.0	(405.2)	(1,300.6)	(3,637.6)	(2,380.3)	(1,338.2)	(2,010.7)

	As of and for the nine-month period ended September 30,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)		(in millions of U.S. dollars, except as otherwise indicated)	(in millions of reais, except as otherwise indicated)
Share of profit of equity – accounted investees, net of tax	4.3	14.0	48.2	18.4	58.9	26.1	6.7	0.8	—

Profit (loss) before taxes	(170.6)	(553.7)	8,055.4	2,454.4	7,878.7	4,191.8	1,775.0	1,382.3	(230.1)

Current income taxes	(178.7)	(580.2)	(2,205.7)	(928.3)	(2,979.7)	(1,656.9)	(166.2)	(176.7)	(520.7)
Deferred income taxes	339.6	1,102.3	(511.4)	71.6	229.7	(128.5)	(490.4)	(442.7)	427.9

	160.8	522.1	(2,717.1)	(856.7)	(2,750.0)	(1,785.4)	(656.7)	619.4	92.8

Net income (loss)	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3	762.9	(322.9)

Attributable to:
Controlling interests	(97.9)	(317.9)	4,915.3	1,445.5	4,640.1	2,035.9	926.9	718.9	(75.7)
Non-controlling interests	88.2	286.2	423.1	152.2	488.5	370.5	191.4	44.0	(247.2)

	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3	762.9	(322.9)

Weighted average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,810.9	2,887.4		2,894.6	2,881.7	2,866.9	2,900.8	2,726.0
Diluted (3)		2,810.9	2,891.0		2,898.3	2,884.2	2,866.9	2,900.8	2,726.0
Earnings (loss) per JBS S.A. common share (in reais):
Basic (4)	(0.03)	(0.11)	1.70	0.50	1.60	0.71	0.32	0.25	(0.03)
Diluted (5)	(0.03)	(0.11)	1.70	0.50	1.60	0.71	0.32	0.25	(0.03)
Cash dividends declared per JBS S.A. common share (in reais) (6)	—	—	—	0.12	0.38	0.17	0.08	0.06	—
Statement of financial position data at period end:
Cash and cash equivalents	2,251.1	7,307.2	2,251.1	5,870.4	18,844.0	14,910.4	9,013.1	5,383.1	5,288.2
Trade accounts receivable	2,873.8	9,328.3	2,873.8	3,775.6	12,119.7	9,577.5	8,919.9	5,688.6	4,679.8
Inventories	3,134.8	10,175.7	3,134.8	3,461.0	11,109.7	8,273.1	6,904.6	5,182.2	5,405.7
Property, plant and equipment	10,147.5	32,938.8	10,147.5	11,022.1	35,381.1	24,188.9	20,940.6	16,207.6	15,378.7
Goodwill	6,817.8	22,130.6	6,817.8	7,604.8	24,411.4	13,213.7	11,387.1	10,351.6	11,189.9
Total assets	30,944.2	100,445.0	30,944.2	38,162.9	122,502.9	82,315.6	68,867.4	49,756.2	47,410.9
Total loans and financing (7)	17,302.0	56,162.4	17,302.0	20,524.2	65,882.7	40,079.1	32,761.3	20,488.9	14,216.6
Total equity	7,779.5	25,252.1	7,779.5	9,227.8	29,621.3	25,873.0	23,307.6	21,433.3	21,599.2
Other financial data (unaudited):
EBITDA (8)	2,515.4	8,164.8	4,756.3	4,010.0	12,872.1	10,376.2	6,194.1	4,334.2	3,072.0
Adjusted EBITDA (8)	2,518.3	8,174.1	4,734.7	4,143.4	13,300.4	11,090.0	6,130.3	4,410.3	3,151.0

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.

(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “Dividends and Dividend Policy—JBS S.A.”
(7)	Total current loans and financing plus total non-current loans and financing.
(8)	EBITDA and Adjusted EBITDA are used as measures of performance by JBS S.A.’s management. JBS S.A. calculates EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). JBS S.A. calculates Adjusted EBITDA as EBITDA minus: share of profit of equity – accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on JBS S.A.’s IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

Each of EBITDA and Adjusted EBITDA is reconciled to net income (loss) below (unaudited):

	For the nine-month period ended September 30,			For the year ended December 31,
	2016 (a)	2016	2015	2015 (a)	2015	2014	2013	2012	2011
	(in millions of U.S. dollars)	(in millions of reais)		(in millions of U.S. dollars)	(in millions of reais)
Net income (loss)	(9.7)	(31.6)	5,338.4	1,597.7	5,128.6	2,406.4	1,118.3	762.9	(322.9)
Income taxes	(160.8)	(522.1)	(2,717.1)	856.7	2,750.0	1,785.4	656.7	619.4	92.8
Finance income	(1,359.1)	(4,411.6)	(12,700.6)	(3,605.6)	(11,574.0)	(1,538.3)	(1,255.9)	(1,113.1)	326.9
Finance expense	3,013.9	9,783.1	12,264.6	4,010.8	12,874.6	5,175.9	3,636.2	2,451.3	2,337.6
Depreciation and amortization	1,031.1	3,347.0	2,571.0	1,150.4	3,692.8	2,546.8	2,038.8	1,613.7	1,291.4

EBITDA	2,515.4	8,164.8	4,756.3	4,010.0	12,872.1	10,376.2	6,194.1	4,334.2	3,072.0

Share of profit of equity – accounted investees, net of tax	(4.3)	(14.0)	(48.3)	(18.4)	(58.9)	(26.1)	(6.7)	(0.8)	—
Bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net	7.2	23.3	26.7	151.8	487.2	403.6	(57.1)	76.9	79.0
Non-recurring tax contingencies (b)	—	—	—	—	—	336.3	—	—	—

Adjusted EBITDA	2,518.3	8,174.1	4,734.7	4,143.4	13,300.4	11,090.0	6,130.3	4,410.3	3,151.0

(a)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(b)	During the year ended December 31, 2014, JBS S.A. recognized a one-time charge of R$336.3 million (or US$103.6 million at the September 30, 2016 exchange rate of R$3.246 per US$1.00) related to a State of Goiás ICMS tax debt installment payment plan, and this charge has been included in selling, general and administrative expenses.

UNAUDITED PRO FORMA CONDENSED AND COMBINED FINANCIAL DATA OF JBS FOODS INTERNATIONAL

Prior to the closing of the JBS Foods International IPO, JBS S.A. intends to contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. For more information about the asset contribution, see “The Asset Contribution.”

This prospectus includes the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of September 30, 2016 and the unaudited pro forma condensed and combined statements of income (loss) of JBS Foods International for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015, which are included elsewhere in this prospectus and which, combined with the notes thereto, we refer to as our “pro forma financial information.”

Our pro forma financial information gives effect to the asset contribution as if it had taken place on September 30, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income (loss). Our pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the asset contribution had occurred on the dates indicated, or the results that will be obtained in the future.

Our pro forma financial information has been derived from the (1) unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, in each case, which are included elsewhere in this prospectus. Our pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Income (Loss)

For the Nine-Month Period Ended September 30, 2016

(in thousands of reais, except as otherwise indicated)

			Historical	Pro Forma Adjustments - 1(a)	Pro Forma
Net revenue			128,749,947	(19,327,469)	109,422,478
Cost of sales			(113,372,470)	14,877,906	(98,494,564)

Gross profit			15,377,477	(4,449,563)	10,927,914

General and administrative expenses			(3,184,932)	1,349,855	(1,835,077)
Selling expense			(7,388,664)	2,177,735	(5,210,929)

Operating expense			(10,573,596)	3,527,590	(7,046,006)

Operating profit			4,803,881	(921,973)	3,881,908

Finance income			4,411,558			(1)
Finance expense			(9,783,102)			(1)

Finance income (expense), net			(5,371,544)

Share of profit of equity – accounted investees, net of tax			13,958	(13,958)	—

Profit (loss) before taxes			(553,705)

Current income taxes			(580,246)			(2)
Deferred income taxes			1,102,310			(2)

			522,064

Net income (loss)			(31,641)

Attributable to:
Controlling interests			(317,881)
Non-controlling interests			286,240

			(31,641)

Weighted average shares outstanding (in thousands):
Basic	1	(b)	2,810,936
Diluted	1	(b)	2,810,936
Earnings (loss) per share (in reais):
Basic			(0.11)
Diluted			(0.11)

(1)	The effect of the transaction on finance income (expense) has not yet been determined.
(2)	The effect on income taxes of JBS Foods International becoming a Dutch taxpayer has not yet been determined.

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Income

For the Year Ended December 31, 2015

(in thousands of reais, except as otherwise indicated)

			Historical	Pro Forma Adjustments - 1(a)	Pro Forma
Net revenue			162,914,526	(26,657,548)	136,256,978
Cost of sales			(140,324,213)	20,739,988	(119,584,225)

Gross profit			22,590,313	(5,917,560)	16,672,753

General and administrative expenses			(4,092,056)	1,765,833	(2,326,223)
Selling expense			(9,377,895)	3,140,464	(6,237,431)

Operating expense			(13,469,951)	4,906,297	(8,563,654)

Operating profit			9,120,362	(1,011,263)	8,109,099

Finance income			11,573,979			(1)
Finance expense			(12,874,595)			(1)

Finance expense, net			(1,300,616)

Share of profit of equity – accounted investees, net of tax			58,935	(58,935)	—

Profit before taxes			7,878,681

Current income taxes			(2,979,735)			(2)
Deferred income taxes			229,701			(2)

			(2,750,034)

Net income			5,128,647

Attributable to:
Controlling interests			4,640,114
Non-controlling interests			488,533

			5,128,647

Weighted average shares outstanding (in thousands):
Basic	1	(b)	2,894,596
Diluted	1	(b)	2,898,331
Earnings per share (in reais):
Basic			1.60
Diluted			1.60

(1)	The effect of the transaction on finance income (expense) has not yet been determined.
(2)	The effect on income taxes of JBS Foods International becoming a Dutch taxpayer has not yet been determined.

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Financial Position

As of September 30, 2016

(in thousands of reais)

	Historical	Pro Forma Adjustments - 1(a)	Pro Forma
Assets
Current assets
Cash and cash equivalents	7,307,228	(4,365,511)	2,941,717
Trade accounts receivable	9,328,252	(2,262,553)	7,065,699
Inventories	10,175,726	(2,374,030)	7,801,696
Biological assets	2,667,993	(76,982)	2,591,011
Recoverable taxes	2,595,176	(1,138,010)	1,457,166
Derivative assets	29,931	(3,126)	26,805
Other current assets	1,066,361	(410,062)	656,299

Total current assets	33,170,667	(10,630,274)	22,540,393

Non-current assets
Biological assets	998,841	—	998,841
Recoverable taxes	2,891,624	(1,516,519)	1,375,105
Related party receivables	1,176,822	(7,871)	1,168,951
Investments in associates and joint ventures	364,079	(364,079)	—
Property, plant and equipment	32,938,849	(12,614,026)	20,324,823
Intangible assets	5,761,929	(480,197)	5,281,732
Goodwill	22,130,579	(10,437,067)	11,693,512
Other non-current assets	989,304	(468,136)	521,168

Total non-current assets	67,274,335	(25,887,895)	41,386,440

Total assets	100,445,002	(36,518,169)	63,926,833

Liabilities and Equity
Liabilities
Current liabilities
Trade accounts payable	9,454,514	(1,255,364)	8,199,150
Loans and financing	17,556,786	(7,001,682)	10,555,104
Accrued income and other taxes	435,678	(142,710)	292,968
Payroll and social charges	2,487,062	(460,186)	2,026,876
Dividends payable	1,178	(1,178)	—
Other financial liabilities	218,783	(8,866)	209,917
Other current liabilities	815,846	(394,528)	421,318

Total current liabilities	30,969,847	(9,264,514)	21,705,333

Non-current liabilities
Loans and financing	38,605,662	(2,240,242)	36,365,420
Accrued income and other taxes	228,975	(66)	228,909
Payroll and social charges	523,437	(79,975)	443,462
Other financial liabilities	141,269	(33,077)	108,192
Deferred income taxes	2,843,264	(1,225,830)	1,617,434	(1)
Provisions	1,266,676	(222,608)	1,044,068
Other non-current liabilities	613,801	(73,296)	540,505

Total non-current liabilities	44,223,084	(3,875,094)	40,347,990

Total liabilities	75,192,931	(13,139,608)	62,053,323

Equity
Attributable to controlling interests	24,070,689	(23,376,162)	694,527
Attributable to non-controlling interests	1,181,382	(2,399)	1,178,983

Total equity	25,252,071	(23,378,561)	1,873,510

Total liabilities and equity	100,445,002	(36,518,169)	63,926,833

(1)	The effect on deferred tax balances of JBS Foods International becoming a Dutch tax payer has not yet been determined. The pro forma adjustments are the historical carrying amounts of entities not contributed and there have been no re-measurement adjustments assumed in this presentation.

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International

Notes to the Unaudited Pro Forma Condensed and Combined Financial Information

2.	Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been prepared as if the asset contribution to be effected prior to the closing of the JBS Foods International IPO had taken place on September 30, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income (loss).

(a)	Asset contribution

These pro forma adjustments eliminate the portion of JBS S.A.’s investments in entities and other assets and liabilities that will not be contributed to JBS Foods International, including the JBS S.A. parent entity and the Brazil Beef Businesses. The asset contribution is expected to result in the contribution of the following to JBS Foods International: (1) 99.71% equity interest in JBS Argentina S.A.; (2) 100% equity interest in JBS Paraguay S.A.; (3) 100% equity interest in Frigorifico Canelones S.A. (JBS Uruguay); (4) 100% equity interest in JBS Global Luxembourg; (5) 100% equity interest in Seara Alimentos Ltda.; (6) 100% equity interest in Moy Park Holdings (Europe) Ltd.; (7) 100% equity interest in Rigamonti Salumificio S.p.A.; and (8) 99.93% equity interest in JBS Mendoza S.A.

In addition to the elimination of the operations of JBS S.A. that are not contributed to JBS Foods International, the asset contribution results in the following adjustments to the pro forma financial information:

•	Adjust for the third-party loan balances issued by JBS S.A. or its subsidiaries that will be assumed by JBS Foods International. As of September 30, 2016, the loans with third parties totaled an aggregate of R$18,056,553 thousand (R$6,104,550 thousand current and R$11,952,003 thousand non-current), consisting of JBS S.A.’s 144A fixed-rate senior notes due 2020, 2023 and 2024, as well as certain advance on foreign exchange contracts (adiantamento sobre contrato de câmbio) and export prepayment facilities. The impact of the asset contribution on finance income (expense) is still being evaluated.

•	Adjust income taxes to reflect the impact of JBS Foods International becoming a Dutch tax payer. The impact of the asset contribution on deferred taxes and income tax expense is still being evaluated.

(b)	Pro forma number of shares outstanding

The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International shares that JBS Foods International will have outstanding after the asset contribution.

HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth the historical per share financial data of JBS S.A., our predecessor for accounting purposes, and the pro forma per share data of JBS Foods International. No historical per share data for JBS Foods International is being presented since JBS Foods International was incorporated on November 24, 2016.

JBS S.A. Historical Per Share Data

The JBS S.A. historical data has been derived from, and should be read together with: (1) the unaudited historical interim consolidated financial statements of JBS S.A. as of September 30, 2016 and for the three- and nine-month periods ended September 30, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; and (2) the audited historical consolidated financial statements of JBS S.A. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus.

The following table presents certain historical per share data of JBS S.A.:

	As of and for the nine-month period ended September 30, 2016		As of and for the year ended December 31, 2015
	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)
Weighted-average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,810.9		2,894.6
Diluted (3)		2,810.9		2,898.3
Earnings (loss) per JBS S.A. common share:
Basic (4)	(0.03)	(0.11)	0.50	1.60
Diluted (5)	(0.03)	(0.11)	0.50	1.60
Book value per JBS S.A. common share	2.73	8.86	3.02	9.68
Cash dividends declared per JBS S.A. common share (6)	—	—	0.12	0.38

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.
(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interests by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “Dividends and Dividend Policy—JBS S.A.”

JBS Foods International Pro Forma Per Share Data

The JBS Foods International pro forma data has been prepared by JBS Foods International and derived from, and should be read together with, the unaudited pro forma condensed and combined financial statements of JBS Foods International as of and for the nine-month period ended September 30, 2016 and for the year ended December 31, 2015, and the related notes thereto, included elsewhere in this prospectus and which gives effect to the completion of asset contribution. This pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the asset contribution been completed on the dates indicated or during the periods presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date.

The following table presents certain pro forma per share data of JBS Foods International (unaudited):

	As of and for the nine-month period ended September 30, 2016		For the year ended December 31, 2015
	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)
Weighted-average JBS Foods International shares outstanding (in millions) (2):
Basic
Diluted
Earnings per JBS Foods International share (3):
Basic
Diluted
Book value per JBS Foods International share

(1)	Solely for the convenience of the reader, amounts in reais have been translated into U.S. dollars at an exchange rate of R$3.246 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International shares that JBS Foods International will have outstanding after the asset contribution.
(3)	Earnings per JBS Foods International share is calculated on net income (loss) attributable to controlling interests.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those discussed in the forward-looking statements for several reasons, including those described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other issues discussed herein. The following analysis and discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to: (1) JBS S.A.’s unaudited interim consolidated financial statements as of September 30, 2016 and for the three- and nine-month periods ended September30, 2016 and 2015, which were prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, and the related notes, included elsewhere in this prospectus; (2) JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which were prepared in accordance with IFRS, as issued by the IASB, and the related notes, included elsewhere in this prospectus; and (3) the information presented under the sections entitled “Presentation of Financial and Other Information,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International” and “Historical and Pro Forma Per Share Data.”

In this section, “we,” “our,” “us,” “our company” or like terms refer to JBS S.A., our predecessor for accounting purposes, and its consolidated subsidiaries. JBS S.A.’s historical consolidated financial statements included in this section include the historical financial information of the Brazil Beef Businesses, which are not expected to be transferred to JBS Foods International in connection with the asset contribution. For more information about the asset contribution, see “The Asset Contribution.”

Overview

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products. During 2015 and the nine-month period ended September 30, 2016, we sold our products in approximately 190 countries on six continents.

Critical Accounting Policies

The presentation of our financial condition and results of operation in accordance with IFRS, as issued by the IASB, requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by our management.

Significant accounting policies related to property plant and equipment, intangible assets and goodwill, inventory, revenue recognition and borrowings are described within the notes to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

Business Combination, Goodwill, Intangible Assets, and Impairment

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in note 12 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus, including the Seara Acquisition, Primo Acquisition, Cargill Pork Acquisition and Moy Park Acquisition, among others as described in note 3 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations,” the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized; however, they should be tested annually for impairment at December 31.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in differences in the estimates of the value of assets acquired and liabilities assumed.

Assets and liabilities are initially recorded at our best estimate of fair value. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. When third parties are involved in developing these estimates, management evaluates the appropriateness of the significant inputs and assumptions used in the valuation estimates, which often involves an iterative process with the third party appraisers. We also evaluate the qualifications and reputation of the third party appraisers and assess the reasonableness of the overall fair value measurements though comparison to other acquisitions. Through this process, we obtain sufficient information to ascertain that the valuation methodologies used comply with IFRS 13 “Fair Value Measurement.”

The estimates of the fair value of assets acquired and liabilities assumed are adjusted during the measurement period (which shall not exceed one year, from the date of acquisition), or additional assets and liabilities are recognized to reflect new information relating to the facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. These adjustments are infrequent and have historically not been material.

For impairment testing, assets are grouped together into the group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units, or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

CGUs are tested for impairment annually or whenever events and circumstances indicate that the undiscounted cash flows estimated to be generated by those CGUs are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in note 12 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus. We do not believe that there is a reasonable likelihood that there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to material impairment losses.

Biological Assets

Management uses estimates and judgments in determining the fair value of live assets, poultry and hogs, relate to market prices, average lifecycle growth, as well as laying and reproduction profile. Market prices for poultry and hogs are based on our knowledge of a limited market for poultry transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in note 7 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Deferred and Current Income Taxes

We recognize deferred tax effects from tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations from the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and assess temporary differences that result from the different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review deferred tax assets for recoverability and will only recognize the asset if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at each statement of financial position date. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and current income taxes are described in note 19 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Provisions for Contingencies

The preparation of our financial statements requires management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements, as well as the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable. Reasonably possible losses are disclosed in the notes to JBS S.A.’s financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary.

We discuss our material contingencies in note 20 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded at its fair value, plus any transaction costs that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measurement of financial instruments occurs as of each reporting date depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) non-derivative financial assets at fair value through profit or loss; (2) loans and receivables; (3) liabilities at amortized cost; and (4) derivative financial instruments. We have not designated any of our derivative instruments as cash flow hedges, and, therefore, all fair value adjustments have been recorded in profit or loss for all periods presented.

Non-derivative financial assets at fair value through profit or loss: Financial assets are carried at their fair value if they are classified as held for trading or designated as such upon initial recognition. Financial assets are also designated at fair value through profit or loss if we manage such investments and makes purchase and sale decisions based on their fair values in accordance with our documented risk management and investment strategy. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized as a finance expense for the period. The financial instruments classified in this category are “financial investments.”

Loans and receivables: Loans granted and receivables are financial assets with fixed or estimated payment amounts that are not quoted on an active market. Such assets are initially recognized at fair value plus any relevant transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on impairment. Our main assets classified in this category are cash at banks, trade accounts receivable and related party receivables.

Liabilities at amortized cost: We recognize debt securities and subordinated debt on the date on which they originated. All other financial liabilities are initially recognized on the trade date when we become a party to the contractual provisions of the instrument. Financial liabilities are derecognized when their contractual obligations are cancelled or expired. We have the following non-derivative financial liabilities: loans and financing; trade accounts payable; debts with related parties; dividends payable; other financial liabilities; and other payables.

Derivative financial instruments: Based on our risk management policy, we purchase financial derivatives instruments in order to minimize our risk of loss from exposures to fluctuations in exchange rates, interest rates, commodities prices, and other variability, which can affect the valuation of current and non-current assets and liabilities, future cash flow and profit. These financial instruments are recognized after we become a party to the contractual provisions of the instruments. Derivatives are initially measured at fair value, and any directly attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes thereafter are recognized in profit or loss. The fair value of derivative instruments is calculated by our treasury department, based on information regarding each contracted transaction and market information on the reporting dates such as interest rates and exchange rates. Amounts are classified in the statement of cash flows and statement of income consistent with the nature of the derivative instrument. In the second quarter of 2016, our management ceased the use of derivatives to protect against the devaluation of the real since the currency appeared to have been stabilized.

Along with non-derivative financial assets and non-derivative financial liabilities, derivative assets and derivative liabilities are offset and the net amount is presented in the statement of financial position when we have a legally enforceable right to offset the amounts and intend to settle them on a net basis or realize the asset and liability simultaneously. Generally, our agreements with each counterparty specify that derivatives will be settled on a net basis. There are no significant amounts that do not meet these criteria, and they are, therefore, presented on a gross basis in the statement of financial position. Derivative assets and liabilities, by type of contract, are presented under “—Quantitative and Qualitative Disclosures About Market Risk” and in note 28 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Foreign Currency Translation

Functional and Presentation Currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. The JBS S.A. consolidated financial statements are presented in Brazilian reais (R$), which is JBS S.A.’s presentation and functional currency. All financial information is presented in thousands of reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of each transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income (loss), under the captions “Finance income” or “Finance expense.”

Group Companies with a Different Functional Currency

The financial statements of our subsidiaries located outside Brazil are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from our presentation currency are translated into the presentation currency as follows:

(1)	assets and liabilities are translated at the current rate at the date of each closing period;

(2)	income and expenses are translated at the monthly average rate; and

(3)	all resulting exchange differences are recognized in accumulated other comprehensive income (loss), and are presented in the statement of comprehensive income (loss) from foreign currency translation adjustments.

Consolidated Financial Statements

We consolidate all majority-owned subsidiaries. We control an entity when it is exposed or has the right to variable returns resulting from our involvement with an entity and we have the ability to affect those returns through our power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us. Consolidation is discontinued from the date that control ceases.

Investments in associates and joint ventures are recorded using the equity method. An associate is an entity over which we have significant influence, but does not exercise control. Joint ventures are all entities over which we share control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by us. Intercompany transactions, balances, income and expense transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by us and is presented in the financial statements as a part of shareholder’s equity, and the net income (loss) attributable to the entity is presented in the statement of income.

When we acquire or dispose of shares of an entity that we already controls, any resulting gains from the different between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis, gains or losses is recorded within the capital reserve, a component of shareholders’ equity.

Recent Accounting Pronouncements

The following new standards have been issued by IASB but are not effective for 2015. The early adoption of standards is allowed.

IFRS 9 – “Financial Instruments” addresses the classification and measurement of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through Other Comprehensive Income, or OCI, and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI but not recycling. There is now a new expected credit loss model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and the hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually uses for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2018, and early adoption is permitted. We are currently assessing the standard’s full impact.

IFRS 15 – “Revenue from Contracts with Customers” replaces IAS 11, “Construction Contracts,” IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a modified full retrospective and modified retrospective approach for the adoption. Under the modified retrospective this approach entities will recognize transitional adjustments in retained earnings on the date of initial application (i.e., January 1, 2017) without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. We are assessing the impacts on the adoption of IFRS 15 and have not determined which transition method will be used.

IFRS 16 – “Leases” supersedes the existing standard on leasing, IAS 17 – “Leases” and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors, the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. We are assessing the impacts on the adoption of IFRS 16 and have not defined the transition method that will be used.

There are no other IFRS or IFRIC interpretations that are not yet effective that would be expected to have a material impact on our financial statements.

Description of Main Statement of Income Line Items

Net Revenue. Our net revenue (revenue after the deductions corresponding to cancellations, discounts and sales taxes levied on revenue) consists primarily of:

•	Revenue from Sales of Beef. Revenue from sales of: (1) fresh and frozen cuts of beef, including traditional cuts, prime cuts and offal, produced in South America (Brazil, Argentina, Uruguay and Paraguay), the United States, Canada and Australia; (2) processed and value-added beef products, including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages, produced in South America (Brazil, Argentina, Uruguay and Paraguay), the United States, Canada, Australia and New Zealand; (3) fresh and frozen cuts of sheep, lamb and pork produced in Australia; and (4) processed and value-added sheep, lamb and pork products produced in Australia and New Zealand; in each case for the domestic and export markets.

•	Revenue from Sales of Pork. Revenue from sales of: (1) fresh and frozen pork products, including carcasses, bone-in cuts, boneless cuts, pork bellies and offal, produced in the United States and Brazil; and (2) processed and value-added pork products, including ham, trimmings, bacon, sausages and deli and lunch meats, produced in the United States; in each case for the domestic and export markets.

•	Revenue from Sales of Chicken. Revenue from sales of: (1) fresh chicken products, including refrigerated and frozen whole and cut-up chickens, prepackaged case-ready chickens, produced in Brazil, the United States, Mexico, Puerto Rico and the United Kingdom; and (2) prepared chicken products, including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts, produced in the United States Puerto Rico and Mexico; in each case for the domestic and export markets.

•	Other. Revenue from sales of: (1) processed and value-added pork products, including ham, trimmings, bacon, sausages and deli and lunch meats, produced in Brazil for the domestic and export markets; (2) processed and value-added chicken products, including deli products, formed nuggets and patties, produced in Brazil and Europe (United Kingdom, Ireland, France and the Netherlands) for the domestic and export markets; (3) prepared food products (including ready-to-eat meals, frozen pizza and lasagna) produced in Brazil and Europe (United Kingdom, France and the Netherlands) for the domestic and export markets; (4) leather products from our global platform; and (5) other animal by-products (including collagen, biodiesel fuel, hygiene and cleaning products, metal packaging and casings) and carrier, waste management and raw materials trading services in Brazil.

Cost of Sales. A significant portion of our cost of sales consists of the cost of purchasing raw materials. We generally purchase livestock and grains in spot market transactions. In North America, our chicken business is influenced by fluctuations in prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. Our beef and pork businesses are indirectly influenced by fluctuations in the price of feed ingredients since we do not keep or raise our own cattle and we raise only about 15% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs. In Brazil, our beef operations are impacted primarily by grass-fed cattle supply and prices. Our chicken operations in Brazil are impacted by fluctuations in feed ingredients, and although these costs are denominated in reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. In addition to livestock and feed costs, our cost of sales also consists of other production costs (including packaging and other raw materials) and labor.

Operating Expenses. Our operating expenses consists primarily of:

•	General and Administrative Expenses. This line item includes primarily expenses relating to payroll, utilities and maintenance of our offices and headquarters.

•	Selling Expenses. This line item includes expenses relating to advertising, payment of commissions and salaries to members of our sales team and allowances for doubtful accounts.

•	Finance Expense, Net. This line item includes expenses relating to interest incurred on our indebtedness, revenue from interest on our investments, taxes on our financial income, taxes on financial transactions, expenses and revenue and expenses from fluctuations of the real against the U.S. dollar and revenue and expenses from derivatives transactions primarily related to our exposure to the U.S. dollar.

Deferred and Current Income Taxes. We recognize deferred tax effects of tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review the deferred tax assets for recoverability and will only recognize if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at each statement of financial position date. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Effects of Fluctuations in Exchange Rates Between the Brazilian Real and Foreign Currencies

Our results of operations and financial condition have been, and will continue to be, affected by the rate of the depreciation or appreciation of the Brazilian real against foreign currencies.

We have a global production and distribution platform. Political uncertainties and general economic conditions in the countries where we operate may adversely affect our results of operations.

A substantial portion of our net revenue is linked to foreign currencies because a large part of our exports are denominated in foreign currencies. Any depreciation or appreciation of the real against foreign currencies may impact our export revenues, causing a monetary increase or decrease, provided that the other variables remain unchanged.

In addition, a substantial portion of our loans and financing is linked to foreign currencies. As of September 30, 2016 and December 31, 2015, our consolidated loans and financing denominated in foreign currencies accounted for 47.8% and 45.9%, respectively of our total loans and financing. For this reason, any depreciation of the real against foreign currencies may significantly increase our finance expense and our current and non-current loans and financing denominated in reais. Conversely, any appreciation of the real against foreign currencies may significantly decrease our finance expense and its current and non-current loans and financing denominated in reais.

Items Affecting Comparability of Financial Results

Acquisitions

Our consolidated results of operations for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 are of limited comparability with our consolidated results of operations for the nine-month period ended September 30, 2015 and the year ended December 31, 2014, respectively, primarily due to the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Moy Park Acquisition and the Cargill Pork Acquisitions, which closed on March 30, 2015, June 29, 2015, September 28, 2015 and October 30, 2015, respectively. Our consolidated results of operations for the year ended December 31, 2014 are of limited comparability with our results of operations for the year ended December 31, 2013, primarily due to the Zenda Acquisition and the Seara Acquisition, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Currency

As a global company with 84.1% of our gross revenues generated outside Brazil for the nine-month period ended September 30, 2016, our results of operations and financial condition have been, and will continue to be, affected by the rate of the depreciation or appreciation of the Brazilian real against foreign currencies. Political uncertainties, general economic conditions and other external developments in the countries where we operate may adversely affect our results of operations. Any depreciation or appreciation of the real against foreign currencies may impact our revenues, causing a monetary increase or decrease, provided that the other variables remain unchanged. In addition, a substantial portion of our loans and financing is linked to foreign currencies. For this reason, any depreciation of the real against foreign currencies may significantly increase our finance expense and our current and non-current loans and financing denominated in reais. Conversely, any appreciation of the real against foreign currencies may significantly decrease our finance expense and its current and non-current loans and financing denominated in reais.

Results of Operations

We have separated our discussion of net revenue below into: (1) organic net revenue; (2) the impact of acquisitions; and (3) the impact of currency translation.

Organic net revenue is the result of subtracting the impact of acquisitions and currency translation from total net revenue.

The impact of acquisitions is calculated by accumulating the post-acquisition revenues derived from our acquired companies’ separate accounting records. We generally maintain separate accounting records for acquired companies up to the time when they are legally merged with our existing companies. For example, since the Primo Acquisition closed on March 30, 2015, the impact of acquisitions with respect to the Primo Acquisition for the nine-month period ended September 30, 2016 as compared to the nine-month period ended September 30, 2015 is equal to the revenue generated by Primo business for the three-month period ended March 31, 2016, and the impact of acquisitions with respect to the Primo Acquisition for the year ended December 31, 2015 as compared to the year ended December 31, 2014 is equal to the post-acquisition revenue of the Primo business, or the nine-month period ended December 31, 2015. The sales volumes in the tables below have likewise been adjusted for the impact of post-acquisition volumes from acquired companies.

The impact of currency translation relates to revenue from subsidiaries that have functional currencies other than the real, primarily JBS USA and Moy Park, and is intended to adjust revenue such that organic net revenue is presented on a constant currency basis. The impact of currency translation is calculated by multiplying the revenue denominated in the functional currency in the current period by the difference in the average exchange rates used to translate the revenue for the periods presented.

Other highly acquisitive multi-national companies may calculate the impacts of acquisitions and currency translation differently than we do.

Nine-Month Period Ended September 30, 2016 Compared to the Nine-Month Period Ended September 30, 2015

Consolidated Results of Operations

Net Revenue

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net revenue	128,749.9	115,753.3	12,996.7	11.2%
Organic net revenue	107,106.5	115,753.3	(8,646.8)	(7.5)%
Sales volume (in thousand tons)	13,715.1	13,411.8	303.2	2.3%
Average sales price (in reais per kilogram)	7.81	8.63	(0.82)	(9.5)%
Impact of acquisitions	12,720.5	—	12,720.5	—
Impact of currency translation	8,923.0	—	8,923.0	—

Organic net revenue – Organic net revenue was negatively impacted by a decrease in average sales prices in all of our segments; partially offset by an increase in sales volumes in our Beef, Chicken and Pork segments. The impact of changes in regional pricing of the various protein groups is discussed below under “—Segment Results.”

Impact of acquisitions – Our results of operations for the nine-month period ended September 30, 2016 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) six months of operations of the Tyson Foods Assets in Mexico, which we acquired on June 29, 2015; (2) three months of operations of the Primo business, which we acquired on March 30, 2015; (3) nine months of operations of Moy Park, which we acquired on September 28, 2015; (4) nine months of operations of the Cargill pork business, which we acquired on October 30, 2015; and (5) other less significant acquisitions related to our Chicken segment in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$3.161 per US$1.00 for the nine-month period ended September 30, 2015, as compared to R$3.556 per US$1.00 for the corresponding period in 2016, representing a variation of 12.5% between these periods.

Cost of Sales

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Cost of sales	113,372.5	98,857.3	14,515.2		14.7%
Gross profit	15,377.4	16,896.0	(1,518.5)		(9.0)%
Cost of sales as percentage of net revenues	88.1%	85.4%	2.7	p.p.	—

Our cost of sales increased by R$14,515.2 million, or 14.7%, primarily due to increases of approximately: (1) R$11,197.8 million related to acquisitions completed in 2015, including the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; (2) R$8,200.8 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; and (3) R$2,235.1 million related to an increase in sales volumes; partially offset by a decrease of approximately R$7,118.4 million related to a decrease in the average cost of sales primarily in our beef and chicken businesses in the United States.

General and Administrative Expenses

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
General and administrative expenses	3,184.9	2,763.6	421.3		15.2%
General and administrative expenses as percentage of net revenue	2.5%	2.4%	0.1	p.p.	—

Our general and administrative expenses increased by R$421.3 million, or 15.2%, primarily due to increases of approximately: (1) R$278.6 million related to the addition of various administrative departments in connection with the acquisitions that we completed in 2015, in particular the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; and (2) R$146.3 million related to the impact of the devaluation of the real against the U.S. dollar in currency translation; partially offset by a decrease of approximately R$3.6 million related to a decrease in general and administrative expenses.

Selling Expense

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Selling expense	7,388.7	6,561.3	827.4		12.6%
Selling expense as percentage of net revenue	5.7%	5.7%	0.1	p.p.	—

Our selling expense increased by R$827.4 million, or 12.6%, primarily due to increases of approximately: (1) R$618.2 million related to the addition of various sales departments in connection with the acquisitions that we completed in 2015, in particular the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; and (2) R$298.2 million related to the impact of the devaluation of the real against the U.S. dollar in currency translation; partially offset by a decrease of approximately R$89.0 million in selling expense.

Finance Income (Expense), Net

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
		(in millions of reais)
Finance income (expense), net	(5,371.5)	436.0	—	—
Income (expenses) from exchange rate variation	3,925.5	(9,470.2)	—	—
Income (expenses) from derivatives transactions	(6,651.8)	11,939.1	—	—
Interest expense	(2,951.9)	(2,649.6)	(302.3)	11.4%
Interest income	486.1	761.5	(275.4)	(36.2)%
Bank service fees and other expenses	(179.5)	(144.8)	(34.7)	24.0%

Our finance income (expense), net changed from an income of R$436.0 million during the nine-month period ended September 30, 2015 to an expense of R$5,371.5 million during the corresponding period in 2016, primarily due to:

(1)	our recording of expenses from exchange rate variation of R$9,470.2 million as a result of the depreciation of the real against foreign currencies during the nine-month period ended September 30, 2015, as compared to income from exchange rate variation of R$3,925.5 million as a result of the appreciation of the real against foreign currencies during the corresponding period in 2016;

(2)	our recording of income from the results of derivatives transactions of R$11,939.1 million for the nine-month period ended September 30, 2015, as compared to expenses from the results of derivatives transactions of R$6,651.8 million for the corresponding period in 2016, substantially all related to our prior practice of hedging our exposure against the devaluation of the real;

(3)	an increase of 11.4% in interest expense, primarily resulting from (i) new loans and financing, (ii) the translation impact of the depreciation of the real against the U.S. dollar between the nine-month period ended September 30, 2015 and the corresponding period in 2016 and (iii) the increase in the Brazilian CDI rate;

(4)	a decrease of 36.2% in interest income, primarily as a result of the reduction of cash on hand; and

(5)	an increase of 24.0% in bank service fees and others expenses, primarily resulting from new loans and financing.

Current and Deferred Income Taxes

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Current income taxes expense	(580.2)	(2,205.7)	1,625.5	(73.7)%
Deferred income taxes	1,102.3	(511.4)	—	—
Effective tax rate	(94.3)%	(33.7)%	—	—

The Brazilian statutory tax rate is 34%, however our effective rate can vary period to period based on fluctuations in the amount of taxable income generated by each of our foreign subsidiaries, differences in the statutory rate in those foreign jurisdictions and the amount of foreign tax credits generated from the taxes paid in foreign jurisdictions that can be used to offset taxes otherwise payable in Brazil. In addition, the nature and timing of permanent differences arising during the period also impact our effective rate. Such permanent differences generally relate to the following: foreign tax credits, domestic production activities deductions in the United States, taxes paid abroad on dividends received from less than wholly-owned subsidiaries and the recognition of previously unrecognized tax loss carryforwards.

For the nine-month period ended September 30, 2016, our effective rate increased significantly due to fluctuations in the level of earnings (losses) domestically and abroad which had a significant impact on the foreign rate differential. In addition, the effective rate was impacted in the current year by intercompany financing deductions resulting from the JBS USA corporate reorganization at the end of 2015, taxes paid on dividends received from PPC and the level of domestic production activities deductions in the United States, all of which were significant in comparison to our consolidated profit before tax. We expect our effective rate will continue to fluctuate in future periods due to the intercompany financing deductions resulting from the JBS USA corporate reorganization and other discrete items.

For the nine-month period ended September 30, 2015, our effective rate was in-line with historical rates. The effective rate was impacted in the prior year by taxes paid on dividends received from PPC, which were offset by the recognition of prior year tax loss carry forwards and the level of domestic production activities deductions in the United States.

Net Income (Loss)

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net income (loss)	(31.6)	5,338.4	—		—
Net income (loss) as percentage of net revenue	0.02%	4.6%	(4.6	)p.p.	—

As a result of the foregoing, we recorded net income of R$5,338.4 million for the nine-month period ended September 30, 2015, as compared to net loss of R$31.6 million for the corresponding period in 2016. Our net income as a percentage of net revenue was 4.6% for the nine-month period ended September 30, 2015. Our net loss as a percentage of net revenue was 0.02% during the nine-month period ended September 30, 2016.

Net Income (Loss) Attributable to Controlling Interests

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net income (loss) attributable to controlling interests	(317.9)	4,915.3	—	—
Net income (loss) attributable to controlling interests as percentage of net revenue	(0.2)%	4.2%	—	—

We recorded net income attributable to controlling interests of R$4,915.3 million for the nine-month period ended September 30, 2015, as compared to net loss attributable to controlling interests of R$317.9 million for the corresponding period in 2016. Net income attributable to controlling interests as a percentage of net revenue was 4.2% for the nine-month period ended September 30, 2015. Net loss attributable to controlling interests as a percentage of net revenue was 0.2% for the nine-month period ended September 30, 2016.

Net Income Attributable to Non-Controlling Interests

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net income (loss) attributable to non-controlling interests	286.2	423.1	(136.9)		(32.4)%
Net income (loss) attributable to non-controlling interests as percentage of net revenue	0.2%	0.4%	(0.1	)p.p.	—

Net income attributable to non-controlling interests decreased by R$136.9 million, or 32.4%, from R$423.1 million for the nine-month period ended September 30, 2015 to R$286.2 million for the corresponding period in 2016 due to lower earnings in the Chicken segment, as described below.

Segment Results

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
	(in millions of reais, unless)
Net revenue	128,749.9	115,753.3	12,996.6	11.2%
Beef segment	73,185.5	71,988.4	1,197.1	1.7%
Chicken segment	32,443.9	28,466.1	3,977.8	14.0%
Pork segment	15,104.9	8,400.1	6,704.8	79.8%
Other segment	8,015.7	6,898.7	1,117.0	16.2%
Operating income	4,827.1	7,597.8	(2,770.7)	(36.5)%
Beef segment	443.7	2,149.5	(1,705.8)	(79.4)%
Chicken segment	2,459.8	4,431.1	(1,971.3)	(44.5)%
Pork segment	1,263.4	728.9	534.5	73.3%
Other segment	660.2	288.4	371.8	128.9%

Beef Segment

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net revenue	73,185.5	71,988.4	1,197.1		1.7%
Organic net revenue	66,426.5	71,988.4	(5,561.9)		(7.7)%
Sales volume (in thousand tons)	5,347.2	5,340.7	6.5		0.1%
Average sales price (in reais per kilogram)	12.42	13.48	(1.06)		(7.8)%
Impact of acquisitions	845.5	—	845.5		—
Impact of currency translation	5,913.5	—	5,913.5		—
Operating income	443.7	2,149.5	(1,705.8)		(79.4)%
Operating margin (% of net revenue)	0.6%	3.0%	(2.4	)p.p.	—

Organic net revenue – Organic net revenue was negatively impacted by decreases in: (1) average sales prices in the United States, Australia and Canada; and (2) sales volume in Brazil; partially offset by increases in: (i) sales volumes from operations in the United States, Australia and Canada; and (ii) average sales prices in Brazil.

Impact of acquisitions – Our results of operations for the nine-month period ended September 30, 2016 were primarily impacted by an additional three months of operations of the Primo business, which we acquired on March 30, 2015.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$3.161 per US$1.00 for the nine-month period ended September 30, 2015, as compared to R$3.556 per US$1.00 for the corresponding period in 2016, representing a variation of 12.5% between these periods.

Operating income – In the United States, operating income was impacted by lower seasonal availability of cattle during the beginning of the year. During the second and third quarters the availability of cattle recovered resulting in a reduction of the cost of raw material and improving the operating margin. Our production costs increased as a result of the initial phase of operation at our recently-expanded plant in Hyrum, Utah. In Australia, cattle prices remained elevated due to strong cattle and heifer retention, which contributed to compressed margins. In Brazil, operating income was negatively impacted by the increase in the cost of cattle.

Chicken Segment

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net revenue	32,443.9	28,466.1	3,977.8		14.0%
Organic net revenue	26,701.7	28,466.1	(1,764.4)		(6.2)%
Sales volume (in thousand tons)	6,022.9	5,632.1	390.8		6.9%
Average sales price (in reais per kilogram)	4.43	5.05	(0.62)		(12.3)%
Impact of acquisitions	3,417.4	—	3,417.4		—
Impact of currency translation	2,324.7	—	2,324.7		—
Operating income	2,459.8	4,431.1	(1,971.3)		(44.5)%
Operating margin (% of net revenue)	7.6%	15.6%	(8.0	)p.p.	—

Organic net revenue – Organic net revenue was negatively impacted by a decline in average sales prices in the United States, and by a decrease in sales volume in Brazil; partially offset by an increase in sales volume in the United States and an increase in average sales prices in Brazil.

Impact of acquisitions – Our results of operations for the nine-month period ended September 30, 2016 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) six months of operations of the Tyson Foods Assets in Mexico, which we acquired on June 29, 2015; (2) nine months of operations of the Moy Park business, which we acquired on September 28, 2015; and (3) other less significant acquisitions in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$3.161 per US$1.00 for the nine-month period ended September 30, 2015, as compared to R$3.556 per US$1.00 for the corresponding period in 2016, representing a variation of 12.5% between these periods.

Operating income – Operating income decreased primarily due to an increase in grain costs in Brazil, in addition to other input costs. In the United States, operating income was impacted by a reduction in domestic and export poultry prices, partially offset by lower feed and other operational costs.

Pork Segment

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net revenue	15,104.9	8,400.1	6,704.8		79.8%
Organic net revenue	8,301.9	8,400.1	(98.2)		-1.2%
Sales volume (in thousand tons)	1,228.2	1,218.4	9.7		0.8%
Average sales price (in reais per kilogram)	6.76	6.89	(0.13)		-2.0%
Impact of acquisitions	5,889.2	—	5,889.2		—
Impact of currency translation	913.9	—	913.9		—
Operating income	1,263.4	728.9	534.5		73.3%
Operating margin (% of net revenue)	8.4%	8.7%	(0.3	)p.p.	—

Organic net revenue – Organic net revenue was negatively impacted by decreases in: (1) average sales prices in Brazil and the United States; and (2) sales volume in the United States; partially offset by an increase in sales volume in Brazil.

Impact of acquisitions – Our results of operations for the nine-month period ended September 30, 2016 were primarily impacted by nine months of operations of the Cargill pork business, which we acquired on October 30, 2015.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$3.161 per US$1.00 for the nine-month period ended September 30, 2015, as compared to R$3.556 per US$1.00 for the corresponding period in 2016, representing a variation of 12.5% between these periods.

Operating income – Operating income increased primarily due to an increase in exports and change in product mix in the United States with good results in the bacon and consumer ready products. Operating income in Brazil was negatively affected by higher grain prices.

Other Segment

	For the nine-month period ended September 30,		Change		% Change
	2016	2015
	(in millions of reais, unless otherwise indicated)
Net revenue	8,015.7	6,898.7	1,117.0		16.2%
Organic net revenue	5,676.3	6,898.7	(1,222.4)		-17.7%
Sales volume (in thousand tons)	1,116.8	1,220.6	(103.8)		-8.5%
Average sales price (in reais per kilogram)	5.08	5.65	(0.57)		-10.1%
Impact of acquisitions	2,568.4	—	2,568.4		—
Impact of currency translation	(229.1)	—	(229.1)		—
Operating income	660.2	288.4	371.8		128.9%
Operating margin (% of net revenue)	8.2%	4.2%	4.1	p.p.	—

Organic net revenue – Organic net revenue was negatively impacted by decreases in: (1) average sales prices, primarily due to a decrease in prices of beef by-products in Brazil; and (2) sales volumes of chicken by-products in Brazil; partially offset by an increase in average sales prices of processed products in Brazil.

Impact of acquisitions – Our results of operations for the nine-month period ended September 30, 2016 were primarily impacted by nine months of operations of the Moy Park business, which we acquired on September 28, 2015.

Impact of currency translation – Unfavorable currency translation impacts on corporate expenses of foreign subsidiaries decreased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$3.161 per US$1.00 for the nine-month period ended September 30, 2015, as compared to R$3.556 per US$1.00 for the corresponding period in 2016, representing a variation of 12.5% between these periods.

Operating income – Operating income increased primarily due to: (1) an improvement in the mix of processed products sold in Brazil; and (2) the addition of processed products sold by Moy Park’s operations in the United Kingdom.

Results by Geography

	For the nine-month period ended September 30,		Change	% Change
	2016	2015
	(in millions of reais)
Net revenue	128,749.9	115,753.3	12,996.6	11.2%
United States (1)	87,357.1	79,543.6	7,813.5	9.8%
South America (2)	34,447.8	34,480.9	(33.1)	(0.1)%
Others (3)	6,945.1	1,728.8	5,216.3	301.7%
Operating income (loss)	4,827.1	7,597.8	(2,770.7)	(36.5)%
United States (1)	2,955.0	4,971.1	(2,016.1)	(40.6)%
South America (2)	1,662.9	2,745.2	(1,082.3)	(39.4)%
Others (3)	209.2	(118.5)	—	—

(1)	Consists of the United States, Canada, Mexico and Australia.
(2)	Consists of Brazil, Argentina, Paraguay and Uruguay.
(3)	Primarily Europe.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Consolidated Results of Operations

Net Revenue

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net revenue	162,914.5	120,469.7	42,444.8	35.2%
Organic net revenue	122,350.6	120,469.7	1,880.9	1.6%
Sales volume (in thousand tons)	17,259.0	16,946.9	312.1	1.8%
Average sales price (in reais per kilogram)	7.09	7.11	(0.02)	(0.3)%
Impact of acquisitions	9,303.4	—	9,303.4	—
Impact of currency translation	31,260.5	—	31,260.5	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) sales volumes in our Chicken, Pork and Other segments; and (2) average sales prices in our Beef and Other segments; partially offset by decreases in: (i) sales volumes in our Beef segment; and (ii) average sales prices in our Chicken and Pork segments. The impact of changes in regional pricing of the various protein groups is discussed below under “—Segment Results.”

Impact of acquisitions – Our results of operations for the year ended December 31, 2015 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) 11 months of operations of the Tyson Foods Assets in Brazil, which we acquired on December 1, 2014; (2) six months of operations of the Tyson Assets in Mexico, which we acquired on June 29, 2015; (3) nine months of operations of the Primo business, which we acquired on March 30, 2015; (4) three months of operations of the Moy Park business, which we acquired on September 28, 2015; (5) two months of operations of the Cargill pork business, which we acquired on October 30, 2015; and (6) other less significant acquisitions related to our Chicken and Pork segments in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.354 per US$1.00 for the year ended December 31, 2014, as compared to R$3.332 per US$1.00 for the corresponding period in 2015, representing a variation of 41.6% between these periods.

Cost of Sales

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Cost of sales	140,324.2	101,796.3	38,527.9	37.8%
Gross profit	22,590.3	18,673.4	3,916.9	21.0%
Cost of sales as percentage of net revenues	86.1%	84.5%	1.6 p.p.	—

Our cost of sales increased by R$38,527.9 million, or 37.8%, primarily due to increases of approximately: (1) R$7,994.4 million related to acquisitions completed in 2015, including the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; (2) R$28,245.6 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; (3) R$1,874.6 million related to an increase in sales volumes; and (4) R$413.3 million related to an increase in the average cost of sales.

General and Administrative Expenses

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
General and administrative expenses	4,092.1	3,715.7	376.4		10.1%
General and administrative expenses as percentage of net revenue	2.5%	3.1%	(0.6	)p.p.	—

Our general and administrative expenses increased by R$376.4 million, or 10.1%, primarily due to increases of approximately: (1) R$280.6 million related to the addition of various administrative departments in connection with the acquisitions we completed in 2015, in particular the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; (2) R$483.7 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; and (3) R$388.0 million related to an increase in administrative expenses.

Selling Expense

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Selling expense	9,377.9	7,154.3	2,223.6		31.1%
Selling expense as percentage of net revenue	5.8%	5.9%	(0.2	)p.p.	—

Our selling expense increased by R$2,223.6 million, or 31.1% primarily due to increases of approximately: (1) R$571.4 million related to the addition of various sales departments in connection with the acquisitions we completed in 2015, in particular the Primo Acquisition, the Moy Park Acquisition and the Cargill Pork Acquisition; (2) R$1,001.2 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; and (3) R$651.0 million related to the impact of an increase in selling expense.

Finance Expense, Net

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais)
Finance expense, net	(1,300.6)	(3,637.6)	2,337.0	(64.2)%
Expenses from exchange rate variation	(9,224.8)	(1,891.8)	(7,333.0)	387.6%
Income from derivatives transactions	10,603.3	982.0	9,621.3	979.8%
Interest expense	(3,430.7)	(3,167.1)	(263.6)	8.3%
Interest income	970.7	556.3	414.4	74.5%
Bank service fees and other expenses	(219.1)	(117.0)	(102.1)	87.3%

Our finance expense, net decreased by R$2,337.0 million, or 64.2%, primarily due to:

(1)	an increase of 387.6% in our recording expenses from exchange rate variation, primarily due to the depreciation of the real against foreign currencies during both years ended December 31, 2014 and 2015 (and the resulting impact on our foreign currency denominated exposure);

(2)	an increase of 979.8% in our recording income from the results of derivatives transactions, substantially all related to our prior practice of hedging our exposure against the depreciation of the real;

(3)	an increase of 8.3% in interest expense, primarily resulting from (i) new loans and financing, (ii) the impact of the depreciation of the real against the U.S. dollar between the year ended December 31, 2014 and the corresponding period of 2015 and (iii) an increase in the Brazilian CDI rate;

(4)	an increase of 74.5% in interest income, primarily as a result of the increase of cash on hand; and

(5)	an increase of 87.3% in bank service fees and others expenses, primarily resulting from new loans and financing.

Current and Deferred Income Taxes

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Current income taxes expense	(2,979.7)	(1,656.9)	(1,322.8)	79.8%
Deferred income taxes	229.7	(128.5)	—	—
Effective tax rate	(34.9)%	(42.6)%	7.7 p.p.	—

The Brazilian statutory tax rate is 34%, however our effective rate can vary period to period based on fluctuations in the amount of taxable income generated by each of our foreign subsidiaries, differences in the statutory rate in those foreign jurisdictions and the amount of foreign tax credits generated from the taxes paid in foreign jurisdictions that can be used to offset taxes otherwise payable in Brazil. In addition, the nature and timing of permanent differences arising during the period also impact our effective rate. Such permanent differences generally relate to foreign tax credits, domestic production activities deductions in the United States, taxes paid abroad on dividends received from less than wholly-owned subsidiaries and the recognition of previously unrecognized tax loss carryforwards.

For the year ended December 31, 2015, our effective rate was in line with historical rates. The effective rate was impacted in the prior year by taxes paid on dividends received from PPC, which were offset by the recognition of prior year tax loss carry forwards and the level of domestic production activities deductions in the United States.

For the year ended December 31, 2014, our effective rate was slightly higher than historical rates. The effective rate was impacted by permanent differences related to general business transactions reported differently for financial and tax purposes at the level of each legal entity or as a consolidated tax group, which were offset by the recognition of prior year tax loss carry forwards and the level of domestic production activities deductions in the United States.

Net Income

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net income	5,128.6	2,406.4	2,722.2		113.1%
Net income as percentage of net revenue	3.1%	2.0%	1.1	p.p.	—

As a result of the foregoing, our net income increased by R$2,722.2 million, or 113.1%, from R$2,406.4 million for the year ended December 31, 2014 to R$5,128.6 million for the year ended December 31, 2015. As a percentage of net revenue, our net income increased by 1.1 percentage points, from 2.0% for the year ended December 31, 2014 to 3.1% for the year ended December 31, 2015.

Net Income Attributable to Controlling Interests

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net income attributable to controlling interests	4,640.1	2,035.9	2,604.2		127.9%
Net income attributable to controlling interests as percentage of net revenue	2.8%	1.7%	1.1	p.p.	—

Net income attributable to controlling interests increased by R$2,604.2 million, or 127.9%, from R$2,035.9 million for the year ended December 31, 2014 to R$4,640.1 million for the year ended December 31, 2015. As a percentage of net revenue, net income attributable to controlling interests increased by 1.1 percentage points, from 1.7% for the year ended December 31, 2014 to 2.8% for the year ended December 31, 2015.

Net Income Attributable to Non-Controlling Interests

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net income attributable to non-controlling interests	488.5	370.5	118.0		31.8%
Net income attributable to non-controlling interests as percentage of net revenue	0.3%	0.3%	(0.0	)p.p.	—

Net income attributable to non-controlling interests increased by R$118.0 million, or 31.8%, from R$370.5 million for the year ended December 31, 2014 to R$488.5 million for the year ended December 31, 2015 due to higher earnings in the Chicken segment, as described below.

Segment Results

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais)
Net revenue	162,914.6	120,469.8	42,444.8	35.2%
Beef segment	99,715.3	74,296.4	25,418.9	34.2%
Chicken segment	40,223.4	27,873.6	12,349.8	44.3%
Pork segment	12,829.2	10,446.4	2,382.8	22.8%
Other segment	10,146.7	7,853.4	2,293.3	29.2%
Operating income	9,607.6	8,543.2	1,064.4	12.5%
Beef segment	2,711.1	3,081.0	(369.9)	(12.0)%
Chicken segment	5,518.1	3,973.7	1,544.4	38.9%
Pork segment	1,013.9	988.4	25.5	2.6%
Other segment	364.5	500.1	(135.6)	(27.1)%

Beef Segment

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net revenue	99,715.3	74,296.4	25,418.9		34.2%
Organic net revenue	76,035.6	74,296.4	1,739.2		2.3%
Sales volume (in thousand tons)	6,995.8	7,073.8	(78.0)		(1.1)%
Average sales price (in reais per kilogram)	10.87	10.50	0.37		3.5%
Impact of acquisitions	2,877.6	—	2,877.6		—
Impact of currency translation	20,802.1	—	20,802.1		—
Operating income	2,711.1	3,081.0	(369.9)		(12.0)%
Operating margin (% of net revenue)	2.7%	4.1%	(1.4	) p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) average sales prices, primarily in the domestic and international markets in Brazil; and (2) sales volumes in the United States; partially offset by decreases in: (i) average sales prices in the United States and Australia; and (ii) sales volumes in Brazil and Australia.

Impact of acquisitions – Our results of operations for the year ended December 31, 2015 were primarily impacted by an additional nine months of operations of the Primo business, which we acquired on March 30, 2015.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.354 per US$1.00 for the year ended December 31, 2014, as compared to R$3.332 per US$1.00 for the corresponding period in 2015, representing a variation of 41.6% between these periods.

Operating income – Operating income decreased primarily due to the impact of higher raw material costs in the United States, primarily due to: (1) the lower availability of cattle and heifer retention; (2) the strengthening of the dollar; and (3) higher beef imports. In Australia, sales prices declined primarily due to exchange rate variation. In Brazil, we reduced the number of animals processed by 1.1 million, primarily due to: (i) higher cattle prices; and (ii) lower availability. The reduced volume supply in Brazil was partially offset by higher sales prices, particularly export sales prices, with China as a highlight in the period.

Chicken Segment

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net revenue	40,223.4	27,873.6	12,349.8		44.3%
Organic net revenue	28,095.6	27,873.6	222.0		0.8%
Sales volume (in thousand tons)	6,925.3	6,718.1	207.2		3.1%
Average sales price (in reais per kilogram)	4.06	4.15	(0.09)		(2.2)%
Impact of acquisitions	4,392.8	—	4,392.8		—
Impact of currency translation	7,735.0	—	7,735.0		—
Operating income	5,518.1	3,973.7	1,544.4		38.9%
Operating margin (% of net revenue)	13.7%	14.3%	(0.5	) p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) sales volumes in Brazil and the United States; and (2) average sales prices in Brazil; partially offset by a decrease in average sales prices in the United States.

Impact of acquisitions – Our results of operations for the year ended December 31, 2015 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) 11 months of operations of the Tyson Foods Assets in Brazil, which we acquired on December 1, 2014; (2) six months of operations of the Tyson Assets in Mexico, which we acquired on June 29, 2015; (3) three months of operations of the Moy Park business, which we acquired on September 28, 2015; and (4) other less significant acquisitions in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.354 per US$1.00 for the year ended December 31, 2014, as compared to R$3.332 per US$1.00 for the corresponding period in 2015, representing a variation of 41.6% between these periods.

Operating income – Operating income increased primarily due to higher operating income in Brazil, mainly as a consequence of: (1) higher gross margins as a result of better margins on exports; and (2) a decrease in sales and administrative expenses as a percentage of net sales. In the United States, the case ready and small bird operations continued to deliver strong results in spite of challenges in the export markets, while the weakest chicken cutout (the composite of fresh chicken cut prices) in the past five years continued to impact the big birds segment of business, as well as the Mexican operations.

Pork Segment

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net revenue	12,829.2	10,446.4	2,382.8		22.8%
Organic net revenue	8,731.2	10,446.4	(1,715.2)		(16.4)%
Sales volume (in thousand tons)	1,655.4	1,515.4	140.0		9.2%
Average sales price (in reais per kilogram)	5.27	6.89	(1.62)		(23.5)%
Impact of acquisitions	1,043.3	—	1,043.3		—
Impact of currency translation	3,054.7	—	3,054.7		—
Operating income	1,013.9	988.4	25.5		2.6%
Operating margin (% of net revenue)	7.9%	9.5%	(1.6	) p.p.	—

Organic net revenue – Organic net revenue was negatively impacted by a decrease in average sales prices in the United States; partially offset by increases in: (1) average sales prices in Brazil; and (2) sales volumes in the United States.

Impact of acquisitions – Our results of operations for the year ended December 31, 2015 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) two months of operations of the Cargill pork business, which acquisition closed on October 30, 2015; and (2) other less significant acquisitions in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.354 per US$1.00 for the year ended December 31, 2014, as compared to R$3.332 per US$1.00 for the corresponding period in 2015, representing a variation of 41.6% between these periods.

Operating income – Operating income increased primarily due to: (1) an increase in sales volumes in the United States; and (2) the integration of the operations of the Cargill pork business.

Other Segment

	For the year ended December 31,		Change		% Change
	2015	2014
	(in millions of reais, unless otherwise indicated)
Net revenue	10,146.7	7,853.4	2,293.3		29.2%
Organic net revenue	9,488.3	7,853.4	1,634.9		20.8%
Sales volume (in thousand tons)	1,682.4	1,639.6	42.8		2.6%
Average sales price (in reais per kilogram)	5.64	4.79	0.85		17.7%
Impact of acquisitions	989.7	—	989.7		—
Impact of currency translation	(331.3)	—	(331.3)		—
Operating income	364.5	500.1	(135.6)		(27.1)%
Operating margin (% of net revenue)	3.6%	6.4%	(2.8	) p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in average sales prices and sales volumes, primarily related to processed products sold in the Brazilian domestic market.

Impact of acquisitions – Our results of operations for the year ended December 31, 2015 were primarily impacted by an additional three months of operations of Moy Park which acquisition closed on September 28, 2015.

Impact of currency translation – Unfavorable currency translation impacts on corporate expenses of foreign subsidiaries decreased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.354 per US$1.00 for the year ended December 31, 2014, as compared to R$3.332 per US$1.00 for the corresponding period in 2015, representing a variation of 41.6% between these periods.

Operating income – Operating income decreased due primarily to currency translation impacts. In Brazil, operating income improved mainly as a consequence of a higher gross margin as a result of better mix of products, in addition to a reduction in sales and administrative expenses as a percentage of net sales.

Results by Geography

	For the year ended December 31,		Change	% Change
	2015	2014
	(in millions of reais)
Net revenue	162,914.5	120,469.8	42,444.7	35.2%
United States (1)	111,225.1	79,206.8	32,018.3	40.4%
South America (2)	47,337.3	39,082.1	8,255.2	21.1%
Others (3)	4,352.1	2,180.9	2,171.2	99.6%
Operating income (loss)	9,607.6	8,543.2	1,064.4	12.5%
United States (1)	5,498.8	5,323.2	175.6	3.3%
South America (2)	4,217.4	3,234.8	982.6	30.4%
Others (3)	(108.6)	(14.8)	(93.8)	—

(1)	Consists of the United States, Canada, Mexico and Australia.
(2)	Consists of Brazil, Argentina, Paraguay and Uruguay.
(3)	Primarily Europe.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Consolidated Results of Operations

Net Revenue

	For the year ended December 31,		Change	% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net revenue	120,469.7	92,902.8	27,566.9	29.7%
Organic net revenue	106,502.2	92,902.8	13,599.4	14.6%
Sales volume (in thousand tons)	15,620.9	15,477.4	143.5	0.9%
Average sales price (in reais per kilogram)	6.82	6.00	0.82	13.7%
Impact of acquisitions	7,373.9	—	7,373 .9	—
Impact of currency translation	6,593.7	—	6,593.7	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) sales volumes in our Beef, Chicken and Other segments; and (2) average sales prices in all of our segments; partially offset by a decrease in sales volumes in our Pork segment. The impact of changes in regional pricing of the various protein groups is discussed below under “—Segment Results.”

Impact of acquisitions – Our consolidated results of operations for the year ended December 31, 2014 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) nine months of operations of the Seara business, which we acquired on September 30, 2013; (2) one month of operations of the Tyson Foods Assets in Brazil, which we acquired on December 1, 2014; and (3) other less significant acquisitions related to our Chicken, Pork and Other segments in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.158 per US$1.00 for the year ended December 31, 2013, as compared to R$2.354 per US$1.00 for the corresponding period in 2014, representing a variation of 9.1% between these periods.

Cost of Sales

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Cost of sales	101,796.3	81,056.1	20,740.2		25.6%
Gross profit	18,673.4	11,846.7	6,826.7		57.6%
Cost of sales as percentage of net revenues	84.5%	87.2%	(2.7	) p.p.	—

Our cost of sales increased by R$20,740.2 million, or 25.6%, primarily impacted by increases of approximately: (1) R$5,458.1 million, primarily related to acquisitions completed in 2013 and 2014, including the Seara Acquisition, which closed on September 30, 2013; (2) R$5,847.0 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; (3) R$751.4 million related to the impact of an increase in sales volumes; and (4) R$8,683.9 million related to an increase in the average cost of sales, in particular an increase in livestock prices in the United States.

General and Administrative Expenses

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
General and administrative expenses	3,715.7	2,435.9	1,279.8		52.5%
General and administrative expenses as percentage of net revenue	3.1%	2.6%	0.5	p.p.	—

Our general and administrative expenses increased by R$1,279.8 million, or 52.5%, primarily impacted by increases of approximately: (1) R$200.9 million related to the addition of various administrative departments in connection with the acquisitions we completed in 2013 and 2014, in particular the Seara Acquisition, which closed on September 30, 2013; (2) R$92.5 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; and (3) R$986.3 million related to the impact of an increase in general and administrative expenses.

Selling Expense

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Selling expense	7,154.3	5,262.2	1,892.1		36.0%
Selling expense as percentage of net revenue	5.9%	5.7%	0.2	p.p.	—

Our selling expense increased by R$1,892.1 million, or 36.0% primarily impacted by increases of approximately: (1) R$969.9 million related to the addition of various sales departments in connection with the acquisitions we completed in 2013 and 2014, in particular the Seara Acquisition, which closed on September 30, 2013; (2) R$211,1 million related to the impact of devaluation of the real against the U.S. dollar in currency translation; and (3) R$711.2 million related to the impact of an increase in selling expense.

Finance Expense, Net

	For the year ended December 31,		Change	% Change
	2014	2013
	(in millions of reais)
Finance expense, net	(3,637.6)	(2,380.4)	(1,257.2)	52.8%
Expenses from exchange rate variation	(1,891.8)	(1,370.0)	(521.8)	38.1%
Income from derivatives transactions	982.0	679.9	302.1	44.4%
Interest expense	(3,167.1)	(2,165.6)	(1,001.5)	46.2%
Interest income	556.3	576.0	(19.7)	(3.4)%
Bank service fees and other expenses	(117.0)	(100.7)	(16.3)	16.2%

Our finance expense, net decreased by R$1,257.2 million, or 52.8%, primarily due to:

(1)	an increase of 38.1% in our recording expenses from exchange rate variation, primarily due to the depreciation of the real against foreign currencies during both years ended December 31, 2013 and 2014 (and the resulting impact on our foreign currency denominated exposure);

(2)	an increase of 44.4% in our recording income from the results of derivatives transactions, substantially all related to our prior practice of hedging our exposure against the depreciation of the real;

(3)	an increase of 46.2% in interest expense, primarily resulting from (i) new loans and financing, (ii) the impact of the depreciation of the real against the U.S. dollar between the year ended December 31, 2013 and the corresponding period of 2014 and (iii) the increase in the Brazilian CDI rate;

(4)	a decrease of 3.4% in interest income; and

(5)	an increase of 16.2% in bank service fees and others expenses, primarily resulting from new loans and financing.

Current and Deferred Income Taxes

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Current income taxes expense	(1,656.9)	(166.2)	(1,490.7)		896.9%
Deferred income taxes	(128.5)	(490.4)	361.9		(73.8)%
Effective tax rate	(42.6)%	(37.0)%	(5.6	) p.p.	—

The Brazilian statutory tax rate is 34%, however our effective rate can vary period to period based on fluctuations in the amount of taxable income in each of the various foreign taxing jurisdictions in which we operate given differences in the statutory rate in those foreign jurisdictions and the amount of foreign tax credits generated from those taxes which can be used to offset taxes otherwise payable in Brazil. In addition, the nature and timing of permanent differences arising during the period also impact our effective rate. Such permanent differences generally relate to foreign tax credits, domestic production activities deductions in the United States, taxes paid abroad on dividends received from less than wholly-owned subsidiaries and the recognition of previously unrecognized tax loss carryforwards.

For the year ended December 31, 2014, our effective rate was slightly higher than historical rates. The effective rate was impacted by permanent differences related to general business transactions reported differently for financial and tax purposes at the level of each legal entity or as a consolidated tax group which were offset by the recognition of prior year tax loss carry forwards and the level of domestic production activities deductions in the United States.

For the year ended December 31, 2013, our effective rate was in line with historical rates. The effective rate was impacted in the prior year by the level of domestic production activities deductions in the United States, which was offset by other permanent differences.

Net Income

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net income	2,406.4	1,118.3	1,288.1		115.2%
Net income as percentage of net revenue	2.0%	1.2%	0.8	p.p.	—

As a result of the foregoing, our net income increased by R$1,288.1 million, or 115.2%, from R$1,118.3 million for the year ended December 31, 2013 to R$2,406.4 million for the year ended December 31, 2014. As a percentage of net revenue, our net income increased by 0.8 percentage points, from 1.2% for the year ended December 31, 2013 to 2.0% for the year ended December 31, 2014.

Net Income Attributable to Controlling Interests

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net income attributable to controlling interests	2,035.9	926.9	1,109.0		119.6%
Net income attributable to controlling interests as percentage of net revenue	1.7%	1.0%	0.7	p.p.	—

Net income attributable to controlling interests increased by R$1,109.0 million, or 119.6%, from R$926.9 million for the year ended December 31, 2013 to R$2,035.9 million for the year ended December 31, 2014. As a percentage of net revenue, net income attributable to controlling interests increased by 0.7 percentage points, from 1.0% for the year ended December 31, 2013 to 1.7% for the year ended December 31, 2014.

Net Income Attributable to Non-Controlling Interests

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net income attributable to non-controlling interests	370.5	191.4	179.1		93.6%
Net income attributable to non-controlling interests as percentage of net revenue	0.3%	0.2%	0.1	p.p.	—

Net income attributable to non-controlling interests increased by R$179.1 million, or 93.6%, from R$191.4 million for the year ended December 31, 2013 to R$370.5 million for the year ended December 31, 2014 due to higher earnings in the Chicken segment, as described below.

Segment Results

	For the year ended December 31,		Change	% Change
	2014	2013
	(in millions of reais)
Net revenue	120,469.8	92,902.9	27,566.9	29.7%
Beef segment	74,296.4	60,428.3	13,868.1	22.9%
Chicken segment	27,873.6	21,039.0	6,834.6	32.5%
Pork segment	10,446.4	7,927.3	2,519.1	31.8%
Other segment	7,853.4	3,508.3	4,345.1	123.9%
Operating income	8,543.2	4,091.4	4,451.8	108.8%
Beef segment	3,081.0	1,948.1	1,132.9	58.2%
Chicken segment	3,973.7	1,481.6	2,492.1	168.2%
Pork segment	988.4	410.6	577.8	140.7%
Other segment	500.1	251.1	249.0	99.2%

Beef Segment

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net revenue	74,296.4	60,428.3	13,868.1		22.9%
Organic net revenue	70,059.5	60,428.3	9,631.2		15.9%
Sales volume (in thousand tons)	7,073.8	7,032.5	41.3		0.6%
Average sales price (in reais per kilogram)	9.90	8.59	1.31		15.3%
Impact of acquisitions	0.0	—	0.0		—
Impact of currency translation	4,236.9	—	4,236.9		—
Operating income	3,081.0	1,948.1	1,132.9		58.2%
Operating margin (% of net revenue)	4.1%	3.2%	0.9	p.p.	—

Organic net revenues – Organic net revenue was positively impacted by increases in: (1) sales volumes in the United States; and (2) average sales prices in the United States and Brazil; partially offset by a decrease in sales volumes in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.158 per US$1.00 for the year ended December 31, 2013, as compared to R$2.354 per US$1.00 for the corresponding period in 2014, representing a variation of 9.1% between these periods.

Operating income – Operating income increased primarily due to initiatives adopted in the United States, where our beef operation was reorganized, splitting management of the fed cattle business and the regional business. In addition, there was reduction in production costs, product mix and sales chain rationing, as well as investments in innovation and efficiency gains. In Brazil, we maintained our strategy of investing in brands and in products innovation in the domestic market. The launch of convenience beef products reflected in an increase in the sales price and margins in this category.

Chicken Segment

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net revenue	27,873.6	21,039.0	6,834.6		32.5%
Organic net revenue	22,516.4	21,039.0	1,477.4		7.0%
Sales volume (in thousand tons)	5,982.9	5,896.9	86.0		1.5%
Average sales price (in reais per kilogram)	3.76	3.57	0.20		5.5%
Impact of acquisitions	3,680.6	—	3,680.6		—
Impact of currency translation	1,676.7	—	1,676.7		—
Operating income	3,973.7	1,481.6	2,492.1		168.2%
Operating margin (% of net revenue)	14.3%	7.0%	7.2	p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in sales volumes and average sales prices in all of the regions where we operate.

Impact of acquisitions – Our results of operations for the year ended December 31, 2014 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) nine months of operations of the Seara business, which we acquired on September 30, 2013; (2) one month of operations of the Tyson Foods Assets in Brazil, which we acquired on December 1, 2014; and (3) other less significant acquisitions in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.158 per US$1.00 for the year ended December 31, 2013, as compared to R$2.354 per US$1.00 for the corresponding period in 2014, representing a variation of 9.1% between these periods.

Operating income – Operating income increased primarily due to the impact of the integration of the Seara business, which we acquired on September 30, 2013. In Brazil, we made important investments in the production process to improve quality standards. Several new products were launched to innovate our portfolio, increase the value of our brands and increase consumer preference. The logistic model was redesigned, reducing costs, improving service levels and the presence of our products in the market. In the United States, our operating income reflects a significant improvement in our gross margin, due to a reduction in grain prices, combined with better sales mix and efficiencies at an operational level.

Pork Segment

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net revenue	10,446.4	7,927.3	2,519.1		31.8%
Organic net revenue	8,906.9	7,927.3	979.7		12.4%
Sales volume (in thousand tons)	1,401.8	1,475.4	(73.5)		(5.0)%
Average sales price (in reais per kilogram)	6.35	5.37	0.98		18.3%
Impact of acquisitions	789.6	—	789.6		—
Impact of currency translation	749.8	—	749.8		—
Operating income	988.4	410.6	577.8		140.7%
Operating margin (% of net revenue)	9.5%	5.2%	4.3	p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) sales volumes in Brazil; and (2) average sales prices in Brazil and the United States; partially offset by a decrease in sales volumes in the United States.

Impact of acquisitions – Our results of operations for the year ended December 31, 2014 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) one year of operations of the Seara business, which we acquired on September 30, 2013; and (2) other less significant acquisitions in Brazil.

Impact of currency translation – Favorable currency translation impacts increased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.158 per US$1.00 for the year ended December 31, 2013, as compared to R$2.354 per US$1.00 for the corresponding period in 2014, representing a variation of 9.1% between these periods.

Operating income – Operating income increased primarily due to higher average sales prices in all of the regions where we operate.

Other Segment

	For the year ended December 31,		Change		% Change
	2014	2013
	(in millions of reais, unless otherwise indicated)
Net revenue	7,853.4	3,508.3	4,345.1		123.9%
Organic net revenue	5,019.4	3,508.3	1,511.1		43.1%
Sales volume (in thousand tons)	1,162.3	1,072.6	89.7		8.4%
Average sales price (in reais per kilogram)	4.32	3.27	1.05		32.0%
Impact of acquisitions	2,903.7	—	2,903.7		—
Impact of currency translation	(69.7)	—	(69.7)		—
Operating income	500.1	251.1	249.0		99.2%
Operating margin (% of net revenue)	6.4%	7.2%	(0.8	) p.p.	—

Organic net revenue – Organic net revenue was positively impacted by increases in: (1) average sales prices, primarily related to processed products sold in the Brazilian domestic market; and (2) revenue from our global leather operations.

Impact of acquisitions – Our results of operations for the year ended December 31, 2014 were primarily impacted by the incremental number of periods over the comparable period as follows: (1) nine months of operations of the Seara business, which we acquired on September 30, 2013; and (2) other less significant acquisitions in Brazil.

Impact of currency translation – Unfavorable currency translation impacts on corporate expenses of foreign subsidiaries decreased net revenue primarily due to the devaluation of the real against the U.S. dollar. The average real/U.S. dollar exchange rate was R$2.158 per US$1.00 for the year ended December 31, 2013, as compared to R$2.354 per US$1.00 for the corresponding period in 2014, representing a variation of 9.1% between these periods.

Operating income – Operating income increased primarily due to the expansion of our processed products operations in the domestic market in Brazil.

Results by Geography

	For the year ended December 31,		Change	% Change
	2014	2013
	(in millions of reais)
Net revenue	120,469.8	92,902.8	27,567.0	29.7%
United States (1)	79,206.8	65,126.9	14,079.9	21.6%
South America (2)	39,082.1	25,820.5	13,261.6	51.4%
Others (3)	2,180.9	1,955.4	225.5	11.5%
Operating income	8,543.2	4,091.5	4,451.7	108.8%
United States (1)	5,323.2	2,109.5	3,213.7	152.3%
South America (2)	3,234.8	1,997.1	1,237.7	62.0%
Others (3)	(14.8)	(15.1)	0.3	—

(1)	Consists of the United States, Canada, Mexico and Australia.
(2)	Consists of Brazil, Argentina, Paraguay and Uruguay.
(3)	Primarily Europe.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on our indebtedness, which affects our net financial results;

•	prevailing domestic and international interest rates, which affect our debt service requirements;

•	our ability to continue to borrow funds from financial institutions or to access the domestic and international capital markets;

•	our working capital needs, based on our growth plans; and

•	our capital expenditure requirements, which consist primarily of purchasing equipment, strategic investments and acquisitions.

Our principal cash requirements consist of the following:

•	the purchase of raw materials, most of which represents the purchase of livestock for our processing operations in our Beef and Pork segments and the purchase of feed ingredients in our Chicken segment;

•	our working capital requirements;

•	the servicing of our indebtedness;

•	capital expenditures related mainly to our purchases of equipment, strategic investments, and acquisitions;

•	dividends and other distributions in respect of our share capital; and

•	tax, labor and social obligations and indirect taxes in connection with our operations.

Our main sources of liquidity consist of the following:

•	our cash flows from operating activities;

•	our short-term and long-term borrowings; and

•	dividend payments and other distributions that we receive from our subsidiaries.

We believe that our cash on hand, cash flow from operations, remaining availability under credit lines from commercial banks and funds we receive in distributions and/or loans from our subsidiaries will be sufficient to meet our ongoing operating requirements, make scheduled principal and interest payments on our outstanding debt and fund our capital expenditures for the foreseeable future. Our ability to continue to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond our control. For more information, see “Risk Factors.”

Cash Flows

The table below shows our cash flows from operating, investing and financing activities for the periods indicated:

	For the nine-month period ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in millions of reais)
Net cash provided by operating activities	182.0	5,878.7	6,004.1	6,798.1	2,143.4
Net cash used in investing activities	(2,963.4)	(18,151.7)	(19,375.3)	(4,635.4)	(2,260.2)
Net cash provided by (used in) financing activities	(8,015.7)	19,016.7	15,165.3	3,424.3	3,458.4
Effect of exchange variation on cash and cash equivalents	(739.8)	2,354.3	2,139.4	310.2	288.5

Variance in cash and cash equivalents, net	(11,536.8)	9,097.8	3,933.6	5,897.3	3,630.1

Cash and cash equivalents at the beginning of the period	18,844.0	14,910.4	14,910.4	9,013.1	5,383.1
Cash and cash equivalents at the end of the period	7,307.2	24,008.3	18,844.0	14,910.4	9,013.1

Operating Activities

Cash flow provided by operating activities may vary from time to time according to the fluctuation of sales revenues, cost of sales, operating expenses, changes in operating activities, interest paid and received and income tax paid.

Net cash provided by operating activities for the nine-month period ended September 30, 2015 was R$5,878.7 million, compared to net cash provided by operating activities of R$182.0 million for the corresponding period in 2016. The variation in cash flow from operating activities between these periods was primarily due to: (i) our recording net income of R$5,338.4 million for the nine-month period ended September 30, 2015, compared to a net loss of R$31.6 million in the corresponding period for 2016; which after adjustments, resulted in an income of R$10,136.3 for nine-month period ended September 30, 2015, compared to an income of R$8,162.8 million for the corresponding period for 2016; (ii) the cash related to changes in operating activities, which changed from a generation of R$172.5 million for the nine-month period ended September 30, 2015 to a use of R$3,988.3 million for the corresponding period of 2016, primarily due to the use of cash related to the decrease in trade accounts payables, increase in biological assets, decrease in other current and non-current liabilities, increase in recoverable taxes, and increase in inventories, partially offset by the decrease in related parties receivables and the decrease in trade accounts receivables; (iii) changes in interest paid, which decreased from R$3,102.9 million for the nine-month period ended September 30, 2015 to R$3,008.1 for the corresponding period for 2016; and (iv) changes in interest received, which decreased from R$761.5 million cash for the nine-month period ended September 30, 2015 to R$486.1 for the corresponding period for 2016; (v) changes in income tax paid, which decreased from R$2,088.8 million for the nine-month period ended September 30, 2015 to R$1,470.4 million for the corresponding period in 2016.

Net cash provided by operating activities for the year ended December 31, 2014 was R$6,798.1 million, compared to net cash provided in operating activities of R$6,004.1 million for the year ended December 31, 2015. The variation in cash flow from operating activities between these years was primarily due to: (1) our recording net income of R$2,406.4 million for the year ended December 31, 2014, compared to net income of R$5,128.6 million for the year ended December 31, 2015, which after adjustments, resulted in an income of R$10,238.2 for year ended December 31, 2014, compared to an income of R$12,824.2 million for the year ended December 31, 2015; (2) cash related to changes in operating activities, which changed from a use of R$442.4 million for the year ended December 31, 2014 to a use of R$1,115.7 million for the year ended December 31, 2015, primarily due to the use of cash related to the increase in related parties receivables and an increase in biological assets; partially offset by the generation of cash related to an increase in trade account payable, a decrease in trade accounts receivable and a decrease in inventories; (3) changes in interest and bank service fees paid, which changed from R$2,635.8 million for the year ended December 31, 2014 to R$4,144.8 for the year ended December 31, 2015; (4) changes in interest received, which changed from R$556.3 million for the year ended December 31, 2014 to R$970.7 cash received for the year ended December 31, 2015; and (v) changes in income tax paid, which changed from R$918.1 million for the year ended December 31, 2014 to R$2,530.3 for the year ended December 31, 2015.

Net cash provided by operating activities for the year ended December 31, 2013 was R$2,143.4 million, compared to net cash provided in operating activities of R$6,798.1 million for the year ended December 31, 2014. The variation in cash flow from operating activities between these years was primarily due to: (1) our recording net income of R$1,118.3 million for the year ended December 31, 2013 compared to net income of R$2,406.4 million for the year ended December 31, 2014, which after adjustments, resulted in an income of R$6,187.0 for year ended December 31, 2013, compared to an income of R$10,238.2 million for the year ended December 31, 2014; (2) cash related to changes in operating activities, which changed from a use of R$2,441.8 million for the year ended December 31, 2013 to a use of R$442.4 million for the year ended December 31, 2014, primarily due to the generation of cash related to an increase in trade accounts payable, a decrease in related parties receivables and a decrease in trade accounts receivable; partially offset by the use of cash related to an increase in inventories, an increase in other current and non-current assets and an increase in biological assets; (3) changes in interest and bank service fees paid, from R$2,089.5 million for the year ended December 31, 2013 to R$2,635.8 for the year ended December 31, 2014; (4) changes in interest received, from R$576.0 million for the year ended December 31, 2013 to R$556.3 for the year ended December 31, 2014; and (5) changes in income tax paid, from R$88.3 million for the year ended December 31, 2013 to R$918.1 for the year ended December 31, 2014.

Investing Activities

Cash flow provided by (used in) investing activities is primarily related to: (1) our acquisition of subsidiaries minus net cash at the time of acquisition; (2) our acquisition of property, plant and equipment; (3) our acquisition of intangible assets; and (4) our receipt of payment from the sale of property, plant and equipment.

For the nine-month periods ended September 30, 2015 and 2016, net cash used in investing activities totaled R$18,151.7 million and R$2,963.4 million, respectively. For the nine-month period ended September 30, 2015, R$15,035.8 million was cash used in payments of acquisitions and R$3,309.4 million was cash used in purchases of property, plant and equipment, partially offset by R$193.7 million in proceeds from sales of property, plant and equipment. For the nine-month period ended September 30, 2016, R$2,602.7 million was cash used in purchases of property, plant and equipment and R$452.4 million was cash used in payments of acquisitions net of cash received, partially offset by R$205.1 million in proceeds from sales of property, plant and equipment.

For the years ended December 31, 2013, 2014 and 2015, net cash used in investing activities totaled R$2,260.2 million, R$4,635.4 million and R$19,375.3 million, respectively. For the year ended December 31, 2013, R$2,454.9 million was cash used in purchase of property, plant and equipment, and R$30.9 million was cash used in payments of acquisitions, net of cash acquired; partially offset by R$232.7 million in proceeds from sale of property, plant and equipment. For the year ended December 31, 2014, R$4,087.8 million was cash used in purchase of property, plant and equipment, R$665.1 million was cash used in payment of acquisitions, net of cash acquired; partially offset by R$155.8 million in proceeds from sale of property, plant and equipment. For the year ended December 31, 2015, R$5,637.9 million was cash used in purchase of property, plant and equipment, and R$15,472.1 million was cash used in payments of acquisitions, net of cash acquired; partially offset by R$1,271.4 million in proceeds from sale or redemption of investments securities and R$510.0 million in proceeds from sale of property, plant and equipment.

Financing Activities

Cash flow provided by financing activities includes primarily proceeds from new loans and financing and derivatives settled in cash. Cash flow used in financing activities includes primarily principal and interest payments on loans and financing, payments related to derivatives settled in cash, payments for purchase of treasury shares and payments of dividends.

For the nine-month periods ended September 30, 2015, net cash provided by financing activities was R$19,016.7 million, compared to net cash used in financing activities of R$8,015.7 million for the corresponding period in 2016. For the nine-month period ended September 30, 2015, R$34,538.85 million was cash proceeds from loans and financing and R$12,810.5 million was cash proceeds from derivatives, partially offset primarily by R$26,126.0 million in payments of loans and financing, R$1,235.2 million in dividends paid to non-controlling interests, R$482.7 million in dividends and R$528.1 million in purchase of treasury shares. For the nine-month period ended September 30, 2016, R$22,133.3 million was cash used in payments of loans and financing, R$5,967.0 million was cash used in payments of derivatives, R$1,102.1 million was cash used in payments of dividends, R$821.1 million was cash used in purchase of treasury shares and R$570.1 million was cash used in payments of dividends to non-controlling interests, partially offset by R$22,574.8 million in cash proceeds from loans and financing.

For the years ended December 31, 2013, 2014 and 2015, net cash provided by financing activities totaled R$3,458.4 million, R$3,424.3 million and R$15,165.3 million, respectively. For the year ended December 31, 2013, R$21,703.2 million was cash proceeds from loans and financing, and R$707.4 million was cash proceeds from derivatives; partially offset by R$18,788.5 million in payments of loans and financing and R$170.4 in dividends paid. For the year ended December 31, 2014, R$24,655.5 million was cash proceeds from loans and financing, and R$1,216.3 million was cash proceeds from derivatives; partially offset by R$22,170.3 million in payments of loans and financing and R$219.9 in dividends paid. For the year ended December 31, 2015, R$46,945.9 million was cash proceeds from loans and financing, and R$9,639.3 million was cash proceeds from derivatives; partially offset primarily by R$37,943.4 million in payments of loans and financing, R$1,235.2 in dividends paid to non-controlling interests, R$1,432.7 million in cash used in purchase of treasury shares, R$482.7 in dividends paid and R$345.1 million in shares repurchased by a subsidiary.

Indebtedness and Financing Strategy

As of September 30, 2016, our total outstanding indebtedness was R$56,162.4 million, consisting of R$17,556.8 million of current loans and financing and R$38,605.7 million of non-current loans and financing, representing 74.7% of our total liabilities, which totaled R$75,192.9 million as of September 30, 2016. As of December 31, 2015, our total outstanding indebtedness was R$65,882.7 million, consisting of R$20,906.6 million of current loans and financing and R$44,976.1 million of non-current loans and financing, representing 71.3% of our total liabilities, which totaled R$92,881.6 million as of December 31, 2015. As of December 31, 2014, our total outstanding indebtedness was R$40,079.1 million, consisting of R$13,687.0 million of short-term loans and financing and R$26,392.2 million of non-current loans and financing, representing 71.1% of our total liabilities, which totaled R$56,442.6 million as of December 31, 2014. As of December 31, 2013, our total outstanding loans and financing was R$32,761.3 million, excluding related party debt, consisting of R$9,403.9 million of short-term loans and financing and R$23,330.4 million of non-current loans and financing, representing 71.9% of its total liabilities, which totaled R$45,537.0 million as of December 31, 2013.

Our financing strategy has been and will be, over the next several years, to: (1) extend the average maturity of our outstanding indebtedness, including by refinancing short-term debt through longer-term borrowings and issuing longer-term debt securities, in order to increase our liquidity levels and improve our strategic, financial and operational flexibility; and (2) reduce our financing costs by accessing lower-cost sources of finance, including through the international capital markets and export finance.

Based on the profile of our indebtedness as of September 30, 2016 and our track record, we believe we will continue to be able to raise funds in U.S. dollars, euros and reais to meet our financial obligations. We further believe that our capital expenditures during recent years, in addition to capital expenditures that we intend to make in the near future, will allow us to increase our ability to generate cash, to strengthen our credit ratios and to enhance our capacity to meet our financial obligations. Our short-term loans and financing, including the current portion of our non-current loans and financing, increased from R$13,687.0 million as of December 31, 2014 to R$20,906.6 million as of December 31, 2015, and decreased from R$20,906.6 million to R$17,556.8 million as of September 30, 2016, primarily due to the incurrence of current loans and financing, the increase of the portion maturing of non-current loans and financing classified as current liability and the impact of the exchange rate variation on the current loans and financing.

We maintain lines of credit with various financial institutions to finance working capital requirements, and we believe we will continue to be able to obtain additional credit to finance our working capital needs based on our past track record and current market conditions.

Indebtedness Summary and Maturities

The table below sets forth our consolidated loans and financing as of September 30, 2016:

Type	Average interest rate	As of September 30, 2016
		(in millions of reais)
Foreign currency:
ACC (advances on exchange contracts)	3.78%	7,783.5
Prepayment	4.53%	10,159.5
144A	7.28%	8,696.0
Credit Note—Import	3.22%	97.4
FINIMP (import financing)	4.46%	29.8
Working Capital—Euros	2.82%	84.3

Total foreign currency		26,850.4
Local currency:
FINAME (machinery and equipment financing)	7.07%	261.9
FINEP (studies and projects financing)	6.35%	116.1
JBS Mortgage	5.80%	7.3
ABL Revolving Facility due 2019	3.80%	0.4
Senior Secured Term Loan – 2018 tranche	3.80%	1,323.5
Senior Secured Term Loan – 2020 tranche	3.80%	1,577.5
Senior Secured Term Loan – 2022 tranche	4.00%	3,852.1
JBS Five Rivers Term Loan due 2019	3.00%	295.7
Moy Park Notes 2021	6.25%	1,273.2

Type	Average interest rate	As of September 30, 2016
		(in millions of reais)
JBS USA 2020 Notes	8.25%	2,274.6
JBS USA 2021 Notes	7.25%	3,772.4
JBS USA 2024 Notes	5.88%	2,445.9
JBS USA 2025 Notes	5.75%	2,944.5
PPC—U.S. Senior Notes due 2025	5.75%	1,612.4
PPC—Term Loan	1.80%	1,596.4
PPC Revolving Credit Facility USA		0.2
Marshalltown	2.34%	31.7
Working Capital—Brazilian reais	16.58%	572.1
Working Capital—U.S. dollars	4.52%	596.7
Working Capital—Euros	2.13%	172.2
Working Capital—Argentine pesos	16.06%	77.4
Credit Note—Export	16.04%	2,981.0
Credit Note—Import	3.18%	270.2
FCO—Middle West Fund	10.15%	4.0
CDC (direct credit to consumers)	18.53%	6.6
BNDES—CCB (bank credit note)	3.64%	22.0
ACC (advances on exchange contracts)	3.75%	2.0
Rural – Credit Note	8.90%	647.1
ANZ Credit Facility	2.60%	100.2
Canadian Credit Facility—Revolving	4.50%	260.6
Canadian Credit Facility – Term Loan due 2018	3.65%	34.5
Canadian Bank Facility	3.50%	6.1
Andrews Meat Secured Facility	2.90%	39.7
Mexico Credit Facility	5.50%	56.3
Others	1.55%	77.8

Total local currency		29,312.0

Total		56,162.4

Breakdown:
Current liabilities		17,556.8
Non-current liabilities		38,605.7

Total		56,162.4

The table below sets forth the payment schedule of our consolidated loans and financing, excluding estimated interest payments, in the total amount of R$56,162.4 million, as of September 30, 2016:

	As of September 30, 2016
	(in millions of reais)	(%)
Total current	17,556.8	31.3%

2017	1,383.7	2.5%
2018	4,258.6	7.6%
2019	915.0	1.6%
2020	9,497.6	16.9%
2021	5,639.9	10.0%
After 2021	16,910.8	30.1%

Total non-current	38,605.7	68.7%

Total	56,162.4	100.0%

Certain of our indebtedness is secured or guaranteed by the following: (1) receivables and inventories; (2) letters of credit; (3) guarantees by parent companies or subsidiaries; and (4) mortgages and liens on real estate, equipment and other items.

Description of Material Indebtedness

ABL Revolving Facility

On August 15, 2014, JBS USA and JBS Australia executed the Third Amended and Restated Revolving Syndicated Facility Agreement, which we refer to as the ABL Revolving Facility. The ABL Revolving Facility has a maximum borrowing availability of US$900.0 million, which is available in three tranches of US$675.0 million, US$150.0 million and US$75.0 million, subject to a borrowing base. The ABL Revolving Facility matures on August 15, 2019. Up to US$250.0 million of the ABL Revolving Facility is available for the issuance of letters of credit. Loans bear interest at applicable LIBOR or the prime rate plus applicable margins that are based on utilization of the ABL Revolving Facility. As of September 30, 2016, there were US$20.4 million of outstanding letters of credit and borrowing availability was US$879.6 million.

Borrowings made by JBS USA under the ABL Revolving Facility are guaranteed by JBS S.A., certain of JBS USA’s intermediate parent companies and certain of its U.S. subsidiaries. In addition, all material subsidiaries of JBS Australia guarantee JBS Australia borrowings. Borrowings under the ABL Revolving Facility are secured by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories of certain of JBS USA’s subsidiaries and a second priority security interest in assets securing the Senior Secured Term Loan.

Senior Secured Term Loan

On May 27, 2011, JBS USA entered into a credit agreement consisting of a term loan of US$475.0 million, which matures on May 27, 2018. Loans under this agreement may be either Alternate Base Rate, or ABR, loans or Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 1.75% with a 1.75% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 2.75% with a 1.0% LIBOR floor.

On September 18, 2013, JBS USA executed an increased facility activation notice, pursuant to which it incurred an incremental term loan, which allowed for a single borrowing in the amount of up to US$500.0 million. This incremental term loan was incurred as an additional tranche of term loans under the Senior Secured Term Loan and matures on September 18, 2020. Loans under this tranche may be either ABR loans or Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 1.75% with a 1.75% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 2.75% with a 1.0% LIBOR floor. On October 30, 2015, JBS USA executed an increased facility activation notice, pursuant to which it incurred an incremental term loan, which allowed for a single borrowing in the amount of up to US$1.2 billion. This incremental term loan was incurred as an additional tranche of term loans under the Senior Secured Term Loan and matures on October 30, 2022. Loans under this tranche may be either ABR loans of Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 2.00% with a 2.00% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 3.00% with a 1.00% floor.

All three tranches under the Senior Secured Term Loan are guaranteed by JBS S.A., certain of JBS USA’s intermediate parent companies and certain of its U.S. subsidiaries, and are secured by a perfected first priority security interest in all of JBS USA’s and certain of its subsidiaries’ fixed assets, whether real or personal, tangible or intangible, subject to certain exceptions and 100% of JBS USA’s capital stock and the capital stock of certain of its domestic subsidiaries and a second priority security interest in assets securing the ABL Revolving Facility.

PPC Credit Facility

On February 11, 2015, PPC and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement, or the PPC Credit Facility. The PPC Credit Facility provides: (1) a revolving credit facility in an aggregate principal amount of US$700.0 million subject to a borrowing base, or the 2020 Revolving Loan; and (2) a term loan commitment of up to US$1.0 billion, or the 2020 Term Loan. The 2020 Revolving Loan commitment under the PPC Credit Facility matures on February 10, 2020. The 2020 Term Loan is payable in quarterly installments equal to 1.25% of the principal outstanding as of closing, with all remaining principal and interest due at maturity on February 10, 2020.

The PPC Credit Facility includes a US$75.0 million sub-limit for swingline loans and a US$125.0 million sub-limit for letters of credit. Outstanding borrowings under the 2020 Revolving Loan and the 2020 Term Loan bear interest at a per annum rate equal to (1) in the case of LIBOR loans, applicable LIBOR plus applicable margins based on PPC’s net senior secured leverage ratio and (2) in the case of alternate base rate loans, applicable prime rate plus applicable margins based on PPC’s net senior secured leverage ratio.

All obligations under the PPC Credit Facility are unconditionally guaranteed by certain of PPC’s subsidiaries and are secured by a first priority lien on (1) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, (2) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, (3) substantially all of the personal property and intangibles of the borrowers and guarantors under the PPC Credit Facility and (4) substantially all of the real estate and fixed assets of PPC and the guarantors under the PPC Credit Facility.

Prepayment

On January 15, 2016, we entered into a US$1.0 billion pre-export financing facility with Bank of China. The Bank of China pre-export financing facility matures on January 21, 2023. As of September 30, 2016, US$800.0 million in principal amount of the loans had been disbursed to us. The remaining US$200.0 million in principal amount was disbursed to us on November 23, 2016. The outstanding principal amount of the loans are payable in four annual installments equal to 25% of the outstanding principal commencing on the fourth anniversary of the initial borrowing date.

Fixed-Rate Notes

We have 10 outstanding series of fixed-rate debt securities in the international capital markets. All of these securities pay interest semi-annually in arrears. At their maturity date of October 5, 2016, we repaid JBS S.A.’s 10.250% senior notes due 2016 in full, including outstanding principal amount and interest accrued to date. The table below sets forth our outstanding fixed-rate debt securities as of September 30, 2016, the outstanding principal amount of these securities and their maturity dates.

Security	Outstanding Principal Amount		Final Maturity
	(in millions)

JBS S.A. 10.250% senior notes due 2016 (1)	US$	117.3	October 2016

JBS S.A. 6.250% senior notes due 2023 (2)	US$	775.0	February 2023

JBS S.A. 7.750% senior notes due 2020 (2)	US$	1,000.0	October 2020

JBS S.A. 7.250% senior notes due 2024 (2)	US$	750.0	April 2024

JBS USA 8.250% senior notes due 2020 (3)	US$	700.0	February 2020

Security	Outstanding Principal Amount		Final Maturity
	(in millions)

JBS USA 7.250% senior notes due 2021 (3)	US$	1,150.0	June 2021

JBS USA 5.875% senior notes due 2024 (3)	US$	750.0	July 2024

JBS USA 5.75% senior notes due 2025 (3)	US$	900.0	June 2025

Moy Park 6.25% senior notes due 2021 (4)		£300.0	May 2021

PPC 5.75% senior notes due 2025 (5)	US$	500.0	March 2025

(1)	These notes were issued or assumed by us and are fully and unconditionally guaranteed by certain of our material subsidiaries and any future significant subsidiary.
(2)	These notes were issued by JBS Investments GmbH and are fully and unconditionally guaranteed by us.
(3)	These notes were issued by JBS USA and JBS USA Finance, Inc. and are fully and unconditionally guaranteed by us, certain of JBS USA’s intermediate parent companies and certain of JBS USA’s U.S. subsidiaries.
(4)	These notes were issued by Moy Park (Bondco) Plc and are fully and unconditionally guaranteed by Moy Park Holdings (Europe) Ltd., Moy Park (Newco) Limited, Moy Park Limited, O’Kane Poultry Limited and any future significant subsidiary.
(5)	These notes were issued by PPC and are guaranteed by Pilgrim’s Pride Corporation of West Virginia, Inc.

Capital Expenditures

We make capital expenditures primarily for acquisitions, strategic investments as well as equipment purchases and maintenance, expansions and modernization of our facilities.

Our capital expenditures for the nine-month period ended September 30, 2016 totaled R$3,085.2 million, as follows: R$2,602.7 million in purchase of property, plant and equipment in connection with investments in facility maintenance, expansions and modernization; and R$452.4 million primarily related to the payment of the earn-out arrangement regarding the Moy Park acquisition. The total amount of the earn-out was R$430.0 million and was payable in installments on March 31, 2016, June 30, 2016 and September 30, 2016 and was based on whether a quarterly EBITDA margin target (EBITDA/net revenue) was met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016. Our capital expenditures for the nine-month period ended September 30, 2015 totaled R$18,345.2 million, as follows: R$3,309.4 million in purchases of property, plant and equipment in connection with investments in facility maintenance, expansions and modernization; and R$15,035.8 million in acquisitions, net of cash acquired, including the Primo Acquisition, which closed on March 30, 2015, the Acquisition of Tyson Foods Assets in Mexico, which closed on June 29, 2015, and the Moy Park Acquisition, which closed on September 28, 2015.

Our capital expenditures for the year ended December 31, 2015 totaled R$21,110.0 million, as follows: (1) R$5,637.9 million in purchases of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and (2) R$15,472.1 million related to acquisitions, net of cash acquired, including the Primo Acquisition, the Moy Park Acquisition, the Cargill Pork Acquisition and the Acquisition of Tyson Foods Assets in Mexico.

Our capital expenditures for the year ended December 31, 2014 totaled R$4,752.8 million, as follows: (1) R$4,087.8 million in purchases of property, plant and equipment in connection with investments in facility maintenance, expansions and modernization; and (2) R$665.1 million related to acquisitions, net of cash acquired, primarily to expand our chicken, pork and processed food business in Brazil, including the Acquisition of Tyson Foods Assets in Brazil.

Our capital expenditures for year ended December 31, 2013 totaled R$2,485.8 million, as follows: (1) R$2,454.9 million in purchases of property, plant and equipment in connection with investments in facility maintenance, expansions and modernization; and (2) R$30.9 million related to acquisitions, net of cash acquired.

The source of cash for our capital expenditures generally tends to be our own cash flows.

Contractual Obligations

The following table summarizes our significant loans and financing, payables related to facilities acquisitions, finance lease obligations and operating lease obligations as of December 31, 2015 that have an impact on our liquidity.

Contractual obligations	2016	2017	2018	2019	2020	2021 and after	Total
	(in millions of reais)
Loans and financing (1)	20,906.6	4,308.6	4,275.2	856.8	10,578.6	24,957.0	65,882.8
Estimated interest on loans and financing (2)	3,367.4	2,665.5	2,340.9	2,190.0	1,951.1	3,884.9	16,359.9
Other financial liabilities (3)	901.9	119.9	68.8	20.3	13.3	11.6	1,135.8
Finance lease obligations (4)	55.0	37.7	29.6	16.6	8.3	48.8	195.9
Operating lease obligations(4)	372.4	335.2	277.9	200.8	140.5	328.3	1,655.2
Purchase obligations (5)	22,598.4	15,148.0	13,573.0	12,833.1	7,065.9	14,201.4	85,419.8

Total	48,201.6	22,615.0	20,565.4	16,117.6	19,757.7	43,432.0	170,649.4

(1)	Includes accrued and unpaid interest as of December 31, 2015.
(2)	Includes interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective interest rates at December 31, 2015, and expected payment dates.
(3)	Includes contingent consideration related to the purchase of Moy Park and seller-financed payables on the purchase of assets.
(4)	The amounts for finance lease obligations and operating lease obligations consist of the future minimum payments of non-cancellable obligations with terms exceeding one year.
(5)	Includes agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed minimum or variable price provisions; and the approximate timing. The purchase obligations amounts include items such as future purchase commitments for livestock, grains, energy contracts and fixed grower fees. Amounts exclude future purchase commitments for contracts that are authorized, cancelable or contain termination clauses without penalty.

Off-Balance Sheet Arrangements

As of September 30, 2016, we did not have any significant off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

However, as of September 30, 2016, JBS Five Rivers guaranteed up to US$250 million of the obligations of J&F Oklahoma under the J&F Oklahoma Secured Revolving Credit Facility described under “Related Party Transactions—Agreements with J&F Oklahoma and its Subsidiaries—Other Agreements—Guarantee of J&F Oklahoma Secured Revolving Credit Facility.” This guarantee is not recorded on our consolidated balance sheet.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks arising from our normal business activities. These market risks, which are beyond our control, involve primarily the possibility that changes in interest rates, exchange rates, commodity prices and inflation will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign exchange rates.

Our risk management strategy is designed to mitigate the financial impact derived from our exposure to market risks, and accordingly, we have used and may continue to use interest rate, exchange rates and commodity derivative instruments, cash and receivables. Our hedging activities are governed by a financial risk management department, which follows corporate governance standards and guidelines for our company that are established by our risk management committee and approved by our board of directors.

See note 29 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Interest Rate Risk

As of December 31, 2015, 23.3% of our loans and financing, in the amount of R$15,362.4 million, was subject to interest rate fluctuations.

Interest rate risk is related to potentially adverse results that we may incur from interest rate fluctuations, which may be caused by economic crisis, sovereign monetary policy alterations or market movements. We have assets and mostly liabilities exposed to floating interest rates, such as the Brazilian CDI rate, the Brazilian TJLP rate, the BNDES basket of currencies rate (Unidade Monetária BNDES), or UMBNDES, LIBOR and EURIBOR, among others. Our financial risk management policy does not establish a proportion of our liabilities between floating interest rates and fixed interest rates but our risk management department monitors market conditions and may propose to our risk management committee strategies to rebalance the exposure.

The table below summarizes our liabilities (loans and financing) and assets (cash equivalents) exposed to floating rates as of December 31, 2015:

As of December 31, 2015
(in millions of reais)
Net liabilities and assets exposure to the Brazilian CDI rate:
NCE / Compror / Others	(5,067.3)
CDB-DI	1,976.8
Investment funds and national treasury bill	3,428.7

Subtotal	338.2

Liabilities exposure to the LIBOR/EURIBOR rate:
Working capital—Euros	(99.8)
Working capital—U.S. dollars	(208.8)
Pre-payment	(9,633.7)
Others	(4.7)

Subtotal	(9,947.0)

As of December 31, 2015
Liabilities exposure to the Brazilian TJLP rate:
FINAME / FINEM	(306.5)

Subtotal	(306.5)

Liabilities exposure to UMBNDES:
CCB – BNDES	(41.6)

Subtotal	(41.6)

Total	(9,956.8)

The table below sets forth our risk sensitivity analysis to variations in interest rates. Scenario I (probable) considers the applicable interest rates as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to interest rates, as of the same date:

			Effect on income
Interest rate exposure	Risk	Current scenario	Scenario I VaR 99% horizon 1 day		Scenario II Interest rate variation – 25%		Scenario II Interest rate variation – 50%
			Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
				(in millions of reais)		(in millions of reais)		(in millions of reais)
Brazilian CDI	Decrease	14.1400%	14.0416%	(0.3)	10.6050%	(12.0)	7.0700%	(23.9)
Euribor	Increase	0.0060%	0.0600%	—	0.0750%	—	0.0900%	—
Libor	Increase	1.780%	1.1783%	—	1.4725%	(29.0)	1.7670%	(58.0)
Brazilian TJLP	Increase	7.0000%	7.0023%	—	8.7500%	(5.4)	10.5000%	(10.7)
UMBNDES	Increase	0.0762	0.0784	(1.2)	0.0952	(10.4)	0.1143	(20.8)

				(1.6)		(56.7)		(113.5)

Exchange Rate Risk

As of December 31, 2015, 45.9% of our indebtedness loans and financing were denominated in foreign currency. Accordingly, we are exposed to foreign currency exchange rate risk. Therefore, any depreciation of the real against the U.S. dollar may significantly increase our finance expense and our current and non-current loans and financing denominated in reais. Conversely, any appreciation of the real against the U.S. dollar may significantly reduce our finance expense and our current and non-current loans and financing denominated in reais. In addition, because we operate in a number of foreign countries to support our operations and investments, we are exposed to market risks from changes in foreign exchange rates and interest rates.

Our risk management department enters into transactions with derivative financial instruments which represent hedging instruments approved by our board of directors to protect financial assets and liabilities, potential future cash flow from commercial activities and net investments in foreign operations, such as future contracts, non-deliverable forwards, or NDFs, options and swaps, which may be used to hedge loans, investments, flows from interest payments, exports estimate, acquisition of raw material, and other cash flows, whenever they are quoted in currencies different than our functional currency. Our counterparties are financial institutions.

In accordance with our financial risk management policy, in April 2016, our risk management committee decided to unwind most of our currency derivatives that were in place at March 31, 2016, effectively reducing our currency derivatives exposure to close to zero.

The table below sets forth information about our significant exchange rate-sensitive instruments in U.S. dollars:

Exposure in US$	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	3,589.3
Trade accounts receivable	3,107.2
Sales orders	2,650.2
Trade accounts payable	(223.9)
Purchase orders	(469.6)

Subtotal	8,653.2

Financial:
Related party transactions, net	666.7
Net debt in subsidiaries	(23,325.7)
Loans and financing	(29,668.9)

Subtotal	(52,327.8)

Total exposure	(43,674.7)

Derivatives:
Future contracts	23,557.9
NDFs (1)	23,668.2
Swap (assets)	1,601.9
Swap (liabilities)	(1,180.2)

Total of derivatives	47,647.8

Net exposure	3,973.1

(1)	NDFs and swaps are net cash settled at maturity. Swaps may have scheduled amortizations and interest payments during the period.

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in U.S. dollar risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/US$)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
			(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		(205.9)		(1,865.0)		(3,730.0)
Financial	Appreciation of the R$		800.7		7,250.5		14,501.1
Hedge derivatives	Appreciation of the R$		(1,325.8)		(12,005.8)		(24,011.5)

			(731.1)		(6,620.2)		(13,240.4)

Assumption	Exchange rate (R$/US$)	R$	3.7970	R$	2.9286	R$	1.9524

The table below sets forth information about our significant exchange rate-sensitive instruments in Canadian dollars (C$):

Exposure in C$	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	14.5
Trade accounts receivable	32.1
Trade accounts payable	(0.6)

Total exposure	46.1

Derivatives:
Future contracts	(5.1)
NDFs	(54.1)

Total of derivatives	(59.1)

Net exposure	(13.1)

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Canadian dollar risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/C$)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		1.3		11.5		23.0
Hedge derivatives	Depreciation of the R$		(1.6)		(14.8)		(29.6)

			(0.4)		(3.3)		(6.5)

Assumption	Exchange rate (R$/C$)	R$	2.8951	R$	3.5214	R$	4.2257

The table below sets forth information about our significant exchange rate-sensitive instruments in euros (€):

Exposure in €	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	56.5
Trade accounts receivable	412.3
Sales orders	345.5
Trade accounts payable	(138.7)
Purchase orders	(20.4)

Subtotal	655.1

Financial:
Related party transactions, net	333.6

Subtotal	333.6

Total exposure	988.7

Exposure in €	As of December 31, 2015
(in millions of reais)
Derivatives:
Future contracts	(660.9)
NDFs	50.3

Total of derivatives	(610.7)

Net exposure	378.0

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Euro risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/€)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		(20.2)		(163.8)		(327.5)
Financial	Appreciation of the R$		(10.3)		(83.4)		(166.8)
Hedge derivatives	Depreciation of the R$		18.8		152.7		305.3

			(11.7)		(94.5)		(189.0)

Assumption	Exchange rate (R$/€)	R$	4.1194	R$	3.1878	R$	2.1252

The table below sets forth information about our significant exchange rate-sensitive instruments in British pounds (£):

Exposure in £	As of December 31, 2015
(in millions of reais)
Operating:
Trade accounts receivable	76.0
Sales orders	4.8

Total exposure	80.8

Derivatives:
Future contracts	(38.5)
NDFs	(50.0)

Total of derivatives	(88.5)

Net exposure	(7.7)

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in British Pound risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/£)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		2.3		20.2		40.4
Hedge derivatives	Depreciation of the R$		(2.5)		(22.1)		(44.3)

			(0.2)		(1.9)		(3.9)

Assumption	Exchange rate (R$/£)	R$	5.9515	R$	7.2351	R$	8.6822

The table below sets forth information about our significant exchange rate-sensitive instruments in Japanese Yen (¥):

Exposure in ¥	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	5.7
Trade accounts receivable	23.5
Sales orders	1.4

Total exposure	30.5

Derivatives:
NDFs	(85.2)

Total of derivatives	(85.2)

Net exposure	(54.8)

The following table sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Japanese Yen risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/¥)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		1.0		7.6		15.2
Hedge derivatives	Depreciation of the R$		(2.9)		(21.3)		(42.6)

			(1.9)		(13.7)		(27.4)

Assumption	Exchange rate (R$/¥)	R$	0.0335	R$	0.0405	R$	0.0486

Commodity Risk

Our global operations expose us to fluctuations in the availability and prices of feeder cattle, live cattle, lean hogs, corn, soybean complex and energy, especially in the United States, Australia and Brazil. Commodity markets are characterized by volatility arising from external factors such as climate, supply levels, transportation costs, agricultural policies and storage costs, among others. Our financial risk management department is responsible for mapping our exposures to commodity prices and proposing strategies to our risk management committee in order to mitigate such exposures. We enter into various types of derivative contracts, primarily commodity exchange-traded futures and forwards, mainly in order to manage our exposure to adverse changes in the price per pound of cattle and corn and soybean, and to maintain future supply of these materials. Generally, we purchase derivatives in an attempt to mitigate price risk related to its anticipated consumption of commodity inputs for periods of up to 12 months. We use exchange-traded futures and options to hedge livestock commodities. We may enter into longer-term derivatives on particular commodities if deemed appropriate.

The table below sets forth information about our exposure to variations in the price of cattle:

As of December 31, 2015
(in millions of reais)
Operating:
Firm contracts of cattle purchase	48.1

Total exposure	48.1

The table below sets forth our individual risk sensitivity analysis to variations in the price of cattle. Scenario I (probable) considers the current price of cattle as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the price of cattle, as of the same date:

		Effect on income
Cattle price risk	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except the price of cattle)
Operating	Cattle depreciation		(0.6)		(12.1)		(24.0)
Hedge derivatives	Cattle appreciation		0.2		3.0		6.0

			(0.5)		9.0		(18.1)

Assumption	Price of cattle	R$	150.62	R$	114.47	R$	76.32

The table below sets forth information about our exposure to variations in the price of corn in Brazil:

As of December 31, 2015
(in millions of reais)
Operating:
Purchase orders	469.6

Total exposure	469.6

The table below sets forth our risk sensitivity analysis to variations in the price of corn in Brazil. Scenario I (probable) considers the current price of corn as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the price of corn, as of the same date:

		Effect on income
Corn price risk	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation – 25%		Scenario II R$ Depreciation – 50%
		(in millions of reais, except the price of corn)
Operating	Corn price depreciation		(16.6)		(117.4)		(234.8)

			(16.6)		(117.4)		(234.8)

Assumption	Price of corn	R$	346.08	R$	269.06	R$	179.38

The table below sets forth information about our exposure to variations in commodity prices in the United States:

As of December 31, 2015
(in millions of reais)
Operating:
Forwards, commodities	5,294.3
Derivatives:
Future and option commodity contracts	9,692.2

Total exposure	14,986.5

The table below sets forth our risk sensitivity analysis to variations in commodity prices in the United States. Scenario I (probable) considers the price of cattle as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to commodity prices, as of the same date:

		Effect on income
Commodity price risk	Risk	Scenario I VaR 99% horizon 1 day	Scenario II R$ Depreciation – 25%	Scenario II R$ Depreciation – 50%
		(in millions of reais, except percentages)
Operating	Commodity price depreciation	(56.1)	(1,323.6)	(2,647.1)
Hedge derivatives	Commodity price depreciation	(102.7)	(2,423.0)	(4,846.1)

		(158.9)	(3,746.6)	(7,493.2)

Assumption	Commodity price variation	(1.06)%	(25.00%)	(50.00%)

BUSINESS

Overview

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Our pro forma net revenue for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 was R$109,422.5 million (US$33,709.9 million) and R$136,257.0 million (US$41,976.9 million), respectively. Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products. During 2015 and the nine-month period ended September 30, 2016, we sold our products in approximately 190 countries on six continents, and for the nine-month period ended September 30, 2016 and the year ended December 31, 2015, we generated 92.7% and 92.6%, respectively, of our pro forma gross revenue from sales outside of Brazil. Our protein products are recognized through our well-known brands, including “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America, “Seara,” “Doriana” and “Cabaña Las Lilas” in South America, “Primo,” “Great Southern” and “Beehive” in Australia and New Zealand and “Moy Park” and “O’Kane” in Europe.

We believe that, as of September 30, 2016, we were one of the largest:

•	beef producers in the world in terms of capacity, with operations in the United States, Canada, Australia, Argentina, Paraguay, and Uruguay and an aggregate daily processing capacity of approximately 47,800 head of cattle;

•	poultry producers in the world in terms of capacity, with operations in the United States, Mexico, Puerto Rico, Brazil and the United Kingdom and an aggregate daily processing capacity of approximately 13.7 million chickens;

•	pork producers in the United States and Brazil in terms of capacity, with aggregate daily processing capacities of approximately 89,700 hogs and 21,200 hogs, respectively. We also operate one pork facility in Australia with a daily processing capacity of approximately 4,000 hogs; and

•	lamb and sheep producers in the world in terms of capacity, with operations in Australia and an aggregate daily slaughtering capacity of approximately 23,800 lambs.

We also believe that we are a significant producer of further processed and value-added meat products in the world, with an aggregate monthly production capacity of approximately 189,400 tons as of September 30, 2016.

Our fresh products include fresh and frozen cuts of beef, pork, lamb and sheep, whole chickens and chicken parts. Our branded processed and value-added meat products include products that are cut, ground and packaged in a customized manner for specific orders and include frozen, cooked, canned, seasoned, marinated and consumer-ready products.

We sell our products primarily to retailers (such as supermarkets, club stores and other retail distributors), many of which products include our proprietary brands, and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors) in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. As of September 30, 2016, we had more than 250,000 active customers worldwide, including retailers and wholesalers.

Competitive Strengths

Our competitive strengths include the following:

Scale and leading market positions

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. In terms of daily processing capacity, we believe we are among the leading beef, pork, chicken and lamb processors in the world. We are well positioned to be a primary provider of beef, pork, chicken and lamb, in addition to branded processed and value-added products, for our customers’ protein needs and to capitalize on growing global demand within the food industry. We are a valued supplier for our large integrated customers due to our ability to ensure supply and provide competitive pricing. We have established a reputation for dependable quality and highly responsive service.

Our economies of scale allow us to spread our fixed costs and maintain a competitive cost position in the markets in which we operate. Furthermore, our scale provides us with leverage in negotiating vendor agreements, such as freight, packaging, maintenance suppliers and services.

Diversified business model with international reach

Our business is well-diversified across different types of products and all major distribution channels. Our business is also well-diversified geographically with respect to production and distribution.

•	Diversified food products offerings: We are well positioned to be a primary protein provider to our customers. Selling multiple sources of food products grants us the opportunity to cross-sell to our customers and to diversify typical industry risks such as industry cycles, the impact of species-based diseases and outbreaks and changes in consumer preferences. As a result of our diversification of products across multiple proteins, our business is less likely to be severely impacted by issues affecting any one form of protein.

•	Sales and distribution channel diversification: We benefit from our diversified sales and distribution channels, which include national and regional retailers (including supermarket chains, independent grocers, club stores and wholesale distributors), the foodservice industry (including foodservice distributors, which service restaurants and hotel chains and other institutional customers) and further processors (including makers of bacon, sausage and deli and luncheon meats). As of September 30, 2016, we sold our products to more than 250,000 customers worldwide, with no single customer accounting for more than 5.0% of our pro forma net sales for the nine-month period ended September 30, 2016. This diversification reduces our dependence on any one market or customer and provides multiple channels for potential growth.

•	Geographic and export diversification: Our processing platforms in the major meat-producing countries provide us with sufficient scale and operating flexibility to satisfy demand regardless of market conditions and sanitary restrictions. We sell our products in approximately 190 countries on six continents. Our geographic diversification enables us to reduce exposure to any one market and capitalize on worldwide demand. Additionally, having access to international markets allows us to potentially generate higher returns as many of our export products, such as tongue, heart, kidney and other variety meats, garner higher demand and prices in foreign markets with diverse local customs, particularly in Asia and the Middle East.

•

Successful integration of acquisitions: Our management has a strong track record of acquiring and successfully integrating operations, as evidenced by the more than 30 acquisitions we have made over the last 20 years, including, most recently, the Primo Acquisition, the Acquisition of Tyson Foods Assets in Mexico, the Cargill Pork Acquisition and the Moy Park Acquisition in 2015, the Acquisition of Tyson Foods Assets in Brazil in 2014 and the Seara Acquisition in 2013. Furthermore, we have leveraged this expertise to rapidly integrate and realize cost savings and margin improvement from our acquisitions. We continue to identify and develop plans to realize additional cost saving opportunities from the integration of our acquisitions. We believe that due to our leadership, global production scale, financial stability and experience in acquiring and integrating companies, we are well positioned to operate as one of the leading companies in the consolidation of the global food industry.

Established customer relationships

We have long-standing relationships with numerous well-established, global customers, many of whom have been doing business with us for more than 20 years. We believe our scale and footprint position us to serve large national and multinational customers (including the largest foodservice distributors, restaurants and retail chains), to whom we can provide a variety of products at locations around the world. Additionally, we are focused on developing long-term, mutually beneficial relationships with our customers, who, we believe, consider us to be an extension of their operations. Our high-quality, long-standing relationships provide us with greater revenue stability and forecasting transparency.

Proven management team

Our management team has a significant knowledge of the beef, pork and poultry industries. Certain members of our management have more than 25 years of experience in the management of our company or in the industries in which we operate. We believe that our management is one of the main factors responsible for the increase in our sales, improvement of our business and integration of our new acquisitions, transforming us into one of the leading companies in the global food industry.

We also benefit from management ideas, best practices and talent shared with the seasoned management team at our parent company, JBS S.A., which has more than 50 years of experience operating beef processing plants in Brazil. Wesley Mendonça Batista, chief executive officer JBS S.A., has more than 25 years of operating experience in both the United States and Brazil, and along with the other members of the Batista Family, holds a significant stake in JBS S.A.

Our Strategy

Our strategy is continue our development as a leading global food company, with a focus on improving our processed, value added and branded product offerings and to seek consolidation opportunities to further enhance our diversified global production platform.

Grow our prepared foods business

Currently, we have established prepared foods businesses in Brazil (operating under the “Seara” brand) and in Australia (under the “Primo” and “Hans” brands). Prepared foods businesses allow us to integrate our activities and improve the profitability of our operations across the value chain. In addition, prepared foods generally have higher and more stable margins than our core fresh and frozen protein businesses. We intend to continue to invest in the growth of our prepared foods business through both organic growth and acquisitions in order to improve our margins and generate more stable earnings.

Increase our value-added product offerings

End consumers, as well retail and foodservice customers, are increasingly seeking more organic and natural protein products that are sold at premium prices. We have a number of products that have been introduced across all of our markets that offer organic, antibiotic free (ABF), vegetarian fed and/or all natural products to customers. We plan to continue to invest in the growth of these products, which are sold under the following brands: “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in

North America; “Seara,” “Doriana” and “Cabaña Las Lilas” in South America; “Primo,” “Great Southern” and “Beehive” in Australia and New Zealand; and “Moy Park” and “O’Kane” in Europe.

We continue to grow our value-added and case-ready products, which lower labor cost for our customers and offer greater convenience for consumers. Examples of our value-added product offerings include sliced, cubed, tenderized, canned, marinated and other consumer-ready products. These products are primarily offered to customers under our own brands. We intend to continue to expand our branded value-added product offerings through increased investment in our production facilities and selective acquisitions. We also intend to continue to invest in marketing to increase the awareness and consumer perception of our brands. We believe that increased sales of value-added products will significantly enhance our product margins.

Drive operational improvement in our core business

We have an established track record of reducing costs and increasing production yields. We intend to continue to be one of the most efficient food companies in the world with a focus on improving the efficiency of our production processes, logistics and distribution networks, investing in information technology and automation while continuing to benefit from gains in economies of scale and operating synergies from acquisitions. We believe we can enhance our yields through the development and implementation of modern processes and improvement of products throughout the production chain, improving carcass yield for fresh and processed meat, as well as processing hides. We will continue to focus on developing innovative processes and improving products throughout the production chain.

Continue to successfully integrate acquisitions

We have a successful history of acquiring and improving the operating performance of companies. We have successfully captured operational synergies, including the streamlining of managerial jobs, improvements to sales networks, consolidation of distribution networks, enhancement of freight and storage costs and the consolidation of risk and financial management systems. We have used this experience to integrate businesses such as PPC, Seara Brasil, Primo, Moy Park and Cargill Pork and will continue to apply this experience to integrate other companies that we may acquire in the future.

Continue to prioritize food safety and animal welfare

We prioritize food safety and animal welfare objectives in order to accomplish two principal goals. First, we focus on maintaining a high standard of food safety in order to ensure the quality of our products and attempt to avoid the potential adverse market reaction that is associated with recalls that occur from time to time in the meat processing industry. In addition, we understand our role in protecting public health requires constant research and the implementation of new and maturing best practices. We know that healthy animals produce healthy, quality products. We continually strive to improve our animal handling and husbandry efforts, working with industry leaders, academics and internal experts to ensure the well-being of the animals, which is critical to the success of our business.

History and Development

Overview

Our predecessor was founded in 1953 by José Batista Sobrinho, who began operating a small slaughterhouse in the City of Anápolis, in the State of Goiás, Brazil, with a daily slaughtering capacity of five head of cattle. Our predecessor was incorporated on December 10, 1998 and began operations under the name Friboi Ltda. in 1999, and in 2006 changed its name to JBS S.A.

From 1970 to 2001, JBS S.A. significantly expanded the scale of its operations in the Brazilian beef industry, primarily through the acquisition of slaughterhouses and beef processing facilities, as well as through capital expenditures to increase the production capacity of its existing facilities. During this period, JBS S.A.’s daily slaughtering capacity increased to 5,800 head of cattle.

In 2005, we started our international expansion by acquiring Swift-Armour Argentina S.A, the largest beef producer and exporter in Argentina.

In 2007, JBS S.A. completed its initial public offering in Brazil, with the sale of 150,000,000 common shares for total net proceeds of R$1,152.0 million. In 2010, JBS S.A. completed a follow-on equity offering of 200,000,000 common shares for total net proceeds of R$1,562.5 million.

In 2007, we acquired the U.S. meat packer Swift & Company for approximately US$1.5 billion. This acquisition represented our first major expansion into the United States.

In 2009, we acquired 64% of the total capital stock of PPC, one of the largest chicken processors in the United States, and also with operations in Mexico and Puerto Rico. As the result of subsequent purchases, as of September 30, 2016, we owned 77.0% of PPC’s total capital stock. We financed the 2009 acquisition of PPC stock through an issuance of JBS S.A. convertible debentures for total proceeds of approximately US$2.0 billion. BNDESPar purchased substantially all of these convertible debentures, which were cancelled in May 2011 following another capital raise, whereby BNDESPar acquired 584,417,512 JBS S.A. common shares, corresponding to 19.85% of JBS S.A.’s total capital stock at the time. In August 2013, BNDESPar acquired an additional 92,332,530 JBS S.A. common shares as a result of the liquidation of PROT—Fundo de Investimentos em Participações, an investment fund in which BNDESPar had an ownership interest and that held 102,773,401 JBS S.A. common shares. As of September 30, 2016, BNDESPar owned 21.4 % of JBS S.A.’s total capital stock. For more information about JBS S.A.’s principal shareholders, see “Principal Shareholders.”

In 2009, J&F and ZMF, JBS S.A.’s former direct controlling shareholders, entered into an association agreement with the controlling shareholders of Bertin S.A., or Bertin, a Brazilian company that was one of the largest exporters of beef and other cattle by-products in Latin America. Pursuant to the association process, JBS S.A.’s controlling shareholders and the controlling shareholders of Bertin agreed to contribute all of their shares of JBS S.A. and Bertin, respectively, in exchange for shares of FB. This transaction was consummated on December 31, 2009.

From 2012 to 2015, we entered into and completed a series of lease agreements and acquisitions that increased our production capacity of: (1) chicken and pork products in Brazil; (2) beef products in Brazil, Canada and the United States; (3) processed food products in Brazil and Australia; (4) chicken products in Mexico; and (5) leather products.

On November 24, 2016, JBS Foods International was incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, and on                 , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands.

Below is a brief summary of certain other material corporate transactions that we have entered into since 2013.

Seara and Zenda Acquisitions

On June 30, 2013 and September 30, 2013, JBS S.A. concluded its acquisitions of Marfrig’s Uruguay-based leather business and “Seara Brasil” business unit, respectively. In consideration for the Seara Acquisition and the Zenda Acquisition, JBS S.A. assumed an aggregate principal amount of approximately R$3.61 billion of Marfrig’s debt. In addition to increasing JBS S.A.’s presence in the poultry and pork sectors in Brazil, the Seara Acquisition represented JBS S.A.’s first major expansion into the processed food products sector. JBS S.A. does not intend to contribute the Zenda business to us in connection with the asset contribution.

Acquisition of Tyson Foods Assets

On December 1, 2014 and June 29, 2015, we concluded our acquisitions of the Brazilian and Mexican poultry assets, respectively, of Tyson Foods, for an aggregate purchase price of approximately US$554.0 million (US$379.0 million for the Mexican assets and US$175.0 for the Brazilian assets).

Primo Acquisition

On March 30, 2015, we concluded our acquisition of 100% of the total capital stock of Australian Consolidated Food Holdings Pty Limited, also known as “Primo,” for a purchase price of approximately US$1.2 billion. Primo is one of the leading manufacturers in Australia and New Zealand of processed lamb, sheep and pork products, including bacon, ham, salami, continentals and cooked sausages, as well as fresh beef and pork. Primo also operates a retail business in Australia and New Zealand, with retail butcher stores that sell a selection of fresh beef, pork, lamb, chicken, deli items and lamb and sheep products, including “Primo” brand, as well as third-party products.

Moy Park Acquisition

On September 28, 2015, we concluded our acquisition of 100% of the total capital stock of Moy Park Holdings (Europe) Ltd., owner of the companies that comprised Marfrig’s United Kingdom-based “Moy Park” business, for a purchase price of approximately US$1.4 billion, composed of a cash payment of US$1.3 billion and contingent consideration having a fair value of US$107.4 million. As a result of the Moy Park Acquisition, we expanded our operations in Europe, including our portfolio of processed and high value-added products.

Cargill Pork Acquisition

On October 30, 2015, we concluded our acquisition of Cargill Meat Solutions Corporation’s U.S. pork business, for an aggregate purchase price of approximately US$1.4 billion, which was funded with cash on hand and long-term debt financing. As a result of the Cargill Pork Acquisition, we further strengthened our strategic position in the U.S. pork market by acquiring two processing plants and expanding into hog production, with five feed mills and four hog farms.

Description of Business Segments

Overview

We report in four business segments, as follows:

•	Beef. Our Beef segment includes primarily our: (1) global fresh and processed beef business, with processing plants in the United States, Canada, Australia, Argentina, Uruguay and Paraguay; and (2) fresh and processed lamb, sheep and pork businesses in Australia and New Zealand.

•	Pork. Our Pork segment includes primarily our global fresh pork business, with processing plants in Brazil and the United States and our processed pork business in the United States.

•	Chicken. Our Chicken segment includes primarily our global fresh poultry business, with processing plants in Brazil, the United States, Mexico, Puerto Rico and the United Kingdom and our processed chicken business in the United States, Mexico and Puerto Rico.

•	Other. Our Other segment includes primarily our: (1) processed chicken business in Brazil and the United Kingdom; (2) processed pork business in Brazil; and (3) prepared food business, with processing plants in Brazil, the United Kingdom, Ireland, France and the Netherlands.

Products and Services

We generate the majority of our revenue in each segment from product sales. We sell our products domestically in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. For example, a product sold in the United States would be classified as a domestic sale if produced in one of our plants in the United States or an export sale if produced in another country.

Our range of fresh products includes: fresh and frozen beef, lamb and sheep products (including traditional cuts, prime cuts and offal); fresh and frozen pork products (including pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal); and fresh chicken products (including refrigerated and frozen whole and cut-up chickens, bone-in chicken parts and prepackaged case-ready chickens).

Our range of processed products includes: processed and value-added beef, lamb and sheep products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages); processed and value-added pork products (including ham, trimmings, bacon, sausage and deli and lunch meats); and prepared, processed and value-added chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts).

In addition, we sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna).

We also generate revenue from the services we provide, including cattle “hoteling” in the United States, Canada and Australia and hog farming in the United States. Cattle “hoteling” operations involve the custom housing and feeding of cattle that are owned by third parties in return for fees. While the feedlot operator generally sells the cattle on behalf of the owner (deducting the fees from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle owner, not the feedlot.

Beef Segment

United States and Canada

Products, Sales and Marketing

Our United States and Canada Beef segment products primarily consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). In addition, we produce beef by-products for the variety meat, feed processing, fertilizer and pet food industries and cattle hides for the clothing and automotive industries.

We sell our United States and Canada Beef segment products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	further processors who use our beef products as a food ingredient for prepared meals, raw materials for hamburger and by-products for pharmaceutical and leather production;

•	the foodservice industry, including foodservice distributors, restaurant and hotel chains and other institutional customers; and

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and Hong Kong, as well as emerging markets).

Our largest distribution channel is retail. We intend to focus on increasing our direct sales to retail and further processing customers and to international distribution channels, which we believe are likely to provide higher margin opportunities over time.

We market our United States and Canada beef segment products under several brand names, including “Swift,” “Swift Premium,” “Swift Angus Select,” “Swift Premium Black Angus,” “Aspen Ridge” and “Miller Blue Ribbon Beef.” Our hallmark brand, Swift, was founded in 1855. We believe that our brands, marketed primarily at the wholesale level, provide a platform for further growth and expansion of our value added and premium program product lines.

In addition to selling beef products, we provide cattle “hoteling” services in the United States and Canada. We operate 11 cattle feedlots in the United States with an aggregate one-time feeding capacity of more than 900,000 cattle, and one feedlot in Canada. Our feedlots in the United States are located in Colorado, Idaho, Kansas, Oklahoma, Arizona and Texas. We have entered into “hoteling” agreements with affiliates of J&F in the United States and Canada. For more information, see “Related Party Transactions—Agreements with J&F Oklahoma and its Subsidiaries—Commercial Agreements—Cattle Supply and Feeding Agreements—J&F Oklahoma” and “—J&F Ranch Canada.”

Raw Materials

The primary raw material for our United States and Canadian beef processing operations is live cattle. We do not own cattle on feed, and we generally purchase cattle in the spot market or pursuant to market-priced supply arrangements from feedlot operators and typically hold cattle for less than one day before processing. After processing, we sell the finished beef product at spot prices. Because we generally buy cattle at market prices and sell the finished beef product at market prices with just a short time between the purchase and sale, we are not exposed to changing market prices over as great a span of time as vertically integrated processors. As such, we are primarily a “spread” operator, and our operating profit is largely determined by plant operating efficiency and not by fluctuations in prices of cattle and beef.

Although we have in excess of 3,000 cattle suppliers, we also purchase a significant portion of our livestock cattle from affiliates of J&F. See “Related Party Transactions—Agreements with J&F Oklahoma and its Subsidiaries—Commercial Agreements—Cattle Purchase and Sale Agreements—J&F Oklahoma” and “—J&F Ranch Canada.”

Facilities

We own and operate nine beef processing facilities in the United States, one beef processing facility in Canada and one leather processing facility in the United States. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. For more information about our Beef segment processing facilities and daily processing capacities in the United States and Canada, see “—Properties—Processing Facilities—Beef Segment.”

We also own and operate three value-added facilities that are reported in both our Beef and Pork segments and produce consumer-ready beef and pork products for certain customers.

Australia and New Zealand

Products, Sales and Marketing

Our Australia and New Zealand Beef segment products primarily consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). Although the majority of our beef products are derived from grass-fed cattle, we also sell beef products derived from grain-fed cattle, which provide higher quality meat and command a premium price, primarily in Japan. We also produce lamb, sheep and pork products in Australia and New Zealand under our Beef segment. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

In addition to selling beef and other products, we provide cattle “hoteling” services in Australia. We operate five feedlots with an aggregate one-time feeding capacity of more than 146,000 cattle. We have entered into a “hoteling” agreement with an affiliate of J&F in Australia. For more information, see “Related Party Transactions—Agreements with J&F Oklahoma and its Subsidiaries—Commercial Agreements—Cattle Supply and Feeding Agreements—J&F Australia.”

Raw Materials

The primary raw materials for our Australia and New Zealand processing operations are live cattle, lamb, sheep and pork. Our Australian cattle procurement function is focused on efficiently sourcing both grass-fed cattle and feeder cattle for our grain-fed business.

Grass-fed cattle are primarily sourced from third party suppliers with specific weight and grade characteristics. This process helps ensure that the cattle we source meet our future order requirements. The majority of our grain-fed cattle are sourced from our own feedlot operations. In addition to providing “hoteling” services for other cattle producers, our feedlots provide grain-fed cattle for our own processing operations in Australia. We source feeder cattle from livestock producers in Australia. On average, cattle remain in our feedlots for approximately 139 days before they are transferred to our processing facilities.

We also purchase cattle from an affiliate of J&F. For more information, see “Related Party Transactions—Agreements with J&F Oklahoma and its Subsidiaries—Commercial Agreements—Cattle Supply and Feeding Agreements—J&F Australia.”

Facilities

In Australia, we own and operate six standalone beef processing plants, including the largest and what we believe to be the most technologically advanced facility in the country, two standalone lamb and sheep processing plants and three combined beef, lamb and sheep processing plants. We also own and operate one pork processing plant and one leather processing facility in Australia. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. For more information about our Beef segment processing facilities and daily processing capacities in Australia, see “—Properties—Processing Facilities—Beef Segment.”

In addition, we operate seven value-added production facilities and 29 retail locations in Australia and one value-added production facility in New Zealand.

South America (Argentina/Paraguay/Uruguay)

Products, Sales and Marketing

Our South America Beef segment products consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, beef cubes and consumer-ready products, such as hamburgers).

We sell our South America Beef segment products in the countries where we operate our facilities (Argentina, Paraguay and Uruguay), which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery store chains and independent grocers), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the United States, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

The primary raw material for our South America beef processing operations is live cattle. We seek to purchase cattle from ranchers in Argentina, Paraguay and Uruguay generally located within 500 kilometers of one or more of our beef processing plants. The close proximity of our cattle suppliers to our beef processing facilities results in reduced transportation costs and reduces the risk of weight loss and bruising of cattle during transportation.

We employ experienced cattle buyers who purchase cattle in the principal cattle raising areas in Argentina, Paraguay and Uruguay. Our buyers are trained to select high quality, disease-free animals, and we constantly monitor their performance. We purchase cattle only from select registered producers, based on rigorous animal selection guidelines. Our cattle suppliers are required to document the quality of their operations and verify that their use of antibiotics and agricultural chemicals complies with industry standards. We may also enter into livestock purchase agreements with our cattle suppliers.

Cattle supply and prices are affected by several factors, such as climate, access to capital by cattle raisers and harvest period. The majority of the cattle slaughtered in South America is grass-fed.

Facilities

We own and operate one beef processing facility in Argentina, three beef processing facilities in Paraguay and one beef processing facility in Uruguay. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. For more information about our Beef segment processing facilities and daily processing capacities in South America, see “—Properties—Processing Facilities—Beef Segment.”

Pork Segment

Brazil

Products, Sales and Marketing

Our Brazil Pork segment products primarily consist of fresh pork products (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal). We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our Brazil fresh pork products under the brand names “Seara,” “Rezende,” “Lebon,” “Wilson,” “Excelsior,” “Confiança” and “Mabella,” among others.

Raw Materials

The primary raw material for our Brazil fresh pork processing operations is live hogs. Our Brazil fresh pork operations are mostly vertically integrated, and we own and raise hogs on feed for use in our own slaughterhouses. The raising of hogs is outsourced to contract farmers under strict supervision and control. We also purchase a small number of hogs from third parties on the spot market. The feed ingredients needed to raise hogs are substantially similar to those used to feed chickens. We generally purchase feed ingredients in the spot market or under forward purchase arrangements priced at market prices upon delivery or with fixed prices. We seek to hedge the feed ingredients we purchase in Brazil through financial instruments traded on the São Paulo Stock Exchange (BM&FBOVESPA S.A.—Bolsa de Valores, Mercadorias & Futuros) in order to attempt to protect ourselves from price variations between the date of their purchase and the date of their delivery.

Facilities

We own and operate eight fresh pork processing facilities in Brazil, located in the States of Mato Grosso do Sul, Rio Grande do Sul, Paraná and Santa Catarina. For more information about our fresh pork processing facilities and daily processing capacities in Brazil, see “—Properties—Processing Facilities—Pork Segment.”

United States

Products, Sales and Marketing

Our United States Pork segment products consist of fresh pork (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal) and processed and value-added pork products (including ham, trimmings, bacon, sausage and deli and lunch meats). We sell these products in the United States, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	further processors who use our pork products as a food ingredient for prepared meals, raw materials for sausage manufacturing and by-products for pharmaceutical and leather production;

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and China, as well as emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We sell our United States pork products in more than 20 countries on five continents, primarily to Asia, Mexico and Canada, since the European Union prohibits the import of animals treated with certain antibiotics and certain growth hormones commonly used in the United States. However, our Worthington, Minnesota pork processing plant is EU-certified and sells some of its production to the European Union.

Raw Materials

The primary raw material for our United States pork processing operations is live hogs. We process live hogs in our production facilities and sell the finished products at spot prices. In the United States, the majority of our pork operations are not vertically integrated. Vertically-integrated pork processors, who own hogs on feed, can be subject to significant financial impact in terms of working capital utilization, since hogs on feed stay in yards for approximately 180 days. In addition, since hogs on feed consume feed with a replacement price that is subject to market volatility, vertically-integrated pork processors have direct financial exposure to the volatility in grains and feedstock prices. Because we typically acquire our live hogs within 24 hours of processing, we are not exposed to changing market prices over an extended span of time.

The majority of our live hog supply is purchased from third parties through long-term supply contracts. We employ a network of hog buyers at our processing plants and buying stations to secure our hog supply. These supply contracts are typically four to five years in duration and stipulate minimum and maximum purchase commitments with prices based in part on the market price of hogs upon delivery, with adjustments based on quality, weight, lean composition and meat quality. We purchase our remaining hogs on the spot market at a daily market price with the same general quality and yield grade as we require under our contracts.

We also own and operate four hog farms in the United States, and we own approximately 15% of our live hog needs.

Facilities

We own and operate five fresh pork processing facilities in the United States, located in close proximity to major hog growing regions. Our facilities utilize modern, highly-automated equipment to process and package pork products, which are typically marketed in the form of boxed pork. We have equipped our Santa Fe Springs, California facility to process value-added products and consumer-ready products. Our Louisville, Kentucky and Marshalltown, Iowa facilities produce additional value-added products, including seasoned and marinated pork items. Our Worthington, Minnesota and Marshalltown, Iowa pork plants currently have International Standards Organization (ISO) 9001-certified quality management systems, and Worthington is a European Union-certified facility that enables us to export primal cuts to Europe.

For more information about our fresh pork processing facilities and daily processing capacities in the United States, see “—Properties—Processing Facilities—Pork Segment.”

Chicken Segment

Brazil

Products, Sales and Marketing

Our Brazil Chicken segment products primarily consist of fresh chicken products (including refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts). We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in the Middle East, Europe, Africa, Asia and Latin America); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our Brazil fresh chicken products under the brand names “Seara,” “Macedo,” “Nhô Bento,” “Rezende,” “Excelsior,” “Frangosul,” “LeBon,” “Agrovêneto,” “Big Frango,” and “Pena Branca.”

Raw Materials

We are a vertically-integrated chicken processor in Brazil and control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. We own and raise breeder flocks for the production of hatching eggs. Once hatched, the chicks, or broilers, are transported to independent contract grow-out farms, where they are grown to an age of six to seven weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Facilities

We operate 32 fresh chicken processing facilities in Brazil. For more information about our fresh chicken processing facilities and daily processing capacities in Brazil, see “—Properties—Processing Facilities—Chicken Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in Brazil.

United States, Mexico and Puerto Rico

Products, Sales and Marketing

Our United States, Mexico and Puerto Rico Chicken segment products primarily consist of refrigerated whole and cut-up chickens and prepackaged case-ready chicken (including various combinations of freshly refrigerated whole chickens and chicken parts ready for the retail grocer’s fresh meat counter) and prepared chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts). Our prepared chicken products may be fully cooked, partially cooked or raw and include breaded and marinated products.

We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors in approximately 90 countries on five continents; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in the United States, Mexico and Puerto Rico. We control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. Our broilers are transported to independent contract grow-out farms, where they are grown to an age of seven to nine weeks. We supply our contract growers with the chicks, feed and veterinary services.

We typically enter into long-term non-exclusive agreements with some of our suppliers for future physical delivery of feed ingredients at established prices. All of our suppliers are subject to inspection bodies and applicable laws in their area of operations. We have multiple suppliers and we believe a low risk of concentration.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices. Furthermore, a majority of our

North American finished goods sales contracts are cost-plus contracts, thereby mitigating our exposure to grain price fluctuations.

Facilities

We own and operate 23 chicken processing facilities in the United States, six chicken processing facilities in Mexico and one chicken processing facility in Puerto Rico. For more information about our chicken processing facilities and daily processing capacities in the United States, Mexico and Puerto Rico, see “—Properties—Processing Facilities—Chicken Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in the United States, Mexico and Puerto Rico.

United Kingdom

Products, Sales and Marketing

Our United Kingdom Chicken segment products primarily consist of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our United Kingdom fresh chicken products under the brand names “Moy Park” and “O’Kane,” among others.

Raw Materials

We are a vertically-integrated chicken processor in the United Kingdom. We control every phase of the production of our products, including farms (contract, owned, under poultry rearing agreements or under tenancy), feed mills, hatcheries and processing plants. A portion of our broilers are transported to independent contract grow-out farms, where they are grown to an age of approximately five weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Facilities

We own and operate four fresh chicken processing facilities in the United Kingdom. For more information about our fresh chicken processing facilities and daily processing capacities in the United Kingdom, see “—Properties—Processing Facilities—Chicken Segment.”

As a vertically-integrated chicken processor, we also own and operate feed mills and hatcheries in the United Kingdom.

Other Segment

We also operate our processed and prepared products business in Brazil and Europe (United Kingdom, Ireland, France and the Netherlands).

Processed and Prepared Products

In Brazil, we sell processed and value-added chicken products, such as formed nuggets and patties, and prepared chicken products, which may be fully cooked, partially cooked or raw, in addition to breaded and marinated products. We also sell processed and value-added pork, including trimmed cuts, marinated products, ham and bacon. We sell our pork and chicken processed products primarily in Brazil under the brands “Seara,” “Massa Leve,” “Rezende,” “Excelsior,” “LeBon,” “Big Frango,” “Confiança” and “Pena Branca.” We conduct our further processed products in Brazil through 20 processing facilities with a monthly capacity of 117,407 tons.

In the United Kingdom, Ireland, France and the Netherlands, we produce processed and prepared chicken products for sale to customers in retail, foodservice, agricultural and international distribution channels. We sell a range of ready-to-cook, coated and ready-to-eat chicken products to major retailers and large foodservice customers. We conduct our processed products operations in Europe through nine processing facilities with a monthly capacity of 20,247 tons.

Distribution and Transportation

Our distribution and transportation network enables us to sell our products throughout the world and is fundamental to our strategy of expanding into new markets and consolidating our safe and high-quality services in markets in which we already operate. We continue to seek innovative solutions to accomplish this mission. Our distribution network consists of distribution centers and sales offices.

The table below sets forth our owned distribution centers by location and type as of September 30, 2016:

Number of Facilities
Brazil
Chicken and Pork	14
Argentina
Beef	1
Mexico
Chicken	20
Puerto Rico
Chicken	1

Total	36

South America

Our transportation network in Brazil, Argentina, Paraguay and Uruguay primarily consists of outsourced trucks for distribution and transportation. We use this fleet to transport raw materials, including cattle, grains and chicken to our processing plants and export finished products to various ports throughout South America, as well as other vehicles that serve our direct distribution network of domestic retailers and end consumers.

North America

As of September 30, 2016, we owned or leased approximately 1,200 trucks in the United States that are especially equipped to transport raw materials and finished products. We also utilize third-party shipping companies that provide us with additional trucks to transport our raw materials and finished products. Diesel fuel cost is not a significant cost since the fuel cost is generally borne by the customer and so is largely “passed through” to the buyer of the finished goods. We do not have long-term contracts to purchase diesel fuel since we purchase most of our fuel for our trucks on the national highway system in truck stops.

Europe

In Europe, we rely on a mix of owned and contractor-operated vehicles to transport live chickens from farms to our primary production sites in specialized humane high-welfare containers. We also rely on a mix of owned and contractor-operated refrigerated vehicles to move partly finished products between our various production sites for further processing. Once processed, our products are chilled or frozen and delivered to our customers. Chilled products typically move from the processing plant to the customer within one to two days.

For deliveries to customers, we outsource the distribution using a number of distribution partners, which enables us to make use of a variety of flexible solutions provided by these logistics providers. Certain of our customers are involved in our product distribution process, either by handling all of their own delivery and distribution needs (effectively taking delivery of our products at the factory door) or by acting as contractors to back-haul certain products from Northern Ireland to destinations in Great Britain. In order to mitigate the risks associated with the refrigerated transportation of perishable items, we obtain insurance for loss of goods and we secure contractual provisions transferring some of the risk to haulers. However, we are at times forced to bear certain of these risks ourselves.

Our warehousing operations are predominantly focused at site level, with external cold storage locations available for use, as they are required, but with a focus on minimizing their use to reduce costs. A dedicated internal team drives planning for logistical processes to ensure that operations are as low cost but as flexible as possible while maintaining the highest levels of customer service.

Our poultry by-products typically have a longer lag time between processing and delivery to the customer.

Australia and New Zealand

Our distribution network in Australia and New Zealand varies by product type. As of September 30, 2016, we also leased eight trading/distribution facilities in Australia and New Zealand. These distribution facilities are strategically located near certain of our processing plants. We also sell our products to foodservice distributors that further distribute our products to restaurants and hotel chains and other customers. These foodservice distributors purchase our products from our processing plants.

Properties

Processing Facilities

The following tables set forth the number and aggregate capacities of our processing facilities by business segment and location as of September 30, 2016:

Beef Segment

	As of September 30, 2016
	Number of Facilities	Aggregate Daily Capacity (1)
Beef Processing Plants
United States	9	29,030
Canada	1	4,200
Australia (2)	9	10,250
Argentina	1	1,815
Paraguay (3)	2	1,600
Uruguay	1	900

Total	23	47,795

Lamb and Sheep Processing Plants
Australia (2)	5	23,800

Total	5	23,800

Pork Processing Plant
Australia	1	4,000

Total	1	4,000

Leather Processing Plants
United States	1	5,000
Australia	1	7,900

Total	2	12,900

(1)	Capacity measured in head of cattle (beef processing plants), lamb and sheep (lamb and sheep processing plants), hogs (pork processing plant) or hides (leather processing plants).
(2)	Includes three combined beef, lamb and sheep processing plants.
(3)	In October 2016, we opened one additional beef processing plant in Paraguay with an aggregate daily processing capacity of 1,200 head of cattle.

Pork Segment

	As of September 30, 2016
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
Brazil	8	21,200
United States	5	89,700

Total	13	110,900

Chicken Segment

	As of September 30, 2016
	Number of Facilities	Aggregate Daily Capacity
		(broilers)
Fresh Chicken Processing Plants
Brazil (1)	32	5,676,000
United States	23	6,207,626
Mexico	6	1,040,283
Puerto Rico	1	65,940
United Kingdom	4	760,000

Total	66	13,749,849

(1)	Of our 32 fresh chicken processing plants in Brazil, 28 are owned and four are leased.

Others Segment

	As of September 30, 2016
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Processed and Prepared Products Plants (1)
Brazil (2)	20	117,407
United Kingdom	4	11,073
France	3	8,252
Ireland	1	340
The Netherlands	1	582

Total	29	137,655

(1)	Prepared food products plants process fresh and frozen beef, pork and chicken and other raw materials into ready-to-eat meals, frozen pizza and lasagna.
(2)	Of our 20 processed and prepared products plants in Brazil, 19 are owned and one is leased.

We believe our processing facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures.” We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

Competition

Beef and Pork Industries

The beef and pork sectors are highly competitive in the markets in which we operate. We believe that the main competitive factors in the beef and pork industries are operational efficiency, product availability, quality and cost of raw materials, manpower, price, quality, food safety, product distribution, technological innovation and brand loyalty. Our ability to compete effectively depends on our capacity to compete in these areas.

In the beef sector, our primary competitors are international beef producers, such as Tyson Foods, National Beef Packing Company, LLC and Cargill Inc. in the United States and Teys Bros Pty Ltd. and Nippon Meat Packers Ltd. in Australia. In the pork sector, our primary competitors are Smithfield Foods, Inc., Tyson Foods, Seaboard Foods and Hormel Foods Corporation in the United States and Cooperativa Aurora—Cooperativa Central Oeste Catarinense Ltda. in Brazil.

In addition, our United States, Canadian and Australian beef operations also compete with our and our affiliates’ South American beef operations to a limited degree. For example, our Australian operations export to markets in the European Union, Africa and the Middle East, Japan and South Korea, which are markets to which our South American operations also export. We do not believe our intra-company competition in these markets has a material adverse effect on our current business.

Poultry Industry

The poultry sector is highly competitive in the markets in which we operate. We believe that the main competitive factors in the poultry industry vary in accordance with the market. In the retail market, we believe that competition is primarily based on product quality, brand awareness, client service and price. In the food services market, we believe that competition is primarily based on consistent quality, product development, customer service and price. Our ability to compete effectively depends on our capacity to compete in these areas.

In the poultry sector, our primary competitors are Tyson Foods and Sanderson Farms, Inc. in North America, BRF, Inc. in Brazil and 2 Sisters Food Group in Europe.

Seasonality

Demand

In the beef sector in the United States, seasonal demand for beef products is higher in the summer and autumn months, when weather patterns allow for more outdoor activities. There is typically an increase in the demand for higher value products, such as steaks, during such months. Both the prices for live cattle and packaged beef tend to reach seasonal highs at such times. Because of the increase in consumption and more favorable conditions for the growth and housing of confined animals in the winter months, there are generally more cattle available in the summer and autumn. Seasonal demand in Australia does not fluctuate as much as it does in the United States.

The pork sector in the United States presents similar seasonal cycles, but in different months. The greatest demand for pork occurs from October to March, when the availability of hogs combined with the holidays increase the demand for ham, pork loin and other pork products with greater aggregated value.

We experience no major seasonal fluctuations in demand in our United States, Mexico and Puerto Rico chicken business. Nevertheless, our net sales have been historically higher in our second and third fiscal quarters, corresponding to the spring and summer in North America and lower in our first fiscal quarter, corresponding to the winter.

Generally, our sales in Brazil are not impacted by seasonality. However, in regards to our chicken segment, we have observed fluctuations in demand whereby our net sales in Brazil from this segment are historically higher in the first half of the year, coinciding with the summer and fall, and sales volume of certain of our special product lines undergo considerable variation during certain holidays, including Christmas, New Year and Easter. Nonetheless, we believe that such variations do not materially affect our results.

Our chicken and processed food businesses are generally subject to minor seasonal fluctuations in our European division, which includes operations in the United Kingdom, Ireland, France and the Netherlands. While

product mix changes seasonally, with certain prepared foods and barbeque items selling in higher volumes during the summer, and certain prepared foods and raw turkeys selling in higher volumes around Christmas, there is generally a continued demand for poultry throughout the year.

Impact of Commodity Prices

Beef, pork and chicken markets are affected by fluctuations in the prices of certain commodities. Our North American beef and pork businesses are indirectly influenced by fluctuations in the prices of feed ingredients since we do not keep or raise our own cattle and we raise only about 15% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs in the regions where we buy a significant part of the beef cattle and hogs required for our operations. On the other hand, our North American chicken business is more influenced by fluctuations in the prices of corn and soy meal, which are feed ingredients required for our vertically integrated chicken operations. Furthermore, a majority of our finished goods sales contracts are a cost-plus model, thereby mitigating our exposure to grain price fluctuations.

A substantial portion of animal feed production used for the growing of chicken in Brazil comes from soy, soy products and corn, and although these costs are denominated in reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. As a result, our businesses are heavily influenced by fluctuations in the prices of corn and soy meal, feed ingredients that are necessary for our vertically integrated chicken operations.

Likewise, the fluctuation of commodities prices impacts the prices of raw materials, primarily wheat and soy, used to produce feed for our chicken operations in Europe.

Regulatory

Our operations are subject to local, state and federal health and environmental laws and regulations in the jurisdictions in which we operate. The following presents a summary of the regulatory schemes to which we are subjects in our most significant jurisdictions.

Brazil

Our operations in Brazil are subject to an environmental permitting process, which is required for potentially polluting activities or those that may in any way cause environmental degradation.

Environmental permitting includes “preliminary,” “installation” and “operation” permits. A “preliminary” permit is granted during the preliminary phase of an enterprise or activity, to authorize its location and concept, attesting its environmental feasibility. An “installation” permit authorizes the installation of an enterprise or activity in accordance with the specifications stated or approved plans, programs and projects. An “operation” permit authorizes an enterprise to operate after the conditions stated in the “installation” permit are fulfilled and verified, with environmental protection measures and certain conditions for operations.

Environmental permits must be renewed at the end of their period of validity, which is determined by the competent agency depending on the business activity. Carrying out a potentially polluting activity without the relevant operating license is an administrative violation and may lead to the immediate suspension of the activity and imposition of a fine, ranging from R$500 to R$10 million. In addition, the lack of license is considered a criminal offense and may subject the violator to imprisonment of one to six months and/or a fine. There is also a possibility of replacement of custodian sentences with penalties restricting rights and also the possibility of the suspension of the penalty or exoneration from criminal liability, in some cases, in which the damage is repaired.

Our operations in Brazil are subject to extensive regulation and oversight by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento), or MAPA, the Brazilian National Health

Surveillance Agency (Agência Nacional de Vigilância Sanitária), or ANVISA, and other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures of the meat processing industry have been subject to increased scrutiny and oversight by MAPA and ANVISA. Each facility in which we operate is subject to prior licensing by state authorities and must provide veterinarian oversight. If we fail to comply with any health laws, to renew permits or to otherwise comply with any laws regulating our industries, we may be subject to legal and civil liability, including warnings, fines, interdiction, and suspension of permits or licenses, as well as penalties under Law No. 6,437 of August 20, 1977. Fresh beef products need to be registered with the MAPA.

All of our meat processing plants in Brazil are approved by the Brazilian Federal Inspection Service (Serviço de Inspeção Federal), or SIF, which regulates the export of animal products and certifies our production facilities. Our animal product exports receive an international health certificate and our transfers in Brazil receive an uncertified transfer form. U.S. and European markets are regulated by the SIF, whose controls are stricter. Our quality control measures include the use of on-site laboratories and expert technicians. To meet international health standards, our products are handled in climate-controlled rooms and our freezing and refrigeration chambers are equipped with computerized temperature-control systems.

United States

Beef and Pork Industries

Our United States operations are subject to extensive regulation by the EPA and other state and local authorities relating to handling and discharge of waste water, storm water, air emissions, treatment, storage and disposal of wastes, handling of hazardous substances and remediation of contaminated soil, surface water and groundwater. The EPA and/or other U.S. state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital.

Some of our facilities discharge wastewater in municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes that could result in additional costs. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

Increasing efforts to control emissions of GHG are likely to impact our operations. In the United States, the EPA issued a rule establishing a mandatory GHG reporting system for certain activities, including manure management systems, which exceed specified emission thresholds, and some of our facilities are subject to these reporting requirements. The EPA is regulating GHG emissions through the Clean Air Act.

Our U.S. operations are subject to the PSA. This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires us to make payment for our livestock purchases before the close of the next U.S. business day following the purchase and transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the PSA, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price. As of September 30 2016, we maintained bonds in the aggregate amount of approximately US$125.0 million to secure payment obligations to our livestock suppliers.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards. As a proactive measure, our management team expanded our testing procedures in all of our beef processing plants.

Chicken Industry

The chicken industry is subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the Center for Disease Control, the USDA, the FDA and the EPA in the United States and by similar governmental agencies in Mexico. Our chicken processing plants in the United States are subject to on-site examination, inspection and regulation by the USDA. The FDA inspects the production of our feed mills in the United States. Our Mexican food processing plants and feed mills are subject to on-site examination, inspection and regulation by a Mexican governmental agency that performs functions similar to those performed by the USDA and the FDA. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities.

Our operations are subject to extensive regulation by the EPA and other state and local authorities relating to handling and discharge of wastewater, storm water, air emissions, treatment, storage and disposal of wastes, handling of hazardous substances and remediation of contaminated soil, surface water and groundwater. Our Mexican operations also are subject to extensive regulation by Mexican environmental authorities. The EPA and/or other United States or Mexican state and local authorities may, from time to time, adopt revisions to environmental rules and regulations, and/or changes in the terms and conditions of our environmental permits, with which we must comply. Compliance with existing or new environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures and operating expenses which may be significant. Our operations are also subject to regulation by the EPA, the Occupational Safety and Health Administration and other state and local regulatory authorities regarding the treatment and disposal of agricultural and food processing wastes, the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor and dust management, the operation of mechanized processing equipment, and other operations.

Some of our facilities have been operating for many years, and were built before current environmental, health and safety standards were imposed and/or in areas that recently have become subject to residential and commercial development pressures. We are upgrading wastewater treatment facilities at a number of our facilities, either pursuant to consent agreements with regulatory authorities or on a voluntary basis in anticipation of future permit requirements. We do not anticipate that the capital expenditures associated with these upgrades, which will be spread over a number of years, will be material.

We have from time to time had incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response.

Some of our properties have been impacted by contamination from spills or other releases, and we have incurred costs to remediate such contamination. In addition, in the past we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites or third-party disposal sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

We anticipate increased regulation by the USDA concerning food safety, by the FDA concerning the use of medications in feed and by the EPA and various other state agencies concerning discharges to the environment.

Europe

Our operations in Europe through Moy Park are subject to a number of local, national and regional laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of activities, including:

•	the discharge of pollutants into the air and water;

•	the identification, generation, storage, handling, transportation, disposal, record-keeping, labelling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to: (1) construct or acquire new equipment; (2) acquire or amend permits to authorize facility operations; (3) modify, upgrade or replace existing and proposed equipment; and (4) clean up or decommission waste management facilities. Our capital and operating budgets for Moy Park include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities in Europe may expose us to potential liabilities associated with the clean-up of contaminated soil and groundwater, and we could be liable for (1) the costs of responding to and remediating that release and (2) the restoration of natural resources damaged by any such release, among other things. We have not incurred, nor do we anticipate incurring, material expenditures in order to comply with environmental laws or regulations. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

Australia

Our Australian operations also are subject to extensive regulation by Australian Quarantine Inspection Service, as well as Australian environmental authorities. The Australian Quarantine Inspection Service and/or other Australian state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair or upgrade existing facilities, equipment or supplies, which may require us to incur additional capital.

Some of our facilities discharge wastewater in municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes that could result in additional costs. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

Increasing efforts to control emissions of GHG are likely to impact our operations. In Australia, the federal government has proposed a GHG cap and trade system that would cover agricultural operations, including certain of our feedlots, and at least two of our processing plants. Certain states in Australia could also adopt regulations of GHG emissions which are stricter than Australian federal regulations. While it is not possible to estimate the specific impact final GHG regulations will have on our operations, there can be no guarantee that these measures will not result in significant impacts on us.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards. As a proactive measure, our management team expanded our testing procedures in all of our beef processing plants.

Intellectual Property

Although we hold a number of trademarks that are registered or have been filed and are under analysis with the Brazilian Intellectual Property Office (Instituto Nacional de Propriedade Industrial), the United States Patent and Trademark Office and trademark offices in other jurisdictions, we do not depend on any specific trademark or other form of intellectual property to run our business.

Employees

As of September 30, 2016, we had approximately 171,000 employees distributed among management, sales and manufacturing/operating areas.

The following table sets forth the number of our employees as of the dates indicated:

	As of September 30,	As of December 31,
	2016	2015	2014	2013
Management	12,708	11,567	10,693	11,200
Sales	5,371	5,552	5,156	2,217
Manufacturing/operating	152,959	154,847	136,135	113,848

Total	171,038	171,966	151,984	127,265

The following table sets forth the number of our employees by location as of the dates indicated:

	As of September 30,	As of December 31,
	2016	2015	2014	2013
Brazil	75,051	73,965	73,965	48,704
United States	59,227	59,693	57,986	58,752
Australia	10,687	12,315	8,700	7,721
Mexico	9,610	9,748	5,115	5,842
United Kingdom and Ireland	9,091	8,876	25	23
Argentina	1,934	2,056	2,056	1,979
Europe (excluding the United Kingdom and Ireland)	901	1,160	224	263
Others (1)	4,537	4,153	3,913	3,981

Total	171,038	171,966	151,984	127,265

(1)	“Others” refers to Canada, Uruguay, Paraguay and Chile.

Employee Compensation and Benefits

JBS Foods International Incentive Award Plan

In connection with this offering, our board of directors expects to adopt an incentive award plan, or the Plan, and, following its adoption, all equity-based awards will be granted under the Plan. The following summary describes the material terms that are expected to encompass the Plan.

The Plan will be discretionary and will enable the compensation committee of the board of directors, or the compensation committee, to grant share-based incentives to employees and executive directors of JBS Foods International, its subsidiaries and affiliates. It is expected that a sub-plan for awards to non- employee directors will also be established at or around the same time as the Plan is adopted. Awards under the Plan may be in the form of options (including incentive stock options), share appreciation rights, restricted shares and restricted share units, dividend equivalent or other share-based awards. Awards may be subject to the fulfilment of certain performance criteria as determined by the compensation committee.

Shares Available for the Plan

There will be a maximum number of shares reserved for which awards may be granted under the Plan and a maximum number of shares that may be issued with respect to awards to any one participant in a calendar year. To the extent shares or rights to subscribe for shares are to be awarded to directors of JBS Foods International, the maximum number of shares available under the Plan and the criteria for granting or amendment, shall require approval of the general meetings of shareholders of JBS Foods International.

If any award under the Plan lapses without the issuance of the shares, then the shares subject to the award will be added to the shares available for issuance under the Plan. In addition, any shares issued in connection with awards that are assumed, converted or substituted as a result of JBS Foods International’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan. Shares acquired by a trustee of any employees trust established by JBS Foods International in conjunction with the Plan or acquired by any third party in conjunction with the Plan which have been counted as issued or purchased on the market shall not be counted for the purposes of the limitations on the number of shares for which awards may be granted.

The number of shares that may be issued and the number of shares subject to outstanding awards may be adjusted in the event of any alteration or reorganization of the capital structure of JBS Foods International whether by way of recapitalization, rights issue, consolidation of sub-division of shares or other similar event affecting the number of issued shares of JBS Foods International.

Plan Administration

The compensation committee will administer the Plan. Subject to the specific provisions of the Plan, the compensation committee will determine award eligibility, timing and the type, amount and terms of the awards, as well as the performance conditions or performance goals attaching to awards. The compensation committee will also interpret the Plan, establish rules and regulations under the Plan and make all other determinations necessary or advisable for the Plan’s administration.

Termination of Employment

The Plan will provide that, upon a participant’s death or termination of service by JBS Foods International, its subsidiaries or affiliates for health reasons or redundancy, as a result of a voluntary severance by JBS Foods International, its subsidiaries or affiliates, corporate transactions resulting in his or her employment moving outside of the group or any other reason at the discretion of the compensation committee, the compensation committee shall determine to what extent an award shall vest.

Claw Back

It is expected that the Plan will provide that awards may be subject to any claw back policy which JBS Foods International may implement from time to time.

Change in Control

In the event of JBS Foods International being subject to a change of control or, if the compensation committee considers this is about to occur, the Plan will provide that the compensation committee is entitled, without the participants consent, at its sole discretion to (i) accelerate the vesting of awards, (ii) agree that awards would be assumed or substituted by the acquiring company or its parent where a takeover occurs, (iii) arrange for continuation by JBS Foods International of outstanding awards, (iv) make a cash payment to participants equal for shares to the amount to be paid for one share under the agreement of merger or takeover or (v) to otherwise vary the outstanding awards on such conditions as the compensation committee may decide. Generally, a change in control will be defined in the Plan to mean (1) a change in ownership of 50% or more of the shares in JBS Foods International, (2) the consummation of a merger, consolidation or similar transaction following which the existing shareholders cease to own shares representing more than 50% of the voting power of the surviving entity, (3) a change in the composition of the board of directors so that a majority of the board of directors is comprised of individuals who are neither incumbent members nor their nominees, or (4) at the sale, transfer or other disposition of all or substantially all of JBS Foods International’s assets.

Performance-Based Awards

It is expected that the Plan will provide that the compensation committee may designate any award of restricted shares or restricted share units, performance shares or performance units as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards will be conditioned on the achievement of certain performance measures, as selected by the compensation committee: earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; cost management; dividend payout ratios; market share; economic value added; cash flow; total shareholder return; book value per share; net interest margin; working capital; expense targets; operating efficiency; asset quality; enterprise value; employee retention; asset growth; dividend yield; or other measures of performance that include one or more variations of the foregoing that are selected by the compensation committee. The compensation committee shall have the authority to make equitable adjustments to the Performance Conditions in recognition of unusual or non-recurring events affecting JBS Foods International or the financial statements of JBS Foods International, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Conditions may be applied either individually, alternatively or in any combination to JBS Foods International, on a consolidated or individual company basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the compensation committee, in its discretion.

Transferability

The recipient of an award under the Plan generally shall not pledge, assign, sell or otherwise transfer his or her options, share appreciation rights, restricted shares or restrictive share units save that on the death of a participant the compensation committee may determine that an award may be transferred to a participant’s personal representative. An award will lapse if a participant purports to assign or transfer it.

Plan Amendment and Termination

The Plan may be terminated at any time by resolution of the board of directors of JBS Foods International and the Plan shall in any event terminate on the tenth anniversary of the date of its adoption. JBS Foods

International may at any time by resolution of the compensation committee alter, amend or revoke any provisions of the Plan in such manner as may be thought fit (including any retrospective or coincident alternation, amendment or revocation). No such termination shall affect or modify any subsisting rights or obligations of the participants in respect of any awards already granted.

The compensation committee may also establish sub-Plans in order to comply with, take advantage of or otherwise in connection with any taxation, legal, regulatory or other rule, law, guidelines, regulations or other provision in any jurisdiction in which the Plan is or is intended to be operated.

Subsidiary Benefits

Certain of our subsidiaries also offer benefits to their employees. For more information, see note 25 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Relationship with Unions

Although we are subject to labor proceedings, investigations and fines in the ordinary course of business, we believe we have good relations with our employees and the unions and other labor organizations that represent them. See “—Legal Proceedings.” A majority of our employees worldwide are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements.

Legal Proceedings

We are defendants in several legal and administrative proceedings incident to the ordinary course of our business, including labor claims filed by former employees and public authorities relating to overtime payments, paid leave, working hours, labor safety, occupational accidents and compensation for exposure to health hazards, civil claims involving consumer issues and contract disputes and tax claims.

Accounting practices adopted require us to record provisions for loss contingencies when, in the opinion of our management and external counsel, we believe that an unfavorable result is probable and losses can be reasonably estimated.

The following table sets forth a summary of the legal and administrative proceedings in which we were defendants as of September 30, 2016:

	Approximate Number of Proceedings	Pro Forma Aggregate Provisions Recorded
		(in millions of reais)
Labor	21,607	281.2
Civil	2,433	260.4
Tax and Social Security	503	502.5

Total	24,543	1,044.1

The following are the material individual legal and administrative proceedings in which we were defendants as of September 30, 2016.

United States

ERISA Proceedings

As of September 30, 2016, PPC’s board of directors, pension committee and other individuals were defendants in an U.S. Employee Retirement Income Security Act of 1974 proceeding that alleged that the defendants breached fiduciary duties to participants and beneficiaries of the PPC’s stock investment plan and the To-Ricos, Inc. employee savings and retirement plan by failing to sell the common stock held by these plans before such common stock declined in value. On October 4, 2016, the U.S. District Court for the Eastern District of Texas (1) adopted the report and recommendations of a magistrate judge that granted the defendants’ motion to dismiss and (2) dismissed the plaintiffs’ complaint with prejudice.

Broiler Antitrust Proceedings

Between September 2, 2016 and October 13, 2016, ten purported class action lawsuits were brought against PPC and 13 other producers by and on behalf of direct and indirect purchasers of broiler chickens. The complaints, which were filed with the U.S. District Court for the Northern District of Illinois, or the District Court, seek, among other relief, treble damages for an alleged conspiracy among defendants to reduce output and increase prices of broiler chickens from the period of January 2008 to the present. At a status hearing on October 5, 2016, the District Court held that plaintiffs’ actions were related and that defendants’ responses to the complaints would be deferred until consolidated pleadings were filed on behalf of each class of plaintiffs. We believe we have strong defenses in response to plaintiffs’ allegations and intend to contest the action vigorously. We cannot predict the outcome of these actions nor when they will be resolved.

Other Claims and Proceedings

From time to time, we are party to various other legal proceedings incident to our business. As of the date of this prospectus, there were no other legal proceedings against us with respect to matters arising outside the ordinary course of business or which we anticipate would have a material adverse effect on us.

BEEF, PORK AND POULTRY INDUSTRIES

Global Beef Industry

Beef is a rich source of protein and the third most produced and consumed protein in the world, after pork and poultry. According to data from the USDA, the world cattle herd stood at a total of 965.3 million head in 2015, producing 58.4 million tons of beef.

Imports and Exports

According to the USDA, global beef imports reached a total of 7.6 million tons in 2015, representing a 4.1% decrease from 2014. In the future, imports are expected to rise due to: (1) increased demand from developed and emerging nations; (2) the reduction of the Russian cattle herd driven by domestic political and economic instability and, consequently, its productive capacity; and (3) the expectation that the volume of beef imports in China will increase as the gap between domestic production and demand widens.

Despite being the world’s leading beef producing nation, the United States is also a significant importer of beef as domestic production is insufficient to meet the full demand of United States consumers. The European Union, China and Russia are examples of other major markets experiencing deficits in beef production, making them dependent on importing beef from foreign markets.

Brazil was the world’s largest beef exporter from 2004 to 2014. In 2015, Australia surpassed Brazil to become the world’s largest beef exporter. The United States, despite a production deficit, is the world’s third largest beef exporting nation, exporting premium beef cuts to the global market. Australia, Brazil and the U.S. combined for 59% of total exports in 2015.

Key Geographies Where We Operate

United States

Excluding India, which for religious reasons does not make a significant part of its cattle herd available for commercial purposes, the United States has the third largest commercial cattle herd in the world, with 89.1 million head of cattle, and is the world’s top beef producing nation, producing 10.8 million tons of beef in 2015. The U.S. has more cattle in feedlots than any other country. Feedlots are the preferred method of raising commercial cattle in the United States due to the high quality of meat procured and the shorter time to prepare cattle for slaughter when compared to the free range method of raising cattle.

Pure U.S. beef processors generally buy cattle raised in feedlots on the spot market or pursuant to market-priced supply agreements. They process the cattle in their own facilities and sell the beef to various customers or further processors. Cattle are normally purchased at market prices and kept for less than one day before slaughter. Pure beef processors are primarily “spread” operators, and their operating profit is largely determined by the operational efficiency of their facilities, as opposed to fluctuations in market prices for cattle and beef. In the United States we operate as a pure beef processor.

Australia

Grazing is the most common method for raising and feeding cattle in Australia. This method has lower feed input costs and requires a longer period of time for cattle to reach maturity. However, Australia also has a grain-fed beef cattle segment, which supplies beef predominantly processed for export, especially to Japan and South Korea. Australia has been one of the world’s leading beef exporters for over a decade and is expected to remain the largest beef exporter to the United States, which has replaced Japan as the largest export market for Australia.

Global Pork Industry

Pork is the most consumed protein in the world with China, the United States and the European Union representing the largest markets globally. According to data from the USDA, the world hog herd in 2015 stood at a total of 795.8 million head, producing 110.3 million tons of pork.

Imports and Exports

The world pork trade is growing faster than world pork production. Declining trade barriers are allowing pork to move more freely around the globe than ever, which is beneficial for pork producers who can produce quality pork at a competitive price, according to the industry publication National Hog Farmer.

China is among the fastest growing markets for pork imports and the world’s largest pork market. A growing gap between consumption and production in China is fueling demand for pork imports. The USDA’s foreign agricultural service expects China to import 1.3 million metric tons of pork in 2016. This is 26% more than 2015, and more than any other country except Japan. Japan has been the world’s top pork importer for more than 20 years.

The United States was the largest pork exporting country from 2005 to 2014, until the European Union surpassed it in 2015, exporting 6.6% more pork than the U.S. The European Union is expected to remain the top exporter globally as it has been successfully expanding pork sales to key markets such as China, South Korea and Japan. The weakening euro relative to the U.S. dollar has also supported growth in European pork exports. Combined, the European Union and the United States account for 64% of world pork exports, according to the industry publication National Hog Farmer.

Key Geographies Where We Operate

United States

The United States has the third largest commercial hog herd in the world with 67.8 million head and is also the third largest global producer, having produced 11.1 million tons of pork in 2015. The United States is also the third largest consumer, having consumed 9.4 million tons in 2015, according to the USDA.

In the United States, pork processors include vertically integrated companies, who own and raise hogs for use in their own processing facilities, and pure processors, who do not own hogs. Pure processors generally purchase finished hogs under long-term supply contracts at prevailing market prices, process the hogs in their own facilities and sell the finished products at spot prices. Pure processors are typically exposed to changes in market prices for less than two weeks and are primarily “spread” operators with their operating profit largely determined by a plant’s operating efficiency and not by fluctuations in the market prices for hogs and pork products. Our pork operations based in the United States are a mix of pure pork processors and vertically integrated processors.

Global Chicken Industry

Chicken is the second most consumed protein in the world, after pork, and the most commonly consumed protein in the United States and Brazil. The largest chicken consumers in the world are the United States, followed by China, the European Union and Brazil. According to data from the USDA, the world produced 88.7 million tons of chicken in 2015.

Imports and Exports

According to the USDA, world chicken imports reached a total of 8.7 million tons in 2015. The largest importers of poultry products are Japan, Saudi Arabia, Mexico and the European Union, which together account for 39.0% of the world’s imports of chicken products in aggregate.

Brazil is the largest exporter with 37.4% share of global chicken exports. The United States is the world’s second largest chicken exporter with 3.2 million tons shipped in 2015. Export demand growth will likely be driven by increased market access, removal of trade restrictions on U.S. poultry, robust Chinese demand and a continued weakness in the Brazilian real.

Key Geographies Where We Operate

United States

Chicken products are the most commonly consumed source of protein in the United States. According to the USDA, the United States represents the largest production and consumption market globally. In 2015, the United States produced 18.0 million tons and consumed 15.1 million tons of chicken.

Large-scale chicken processors in the U.S. are typically vertically integrated processors. Vertically integrated processors own and raise brood hens to lay eggs for incubation. Once hatched, the chicks are transported to independently contracted growth farms where they develop until they reach the age of seven to nine weeks. The processor supplies the independent farmers with the chicks, feed and veterinary services. Additionally, since chicks consume feed (meal produced from corn and soybean meal) with a replacement price that is subject to variations in market price, vertically integrated poultry processors have direct financial exposure to volatility in such grain prices.

The U.S. chicken sector is characterized by daily price alterations based on seasonal consumption patterns and overall supply and demand for chicken and other meats in the United States and abroad. The prices for chicken vary over time and are affected by inventory levels, production cycles, weather, disease and feed costs, among other factors.

European Union

Chicken is the second most consumed protein in the European Union, after pork. According to the USDA, the European Union is the fourth largest chicken producer in the world, with production of 10.6 million tons in 2015 and the third largest chicken consumer, having consumed 10.2 million tons over the same period. In the last eight years, the European Union’s chicken production increased 23.6%, which represents an average annual growth of 3.1%.

Brazil

Chicken is the most commonly consumed protein in Brazil, followed by pork and beef. Brazil is the world’s fourth largest consumer of chicken, having consumed 9.3 million tons in 2015. According to World Poultry and the USDA, the Brazilian chicken industry has experienced significant growth over the past four decades, with production rising from 0.2 million tons in 1973 to 13.1 million tons in 2015. Chicken production and exports are expected to continue to grow through 2016 with the continued weakened real and China and Russia facing downward production pressures.

MANAGEMENT

In accordance with our articles of association, we are managed by a board of directors, consisting of executive directors and non-executive directors, who may appoint executive officers to manage our day-to-day operations.

We will be considered a “foreign private issuer” under the securities laws of the United States and the New York Stock Exchange listing standards. Under the securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the New York Stock Exchange listing standards. Under the New York Stock Exchange listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the New York Stock Exchange listing standards permit a foreign private issuer to follow its home country practice in lieu of the New York Stock Exchange listing standards. For an overview of our corporate governance principles, see “Description of Share Capital.”

We are also subject to the Dutch Civil Code. In addition, JBS Foods International, having its official seat in the Netherlands, and its shares admitted to listing on a stock exchange (NYSE) is required under Dutch law to disclose in its management report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons why. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between the board of directors and the shareholders (e.g. the general meeting of shareholders) and audit and financial reporting.

We acknowledge the importance of good corporate governance and supports the best practice provisions of the Dutch Corporate Governance Code. Therefore, we intend to comply with the relevant best practice provisions of the Dutch Corporate Governance Code except as may be noted from time to time in our management report.

Board of Directors

Upon completion of the transaction, JBS Foods International N.V. will have a one-tier board of directors. The number of directors shall be determined by the board of directors, provided that the board of directors shall consist of at least two executive directors and at least three non-executive directors. Directors shall be appointed as such by our general meeting of shareholders at the nomination of the board of directors.

At the incorporation of JBS Foods International B.V. on November 24, 2016, our board consisted of two directors: Mr. Wesley Mendonça Batista and Mr. Marcelo Siegmann. Upon the completion of the transaction, we expect that the board of directors of JBS Foods International N.V. will consist of nine directors: two executive directors and seven non-executive directors. All of our directors, except             and             are considered independent within the meaning of the Dutch Corporate Governance Code. All of our directors, except             and             are considered independent under the applicable rules and regulations of the NYSE. Immediately prior to the completion of the transaction, we will provide a table setting forth certain information regarding our directors and a summary of the business experience of each director.

Upon completion of the transaction, we expect that Mr. Wesley Mendonça Batista will remain on our board of directors. Mr. Batista has been president and chief executive officer of JBS S.A.’s global operations since February 2011. From 2007 to 2011, he served as president and chief executive officer of JBS USA Holdings, where he oversaw the growth and development of the U.S. market following JBS S.A.’s acquisition of Swift & Company. During Mr. Batista’s tenure, JBS USA Holdings acquired the Smithfield Beef business, the JBS USA Holdings feedlot operations and a controlling interest in PPC and expanded JBS S.A.’s Australian operations. Prior to that, Mr. Batista served as chief operating officer of JBS S.A.’s beef operations in Brazil and Argentina for 15 years, during which time JBS S.A. became the largest beef producer and exporter in Latin America. Mr. Batista also serves on the board of directors of JBS S.A. and PPC. Mr. Batista is subject of an administrative proceeding being conducted by the Brazilian federal police. For more information, see “Risk Factors—Risks Relating to Our Business and Industries—Mr. Joesley Mendonça Batista, chairman of the board of directors of JBS S.A. and one of our indirect individual controlling shareholders, and Mr. Wesley Mendonça Batista, a member of the board of directors of JBS Foods International and JBS S.A. and one of our indirect individual controlling shareholders, are the subjects of an ongoing police proceeding in Brazil.”

Each director shall be appointed for a term to be determined by our general meeting of shareholders. A director is appointed for a maximum period of four years, provided that, unless a director resigns earlier, his appointment period shall end immediately after the annual general meeting of shareholders that will be held in the fourth calendar year after the date of his appointment. A director may be reappointed for a term of not more than four years at a time, with due observance of the provision in the previous sentence.

A director may at any time be suspended by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion. The general meeting of shareholders may at any time dismiss a director by resolution adopted by a simple majority vote.

Board Committees

Upon completion of the transaction, we will have an audit committee, a compensation committee and a selection and nominating committee. Once the members of these committees are finalized prior to the completion of the transaction, we will provide a summary of the business experience of each member of our board committees and the responsibilities of each of the committees.

Executive Officers

The following table sets forth the name, age and position of the members of our executive officers as of December 5, 2016:

Name	Officer Since	Age	Position
Gilberto Tomazoni	December 5, 2016	58	Chief Executive Officer
Russell Colaco	December 5, 2016	43	Chief Financial Officer

The following is a summary of the business experience of our executive officers:

Gilberto Tomazoni. Mr. Tomazoni was appointed Chief Executive Officer of JBS Foods International in December 2016. He has been president of JBS S.A.’s global operations since September 2015. From 2013 to 2015, Mr. Tomazoni served as president of global poultry operations for JBS S.A., where he oversaw the growth and development of Seara following JBS S.A.’s acquisition of the business from Marfrig. Prior to joining JBS S.A., Mr. Tomazoni had a 27 year career with Sadia S.A. where he served as Chief Executive Officer from 2005 to 2009. In addition, Mr. Tomazoni was Vice President of Food Ingredients for Bunge Ltd from 2009 and 2013. Mr. Tomazoni has a degree in Mechanical Engineering from Universidade Federal de SC (UFSC) and a Masters in Management Development from Universidade do Oeste de Santa Catarina (UNOESC).

Russell Colaco. Mr. Colaco was appointed Chief Financial Officer of JBS Foods International in December 2016. Before joining the JBS Group, he was a managing director in the investment banking division of Morgan Stanley for more than nine years. In that function, he advised leading global consumer and retail companies on strategic and corporate finance matters. Mr. Colaco holds an MBA degree from the University of Chicago Booth School of Business.

Our remaining executive officers will be appointed prior to the completion of the transaction.

Compensation of Directors and Executive Officers

We will pay the reasonable costs and expenses incurred by our directors in connection with attending meetings of the board of directors and its committees. We have not made any payments to our two directors for board service for the period since their appointment on December 5, 2016.

Since our incorporation and the appointment of our executive officers on December 5, 2016, JBS Foods International has not paid any compensation to our executive officers.

PRINCIPAL SHAREHOLDERS

Prior to the Offering

JBS Foods International was incorporated by JBS S.A. on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” As of incorporation, JBS Foods International was a wholly-owned subsidiary of JBS S.A. On                 , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands

Prior to the closing of the JBS Foods International IPO, JBS S.A. will contribute 100% of the issued and outstanding share capital of JBS Foods International to Granite Holdings.

The following table sets forth the shareholding of the sole shareholder of JBS Foods International immediately prior to the closing of the JBS Foods International IPO:

Shareholder	Shares Outstanding						% Voting Power (1)
	Common A		Common B		Total
	Shares	%	Shares	%	Shares	%
Granite Holdings

Total

(1)	Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS Foods International common A shares and the JBS Foods International common B shares combined. Holders of the JBS Foods International common B shares are entitled to ten votes per share, and holders of the JBS Foods International common A shares are entitled to one vote per share. A holder of JBS Foods International common B shares is at any time entitled to request conversion of its common B shares into JBS Foods International common A shares pursuant to a mechanic that results in a 1:1 ratio, while JBS Foods International common A shares are not convertible into JBS Foods International common B shares under any circumstances. For more information about the rights of the JBS Foods International shares, see “Description of Share Capital.”

Granite Holdings is a wholly-owned subsidiary of JBS S.A. JBS S.A.’s principal shareholder is FB, a Brazilian holding company, whose only investment is the ownership of shares of JBS S.A. and Vigor Alimentos S.A., an affiliate of JBS S.A. As of November 24, 2016, FB owned 1,204,869,813 JBS S.A. common shares, representing 44.3% of JBS S.A.’s total capital stock (ex-treasury shares). Pursuant to the listing rules of the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A.—Bolsa de Valores, Mercadorias & Futuros), JBS S.A.’s capital stock is represented solely by common shares.

The following table sets forth the holders of the issued and outstanding JBS S.A. common shares and their respective shareholdings as of November 24, 2016 (excluding 135,261,051 JBS S.A. common shares held in treasury):

Shareholder	Shares Outstanding	%
FB (1)	1,204,869,813	44.3
Banco Original (2)	5,435,528	0.2
BNDESPar (3)	581,661,101	21.4
Caixa (4)	144,246,200	5.3
Other shareholders	785,360,812	28.9

Total	2,721,596,454	100.0

(1)

FB, our principal shareholder, is controlled by J&F. J&F is owned, indirectly through several Brazilian holding companies, by the Batista Family (José Batista Sobrinho and Flora Mendonça Batista and five of their children: Valere Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista), and also by Pinheiros Fundo de Investimentos em Participações, or FIP Pinheiros, and ZMF. The Batista Family (except for José Batista Sobrinho and Flora Mendonça Batista) owns 100% of the equity interests in ZMF. FIP Pinheiros is indirectly owned by Colin Murdoch-Muirhead, James Walker, Nicolas Ferris and Paul Backhouse.
(2)	Banco Original S.A. was founded from the merger of two banks: Banco JBS S.A., which focused on providing financing for the development of farming in Brazil, and Banco Matone, which focused on payroll loans. The Batista Family indirectly, through several holding companies, own 100% of the issued and outstanding shares of each of Banco Original S.A. and Banco Original do Agronegócio S.A.
(3)	BNDESPar is wholly owned by BNDES. BNDESPar invests and owns equity interests in Brazilian companies.
(4)	Caixa is a financial institution owned by the Brazilian federal government.

JBS S.A. Shareholders’ Agreement

On December 22, 2009, BNDESPar, J&F and ZMF entered into a shareholders’ agreement, or the JBS S.A. shareholders’ agreement, with JBS S.A. as intervening and consenting party. FB automatically became a party to the JBS S.A. shareholders’ agreement when it replaced J&F and ZMF as JBS S.A.’s direct controlling shareholder.

Pursuant to the terms of the JBS S.A. shareholders’ agreement, BNDESPar has veto rights with respect to the following matters:

•	the incurrence of debt by JBS S.A. or any company controlled by it, if JBS S.A.’s pro forma consolidated net debt/EBITDA ratio exceeds 5.5:1.0 (other than refinancing debt, among other exceptions);

•	the payment of any dividend, interest or any other distribution by JBS S.A. to the shareholders if its pro forma consolidated net debt/EBITDA ratio exceeds 4.0:1.0, or the managerial indebtedness limit;

•	any capital reduction of JBS S.A. or any of its controlled companies if such transaction would cause its pro forma consolidated net debt/EBITDA ratio to exceed the managerial indebtedness limit; provided that BNDESPar’s approval of any capital reduction will not be required in connection with controlled companies that are 99% or more held by JBS S.A., or exempt subsidiaries;

•	any voluntary filing of bankruptcy or judicial recovery by JBS S.A. or JBS USA Holding;

•	any dissolution or liquidation of JBS S.A., JBS USA Holding or any other controlled company, except for exempt subsidiaries;

•	any reduction in JBS S.A.’s mandatory dividend under Brazilian law;

•	any amendment to JBS S.A.’s bylaws which would: (1) cause JBS S.A.’s fiscal council to no longer be permanent; (2) substantially change JBS S.A.’s business; or (3) conflict with the terms of the JBS S.A. shareholders’ agreement;

•	any transformation, merger, acquisition, spin-off or amalgamation, including share swaps, transfer of subscription rights or any other corporate reorganizations or similar transaction involving JBS S.A., JBS USA Holding or their subsidiaries, except: (1) transactions between exempt subsidiaries; or (2) transactions between (i) JBS or JBS USA Holding, on the one hand, and (ii) exempt subsidiaries, on the other hand;

•	any affiliate transaction that individually or in the aggregate for any period of 12 months would amount to more than R$100.0 million;

•	the incurrence of any lien or granting of a security interest in JBS S.A.’s or any of its controlled companies’ assets, which would total more than 10% of JBS S.A.’s total assets (individually or in the aggregate for a period of 12 months);

•	approval of JBS S.A.’s annual budget and/or the controlled companies if the budgeted expenses would imply a net debt/EBITDA ratio above the managerial indebtedness limit;

•	any capital investment not contemplated in the annual budget approved by JBS S.A.’s board of directors in an amount that would cause the managerial indebtedness limit to be surpassed, individually or in the aggregate;

•	the cancellation of JBS S.A.’s registry with the CVM, the de-listing of JBS S.A.’s shares from the São Paulo Stock Exchange;

•	the creation of any additional class of JBS USA’s stock with different voting or economic rights, including preferred stock;

•	any acquisition by JBS S.A. or any of its controlled companies of (1) material holdings of shares of another company not contemplated by the business plan or annual budget approved by JBS S.A.’s board of directors or (2) non-current assets, in the event that such acquisition would cause the managerial indebtedness limit to be surpassed; and

•	the creation of liens, mortgages, pledges, etc. by JBS S.A. or any of its controlled companies to guarantee third party obligations, except for obligations of controlled companies individually in an amount less than R$200.0 million.

Pursuant to the JBS shareholders’ agreement, BNDESPar has the right to appoint up to two board members as long as it owns more than 20% of JBS S.A.’s total share capital. As of November 24, 2016, JBS S.A.’s board of directors consisted of eight members, one of whom has been appointed by BNDESPar. We expect that BNDESPar will appoint one additional board member to JBS S.A.’s board of directors before the end of 2016, subject to shareholder approval.

BNDESPar also has the right to appoint one member to each of JBS S.A.’s fiscal council, financial and risk management committee and sustainability committee. As of November 24, 2016, BNDESPar had not appointed any member to these management committees. However, we expect that BNDESPar will appoint one member to each of these management committees before the end of 2016, subject to shareholder approval.

The JBS S.A. shareholders’ agreement will expire on the earlier of: (1) December 31, 2019; or (2) the date on which BNDESPar, directly or indirectly, ceases to own 15% or more of JBS S.A.’s total voting and share capital.

The JBS S.A. shareholders’ agreement is governed by the laws of Brazil. Any claim or controversy arising under the JBS S.A. shareholders’ agreement will be determined in accordance with the rules of the São Paulo Stock Exchange’s Arbitration Chamber.

Following the Offering

The following table sets forth the holders of the JBS Foods International shares and their respective shareholdings immediately following the completion of the offering:

Shareholder	Shares Outstanding						% Voting Power (1)
	Common A		Common B		Total
	Shares	%	Shares	%	Shares	%

Granite Holdings
Other shareholders

Total

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS Foods International common A shares and the JBS Foods International common B shares combined. Holders of the JBS Foods International common B shares are entitled to ten votes per share, and holders of the JBS Foods International common A shares are entitled to one vote per share. A holder of JBS Foods International common B shares is at any time entitled to request conversion of its common B shares into JBS Foods International common A shares pursuant to a mechanic that results in a 1:1 ratio, while JBS Foods International common A shares are not convertible into JBS Foods International common B shares under any circumstances. For more information about the rights of the JBS Foods International shares, see “Description of Share Capital.”

Interests of Certain Persons in the Offering

The following table sets forth information with respect to the anticipated beneficial ownership of the JBS Foods International shares following the offering by:

•	each shareholder who is expected to beneficially own more than 5% of the JBS Foods International shares;

•	each person expected to serve on our board of directors;

•	each person expected to be an executive officer; and

•	all of our directors and executive officers, as a group.

	Shares Outstanding				% Voting Power (1)
	Common A		Common B
	Shares	%	Shares	%
5% Shareholder
Granite Holdings

Directors
Total directors

Executive officers
Gilberto Tomazoni
Russell Colaco

Total executive officers

Total directors and executive officers

(1)	Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS Foods International common A shares and the JBS Foods International common B shares combined. Holders of the JBS Foods International common B shares are entitled to ten votes per share, and holders of the JBS Foods International common A shares are entitled to one vote per share. A holder of JBS Foods International common B shares is at any time entitled to request conversion of its common B shares into JBS Foods International common A shares pursuant to a mechanic that results in a 1:1 ratio, while JBS Foods International common A shares are not convertible into JBS Foods International common B shares under any circumstances. For more information about the rights of the JBS Foods International shares, see “Description of Share Capital.”

RELATED PARTY TRANSACTIONS

During the regular course of our business, we engage in transactions with related parties on an arm’s length basis, some of which are of a recurring nature, including in respect of administrative, legal, financial, management, accounting, human resources and information technology services and the purchase and sale of raw material and cattle. The following summarizes the material transactions we engage in with our principal affiliates.

Transaction Documents

In connection with the asset contribution, we may enter into agreements with certain related parties as further described below.

Contribution Agreements

One or more contribution agreements are expected to set forth the terms and conditions pursuant to which JBS S.A. will contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. In connection with the asset contribution, JBS Foods International will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The asset contribution is expected to take place prior to the closing of the JBS Foods International IPO. For more information, see “The Asset Contribution.”

Agreements with J&F Oklahoma and its Subsidiaries

Our affiliate J&F Oklahoma is a wholly-owned subsidiary of J&F engaged in the ownership of feeder cattle and the sale of live cattle to meat packing companies in the United States and, through its wholly-owned subsidiaries J&F Australia and J&F Ranch Canada, in Australia and Canada, respectively. These cattle are fed primarily in feedyards owned and operated by our subsidiaries JBS Five Rivers in the United States, JBS Australia in Australia and JBS Canada in Canada.

Commercial Agreements

As further described below under “—Cattle Supply and Feeding Agreements” and “—Cattle Purchase and Sale Agreements,” we are party to several commercial agreements with J&F Oklahoma and its subsidiaries. As consideration for the services our subsidiaries provided to J&F Oklahoma and its subsidiaries under the cattle supply and feeding agreements, for the nine-month period ended September 30, 2016 and the years ended December 30, 2015 and 2014, we received from J&F Oklahoma and its subsidiaries, on a pro forma basis, an aggregate US$654.8 million, US$895.1 million and US$999.8 million, respectively. As consideration for the cattle we purchased from J&F Oklahoma and its subsidiaries under our cattle purchase and sale agreements, for the nine-month period ended September 30, 2016 and the years ended December 30, 2015 and 2014, we paid to J&F Oklahoma and its subsidiaries, on a pro forma basis, an aggregate US$2.5 billion, US$3.5 billion and US$3.3 billion, respectively.

Cattle Supply and Feeding Agreements

J&F Oklahoma

On October 23, 2008, J&F Oklahoma and JBS Five Rivers entered into a cattle supply and feeding agreement (as amended on September 21, 2010, January 24, 2013 and November 7, 2014), pursuant to which JBS Five Rivers feeds and cares for cattle owned by J&F Oklahoma. J&F Oklahoma pays JBS Five Rivers for the cost of feed and medicine plus a daily yardage fee per head initially at a price of US$0.37 per head subject to annual adjustment as agreed to by the parties. Under the terms of this agreement, J&F Oklahoma has agreed to maintain sufficient cattle on JBS Five Rivers’ feedyards so that they remain at least 75% full of cattle at all times. All risk of loss of the cattle remains with J&F Oklahoma, and all charges due under this agreement are payable by J&F Oklahoma to JBS Five Rivers regardless of whether the cattle die, become sick or fail to gain the weight contemplated by J&F Oklahoma, except as may be due to gross negligence, willful misconduct or breach of this agreement by JBS Five Rivers. This agreement expires on December 31, 2019.

Pursuant to a related cattle supply and feeding incentive program agreement entered into by J&F Oklahoma and JBS Five Rivers, on January 1, 2011, J&F Oklahoma began to pay JBS Five Rivers an annual incentive payment to be calculated based upon a formula that takes into account J&F Oklahoma’s financial performance arising from the sale of cattle fed and raised by JBS Five Rivers. The cattle supply and feeding incentive program agreement terminates when the above cattle supply and feeding agreement terminates and may also be terminated by either party upon 30 days prior written notice.

J&F Australia

On January 21, 2013, J&F Australia and JBS Australia entered into an amended and restated shared services and feeding agreement (as amended on November 10, 2014), pursuant to which JBS Australia feeds and cares for cattle owned by J&F Australia. J&F Australia pays JBS Australia for the cost of feed and medicine plus a daily yardage fee per head ranging from A$0.8288 to A$1.5963 depending on the location of the feedyard. Under the terms of this agreement, J&F Australia has agreed to maintain sufficient cattle on JBS Australia’s feedyards so that they remain at least 80% full of cattle at all times. All risk of loss of the cattle remains with J&F Australia, and all charges due under this agreement are payable by J&F Australia to JBS Australia regardless of whether the cattle die, become sick or fail to gain the weight contemplated by J&F Australia, except as may be due to gross negligence, willful misconduct or breach of this agreement by JBS Australia. This agreement expires on December 31, 2019.

J&F Ranch Canada

On January 24, 2013, J&F Ranch Canada and JBS Canada entered into a cattle supply and feeding agreement (as amended on November 7, 2014), pursuant to which JBS Canada feeds and cares for cattle owned by J&F Ranch Canada. J&F Ranch Canada pays JBS Canada for the cost of feed and medicine plus a daily yardage fee per head initially at a price of C$0.50 per head subject to annual adjustment as agreed to by the parties. Under the terms of this agreement, J&F Ranch Canada has agreed to maintain sufficient cattle on the JBS Canada feedyard so that it remains at least 75% full of cattle at all times. All risk of loss of the cattle remains with J&F Ranch Canada, and all charges due under this agreement are payable by J&F Ranch Canada to JBS Canada regardless of whether the cattle die, become sick or fail to gain the weight contemplated by J&F Ranch Canada, except as may be due to gross negligence, willful misconduct or breach of this agreement by JBS Canada. This agreement expires on December 31, 2019.

Cattle Purchase and Sale Agreements

J&F Oklahoma

On October 23, 2008, J&F Oklahoma and JBS USA entered into an amended and restated cattle purchase and sale agreement (as amended on September 22, 2010, May 23, 2013 and November 7, 2014), pursuant to which JBS USA agreed to purchase from J&F Oklahoma at least 800,000 head of cattle per calendar year. On December 24, 2015, JBS USA assigned its right and obligations under this agreement to JBS USA Food Company. The price per head of cattle purchased pursuant to this agreement is determined in accordance with JBS USA Food Company’s pricing grid for unrelated third parties in effect on the date of delivery. In addition, this agreement provides for supplemental payments each quarter, as follows: (1) in the event of a loss (applicable in the event that J&F Oklahoma’s average cost of cattle exceeds the average selling price of cattle purchased from J&F Oklahoma by JBS USA Food Company) for the quarter, JBS USA Food Company must pay to J&F

Oklahoma the product of (a) 40% (or 50% for cattle purchased from certain feedyards) of the difference between the average cost of cattle and selling price, multiplied by (b) the lesser of the number of cattle purchased from J&F Oklahoma by JBS USA Food Company during such quarter or 200,000 head of cattle (or 125,000 head of cattle for cattle purchased from certain feedyards); or (2) in the event of a gain (applicable in the event that the average selling price of cattle purchased from J&F Oklahoma by JBS USA Foods Company exceeds J&F Oklahoma’s average cost of cattle) for the quarter, J&F Oklahoma must pay to JBS USA Food Company the product of (a) 40% (or 50% for cattle purchased from certain feedyards) of the difference between the average selling price and cost of cattle, multiplied by (b) the lesser of number of cattle purchased from J&F Oklahoma by JBS USA Food Company during such quarter or 200,000 head of cattle (or 125,000 head of cattle for cattle purchased from certain feedyards). This agreement expires on December 31, 2019.

J&F Australia

On January 21, 2013, J&F Australia and JBS Australia entered into an amended and restated cattle purchase and sale agreement (as amended on November 10, 2014), pursuant to which JBS Australia agreed to purchase from J&F Australia at least 200,000 head of cattle per calendar year. The price per head of cattle purchased pursuant to this agreement is based on the cost of cattle, feed and the shared service and feeding cost plus a markup of between 2.00% and 5.00%, as determined by J&F Australia from time to time to cover a majority of the fixed and variable costs incurred by J&F monthly and provide a margin to cover its risks, namely mainly abnormal death rates. The range of the markup is determined in J&F’s sole discretion on each pen of cattle sold and varies due to the uncertainty in the death rate among feeder cattle prior to slaughter. Overall risk of loss lies with J&F. The margin has not exceeded 2.00% on average during the three years ended December 31, 2015. This agreement expires on December 31, 2019.

J&F Ranch Canada

On January 24, 2013, J&F Ranch Canada and JBS Canada entered into a cattle purchase and sale agreement (as amended on November 7, 2014), pursuant to which JBS Canada agreed to purchase from J&F Ranch Canada at least 50,000 head of cattle per calendar year. The price per head of cattle purchased pursuant to this agreement is determined in accordance with JBS Canada’s pricing grid for unrelated third parties in effect on the date of delivery. In addition, this agreement provides for supplemental payments each quarter, as follows: (1) in the event of a loss (applicable in the event that J&F Ranch Canada’s average cost of cattle exceeds the average selling price of cattle purchased from J&F Oklahoma by JBS Canada) for the quarter, JBS Canada must pay to J&F Ranch Canada the product of (a) 40% of the difference between the average cost of cattle and selling price, multiplied by (b) the lesser of the number of cattle purchased from J&F Ranch Canada by JBS Canada during such quarter or 12,500 head of cattle; or (2) gain (applicable in the event that J&F Ranch Canada’s average selling price of cattle exceeds the average cost of cattle purchased from J&F Oklahoma by JBS Canada) for the quarter, J&F Ranch Canada must pay to JBS Canada the product of (a) 40% of the difference between the average selling price and cost of cattle, multiplied by (b) the lesser of number of cattle purchased from J&F Ranch Canada by JBS Canada during such quarter or 12,500 head of cattle. This agreement expires on December 31, 2019.

Other Agreements

Guarantee of J&F Oklahoma Secured Revolving Credit Facility

On October 7, 2008, J&F Oklahoma entered into a secured revolving credit facility with third-party lenders in order to acquire cattle, which are then fed in JBS Five Rivers’ feedyards pursuant to the cattle supply and feeding agreement described above under “—Cattle Supply and Feeding Agreements—J&F Oklahoma.” The finished cattle are sold to JBS USA Food Company under the cattle purchase and sale agreement described above under “—Cattle Purchase and Sale Agreements—J&F Oklahoma.” JBS Five Rivers guarantees up to US$250.0 million of J&F Oklahoma’s obligations under this credit facility. In addition, as further described below, the loan parties’ obligations are secured by certain assets of J&F Oklahoma and JBS Five Rivers. Between 2011 and

2014, the parties entered into several amendments to this credit facility to add borrowers (including J&F Australia and J&F Ranch Canada), allow borrowings under additional currency options, increase its credit limit and extend its maturity date. As of the date of this prospectus, this facility has a credit limit of US$1.15 billion and matures on November 7, 2019. Borrowings under this facility bear interest at variable rates based on applicable LIBOR plus 1.75% to 2.25% or prime rate plus 0.5% to 1.0%. As of September 30, 2016, we understand that (1) no borrowings were used towards letters of credit, (2) the borrowing availability was US$61.7 million and (3) J&F Oklahoma had US$940.2 million in outstanding borrowings under the facility.

The obligations of the loan parties under this facility are secured by the accounts receivable and inventories of J&F Oklahoma and by certain fixed assets, accounts receivable and inventories of JBS Five Rivers, up to a value of US$250.0 million. Among other requirements, this facility requires J&F Oklahoma to maintain certain financial ratios, minimum levels of net worth and establish limitations on certain types of payments, including dividends, investments and capital expenditures. In most instances, the covenants consider the combined position and results of J&F Oklahoma, along with JBS Five Rivers. J&F Oklahoma’s parent company has entered into a keep-well agreement whereby it will make contributions to J&F Oklahoma if J&F Oklahoma is not in compliance with its financial covenants under this credit facility. If J&F Oklahoma defaults on its obligations under this credit facility and such default is not cured by its parent under the keep-well agreement, JBS Five Rivers’ guarantee under this credit facility is triggered. JBS Five Rivers does not receive any compensation from J&F Oklahoma for providing this guarantee. As of September 30, 2016, we understand that J&F Oklahoma was in compliance with its financial covenants under this credit facility. We have determined that it is highly unlikely that JBS Five Rivers would be required to make a payment under the guarantee and have determined that the fair value of the guarantee is immaterial under relevant accounting guidance.

J&F Oklahoma Revolving Credit Facility

JBS Five Rivers is party to an agreement with J&F Oklahoma pursuant to which JBS Five Rivers has agreed to loan up to US$675.0 million in revolving loans to J&F Oklahoma. The loans are used by J&F Oklahoma to acquire feeder animals which are placed in JBS Five Rivers’ feedyards for finishing and for working capital needs. Borrowings accrue interest at a per annum rate of LIBOR plus 2.75%, which is payable at least quarterly. This facility matures on December 31, 2019. As of September 30, 2016, the amount outstanding under this agreement was US$362.5 million.

Other Transactions

We have entered into an assignment agreement with Banco Original S.A., a direct shareholder of JBS S.A. and subsidiary of J&F, pursuant to which we may transfer our rights to receivables of certain clients in Brazil, including all associated benefits and risks, to Banco Original S.A. for market value. As of September 30, 2016, on a pro forma basis, we had transferred receivables to Banco Original in the outstanding aggregate amount of R$388.4 million. As a result of such transfers, we incurred pro forma finance expense in the amount of R$44.8 million during the nine-month period ended September 30, 2016.

We also have entered into financing agreements with Caixa, a direct shareholder of JBS S.A., and BNDES, an affiliate of JBS S.A.’s shareholder, BNDESPar. As of September 30, 2016, the pro forma amount outstanding under the loans and financing between us and Caixa was R$885.7 million, and the pro forma amount outstanding under the loans and financing between us and BNDES was R$22.0 million.

In addition, we have entered into a cost sharing agreement with JBS S.A., pursuant to which JBS S.A. provides us with services and personnel in information technology, accounting, treasury and legal, human resources, among other areas, in consideration for a monthly fee, which is set annually. During 2016, we paid JBS S.A. R$11 million monthly in connection with this cost sharing agreement.

For more information about related party transactions between us and our affiliates, see note 9 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Policies and Procedures for Related Party Transactions

Our board of directors will be expected to review in advance any proposed related party transaction. All of our directors, officers and employees will be required to report to our board of directors any related party transaction prior to entering into the transaction.

It is our intention to ensure that all transactions between us and our officers, directors and principal shareholders and their affiliates are approved by our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

THE ASSET CONTRIBUTION

This section of this prospectus describes the material terms of the asset contribution. The description in this section and elsewhere in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the contribution agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part. This summary may not contain all of the information about the contribution agreement that is important to you.

General

JBS S.A. intends to contribute substantially all of its assets, excluding the Brazil Beef Businesses, to JBS Foods International. One or more contribution agreements are expected to set forth the terms and conditions of the asset contribution. The asset contribution is expected to take place prior to the closing of the JBS Foods International IPO.

In addition, because the asset contribution involves a transfer of substantially all of JBS S.A.’s assets, successor obligor clauses in the indentures governing certain notes and debt agreements guaranteed, issued or entered into by JBS S.A. and/or its subsidiaries will require JBS Foods International to assume the liabilities as issuer and/or guarantor, as the case may be, under such indentures and debt agreements.

The asset contribution is expected to result in the contribution of the following to JBS Foods International: (1) 99.71% equity interest in JBS Argentina S.A.; (2) 100% equity interest in JBS Paraguay S.A.; (3) 100% equity interest in Frigorifico Canelones S.A. (JBS Uruguay); (4) 100% equity interest in JBS Global Luxembourg; (5) 100% equity interest in Seara Alimentos Ltda.; (6) 100% equity interest in Moy Park Holdings (Europe) Ltd.; (7) 100% equity interest in Rigamonti Salumificio S.p.A.; and (8) 99.93% equity interest in JBS Mendoza S.A.

DESCRIPTION OF SHARE CAPITAL

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On                 , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Its registered office and principal place of business is located at Bankrashof 3, 5th Floor, 1183 NP Amstelveen, The Netherlands. Its telephone number is +31 20 656 4707.

The following description of JBS Foods International’s share capital is a summary of the material terms of JBS Foods International’s articles of association that will be effective upon the consummation of the transaction and applicable Dutch law. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read the complete text of JBS Foods International’s articles of association, which, as of the date of this prospectus, is substantially in the form attached as an exhibit to the registration statement of which this prospectus is a part.

Share Capital

As of the date of this prospectus, the authorized share capital of JBS Foods International is €             , divided into             common A shares, with a nominal value of €0.04 each, and             common B shares, with a nominal value of €0.40 each. All shares are registered.

A holder of JBS Foods International common B shares may at all time request the board of directors of JBS Foods International to convert one or more of its JBS Foods International common B shares into JBS Foods International common A shares with a ratio of ten JBS Foods International common A shares for one JBS Foods International common B share. Immediately following the completion of such conversion, the relevant shareholder shall be required to transfer nine out of every ten converted JBS Foods International common A shares to JBS Foods International for no consideration (om niet). Upon the conversion of JBS Foods International common B shares into JBS Foods International common A shares, the authorized share capital of JBS Foods International shall decrease with the number of JBS Foods International common B shares so converted and shall increase with the number of JBS Foods International common A shares into which such JBS Foods International common B shares are converted.

Pursuant to the JBS Foods International articles of association, each holder of JBS Foods International common B shares can convert any number of JBS Foods International common B shares held by such shareholder into JBS Foods International common A shares as described above. A holder of JBS Foods International common A shares cannot convert its JBS Foods International common A shares into JBS Foods International common B shares. Upon receipt of a request for conversion of JBS Foods International common B shares into JBS Foods International common A shares, the JBS Foods International board of directors shall resolve to convert the relevant number of JBS Foods International common B shares into JBS Foods International common A shares in a 1:10 ratio. Promptly following such conversion, the holder of JBS Foods International common B shares who made the conversion request shall be obligated to transfer nine out of every ten JBS Foods International common A shares so received to JBS Foods International for no consideration (om niet), which will be canceled afterwards replicating the effect of a 1:1 conversion ratio. The conversion mechanism is structured in this manner in order to avoid a two-month waiting period which would be required under Dutch law if JBS Foods International common B shares would be converted into JBS Foods International common A shares in an actual 1:1 ratio.

JBS Foods International shares shall be issued pursuant to a resolution of the general meeting of shareholders, or pursuant to a resolution of the board of directors if by resolution of the general meeting the board of directors has been authorized to issue shares. If the board of directors is authorized by the general meeting of shareholder to issue shares and limit or exclude pre-emptive rights of shareholders, this enables us to offer newly issued shares to investors free of pre-emptive rights. Under Dutch law, such authorizations may not exceed a period of five years, but may be renewed by a resolution of the general meeting of shareholders for subsequent five-year periods at any time.

The JBS Foods International shares are registered shares represented by an entry in our shareholders’ register. Beneficial interests in the JBS Foods International common A shares that are traded on the NYSE are held through the electronic book-entry system provided by The Depository Trust Company, or DTC. The JBS Foods International common B shares are not, and we do not expect that they will be, listed on a stock exchange.

Directors

Set forth below is a summary description of the material provisions of our articles of association relating to our board of directors. The summary does not restate our articles of association in their entirety.

The directors serve on the board of directors for a term to be determined by our general meeting of shareholders. A director is appointed for a maximum period of four years, provided that, unless a director resigns earlier, his appointment period shall end immediately after the annual general meeting that will be held in the fourth calendar year after the date of his appointment. A director may be reappointed for a term of not more than four years at a time, with due observance of the provision in the previous sentence. The board of directors shall draw up a rotation schedule for the directors.

JBS Foods International has a one-tier board structure, comprising both executive directors having responsibility for the day-to-day management and non-executive directors having the task to supervise the performance by the directors. The number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of at least two executive directors and at least three non-executive directors. The directors shall be appointed as such by our general meeting of shareholders at the nomination of the board of directors. The general meeting of shareholders determines whether a director is an executive director or a non-executive director. The board of directors shall appoint a non-executive director as chairman of the board.

The task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. Tasks that are not allocated fall within the power of the board of directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of JBS Foods International (including supervision thereof in case of non-executive directors).

JBS Foods International has a policy in respect of the remuneration of the board of directors. With due observation of the remuneration policy, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that executive directors do not participate in the deliberations and decision-making regarding the determination of the remuneration of executive directors.

Liability to Further Capital Calls

All of the issued and outstanding JBS Foods International shares are fully paid and non-assessable.

Additional Issuances and Pre-Emptive Rights

Issuance of Shares. The general meeting of shareholders has the authority to resolve on any issuance of the JBS Foods International shares. The general meeting may also delegate this authority to the board of directors. The designation granted the pursuant to the aforesaid authorization must determine the number of shares that may be issued. The delegation may from time to time be extended for a period not exceeding five years.

For a period of five years commencing on                 , 2017, the board of directors shall be irrevocably authorized to issue JBS Foods International common A shares up to                 .

Pre-Emptive Rights. Under Dutch law and our articles of association, each shareholder has a pre-emptive right on any issue of shares (or the granting of rights to subscribe for shares) pro rata to the aggregate amount of the shares held by such shareholder provided that holders of shares of the class to be issued (i.e. common A shares or common B shares) shall have preference over holders of shares of the other class (i.e. common B shares or common A shares). Exceptions to this pre-emptive right include the issuance of new shares (or the granting of rights to subscribe for shares): (1) to employees pursuant to a stock compensation plan of JBS Foods International; (2) against payment in kind (contribution other than in cash;) and (3) to persons exercising a previously granted right to subscribe for shares.

The general meeting of shareholders may resolve to limit or exclude pre-emptive rights. If the general meeting of shareholders has designated this authority to the board of directors for a period not exceeding five years, the board of directors may limit or exclude pre-emptive rights, but only if the board of directors has also been designated the authority to issue shares. If less than 50% of the issued capital of JBS Foods International is represented at a general meeting of shareholders, a majority of at least two-thirds of the votes cast shall be required for a resolution of the general meeting of shareholders to limit or exclude a pre-emptive right or to designate this authority to the board of directors.

Subject to Section 2:96a of the Dutch Civil Code, the general meeting of shareholders or the board of directors may determine when adopting a resolution to issue new shares, how and during which period pre-emptive rights may be exercised.

Repurchase of Shares

JBS Foods International may acquire its own fully paid-up shares for no consideration (om niet), or subject to certain provisions of Dutch law and the articles of association for consideration, if: (1) JBS Food International’s equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves; (2) JBS Foods International would thereafter not hold a pledge over shares or together with its subsidiaries hold shares with an aggregate nominal value exceeding 50% of the issued share capital; and (3) the board of directors has been authorized to do so by the general meeting of shareholders, which authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange.

JBS Foods International can, jointly with its subsidiaries, hold shares in its own capital exceeding 10% of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Own shares pledged by JBS Foods International and its subsidiaries are taken into account in this respect. Any shares held by JBS Foods International in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three year period. Each director shall be jointly and severally liable to compensate JBS Foods International for the value of the shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange and held by JBS Foods International for more than one year after acquisition thereof.

Reduction of Share Capital

The general meeting of shareholders may resolve to cancel shares which are held by JBS Foods International in treasury or to reduce the nominal value of the shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at the general meeting of shareholders if less than 50% of the issued capital is present or represented at the meeting. If less than 50% of the issued share capital is present or represented at the meeting, a two-thirds majority of the votes cast at the general meeting of shareholders is required. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.

Transfer of Shares

JBS Foods International shares are freely transferable. In accordance with the provisions of Dutch law and our articles of association, the transfer of shares or creation of a right in rem thereon requires a deed executed for that purpose and, save in the event JBS Foods International itself is a party to such legal act, written acknowledgement by JBS Foods International of the transfer. Service of notice of the deed or of a certified notarial copy or extract of that deed on JBS Foods International will be the equivalent of acknowledgement.

Shares that have been entered into the electronic book-entry system will be registered in the name of Cede & Co. as nominee of DTC, and transfer of beneficial entitlements in shares held in the electronic book-entry system will be effected by electronic bookings. The above-mentioned requirements applicable to a transfer of the shares do not apply to the trading of such beneficial entitlements in shares.

Annual Accounts and Independent Auditor

JBS Foods International’s financial year is the calendar year. JBS Foods International will be required to publish its annual accounts within four months after the end of each financial year and its half-yearly report within three months after the end of the first six months of each financial year. Both the annual accounts and the half-yearly report are required to be made available to the public during a period of at least ten years.

All directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted at the annual general meeting of shareholders, at which meeting the directors may be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts the relevant financial year insofar this appears from the annual accounts. The annual accounts, the management report and independent auditor’s report are made available (through our website) to the shareholders and other persons with meeting right for review as from the day of the notice convening the annual general meeting of shareholders.

Payment of Dividends

Profit is distributed after the adoption of the annual accounts from which it appears that distribution of such profit is admissible, i.e. JBS Foods International may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up part of the capital plus the reserves as required to be maintained by Dutch law.

Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the shares. Our board of directors may, subject to certain conditions, also resolve to distribute an interim dividend on shares.

A claim for any distribution lapses five years after the date on which such distribution was declared payable.

For more information about our dividend policy and the risks related thereto, see “Dividend and Dividend Policy.”

General Meetings and Voting Rights

Annual Meeting. An annual general meeting of shareholders must be held within six months from the end of the preceding financial year. The agenda of the annual general meeting of shareholders shall announce, among other things, discussion of the management report, discussion of implementation of the remuneration policy, discussion and adoption of the annual accounts, discharge of the directors, appointments for any vacancies of the board of directors, reservation- and dividend policy, including the policy regarding allocation of profits and other proposals brought up for discussion by the board of directors.

General Meeting and Place of Meetings. Other general meetings of shareholders will be held if requested by the board of directors or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of JBS Foods International (taking into account the relevant provisions of Dutch law, the articles of association of JBS Foods International and the applicable stock exchange regulations). General meetings will be held in Amsterdam or Haarlemmermeer (including Schiphol Airport), the Netherlands.

Convocation Notice and Agenda. General meetings can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued in accordance with Dutch law. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend the general meeting must be made on the company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a general meeting may contain the items requested by one or more shareholders representing at least 3% of the issued share capital of JBS Foods International, taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the board of directors at least 60 days before the day of the meeting.

Admission and Registration. Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the JBS Foods International shares accrues, shall be authorized to attend a general meeting of shareholders, to address the general meeting and to exercise its voting rights. The record date of each general meeting of shareholders is the twenty-eighth day prior to the date of the general meeting so as to establish which shareholders are entitled to attend and vote at the general meeting. Only holders of shares and other persons entitled to vote or attend the general meeting, at such record date are entitled to attend and vote at the general meeting. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the general meeting may register and exercise their rights. Those entitled to attend a general meeting may be represented at a general meeting by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically. Directors have the right to attend a general meeting and shall have an advisory vote.

Voting Rights. Each common A share confers the right to cast one vote at a general meeting of shareholders, and each common B share confers the right to cast ten votes. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS Foods International prescribes a larger majority.

No votes may be cast at a general meeting on shares held by JBS Foods International or its subsidiaries. Also no voting rights may be cast at a general meeting in respect of common shares for which depositary receipts have been issued that are owned by JBS Foods International or its subsidiaries. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by JBS Foods International and its subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by JBS Foods International or its subsidiaries. Neither JBS Foods International nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.

Under Dutch law and/or the articles of association of JBS Foods International, the following matters require at least two-thirds of the votes cast at a meeting if less than 50% of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption; or

•	a resolution to authorize the board of directors to restrict or exclude shareholder rights of pre-emption.

Shareholders’ Votes on Certain Transactions. Under Dutch law any important change in the identity or character of JBS Foods International must be approved by the general meeting of shareholders, including (i) the transfer of the enterprise of JBS Foods International or practically the entire enterprise of JBS Foods International to a third party, (ii) the conclusion or cancellation of any long-lasting cooperation by JBS Foods International or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS Foods International and (iii) the acquisition or disposal by JBS Foods International or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of JBS Foods International’s assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS Foods International. Our articles of association further require approval of the general meeting of shareholders for resolutions of the board of directors regarding any merger or demerger of JBS Foods International or its subsidiaries with a company that is not a group company of JBS Foods International and whose aggregate net asset value according to its last financial statements is at least one-third of the sum of the JBS Foods International’s assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS Foods International. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS Foods International.

Amendments to the articles of association

The general meeting of shareholders may resolve to amend the articles of association of JBS Foods International. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation; Legal Merger and Demerger

The general meeting of shareholders may resolve to dissolve JBS Foods International. In the event of dissolution, JBS Foods International will be liquidated in accordance with Dutch law and the articles of association and the liquidation shall be arranged by the members of the board of directors, unless the general meeting appoints other liquidators. During liquidation, the provisions of the articles of association will remain in force as long as possible.

A resolution by the general meeting of shareholders regarding the legal merger or demerger of JBS Foods International requires a simple majority.

Liability of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to JBS Foods International for damages in the event of improper or negligent performance of their duties. Further, directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code. All directors are jointly and severally liable for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held seriously culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a director may, however, refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.

Indemnification of Directors and Officers

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the articles of association of JBS Foods International, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgements, fines and amounts paid in settlement actually and reasonably incurred by a director in connection with such action, suit or proceeding, provided such director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the (former) director is proper under the circumstances because he had met the applicable standard of conduct set.

A (former) director shall not be entitled to any indemnification, if and to the extent:

(1)	a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the (former) director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(2)	the costs or the decrease in assets of the (former) director are covered by insurance and the insurer started payment of the costs or the decrease in assets; or

(3)	we brought the procedure in question before a court.

For further information on indemnity, see “Part II-Information not required in prospectus-Item 9” of the registration statement of which this prospectus is a part.

Dutch Corporate Governance Code

Since JBS Foods International has official seat in the Netherlands, once its common A shares are admitted to listing on a stock exchange such as the NYSE, it will be required under Dutch law to disclose in its management report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons why. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between the board of directors and the shareholders (e.g. the general meeting of shareholders) and audit and financial reporting.

JBS Foods International acknowledges the importance of good corporate governance and supports the best practice provisions of the Dutch Corporate Governance Code. Therefore, JBS Foods International intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code, except as may be noted from time to time in JBS Foods International’s annual accounts.

Squeeze-Out Provisions

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who (alone or together with its group companies) holds at least 95 percent of the issued share capital of JBS Foods International may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.

Comparison of the Rights of Holders of JBS Foods International Shares and Shares in a Delaware Corporation

The rights of the shareholders of JBS Foods International and the relative powers of JBS Foods International’s board of directors are governed primarily by Dutch corporate law and JBS Foods International’s articles of association. Because JBS Foods International is, as of the date of this prospectus, a Dutch public company with limited liability (naamloze vennootschap), the rights of shareholders of JBS Foods International will be governed by applicable Dutch law and by JBS Foods International’s articles of association.

The following is a summary comparison of certain differences between the rights JBS Foods International shareholders will have as shareholders, under applicable Dutch law, including Book 2 of the Dutch Civil Code, and JBS Foods International’s articles of association effective upon the consummation of the transaction, and the rights of shareholders, under the Delaware general corporation law, or the DGCL, in a corporation incorporated in Delaware. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on JBS Foods International’s governance or other policies. Such rights, obligations or provisions generally apply equally to the JBS Foods International shares.

	JBS Foods International	Delaware Entity
Authorized and Outstanding Capital Stock	Under Dutch law, the general meeting of shareholders is authorized to issue shares or delegate (by resolution or in the articles of association) such authority to the board of directors. For a period of five years as from , 2017 the board of directors shall be irrevocably authorized to issue JBS Foods International common A shares up to .

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

Consolidation and Division; Subdivision	Under Dutch law, the general meeting of shareholders may resolve to reduce the issued capital by reducing the nominal value of shares by amending the articles of association or by cancelling shares which the company holds. The issued shares may also be combined into a smaller number of shares or split into a greater number of shares through an amendment of the articles of association. Pursuant to and in accordance with the articles of association, the common B shares may be converted into common A shares. A holder of common A shares cannot convert its common A shares into common B shares.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation.

Preemption Rights, Share Warrants and Share Options	Under Dutch law, at least 20% of the authorized capital of a (listed) public limited liability company must be issued and at least 25% of the par value of the issued shares (and obligated share capital) must be paid up. The issued and paid-up capital must amount to at least €45,000. Payment on shares in kind is possible. The articles of association include the authorized capital. All of the issued and outstanding JBS Foods International shares are fully paid and non-assessable.	Under the DGCL, capital stock issued by a Delaware corporation may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the company, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by the company’s board of directors.

	JBS Foods International	Delaware Entity
With respect to pre-emptive rights, under Dutch law, each shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate amount of his shares, except inter alia if shares are issued for a non-cash contribution or if shares are issued to employees. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting of shareholders of JBS Foods International can delegate such authority to the board of directors for a period not exceeding five years.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

JBS Foods International can only make distributions (being distributions of dividend or reserves) insofar its equity exceeds the aggregate of the paid up and called up part of the equity increased with the reserves to be maintained by law, i.e. distributions can only be made insofar there are any freely distributable reserves. This rule applies to both dividend distributions (out of profit) and distributions of other freely distributable reserves (such as share premium).

The JBS Foods International articles of association also provide for interim dividend distributions. Such distribution may only be made if there are sufficient freely distributable reserves available based on the (interim) financial statements. The interim financial statements should reflect the financial position of JBS Foods International no earlier than the first day of the third month before

Distributions / Dividends

Under the DGCL, a Delaware corporation’s board of directors may declare and pay dividends to the holders of such corporation’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of such corporation’s capital stock or in other property.

Repurchases / Redemptions

Unless otherwise restricted in a Delaware corporation’s certificate of incorporation, under the DGCL, a Delaware corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase

	JBS Foods International	Delaware Entity

the resolution to distribute an interim dividend was made public.

Repurchase

The board of directors may—subject to several capital protection rules—repurchase shares if authorized thereto by the general meeting. The general meeting of shareholders of JBS Foods International may each year authorize the board of directors to repurchase shares for a period of 18 months.

those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If a Delaware corporation designates and issues shares of a series of preferred stock that are redeemable in accordance with its terms, such terms will govern the redemption of such shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. Shares that have been repurchased but have not been cancelled may be resold by a corporation for such consideration as the board may determine in its discretion.

Dividends in Shares; Bonus Issues	It is intended that the payment of dividends in U.S. dollars, if declared, will be made in cash. However, the JBS Foods International may also declare dividends in kind by issuing new shares or otherwise.	The DGCL does not restrict distributions of capital stock to shareholders in the form of a share dividend.

Lien on Shares, Calls on Shares and Forfeiture of Shares	On subscription for JBS Foods International shares, the nominal amount thereof must be paid and, if any, the share premium. JBS Foods International shares may only be issued against payment in full of the amount. Insofar no other form of payment has been agreed, payment on shares shall be made in cash.	Under the DGCL, a Delaware corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Share Certificates	Dutch law does not restrict the use of share certificates. However, no JBS Foods International share certificates shall be issued.	The DGCL does not restrict use of physical share certificates or book-entry shares.

Election of Directors	The JBS Foods International executive directors and non-executive directors shall be appointed by the general meeting	A Delaware corporation’s certificate of incorporation may provide for the number of directors serving on the board of

	JBS Foods International	Delaware Entity
of shareholders at the nomination of the board of directors. The number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of at least two executive directors and at least three non-executive directors.

directors, who determines the number of board members and the determination of classes and quorums for board meetings.

The DGCL provides that shareholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

Removal of Directors; Vacancies

Suspension / Dismissal

A director may at any time be suspended by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

The general meeting of shareholders may at any time dismiss a director.

Vacancies

In the event of a vacancy, a new director shall be appointed by the JBS Foods International general meeting of shareholders at the nomination of the board of directors. The JBS Foods International articles of association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be authorized to temporarily entrust the management to others, (ii) the absence or inability to act of the non-executive directors or of all directors, the secretary shall temporarily be responsible for the

Removal of Directors

Delaware corporations may specify in their certificate of incorporation the procedure for removal of directors, which may include a vote of the board of directors and/or a vote of any or all classes of shareholders.

Vacancies

Delaware corporations may specify in their certificate of incorporation the procedure for addressing board vacancies, which may require a resolution of the board or election by a quorum or majority of the board of directors and/or any or all classes of shareholders.

	JBS Foods International	Delaware Entity
management of JBS Foods International until the vacancies have been filled, and (iii) the absence or inability to act of all non-executive directors or all directors, the secretary will as soon as possible take the necessary measures required for a permanent solution.

Duties of Directors

Under Dutch law, the board of directors is the executive body of a company and is charged with the day-to-day management of the company, subject to any restrictions under the articles of association. It is also charged with determining the company’s strategy and outlining its policy. In the performance of their tasks, the directors shall be guided by the interests of the company and the enterprise connected with it. Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The JBS Foods International board of directors will divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

	JBS Foods International	Delaware Entity
Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors

According to Dutch law, a director shall not take part in the deliberation and decision-making if he or she has a direct or indirect personal interest therein, which is in conflict with the interests of the company and its business. In case all directors have a conflict of interest, the resolutions will be adopted by the general meeting of shareholders, unless the articles of association provide otherwise. The JBS Foods International articles of association provide that if there is a personal conflict of interest in respect of all directors, the decision shall nevertheless be taken by the board of directors.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards the company. This nullification, however, only has internal effect and does not affect the external representation.

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

•    the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•    the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•    the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

	JBS Foods International	Delaware Entity
The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Officers and Directors

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the JBS Foods International articles of association, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the (former) director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A (former) director shall not be entitled to any indemnification, if and to the extent: (a) a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the (former) director can be considered intentional, willfully reckless or seriously culpable,

The DGCL provides that a corporation has the power to indemnify any person who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

	JBS Foods International	Delaware Entity
	unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (b) the costs or the decrease in assets of the (former) director are covered by insurance and the insurer started payment of the costs or the decrease in assets; or (c) JBS Foods International brought the procedure in question before a court.	The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status, whether or not the corporation would have the power to indemnify such person against such liability.

Limitation on Director Liability

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The JBS Foods International board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of director. In addition, the JBS Foods International articles of association provide for indemnification of the board of directors (as described above).

Under Section 102(b)(7) of the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages, provided that it does not eliminate or limit the liability of a director:

•    for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of stock); or

•    for any transaction from which the director derived an improper personal benefit.

Annual Meetings of Shareholders

Under Dutch law, it is required to hold at least one physical meeting each year. This annual general meeting must take place within six months from the end of the preceding financial year.

The general meeting of shareholders shall be held at in Amsterdam or Haarlemmermeer (including Schiphol Airport), the Netherlands.

The DGCL provides that if a corporation has not held its annual meeting of stockholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, a court may summarily order a meeting to be held upon the application of any stockholder or director.

	JBS Foods International	Delaware Entity
The bylaws of a Delaware corporation generally provide for procedure for the determination of the date, time and place of the annual meeting of shareholders. Each annual meeting of shareholders is generally presided over by an officer of the corporation and the content of the meeting may be dictated by the board of directors or as requested by shareholders, depending on procedures dictated by the corporation, generally in the bylaws of the corporation.

Calling Special Meetings of Shareholders	Other general meetings of shareholders will be held if requested by the board of directors or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.	Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

Notice Provisions	The convocation notice of the general meeting of shareholders of JBS Foods International shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of JBS Foods International and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.	Notice provisions may be dictated in a Delaware corporation’s bylaws.

Quorum at Shareholder Meetings	Pursuant to Dutch law, the validity of a resolution of the general meeting of shareholders is not dependent on the question which part of the share capital is represented at the such meeting, unless Dutch law or the articles of association describes otherwise.	A Delaware corporation’s bylaws may provide that at any meeting of shareholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum.

	JBS Foods International	Delaware Entity
The articles of association of JBS Foods International do not prescribe any quorum.

Voting Rights	Each common A share confers the right to cast one vote at a general meeting of shareholders and each common B share confers the right to cast ten votes. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS Foods International prescribes a larger majority.	A Delaware corporation’s bylaws and/or certificate of incorporation may provide for the voting rights of each of the corporation’s class of shares.

Shareholder Action by Written Consent	The JBS Foods International articles of association do not provide that resolutions of the general meeting of shareholders can be adopted by written consent. However, for as long as common B shares are not admitted to listing and trading on a stock exchange with cooperation of JBS Foods International, resolutions of the meeting of holders of common B shares may be adopted in writing without holding a (class) meeting provided such resolutions are adopted by the unanimous vote of all holders of common B shares.	The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders, unless this right to act by written consent is denied in the certificate of incorporation.

Shareholder Suits	Under Dutch law, in the event that a third party is liable to JBS Foods International, only JBS Foods International itself can bring civil action against that party. Shareholders of JBS Foods International do not have the right to bring an action on behalf of JBS Foods International. Only in the event that the cause for the liability of a third party to JBS Foods International also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. See section “Enforcement of civil liabilities” below.	Generally, Delaware corporations may be sued under federal securities law, and under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative

	JBS Foods International	Delaware Entity
plaintiff, unless such demand would be futile.

Inspection of Books and Records

Under Dutch law, the board of directors is required to provide the general meeting of shareholders in good time with all information that a shareholder requires during a general meeting, unless this would be contrary to an overriding interest of the company. If the board invokes an overriding interest, it must give reasons.

On application by a shareholder or a pledgee or usufructuary of JBS Foods International shares, the board of director shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

Under Section 220 of the DGCL, a shareholder or his or her agent has a right to inspect the corporation’s ledger, a list of all of its shareholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a shareholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the shareholder may apply to a Delaware court for an order to compel such inspection.

Disclosure of Interests in Shares	Under Dutch law, each shareholder of a EU listed company who holds a substantial holding in that company should forthwith notify the competent authority of such substantial holding. Substantial holding means the holding of at least 3% of the shares or the ability to vote on at least 3% of the voting rights of such shares. Because the JBS Foods International shares will not be admitted to listing and trading on an EU regulated market, these (EU-regulated) disclosure provisions do not apply.	Shareholders in Delaware corporations are not required to disclose their interests in such corporation under DGCL, but this may be required under a corporation’s bylaws.

Shareholder Approval of Transaction(s)	Under Dutch law, any important change in the identity or character of JBS Foods International must be approved by the general meeting of shareholders, including: (i) the transfer of the enterprise of JBS Foods International or practically the entire enterprise of JBS Foods International to a third party; (ii) the conclusion or cancellation of any long-lasting cooperation by JBS Foods International or its	Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting power of a corporation entitled to vote on the matter is required to amend the certificate of incorporation and approve mergers and consolidations involving the incorporation (with certain exceptions), the dissolution of the corporation and the sale, lease or exchange of all or substantially all of the assets of the corporation.

	JBS Foods International	Delaware Entity
	subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS Foods International; and (iii) the acquisition or disposal by JBS Foods International or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of JBS Foods International’s assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS Foods International. Our articles of association further require approval of the general meeting of shareholders for resolutions of the board of directors regarding any merger or demerger of JBS Foods International or its subsidiaries with a company that is not a group company of JBS Foods International and whose aggregate net asset value according to its last financial statements is at least one-third of the sum of the JBS Foods International’s assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS Foods International. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS Foods International.	Under the DGCL, if a parent entity owns 90% of the outstanding shares of each class of stock of a subsidiary corporation that otherwise would be entitled to vote on such merger, such corporation may be merged into its parent without the approval of shareholders of either entity.

Rights of Dissenting Shareholders	The concept of dissenting rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) provides at least 95% of the company’s issued capital may institute proceedings before the Enterprise Chamber of the	Under the DGCL, shareholders have appraisal rights in connection with mergers and consolidations, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series if, at the

	JBS Foods International	Delaware Entity
	Amsterdam Court of Appeal against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The Enterprise Chamber of the Amsterdam Court of Appeal may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.	record date fixed to determine the shareholders entitled to receive notice of and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 shareholders.
Anti-Takeover Measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Dutch law does not contain anti-takeover measures that are applicable by operation of law.

JBS Foods International’s articles of association contain a dual-class share structure that gives greater voting power to the JBS Foods International common B shares owned by JBS S.A. that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of our common A shares and adversely affect the trading price of the JBS Foods International common A shares and the voting and other rights of the holders of the JBS Foods International common A shares.

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, mergers in which less than 20% of a corporation’s stock is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.

Variation of Rights Attaching to a Class or Series of Shares	Dutch law provides for different classes of shares with different voting rights or preferred entitlement to profits. However, a class of shares without voting or profit rights is not possible with	Delaware corporations may provide for different rights for its different classes of shares and may provide such information in the corporation’s certificate of incorporation and/or bylaws.

	JBS Foods International	Delaware Entity
regard to public limited liability companies such as JBS Foods International.

Amendments of Governing Documents	The general meeting of shareholders of JBS Foods International may resolve to amend the JBS Foods International articles of association.	Under the DGCL, a corporation’s certificate of incorporation may be amended with approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.

Rights Upon Liquidation	The general meeting of shareholders may resolve to dissolve JBS Foods International.	Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by the written consent of shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Enforcement of Civil Liabilities Against Foreign Persons	Judgments in civil and commercial matters obtained from U.S. federal or state courts may be enforced in the Netherlands. However, no assurance can be given that such judgments will be enforceable.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

DIVIDENDS AND DIVIDEND POLICY

JBS Foods International

Dividend Policy and History

Since its incorporation on November 24, 2016, JBS Foods International has not declared or paid any dividends.

Under Brazilian corporate law and JBS S.A.’s bylaws, JBS S.A. is required to distribute annually to its shareholders a mandatory minimum dividend in an amount equal to not less than 25% of its adjusted consolidated net income, as calculated under Brazilian GAAP and adjusted as required by Brazilian corporate law (which may differ significantly from consolidated net income under IFRS), unless JBS S.A.’s board of directors advises its shareholders at its annual general shareholders’ meeting that payment of the mandatory minimum dividend for the preceding year is inadvisable in light of its financial condition and JBS S.A.’s shareholders approve that recommendation.

In order to allow JBS S.A. to distribute its mandatory minimum dividend to its shareholders, we currently intend to pay a regular annual dividend following the closing of the transaction to our shareholders in an amount equal to the lesser of (x) 25% of our adjusted consolidated net income or (y) 25% of JBS S.A.’s adjusted consolidated net income, unless our board of directors advises our shareholders at our annual shareholders’ meeting that payment of the mandatory minimum dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

In addition, any such determination to pay dividends will also be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS Foods International may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law. Also, the indentures governing our notes restrict our ability to make certain restricted payments, including paying dividends, unless there is sufficient restricted payment capacity to pay dividends or we rely on a permitted exception. If we comply with the net debt to EBITDA ratio set forth in the restricted payment covenants in the indentures governing our notes, we will be able to make restricted payments as long as the aggregate amount of the payments does not exceed the sum of 50% of net income for the applicable period, net cash proceeds from new equity issuances, cash received from investments and dividends received from a subsidiary that is not subject to the covenants.

For more information about the risks related to our dividend policy and our ability to declare dividends to our shareholders, see “Risk Factors—Risks Relating to the Transaction and Ownership of the JBS Foods International Shares—Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.”

Profit Ranking

The JBS Foods International common A shares and the JBS Foods International common B shares have the same dividend rights.

Manner and Time of Dividend Payments

Profit is distributed after the adoption of the annual accounts from which it appears that distribution of such profit is admissible. In other words, JBS Foods International may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up part of the capital plus the reserves as required to be maintained by Dutch law.

Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the JBS Foods International shares; without such resolution, these profits shall also be reserved. Our board of directors may, subject to certain conditions, also resolve to distribute an interim dividend on the JBS Foods International shares.

Uncollected Dividends

A claim for any dividend declared lapses five years after the date on which those dividends were released for payment. Any dividend that is not collected within this period reverts to JBS Foods International.

Taxation of Dividends

Dividend payments can be subject to withholding tax in the Netherlands. For information about the Dutch tax issues relating to dividend payments, see “Taxation—Dutch Tax Consequences—Dividend Withholding Tax.”

For information about U.S. federal income issues relating to dividend payments, see “Taxation—Certain U.S. Federal Income Tax Consequences—Dividends.”

JBS S.A.

The following table sets forth the dividends declared to holders of JBS S.A. common shares for the indicated periods, in accordance with Brazilian corporate law and the bylaws of JBS S.A.

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(in millions of reais, except per share data)
Net income (loss) attributable to controlling interests	4,640.1	2,035.9	926.9	718.9	(75.7)
Legal reserve (5%)	(232.0)	(101.8)	(46.3)	(35.9)	—

Adjusted net income	4,408.1	1,934.1	880.6	683.0	—

Mandatory dividend (25%)	1,102.0	483.5	220.1	170.7	—

Declared dividend	1,102.0	483.5	220.1	170.7	—

Weighted-average JBS S.A. common shares outstanding, excluding treasury shares—basic (in millions)	2,894.6	2,881.7	2,866.9	2,900.8	2,726.0
Cash dividends declared per JBS S.A. common share (1)	0.38	0.17	0.08	0.06	—

(1)	Cash dividends declared per JBS S.A. common share is calculated by dividing (i) declared dividend by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the JBS Foods International common A shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the acquisition, ownership and disposition of JBS Foods International common A shares. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion addresses only those U.S. Holders that purchase their JBS Foods International common A shares in this initial public offering and will hold their JBS Foods International common A shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any aspect of non-U.S. tax law or U.S. state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. Holder. This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their personal circumstances, or to any U.S. Holders subject to special treatment under the Code, such as:

•	banks, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons that actually or constructively own 10% or more of the total voting power or value of all of JBS Foods International’s outstanding stock;

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who hold their JBS Foods International common A shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their JBS Foods International common A shares as part of a wash sale for tax purposes;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•	persons who received their JBS Foods International common A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of JBS Foods International common A shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds or disposes of JBS Foods International common A shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships for U.S. federal income tax purposes and the partners in such partnerships are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of JBS Foods International common A shares.

This discussion is for informational purposes only and is not tax advice. U.S. Holders of JBS Foods International common A shares should consult their tax advisors with respect to the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of JBS Foods International common A shares in light of their particular circumstances, as well as any tax consequences of such matters arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

Dividends

Subject to the discussion below under “—Passive Foreign Investment Company,” the gross amount of distributions paid with respect to the JBS Foods International common A shares (other than certain pro rata distributions of shares to all shareholders), including the amount of any taxes withheld, will be treated as dividends to the extent paid out of JBS Foods International’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of any such distribution exceeds JBS Foods International’s current or accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in the JBS Foods International common A shares and thereafter as capital gain. However, JBS Foods International does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction generally available to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) the JBS Foods International common A shares are readily tradable on an established securities market in the United States or JBS Foods International is eligible for the benefits of a comprehensive income tax treaty with the United States, (ii) JBS Foods International is not a passive foreign investment company (as discussed below under “—Passive Foreign Investment Company”) for its taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period and other requirements are met. JBS Foods International expects that dividends it pays on the JBS Foods International common A shares generally will be qualified dividend income.

Subject to certain conditions and limitations, non-U.S. taxes withheld from dividends on the JBS Foods International common A shares may be treated as foreign taxes eligible for a credit against the U.S. federal income tax liability of a U.S. Holder. For purposes of calculating the foreign tax credit, dividends paid on the JBS Foods International common A shares will be treated as income from sources outside the United States and will generally constitute passive category income. In certain circumstances, if a U.S. Holder holds JBS Foods International common A shares for less than a specified minimum period, the U.S. Holder will not be allowed a foreign tax credit for non-U.S. taxes imposed on dividends paid on its JBS Foods International common A shares. The rules governing the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dispositions

Subject to the discussion below under “—Passive Foreign Investment Company,” a U.S. Holder will generally recognize capital gain or loss on any sale, exchange, redemption, or other taxable disposition of its JBS Foods International common A shares in an amount equal to the difference between the amount realized for the JBS Foods International common A shares and such U.S. Holder’s tax basis in the JBS Foods International common A shares. Any such capital gain or loss will be long-term if the U.S. Holder’s holding period in the JBS Foods International common A shares exceeds one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company

A non-U.S. corporation will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which the corporation satisfies either of the following requirements:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average gross fair market value of its assets is attributable to assets that produce “passive income” or are held for the production of “passive income.”

Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In addition, there is a look-through rule for investments in subsidiary corporations. Under this rule, if a non-U.S. corporation owns (directly or indirectly) at least 25% of another corporation, the non-U.S. corporation is treated as owning a proportionate share of the assets of the other corporation and earning its proportionate share of the income of the other corporation for purposes of determining if the non-U.S. foreign corporation is a PFIC.

Based upon the composition of its income, its assets and the nature of its business, JBS Foods International expects that it will not be classified as a PFIC for its current taxable year or the foreseeable future. There can be no assurance, however, that JBS Foods International will not be considered to be a PFIC for any particular year because PFIC status is factual in nature, depends upon factors not wholly within JBS Foods International’s control, generally cannot be determined until the close of the taxable year in question, and is determined annually. If JBS Foods International were a PFIC in any taxable year, materially adverse U.S. federal income consequences could result for U.S. Holders. If JBS Foods International were a PFIC for any taxable year during which a U.S. Holder owned JBS Foods International common A shares, gains recognized by such U.S. Holder on a sale or other disposition of the JBS Foods International common A shares would be allocated ratably over the U.S. Holder’s holding period for such shares. The amount allocated to the taxable year of the sale or other disposition and to any year before the JBS Foods International became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution on the JBS Foods International common A shares in excess of 125% of the average of the annual distributions on such JBS Foods International common A shares received by a U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner as gain, as described immediately above. If JBS Foods International is classified as a PFIC in any year that a U.S. Holder is a shareholder, JBS Foods International generally will continue to be treated as a PFIC for that U.S. Holder in all succeeding years, even if JBS Foods International ceases to satisfy the requirements of being a PFIC.

If a U.S. Holder owns JBS Foods International common A shares during any taxable year in which JBS Foods International is a PFIC, that holder generally will be required to file an annual Internal Revenue Service (“IRS”) Form 8621. Significant penalties are imposed for failure to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the JBS Foods International common A shares.

Backup Withholding and Information Reporting

Payments of dividends to a U.S. Holder and proceeds from the sale or other disposition of JBS Foods International common A shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in the JBS Foods International common A shares, subject to certain exceptions (including an exception for JBS Foods International common A shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of JBS Foods International common A shares.

Certain Dutch Tax Consequences

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of the JBS Foods International common A shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of this offering to a particular holder of JBS Foods International common A shares will depend in part on such holder’s circumstances. Accordingly, holders are urged to consult their own tax advisor for a full understanding of the tax consequences of this offering to them, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that JBS Foods International is organized, and that its business will be conducted, in the manner outlined in this prospectus. A change to such organizational structure or to the manner in which JBS Foods International conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

This summary does not address the Dutch tax consequences for a holder of JBS Foods International common A shares who:

(1)	is a person who may be deemed an owner of JBS Foods International common A shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

(2)	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from the JBS Foods International common A shares;

(3)	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

(4)	owns JBS Foods International common A shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role; or

(5)	has a substantial interest in JBS Foods International or a deemed substantial interest in JBS Foods International for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person—either alone or, in the case of an individual, together with his or her partner or any of his or her relatives by blood or by marriage in the direct line (including foster children) or of those of his or her partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of the Issuer, or rights to acquire, directly or indirectly, such an interest in the shares of JBS Foods International or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of JBS Foods International, or (b) such person’s shares, rights to acquire shares or profit participating certificates in JBS Foods International are held by such person following the application of a non-recognition provision.

Taxes on Income and Capital Gains

Dutch Resident Holders

A holder of JBS Foods International common A shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he or she is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with JBS Foods International common A shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 52%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with JBS Foods International common A shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 52%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with JBS Foods International common A shares that are taxable as benefits from miscellaneous activities if his or her investment activities go beyond regular active portfolio management.

Other individuals

If a holder of JBS Foods International common A shares is an individual whose situation has not been discussed above in this subsection entitled “—Dutch Resident Holders,” the value of his or her JBS Foods International common

A shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit of 4% per annum of this yield basis is taxed at the rate of 30%. As of January 1, 2017, this deemed benefit will be progressive up to 5.39% per annum of the yield basis. Actual benefits derived from or in connection with his or her JBS Foods International common A shares are not subject to Dutch income tax.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with the JBS Foods International common A shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of JBS Foods International common A shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of the JBS Foods International common A shares or the performance by JBS Foods International of its obligations under such documents or under the JBS Foods International common A shares.

Non Dutch-Resident Holders

Individuals

If a holder of JBS Foods International common A shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he or she will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with JBS Foods International common A shares, except if:

(1)	he or she derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his or her JBS Foods International common A shares are attributable to such permanent establishment or permanent representative; or

(2)	he or she derives benefits or is deemed to derive benefits from or in connection with the JBS Foods International common A shares that are taxable as benefits from miscellaneous activities performed in the Netherlands.

Corporate entities

If a holder of JBS Foods International common A shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with JBS Foods International common A shares, except if:

(1)	it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and to which permanent establishment or permanent representative its JBS Foods International common A shares are attributable; or

(2)	it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its JBS Foods International common A shares are attributable.

General

If a holder of JBS Foods International common A shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issuance of JBS Foods International common A shares or the performance by JBS Foods International of its obligations under such documents or under the JBS Foods International common A shares.

Dividend Withholding Tax

General

JBS Foods International is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by JBS Foods International, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on the individual circumstances of a particular holder of JBS Foods International common A shares.

The concept “dividends distributed by JBS Foods International” as used in this subsection includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of JBS Foods International common A shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•	the nominal value of the JBS Foods International common A shares issued by JBS Foods International to a holder of JBS Foods International common A shares or an increase of the nominal value of the JBS Foods International common A shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•	partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (1) the general meeting of shareholders of JBS Foods International has resolved in advance to make such repayment and (2) the par value of the JBS Foods International common A shares concerned has been reduced by an equal amount by way of an amendment to JBS Foods International’s articles of association.

Gift and Inheritance Taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of the JBS Foods International common A shares by way of gift by, or upon the death of, a holder of JBS Foods International common A shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift while not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of the JBS Foods International common A shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of JBS Foods International common A shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issuance of the JBS Foods International common A shares, the performance by JBS Foods International of its obligations under such documents or the transfer of JBS Foods International common A shares, except that Dutch real property transfer tax may be due upon an acquisition in connection with JBS Foods International common A shares of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for the JBS Foods International common A shares. Future sales of substantial amounts of the JBS Foods International common A shares in the public market, including shares issued upon the exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair JBS Foods International’s ability to raise capital through sales of equity securities.

Resales of “Control Securities”

We are issuing             JBS Foods International common A shares in this offering (assuming no exercise of the over-allotment option) representing approximately         % of the total outstanding JBS Foods International common A shares and approximately         % of the total outstanding JBS Foods International shares (after giving effect to this offering). All of the JBS Foods International common A shares sold in this offering will be freely transferable, except for those JBS Foods International common A shares purchased by persons who are affiliates of JBS Foods International. Persons who may be considered affiliates of JBS Foods International include those who control, are controlled by or are under common control with JBS Foods International, as those terms generally are interpreted for U.S. federal securities law purposes. JBS S.A. and some or all of JBS Foods International’s directors and executive officers may be considered affiliates of JBS Foods International. Such persons will hold “control securities” and will be permitted to sell their JBS Foods International common A shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder, or Rule 144. For example, under Rule 144, persons who hold “control securities” will be able to freely transfer their JBS Foods International common A shares if the conditions and restrictions applicable to resales of securities by affiliates of an issuer, as described below under “—Resales of “Restricted Securities”—Rule 144,” are met, except that, absent any contractual restrictions, including lock-up agreements, the initial six-month holding period will not apply to resales involving securities that are not also “restricted securities” as defined below.

Resales of “Restricted Securities”

“Restricted securities” are securities acquired in unregistered, private sales from an issuer or from an affiliate of an issuer. A person who receives “restricted securities” is permitted to sell such securities only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144.

Rule 144

Rule 144 allows public resales of “restricted securities” if a number of conditions are met. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a company subject to the reporting requirements of the Exchange Act may not sell such securities until such person has beneficially owned them for at least six months.

Affiliates

After the initial six-month holding period has passed, an affiliate beneficial owner of “restricted securities” of JBS Foods International may sell within any three-month period a number of JBS Foods International common A shares that do not exceed the greater of: (1) 1% of the then-outstanding JBS Foods International common A shares as shown by the most recent report or statement published by JBS Foods International and (2) the average reported weekly trading volume of the JBS Foods International common A shares on the NYSE during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale. Sales under Rule 144 will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about JBS Foods International and may be effected only through unsolicited brokers’ transactions.

Non-Affiliates

After the initial six-month holding period has passed, a non-affiliate beneficial owner of “restricted securities” of JBS Foods International (who has not been an affiliate for at least three months prior to the proposed resale) will be able to freely transfer such “restricted securities,” provided that JBS Foods International is current in its Exchange Act filings. After beneficially owning such “restricted securities” for at least one year, a non-affiliate beneficial holder of “restricted securities” of JBS Foods International may engage in unlimited resales thereof.

UNDERWRITING

We may sell the JBS Foods International common A shares being offered hereby to purchasers directly, or through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

Notice to Prospective Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, an offer to the public of the JBS Foods International common A shares which are the subject of the offering contemplated by this prospectus may not be made in that Member State except that an offer to the public in that Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offering shall result in a requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any offering in such Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase such shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant Member State), and includes any relevant implementing measure in each such Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Netherlands

The JBS Foods International common A shares which are the subject of the offering contemplated by this prospectus have not been and shall not be offered, sold, transferred or delivered in the Netherlands other than to qualified investors (within the meaning of the Prospectus Directive (2003/71/EC, as amended).

EXPENSES OF THE OFFERING

The following table sets forth all expenses payable by us in connection with the offering. All the amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and the NYSE listing fee.

Amount (in U.S. dollars)
SEC registration fee	57,950.00
FINRA filing fee
NYSE listing fee
Financial, legal, accounting and other advisory fees and expenses
Printing and mailing expenses
Miscellaneous fees and expenses

Total

LEGAL MATTERS

The validity of the JBS Foods International common A shares being offered by this prospectus and other legal matters concerning this offering relating to Dutch law will be passed upon for us by Loyens & Loeff N.V., Amsterdam, the Netherlands. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The audited financial statements of JBS Foods International B.V. as of November 25, 2016, and for the period from November 24, 2016 (incorporation) to November 25, 2016 have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as an experts in accounting and auditing.

The audited consolidated financial statements of JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 have been included in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and BDO RCS Auditores Independentes S.S., independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firms as experts in accounting and auditing.

The separate financial statements of JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, not separately presented in this prospectus, have been audited by BDO RCS Auditores Independentes S.S., an independent registered public accounting firm, whose report thereon has been included in this prospectus. The audited consolidated financial statements of JBS Foods International Predecessor, to the extent they relate to JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been so included in this prospectus in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its separate financial statements as described in note 2 to the financial statements) of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seara Alimentos Ltda. as of December 31, 2015, and 2014 and for each of the years in the two-year period ended December 31, 2015, not separately presented in this prospectus, have been audited by BDO RCS Auditores Independentes S.S., an independent registered public accounting firm, whose report thereon has been included in this prospectus. The audited consolidated financial statements of JBS Foods International Predecessor, to the extent they relate to Seara Alimentos Ltda. as of December 31, 2015 and 2014 and for each of the years in the two-year period ended December 31, 2015, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

BDO RCS Auditores Independentes S.S., São Paulo, Brazil, is a member of the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil—IBRACON).

Other Considerations

In connection with JBS Foods International’s filing of the registration statement on Form F-1 of which this prospectus is a part, we requested that KPMG LLP affirm its independence relative to the rules and regulations of the PCAOB and the SEC.

In the course of its evaluation KPMG LLP identified a service by a member firm of the KPMG International Cooperative for an importing broker company that became a subsidiary of JBS S.A. on September 30, 2013. The KPMG member firm was engaged by the broker company in 2007 to pursue collection of a customs duty refund and the terms of the arrangement were not modified following the date of the broker company’s acquisition by JBS S.A. An impermissible contingent fee arrangement between the KPMG member firm and the broker company existed from the date of the broker company’s acquisition by JBS S.A. until February 2014. The KPMG member firm referenced above has not participated in any audit engagement by JBS S.A. or JBS Foods International or any of their subsidiaries or affiliates and the services provided by the KPMG member firm had no effect on KPMG LLP’s audit engagements.

KPMG LLP considered whether the matter noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as independent auditor of JBS S.A. and JBS Foods International and has concluded that there has been no impairment of KPMG LLP’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. After taking into consideration the facts and circumstances of the above matter and KPMG LLP’s determination, those charged with governance of JBS S.A. and JBS Foods International also concluded that KPMG LLP’s objectivity and ability to exercise impartial judgment has not been impaired.

ENFORCEABILITY OF CIVIL LIABILITIES

The Netherlands

JBS Foods International was incorporated on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat in the Netherlands, with the name “JBS Foods International B.V.” On                 , JBS Foods International was converted to a public limited liability company (naamloze vennootschap) under Dutch law with its corporate seat in the Netherlands. Some of our (former) directors, executive officers and experts named herein are not residents of the United States. In addition, a substantial portion of our assets and some of the assets of our directors and executive officers are located outside the United States. Under our articles of association, certain disputes between, among others, our (former) directors and us must be exclusively submitted to Dutch courts. As a result, investors in the JBS Foods International common A shares may have difficulty enforcing their rights.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, would not be enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be re-litigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without re-litigation on the merits if (1) that judgment results from proceedings compatible with the Dutch concept of due process, (2) that judgment does not contravene public policy (openbare orde) of the Netherlands, (3) the jurisdiction of the court has been based on an internationally acceptable ground and (4) the judgment by the court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

Under Dutch law, in the event that a third party is liable to JBS Foods International, only JBS Foods International itself can bring civil action against that party. Shareholders of JBS Foods International do not have the right to bring an action on behalf of JBS Foods International. Only in the event that the cause for the liability of a third party to JBS Foods International also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A

Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits thereto) on a Form F-1 under the Securities Act relating to this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, we will be required to promptly disclose on Form 6-K any material information that we (1) make or are required to make public pursuant to the law of our domicile, incorporation or organization, (2) file or are required to file with a stock exchange on which our securities are traded and which was made public by that exchange or (3) distribute or are required to distribute to our security holders.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful and does not constitute an offer of securities to the public in the Netherlands within the meaning of article 5:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht). This prospectus is not a prospectus or an offer document within the meaning of the Prospectus Directive (2003/71/EC), as amended.

Report of Independent Registered Public Accounting Firm

The Stockholder

JBS Foods International B.V.:

We have audited the accompanying statement of financial position of JBS Foods International B.V. (the Company) as of November 25, 2016, and the related statements of changes in equity and cash flows for the period from November 24, 2016 (Inception) to November 25, 2016. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International B.V. as of November 25, 2016, and the results of its cash flows for the period from November 24, 2016 (Inception) to November 25, 2016, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

Denver, Colorado

December 5, 2016

JBS Foods International B.V.

Statement of financial position

(In Brazilian reais)

Assets	Note	November 25, 2016	Liabilities and equity	Note	November 25, 2016
Current assets			Equity
Cash and cash equivalents	3	4	Share capital	4	4

Total current assets		4	Total equity		4

Total assets		4	Total liabilities and equity		4

The accompanying notes are an integral part of these financial statements.

JBS Foods International B.V.

Statement of changes in equity for the period from November 24 (incorporation) to November 25, 2016

(In Brazilian reais)

	Note	Share capital	Total equity
Balance at November 24, 2016 (incorporation)		—	—
Issuance of shares	4	4	4

Balance at November 25, 2016		4	4

The accompanying notes are an integral part of these financial statements.

JBS Foods International B.V.

Statement of cash flows for the period from November 24 (incorporation) to November 25, 2016

(In Brazilian reais)

Period from November 24 (incorporation) to November 25, 2016
Cash flows from financing activities
Issuance of shares	4
Net cash provided by financing activities	4

Variance in cash and cash equivalents	4
Cash and cash equivalents at the beginning of the period	—

Cash and cash equivalents at end of the period	4

The accompanying notes are an integral part of these financial statements.

JBS Foods International B.V.

Notes to the financial statements for the period from November 24 (incorporation) to November 25, 2016

(In Brazilian reais)

1	Description of business

JBS Foods International ( “JBS Foods International” or the “Company”) is a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, which was incorporated on November 24, 2016.

The Company’s sole shareholder is JBS S.A., which has as its ultimate controlling shareholder the FB Participações S.A. (“FB”).

At November 25, 2016, the Company was in pre-operational stage, having no employees, and its directors have not received any remuneration. Therefore, it has not granted any compensation to the key management personnel during the period covered by these financial statements.

(a) Corporate reorganization

JBS S.A. has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.”

As of the date of authorization of these financial statements approximately 44% of the outstanding shares of JBS S.A. are held by FB, which is wholly-owned by J&F Investimentos S.A. and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participações S.A., which is in turn wholly-owned by the Brazilian Economic and Social Development Bank and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A., with exception of the Brazilian beef business, will be contributed through a transfer of shares and net assets to JBS Foods International. The Company is designated to become the SEC registrant (Foreign Private Issuer) issuing new shares. JBS S.A. meets the definition of a predecessor for the business activities of JBS S.A. being transferred in accordance with SEC Rule 405 of Regulation C under the U.S. Securities Act of 1933.

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, substantially all of the operating subsidiaries of JBS S.A. will become subsidiaries of JBS Foods International. It is expected that upon effectiveness of the transaction approximately 90% of the outstanding shares of the Company will be indirectly held by JBS S.A., while approximately 10% of the outstanding shares will be dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), JBS Foods International will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

JBS Foods International B.V.

Notes to the financial statements for the period from November 24 (incorporation) to November 25, 2016

(In Brazilian reais)

2	Summary of significant accounting policies

(a) Basis of preparation

(i) Compliance with IFRS

The financial statements of the JBS Foods International have been prepared in accordance with IFRS and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the IASB.

The Company is not presenting statements of income and comprehensive income, as it has not yet commenced operations, and has had no transactions other than those described below.

The financial statements were approved by the Directors of the Company on November 25, 2016.

(ii) Historical cost convention

The financial statements have been prepared on a historical cost basis, except for the financial assets, which are measured at fair value.

(b) Foreign currency translation

(i) Functional and presentation currency

The Company maintains its books and records in U.S. dollars (US$), which is the currency of the primary economic environment in which it will operate, or its functional currency. JBS Foods International’s presentation currency is the Brazilian real (R$).

(c) Cash and cash equivalents

For the purpose of presentation in the statement of financial position and statement of cash flows, cash and cash equivalents includes only cash on hand.

3	Cash and cash equivalents

November 25, 2016
Cash on hand (€1)	4

4

4	Equity

The issued and contributed share capital of the Company consists of one ordinary share, with a nominal value of R$4 (€1).

*               *               *

JBS Foods International Predecessor

Interim consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	September 30, 2016	December 31, 2015
		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	7,307,228	18,843,988
Trade accounts receivable	5	9,328,252	12,119,662
Inventories	6	10,175,726	11,109,744
Biological assets	7	2,667,993	2,873,447
Recoverable taxes	8	2,595,176	2,874,987
Derivative assets	28	29,931	737,891
Prepaid expenses and others		1,066,361	1,250,319

TOTAL CURRENT ASSETS		33,170,667	49,810,038

NON-CURRENT ASSETS
Biological assets	7	998,841	1,100,353
Recoverable taxes	8	2,891,624	1,558,612
Related party receivables	9	1,176,822	1,968,043
Investments in associates and joint ventures	10	364,079	354,134
Property, plant and equipment	11	32,938,849	35,381,110
Intangible assets	12	5,761,929	6,892,534
Goodwill	12	22,130,579	24,411,441
Other non-current assets		1,011,612	1,026,702

TOTAL NON-CURRENT ASSETS		67,274,335	72,692,929

TOTAL ASSETS		100,445,002	122,502,967

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	September 30, 2016	December 31, 2015
		(unaudited)
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	13	9,454,514	12,421,018
Loans and financing	14	17,556,786	20,906,613
Accrued income and other taxes	16	435,678	843,919
Payroll and social charges	16	2,487,062	2,891,953
Dividends payable	17	1,178	1,103,308
Other financial liabilities	18	218,783	901,916
Other current liabilities		815,846	1,068,740

TOTAL CURRENT LIABILITIES		30,969,847	40,137,467

NON-CURRENT LIABILITIES
Loans and financing	14	38,605,662	44,976,113
Accrued income and other taxes	16	228,975	297,138
Payroll and social charges	16	523,437	597,699
Other financial liabilities	18	141,269	233,855
Deferred income taxes	19	2,843,264	4,310,495
Provisions	20	1,266,676	1,533,100
Other non-current liabilities		613,801	795,722

TOTAL NON-CURRENT LIABILITIES		44,223,084	52,744,122

TOTAL LIABILITIES		75,192,931	92,881,589

EQUITY	21
Share capital – common shares		23,576,206	23,576,206
Capital reserve		99,532	112,341
Treasury shares		(1,665,941)	(903,571)
Retained earnings		4,517,480	4,838,003
Accumulated other comprehensive income (loss)		(2,456,588)	406,264

Attributable to controlling interests		24,070,689	28,029,243
Attributable to non-controlling interests		1,181,382	1,592,135

TOTAL EQUITY		25,252,071	29,621,378

TOTAL LIABILITIES AND EQUITY		100,445,002	122,502,967

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of income (loss) (unaudited)

In thousands of Brazilian Reais (R$) (except per share data)

		Three-month period ended September 30,		Nine-month period ended September 30,
	Note	2016	2015	2016	2015
NET REVENUE	22	41,166,154	43,028,926	128,749,947	115,753,279
Cost of sales		(35,821,679)	(36,783,484)	(113,372,470)	(98,857,257)

GROSS PROFIT		5,344,475	6,245,442	15,377,477	16,896,022

General and administrative expenses		(1,039,415)	(975,648)	(3,184,932)	(2,763,585)
Selling expense		(2,212,247)	(2,400,373)	(7,388,664)	(6,561,286)

OPERATING EXPENSE		(3,251,662)	(3,376,021)	(10,573,596)	(9,324,871)

OPERATING PROFIT		2,092,813	2,869,421	4,803,881	7,571,151

Finance income	23	91,357	9,722,268	4,411,558	12,700,632
Finance expense	23	(1,470,011)	(7,069,676)	(9,783,102)	(12,264,630)

Finance expense, net		(1,378,654)	2,652,592	(5,371,544)	436,002

Share of profit of equity-accounted investees, net of tax	10	8,314	16,478	13,958	48,273

PROFIT (LOSS) BEFORE TAXES		722,473	5,538,491	(553,705)	8,055,426

Current income taxes	19	(132,737)	(698,247)	(580,246)	(2,205,675)
Deferred income taxes	19	365,498	(1,282,197)	1,102,310	(511,387)

		232,761	(1,980,444)	522,064	(2,717,062)

NET INCOME (LOSS)		955,234	3,558,047	(31,641)	5,338,364

ATTRIBUTABLE TO:
Controlling interests		887,120	3,441,410	(317,881)	4,915,260
Non-controlling interests		68,114	116,637	286,240	423,104

		955,234	3,558,047	(31,641)	5,338,364

Weighted average common shares outstanding (in thousands)
Basic	24	2,805,651	2,886,553	2,810,936	2,887,446
Diluted	24	2,819,786	2,890,906	2,810,936	2,890,961
Earnings (loss) per share–common shares (R$)
Basic	24	0.32	1.19	(0.11)	1.70
Diluted	24	0.32	1.19	(0.11)	1.70

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of comprehensive income (loss) (unaudited)

In thousands of Brazilian Reais (R$)

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Net income (loss)	955,234	3,558,047	(31,641)	5,338,364
Other comprehensive income (loss)
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation adjustments	145,344	2,648,521	(3,125,534)	4,036,873

Total other comprehensive income (loss)	145,344	2,648,521	(3,125,534)	4,036,873

Comprehensive income (loss)	1,100,578	6,206,568	(3,157,175)	9,375,237

Total comprehensive income (loss) attributable to:
Controlling interests	1,016,120	5,794,776	(3,180,733)	8,266,801
Non-controlling interests	84,458	411,792	23,558	1,108,436

	1,100,578	6,206,568	(3,157,175)	9,375,237

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of changes in equity (unaudited)

In thousands of Brazilian Reais (R$)

	Note	Share capital - common shares	Capital reserve	Treasury shares	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non- controlling interest	Total equity
DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030

Net income		—	—	—	4,915,260	—	4,915,260	423,104	5,338,364
Foreign currency translation adjustments		—	—	—	—	3,351,541	3,351,541	685,332	4,036,873

Total comprehensive income (loss)		—	—	—	4,915,260	3,351,541	8,266,801	1,108,436	9,375,237
Acquisition or disposition of non-controlling interest without a change in control	21	—	34,210	—	—	—	34,210	—	34,210
Purchase of treasury shares	21	—	—	(529,099)	—	—	(529,099)	—	(529,099)
Sale of treasury shares		—	—	982	—	—	982	—	982
Cancellation of treasury shares		—	—	979,817	(979,817)	—	—	—	—
Stock option exercise		—	5,225	—	—	—	5,225	—	5,225
Share-based compensation	25	—	24,345	—	—	—	24,345	7,767	32,112
Capitalization of reserves		2,069,959	—	—	(2,069,959)	—	—	—	—
Pilgrim’s Pride share repurchase		—	—	—	—	—	—	(142,506)	(142,506)
Pilgrim’s Pride dividend to non-controlling interest	17	—	—	—	—	—	—	(1,235,158)	(1,235,158)

SEPTEMBER 30, 2015		23,576,206	366,911	—	6,215,176	1,748,499	31,906,792	1,507,241	33,414,033

DECEMBER 31, 2015		23,576,206	112,341	(903,571)	4,838,003	406,264	28,029,243	1,592,135	29,621,378

Net income (loss)		—	—	—	(317,881)	—	(317,881)	286,240	(31,641)
Foreign currency translation adjustments		—	—	—	—	(2,862,852)	(2,862,852)	(262,682)	(3,125,534)

Total comprehensive income (loss)		—	—	—	(317,881)	(2,862,852)	(3,180,733)	23,558	(3,157,175)
Acquisition or disposition of non-controlling interest without a change in control	21	—	(41,764)	—	—	—	(41,764)	—	(41,764)
Purchase of treasury shares	21	—	—	(821,139)	—	—	(821,139)	—	(821,139)
Stock option exercise		—	3,311	—	—	—	3,311	—	3,311
Share-based compensation	25	—	81,541	—	—	—	81,541	4,014	85,555
Treasury shares used in stock option plan	21	—	(55,897)	58,769	(2,872)	—	—	—	—
Reversal of dividends	17	—	—	—	230	—	230	—	230
Purchase of acquired business –Scott	3	—	—	—	—	—	—	132,946	132,946
Pilgrim’s Pride share repurchase		—	—	—	—	—	—	(26,917)	(26,917)
Capital contribution to Pilgrim’s Pride by non-controlling interest holders	21	—	—	—	—	—	—	25,786	25,786
Pilgrim’s Pride dividend to non-controlling interest	17	—	—	—	—	—	—	(570,140)	(570,140)

SEPTEMBER 30, 2016		23,576,206	99,532	(1,665,941)	4,517,480	(2,456,588)	24,070,689	1,181,382	25,252,071

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of cash flows for the nine-months ended (unaudited)

September 30, 2016 and 2015

In thousands of Brazilian Reais (R$)

	Note	2016	2015
Cash flows from operating activities
Net income (loss)		(31,641)	5,338,364
Adjustments for:
Depreciation and amortization	7,11,12	3,346,962	2,571,021
Allowance for doubtful accounts	5	20,688	(5,966)
Equity in earnings of associates and joint-ventures	10	(13,958)	(48,273)
Gain on sale of assets		(107,817)	(37,506)
Tax expense	19	(522,064)	2,717,062
Finance expense (income), net	23	5,371,544	(436,002)
Provisions	20	13,536	5,526
Share-based compensation	25	85,555	32,112

		8,162,805	10,136,338
Changes in assets and liabilities:
Trade accounts receivable		152,318	531,146
Inventories		(298,592)	(460,572)
Recoverable taxes		(918,014)	(88,254)
Other current and non-current assets		(187,818)	(207,084)
Related party receivables		520,610	(1,203,101)
Biological assets		(1,051,445)	(791,338)
Trade accounts payable		(1,441,952)	489,977
Other current and non-current liabilities		(763,427)	1,901,676

		(3,988,320)	172,450
Interest paid		(3,008,112)	(3,102,853)
Interest received		486,094	761,545
Income tax paid		(1,470,420)	(2,088,822)

Net cash provided by operating activities		182,047	5,878,658

Cash flows from investing activities
Purchases of property, plant and equipment	11	(2,602,656)	(3,309,407)
Purchase of intangible assets		(86,410)	—
Sales of property, plant and equipment	11	205,126	193,686
Additional investments in associates and joint-ventures	10	—	(266)
Acquisitions, net of cash acquired	3	(452,373)	(15,035,753)
Other		(27,072)	—

Net cash used in investing activities		(2,963,385)	(18,151,740)

Cash flows from financing activities
Proceeds from loans and financing	14	22,574,774	34,538,800
Payments of loans and financing	14	(22,133,348)	(26,126,046)
Derivatives settled in cash	28	(5,966,978)	12,810,492
Dividends paid	17	(1,102,130)	(482,732)
Dividends paid to non-controlling interests	17	(570,140)	(1,235,158)
Purchases of treasury shares	21	(821,139)	(528,117)
Other		3,311	39,435

Net cash (used in) provided by financing activities		(8,015,650)	19,016,674

Effect of exchange variation on cash and cash equivalents		(739,772)	2,354,257

Net change in cash and cash equivalents		(11,536,760)	9,097,849
Cash and cash equivalents at the beginning of the period		18,843,988	14,910,427

Cash and cash equivalents at the end of the period		7,307,228	24,008,276

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

1	Reporting Entity

JBS S.A. (“JBS,” “Predecessor” or the “Company”) has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.” The Company’s registered office is Avenue Marginal Direita do Tiete, 500, Vila Jaguara, Sao Paulo, Brazil.

As of the date of authorization of these financial statements approximately 44% of the Company’s outstanding shares of JBS S.A. are held by FB Participações S.A. (“FB”), which is wholly-owned by J&F Investimentos S.A. (“J&F”) and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participações S.A. (“BNDESPar”), which is in turn wholly-owned by the Brazilian Economic and Social Development Bank (“BNDES”) and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A. , with exception of the Brazilian beef business, will be contributed through a transfer of shares and net assets to JBS Foods International B.V. (“JBS Foods International B.V.” or “JBS Foods International”). JBS Foods International was established as a private limited liability company incorporated under the Dutch law on November 24, 2016 and is designated to become the SEC registrant (besloten vennootschap met beperkte aansprakelijkheid) (Foreign Private Issuer) issuing new shares. The Company meets the definition of a predecessor for the business activities of JBS S.A. being transferred in accordance with SEC Rule 405 of Regulation C under the U.S. Securities Act of 1933.

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, substantially all of the operating subsidiaries of JBS S.A. will become subsidiaries of JBS Foods International. It is expected that upon effectiveness of the transaction approximately 90% of the outstanding shares of JBS Foods International will be indirectly held by JBS S.A., while approximately 10% of the outstanding shares will be dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB, JBS Foods International will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

The issuance of these interim consolidated financial statements was authorized by the Board of Directors on December 5, 2016.

JBS and its subsidiaries (collectively, the “Group”) is the world’s largest protein company by revenue.

The financial statements presented herein include the Company’s individual operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Company’s main operating activities by entity and geographic location, as well as ownership percentage as of September 30, 2016 and December 31, 2015.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Description	Activities
JBS S.A. (Company)	- Beef processing: slaughter, cold storage and production of canned beef and beef by-products.
- Leather production, processing and commercialization.
- Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, fatty acid, collagen and wrapper derived from cattle tripe; management of industrial residue; soybeans purchase and sale, tallow, palm oil, caustic soda, stearin, transportation services, dog biscuits, direct sales to customers of beef and related items by stores named “Mercado da Carne”; production, cogeneration and commercialization of electric power.
- Distribution centers and harbors.

Main activities in Brazil

Description	Activities	Ownership	September 30, 2016	December 31, 2015
Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering and processing of broiler chickens and hogs; production and commercialization of beef and food products; and production of pet food and concentrates. - Distribution centers and harbors.	Direct	100%	100%

Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	Indirect	50%	50%

Enersea Comercializadora de Energia Ltda. (Enersea)	- Commercialization of electric power.	Direct	99.99%	99.99%

JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services.	Direct	100%	100%

Brazservice Wet Leather S.A (Brazservice)	- Production, processing and commercialization of wet blue leather.	Direct	100%	100%

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Main activities outside of Brazil

Description	Activities	Ownership	September 30, 2016	December 31, 2015
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef pork and lambs processing; - Slaughter, refrigeration, production and beef by-products; - Chicken processing: raising, slaughtering and processing of broiler chickens, production and commercialization of products derived from processing operations; - Cattle fattening services; - Transportation services.	Indirect	100%	100%

JBS Argentina S.A. (JBS Argentina)	- Beef processing, production of canned goods, fat, pet foods and beef products.	Direct	100%	100%

JBS Global UK, Friboi (JBS Global UK)	- Fresh meat trading and processing for sale throughout the European Union.	Indirect	100%	100%

JBS Toledo NV (Toledo)	- Trading operations for the European market; cooked frozen meat products; logistic operations; warehousing; customization and new product development.	Indirect	100%	100%

JBS Paraguay S.A (JBS Paraguay)	- Beef processing.	Indirect	100%	100%

Frigorífico Canelones S.A (Canelones)	- Beef processing.	Indirect	100%	100%

Rigamonti Salumificio SpA (Rigamonti)	- Bresaola production and sale.	Direct	100%	100%

Conceria Priante (Priante)	- Semi finished and finished leather production and commercialization.	Direct	100%	100%

JBS Leather International (Leather International)	- Wet blue, semi-finished and finished leather production and commercialization.	Direct	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading.	Indirect	100%	100%

Moy Park Holdings (Europe) Limited (Moy Park)	- Production of fresh, high quality locally farmed poultry and convenience food products.	Direct	100%	100%

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

2	Basis of presentation

The interim consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB).

The presentation of our financial condition and results of operation in accordance with International Financial Reporting Standards (IFRS) requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by management.

Significant accounting policies related to property, plant and equipment, inventory, revenue recognition, reportable segments and borrowings are described within the primary footnotes of the financial statements.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

(a)	Accounting for business combinations and impairment of long-lived assets, goodwill and intangible assets

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in Note 12, including the acquisitions of Seara Alimentos, Primo, Cargill and Moy Park, among others as described in Note 3.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations”, the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. The acquisition price consists of cash paid, the fair value of equity issued and the fair value of contingent consideration. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized, however they should be tested annually for impairment at December 31.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in differences in the estimates of the value of assets acquired and liabilities assumed.

Assets and liabilities are initially recorded at our best estimate of fair value. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. When third parties are involved in developing these estimates, management evaluates the appropriateness of the significant inputs and assumptions used in the valuation estimates, which often involves an iterative process with the third party appraisers. We also evaluate the qualifications and reputation of the third party appraisers and assess the

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

reasonableness of the overall fair value measurements through comparison to other acquisitions. Through this process, we obtain sufficient information to ascertain that the valuation methodologies used comply with IFRS 13 “Fair Value Measurement”.

The estimates of the fair value of assets acquired and liabilities assumed are adjusted during the measurement period (which shall not exceed one year, from the date of acquisition), or additional assets and liabilities are recognized to reflect new information relating to the facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. These adjustments are infrequent and have historically not been material.

For impairment testing, assets are grouped together into the group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units (CGUs). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

CGUs are tested for impairment annually or whenever events and circumstances indicate that the undiscounted cash flows to be generated by those CGUs are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in Note 12. We do not believe that there is a reasonable likelihood that there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to material impairment losses.

(b)	Biological Assets

Management uses estimates and judgments in determining the fair value of live assets, poultry and hogs, related to market prices, average lifecycle growth, as well as the laying and reproduction profile. Biological assets are generally carried at cost unless an active market exists. Market prices for cattle and hogs are based on the Company’s knowledge of a limited market for transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in Note 7.

(c)	Deferred and Current Income Taxes

We recognize deferred tax effects from tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations from the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and assess temporary differences that result from the different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review deferred tax assets for recoverability and will only recognize the asset if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and Current Income taxes are described in Note 19.

(d)	Provisions for Contingencies

The preparation of our financial statements requires management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements, as well as the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable. Reasonably possible losses are disclosed in the notes to these financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary. We discuss our material contingencies in Note 20 to our financial statements.

(e)	Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded at its fair value, plus any costs of the transaction that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measurement of financial instruments occurs as of each reporting date depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) non-derivative financial assets at fair value through profit or loss; (2) loans and receivables; (3) liabilities at amortized cost; and (4) derivative financial instruments. We have not designated any of our derivative instruments as cash flow hedges and therefore all fair value adjustments have been recorded in profit or loss for all periods presented.

Non-derivative financial assets at fair value through profit or loss: Financial assets are carried at their fair value if they are classified as held for trading or designated as such upon initial recognition. Financial assets are also designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair values in accordance with the Company’s documented risk management and investment strategy. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized as a finance expense for the period. The financial instruments classified in this category are “financial investments”.

Loans and receivables: Loans granted and receivables are financial assets with fixed or estimated payment amounts that are not quoted on an active market. Such assets are initially recognized at fair value plus any relevant transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on impairment. The main assets of the Company classified in this category are cash at banks, trade accounts receivable and related party receivables.

Liabilities at amortized cost: The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities are initially recognized on the trade date where the Company becomes a party to the contractual provisions of the instrument. Financial liabilities are derecognized when its contractual obligations are cancelled or expired. The Company has the following non-derivative financial liabilities: loans and financing, trade accounts payable, debts with related parties, dividends payable, other financial liabilities and other payables.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Derivative financial instruments: Based on the Group’s risk management policy, the Company purchases financial derivatives instruments in order to minimize the risk of loss from exposures to fluctuations in exchange rates, interest rates, commodities prices, and other variability, which can affect the valuation of current and non-current assets and liabilities, future cash flow and profit. These financial instruments are recognized after the Company becomes a party to the contractual provisions of the instruments. Derivatives are initially measured at fair value and any directly attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value and changes thereafter are recognized in profit or loss. The fair value of derivative instruments is calculated by the Company’s treasury department, based on information regarding each contracted transaction and market information on the reporting dates such as interest rates and exchange rates. Amounts are classified in the statement of cash flows and statement of income consistent with the nature of the derivative instrument. In the second quarter of 2016, the Company’s management ceased the use of derivatives to protect against the devaluation of the Brazilian real since the currency appeared to have stabilized.

Along with non-derivative financial assets and non-derivative financial liabilities, derivative assets and derivative liabilities are offset and the net amount is presented in the statement of financial position when the Company has a legally enforceable right to offset the amounts and intends to settle them on a net basis or realize the asset and liability simultaneously. Generally, our agreements with each counterparty specify that derivatives will be settled on a net basis. There are no significant amounts that do not meet these criteria and they are, therefore, presented on a gross basis in the statement of financial position. Derivative assets and liabilities, by type of contract, are presented in Note 28 in our financial statements.

(f)	Foreign currency translation

Functional and presentation currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. These consolidated financial statements are presented in Brazilian Reais (R$), which is the Company’s presentation and functional currency. All financial information is presented in thousands of Reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of each transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income (loss), under the caption “Finance income” or “Finance expense”.

Group companies with a different

Functional currency

The financial statements of subsidiaries located abroad are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from the Group’s presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities are translated at the current rate at the date of each closing period;

(ii) income and expenses are translated at the monthly average rate; and

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

(iii) all resulting exchange differences are recognized in accumulated other comprehensive income (loss), and are presented in the statement of comprehensive income (loss) from foreign currency translation adjustments.

(g)	Consolidated financial statements

The Company consolidates all majority-owned subsidiaries. The Company controls an entity when it is exposed or has the right to variable returns resulting from its involvement with an entity and it has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Consolidation is discontinued from the date that control ceases.

Investments in associates and joint ventures are recorded using the equity method. An associate is an entity over which the Company has significant influence, but does not exercise control. Joint ventures are all entities over which the Company shares control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expense transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by the Group and is presented in the financial statements as a part of shareholder’s equity, and the net income (loss) attributable to the entity is presented in the statement of income.

When the Company acquires or disposes of shares of an entity that it already controls, any gains or losses resulting from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis is recorded within the capital reserve, a component of shareholders’ equity.

(h)	New standards, amendments and interpretations that are not yet effective

The following new standards have been issued by the IASB but are not effective for 2016.

IFRS 9 “Financial instruments” addresses the classification and measurement of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI but not recycling. There is now a new expected credit loss model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and the hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually uses for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2018 and early adoption is permitted. The Company is currently assessing the standard’s full impact.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

IFRS 15, “Revenue from Contracts with Customers”, replaces IAS 11, “Construction Contracts”, IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a full retrospective and modified retrospective approach for the adoption. Under the modified retrospective approach entities will recognize transitional adjustments in retained earnings on the date of initial application (January 1, 2017), without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 15 and has not determined which transition method will be used.

IFRS 16 – “Leases”: This standard supersedes the existing standard on leasing, IAS 17 – Leases, and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 “Revenue from Contracts with Customers”. The Group is assessing the impacts of the adoption of IFRS 16 and has not defined the transition method that will be used.

There are no other IFRSs or IFRICs that are not yet effective that would be expected to have a material impact on the Group’s financial statements.

3	Business Combination

The Company applies the acquisition method to account for business combinations with entities not under common control. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the cash or equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from contingent consideration. Generally all identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values as of the acquisition date. The group recognizes any non-controlling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisition costs are expensed as incurred.

Goodwill is initially measured as the excess of the consideration transferred and the fair value of any non-controlling interest in the acquiree (when applicable), and the fair value at the acquisition date of any previous equity interest in the acquisition, over the fair value of net assets acquired. When the consideration is less than the fair value of the net assets acquired, the gain is recognized directly in the statement of income of the period as ‘Bargain gain’.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The Company, and the acquiring subsidiaries as indicated, entered into the following business combinations during the year ended December 31, 2015. There were no significant business combinations during the nine-month period ended September 30, 2016.

Acquired company	% of voting interests acquired	Acquiror	Date of acquisition	Background and rationale for acquisition	Goodwill tax deductible
AMSE02 Holding Ltda. (Big Frango)	100%	JBS Aves	February 2015

- Vertically integrated poultry business based in Rolândia, Brazil;

- Production capacity of 7,920 thousands birds per month in its plant;

- Big Frango’s acquisition further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

					No (1)

Australian Consolidated Food Holdings Pty. Limited (Primo)	100%	JBS Australia	March 2015

- Leading producer of ham, bacon and small goods in Australia and New Zealand;

- Primo acquisition allows JBS Australia to expand its pork operations as well as entry into the consumer ready and value-added markets.

					No

Provemex Holding LLC (Tyson Mexico)	100%	Pilgrim’s Pride Corporation (PPC)	June 2015

- Vertically integrated poultry business based in Gomez Palacio, Durango, Mexico;

- Production capacity of three million birds per week in its three plants and employs more than 4,500 people in its plants, offices and seven distribution centers;

- Tyson Mexico’s acquisition further strengthens PPC’s strategic position in the Mexican poultry market.

					No

Moy Park Holdings Europe Ltd. (Moy Park)	100%	JBS S.A.	September 2015

- Leader in high value added categories and a reference in the development and innovation of food products;

- Its customer base includes the main retailers and foodservice chains in UK and Continental Europe;

- Moy Park’s acquisition makes JBS the largest poultry processor in the world.

					No

Cargill Inc.’s U.S. pork business (Cargill)	100%	Swift Pork	October 2015

- Acquisition of two pork processing plants, five feed mills and four hog farms;

- Cargill Pork’s acquisition strengthens Swift Pork’s strategic position in the U.S. and enables expansion into hog production.

					Yes

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Acquired company	% of voting interests acquired	Acquiror	Date of acquisition	Background and rationale for acquisition	Goodwill tax deductible

FRS S/A Agroavícola Industrial (FRS)	100%	JBS Aves	December 2015

- Vertically integrated poultry business based in Porto Alegre, Brazil;

- Production capacity of 20,658 thousands of birds per month in its plants;

- FRS acquisition further strengthens JBS Foods’ strategic position in the Brazilian poultry market.

					No (1)

(1)	Criteria for goodwill deductibility in Brazil: all goodwill generated in these business combinations in Brazil is eligible for tax deductibility, but it becomes effectively tax deductible only after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take the necessary steps in order to cause the goodwill arising from these acquisitions to be tax deductible.

The assets acquired and liabilities assumed in significant business combinations have been measured at their fair values as set forth below:

	Acquisitions in 2015
FAIR VALUE	Big Frango	Primo	Tyson Mexico	Cargill Inc.	Moy Park (2)	FRS
Cash and cash equivalents	18,746	15,168	17,173	—	732,196	636
Trade accounts receivable	76,402	356,662	74,999	310,456	373,530	—
Inventories	32,077	365,959	103,944	271,365	490,479	1,078
Biological assets	42,483	—	107,437	637,558	311,434	—
Other current and non-current assets	143,906	51,674	11,340	6,566	375,842	53,151
Property, plant and equipment	227,802	1,048,631	648,875	1,036,000	1,449,205	493,486
Intangible assets	156,318	551,696	81,943	911,618	2,164,568	221,333

ASSETS	697,734	2,389,790	1,045,711	3,173,563	5,897,254	769,684

Trade accounts payable	148,286	364,088	66,861	256,101	1,128,709	41,476
Loans and financing	553,345	—	—	—	1,877,720	—
Other liabilities	282,568	133,010	29,962	81,862	1,110,133	838,359
Deferred income taxes	89,353	4,556	162,502	—	—	206,291
Non-controlling interest	—	—	—	—	(4,480)	—

LIABILITIES	1,073,552	501,654	259,325	337,963	4,112,082	1,086,126

Net assets and liabilities	(375,818)	1,888,136	786,386	2,835,600	1,785,172	(316,442)

Acquisition price (1)	30,000	3,834,603	1,176,093	5,494,446	5,602,378	436,898

Goodwill	405,818	1,946,467	389,707	2,658,846	3,817,206	753,340

(1)	Acquisition price was settled with cash on hand, unless otherwise indicated below.
(2)	The Moy Park acquisition purchase price includes the fair value of contingent consideration of R$430,000, which relates to an earn-out arrangement. The earn-out was payable in installments on

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

March 31, 2016, June 30, 2016 and September 30, 2016 and was based on whether a quarterly EBITDA margin target (EBITDA/Net revenue) was met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016.

The margin target was met for all three quarters and as of September 30, 2016 R$ 430,000 has been paid.

Other transactions:

As set forth below, the Company completed other non-material acquisitions. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill.

Company	Date of acquisition	% of voting interests acquired	Acquisition price (2)	Goodwill	Goodwill tax deductible
Conceria Priante S.p.A	March 2015	100%	39,529	16,509	Yes
Knox International Trading Co Pty Limited	June 2015	100%	7,810	18,579	No
Seara Norte Alimentos Ltda.	July 2015	100%	71,987	26,606	No(1)
Scott Technology Limited	April 2016	50.1%	124,229	104,932	No

(1)	Criteria for goodwill deductibility in Brazil: all goodwill generated in these business combinations in Brazil is eligible for tax deductibility, but it becomes effectively tax deductible only after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take the necessary steps in order to cause the goodwill arising from these acquisitions to be tax deductible.
(2)	Acquisitions were paid using cash on hand and the assumption of seller-financed notes.

4	Cash and cash equivalents

Cash and cash equivalents includes cash on hand and at banks, as well as financial investments with original maturities of three months or less. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value. Cash and cash equivalents consisted of the following:

	September 30, 2016	December 31, 2015
Cash on hand and at banks	4,326,298	10,776,155
CDB (bank certificates of deposit)	2,947,944	4,285,299
Money market funds	—	353,802
National treasury bills—Tesouro Selic	32,986	3,428,732

	7,307,228	18,843,988

The bank certificates of deposit (CDB) are held at high quality financial institutions and earn interest based on floating rates that approximate the overnight interbank lending rate (Certificado de Depósito Interbancário).

Money market funds—Composed entirely of investments as part of a cash management service and are available on demand.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

National treasury bills – Also known as Tesouro Selic, these are bonds from financial institutions having conditions and characteristics that are similar to the CDB’s.

5	Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less the accounts receivable is classified as a current asset, otherwise the receivable is classified as a non-current asset. Accounts receivable are presented at amortized cost less any impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the current exchange rate at the end of the reporting period. The age of accounts receivable along with the allowance for doubtful accounts are as follows at September 30, 2016 and December 31, 2015.

	September 30, 2016	December 31, 2015
Current receivables	8,186,054	9,906,767

Overdue receivables:
From 1 to 30 days	940,118	1,475,312
From 31 to 60 days	120,124	456,220
From 61 to 90 days	77,655	192,307
Above 90 days	258,604	355,789
Allowance for doubtful accounts	(254,303)	(266,733)

	1,142,198	2,212,895

	9,328,252	12,119,662

Within trade accounts receivable, the diversity of the portfolio contributes significantly to reduce the overall credit risk, but parameters have been put in place limiting the amount of credit is provided to customers based upon required minimum financial ratios and analyses of the operational health of the customers, as well as references to credit monitoring entities.

The allowance for doubtful accounts is estimated based on an analysis of the age of the receivable balances. An allowance is recorded for long standing and overdue receivables, considering the probability of a loss based on historical experience. The resulting bad debt expense is recognized in the statement of income within “Selling Expense”. Below are the changes in the allowance for doubtful accounts:

	September 30, 2016	December 31, 2015
Opening balance	(266,733)	(192,367)
Additions	(22,870)	(60,989)
Exchange variation	16,779	(16,888)
Write-offs	18,521	3,511

Closing balance	(254,303)	(266,733)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

6	Inventories

Inventories are stated at the lower of the average cost of acquisition or production or net realizable value.

	September 30, 2016	December 31, 2015
Finished products	6,455,121	6,786,778
Work in process	846,312	1,079,250
Raw materials	1,283,398	1,449,727
Warehouse spare parts	1,590,895	1,793,989

	10,175,726	11,109,744

7	Biological assets

Chicken and eggs

Current (consumable)—Refers to broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to produce fresh meat and/or commercialized products. Due to the broilers short development period, it is not possible to measure fair value reliably and therefore broilers are accounted for at acquisition cost plus the cost incurred during development which generally consists of feed and grower costs.

Non-current (bearer assets)—Refers to layer and breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks. The animals in this category are segregated between mature, when they are in the breeding stage and immature when they are under development. The costs associated with layer and breeder chickens are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce new assets (eggs) (mature). There is no active market for layer and breeder chickens. Amortization of the mature hen is included in cost of sales in the statement of income.

Cattle

Current (consumable)—Refers to owned cattle in feedlots (intensive) and cattle in pastures (extensive grass-fed cattle) which remains under development for 90 to 120 days.

Cattle are carried at market value due to the existence of active markets. The gain or loss in fair value of biological assets is recognized in the statement of income in the period in which it occurs as a reduction of (or increase in) gross revenue.

Hogs and lambs

Current (consumable)—Refers to hogs and lambs that will be slaughtered upon maturity. Hogs and lambs remain in development for a period of 170 to 175 days to eventually produce fresh meat and/or industrialized products. The fair value of these hog biological assets in Brazil is approximated by its acquisition cost plus costs incurred during the maturing period. In the U.S., an active market for live hogs exists and therefore these hog biological assets are carried at market value less costs to finish.

Non-current (bearer assets)—Refers to hogs that are intended for breeding which have an estimated useful life of 28 months. The costs associated with breeder hogs are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). There is no active market for breeder hogs. Amortization of breeder hogs is included in cost of sales in the statement of income.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Current biological assets (consumable):	September 30, 2016		December 31, 2015
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Chicken	1,509,661	513,266	1,639,042	548,226
Hogs	635,933	2,754	530,848	2,542
Lambs	—	—	23,628	29

	2,145,594	516,020	2,193,518	550,797

Carried at market value:
Hogs	427,125	1,887	612,351	1,802
Cattle	95,274	36	67,578	22

	522,399	1,923	679,929	1,824

Total current:
Chicken	1,509,661	513,266	1,639,042	548,226
Hogs	1,063,058	4,641	1,143,199	4,344
Cattle	95,274	36	67,578	22
Lambs	—	—	23,628	29

	2,667,993	517,943	2,873,447	552,621

Non-current biological assets (bearer assets):	September 30, 2016		December 31, 2015
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Mature chickens (breeding stage), net of amortization	414,319	19,285	401,555	19,057
Immature chickens (in development)	404,228	16,802	510,077	16,499
Hogs	180,294	394	188,721	369

Total non-current:	998,841	36,481	1,100,353	35,925

Total of biological assets:	3,666,834	554,424	3,973,800	588,546

Changes in biological assets:	Current	Non-current
Balance at December 31, 2015	2,873,447	1,100,353

Increase by reproduction (born) and costs to reach maturity	17,910,173	1,248,477
Reduction for slaughter, sale or consumption	(20,759,021)	(181,131)
Increase by purchase	2,540,451	491,822
Fair value adjustments	(157,285)	—
Changes from non-current to current	624,843	(624,843)
Decrease by death	(24,268)	(17,773)
Exchange rate variation	(340,347)	(155,028)
Amortization	—	(863,036)

Balance at September 30, 2016	2,667,993	998,841

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

8	Recoverable taxes

Recoverable taxes as of September 30, 2016 and December 31, 2015 was comprised of the following:

	September 30, 2016	December 31, 2015
Value-added tax on sales and services (ICMS / IVA / VAT / GST)	2,430,947	2,212,951
Excise tax – IPI	113,294	111,932
Social contribution on billings—PIS and COFINS	1,578,965	1,517,128
Withholding income tax—IRRF/IRPJ	1,249,717	456,788
Reintegration of the special tax value—Reintegra	45,845	49,002
Other	68,032	85,798

	5,486,800	4,433,599

Current	2,595,176	2,874,987
Non-current	2,891,624	1,558,612

	5,486,800	4,433,599

Value-added tax on sales and services (ICMS / IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials from tax charges due on domestic sales. The Company carries a substantial balance of ICMS recoverable taxes in Brazil since exports are not subject to the tax. The Company expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate of tax and the effective rate for ICMS collection in the state of origin). These excess credits do not expire.

Excise tax – IPI: Refers to value added taxes incurred upon the production of foreign and domestic goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or can be reimbursed in cash.

Social contribution on billings—PIS and COFINS: Refers to value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such taxes are recovered through domestic sales in Brazil (as export sales are exempt from such taxes) and can be offset against other federal taxes. These social contribution on billings excess credits do not expire.

Withholding income tax—IRRF/IRPJ: Refers mainly to Brazilian withholding income tax levied on short-term investments, deductions, remaining foreign tax credits, prepayments of income tax and social contribution paid by estimate, which can be offset against income tax payable in each jurisdiction.

Reintegration of the Special Tax Values—Reintegra: Refers to tax incentives for exports. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain commercial products. The tax credit is refundable and therefore the Company expects to recover such tax credits in cash.

9	Related party transactions

The main balances of assets and liabilities, as well as the transactions resulting in income (loss) for any period, that relate to transactions between related parties arose from transactions at prices and conditions established between the related parties.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The Company and its subsidiaries entered into an agreement with Banco Original (Related party), in which Banco Original acquires credits held against certain clients in the Brazilian market. The assignments are done at market value through a permanent transfer of the risks and benefits of all receivables to Banco Original. On September 30, 2016, the Company transferred receivables of R$794,351. During the nine months period ended September 30, 2016, the Company incurred financial costs in the amount of R$108,151, related to this operation which were recognized in the financial statements as financial expenses.

Additionally, the Company holds investments with Banco Original, in the amount of R$116,728, recognized under the caption “Cash and cash equivalents”. These financial investments, –CDB’s and equivalents, have similar earnings to CDI (Depósito Interbancário). In the nine month period ended September 30, 2016, the Company earned interest from these investments in the amount of R$14,193, recognized in the financial statements under the caption “Finance income”.

Included in loans and financings are R$21,974 and R$41,591 at September 30, 2016 and December 31, 2015, respectively, of bank notes issued by BNDES (Brazilian Development Bank) to two of the Company’s subsidiaries, Seara Alimentos and Macedo. Outstanding borrowings under these notes bear interest at an average rate of 3.64% at September 30, 2016, which is payable on a monthly basis. The notes are due in 2017 and 2019 and may be pre-paid at any time without penalty.

Credits with related parties

	September 30, 2016	December 31, 2015
J&F Oklahoma	1,176,822	1,968,043

	1,176,822	1,968,043

The total amount of receivables from related parties were R$1,176,822 and R$1,968,043 as of September 30, 2016 and December 31, 2015, respectively, due to the use of a credit facility between the indirect subsidiary J&F Oklahoma (subsidiary of J&F Investimentos S.A., which is not consolidated in the Company) and JBS Five Rivers (subsidiary of JBS USA). The credit facility provides JBS Five Rivers with the ability to borrow up to USD675 million from J&F Oklahoma for the purchase of cattle to be kept in the JBS Five Rivers feed yards until ready for slaughter. Outstanding borrowings under this credit facility bear interest at 3.4%, which is payable on a quarterly basis, or at the time of any repayment of principal. No expense for doubtful accounts or bad debts relating to related-party transactions were recorded for the nine-month period ended on September 30, 2016 or 2015.

Finally, JBS Five Rivers is the guarantor of a J&F Oklahoma revolving credit facility with financial institutions. The J&F Oklahoma credit line has total availability of USD1.4 billion and is guaranteed by the accounts receivable and inventories of J&F Oklahoma and also, by certain fixed assets, accounts receivable and inventories of JBS Five Rivers up to a value of USD250 million. Additionally, in the case of a J&F Oklahoma default under the revolving credit facility, and where the event of default is not covered by J&F Oklahoma’s collateral or a guarantee by J&F Oklahoma’s parent, JBS Five Rivers will be responsible for up to USD250 million of the secured loans. No consideration was received for this guarantee and the guarantee has not been recorded on our consolidated statement of financial position as the fair value is deemed insignificant. The guarantees granted between related parties are described in Note 14 on loans and financing.

JBS Five Rivers, JBS Australia and JBS Canada are party to commercial agreements with J&F Oklahoma, J&F Australia and J&F Canada, respectively, as follows:

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a. cattle supply and feeding agreement: where JBS provides cattle fattening services to J&F and J&F pays JBS for the medicinal and feeding costs, including a daily yardage charge in line with market terms; and

b. sale and purchase cattle agreement whereby JBS is required to purchase from J&F a certain volume of animals per year. The minimum purchase commitments under those agreements are: i) JBS USA commitment of at least 800,000 animals/year, with a term lasting from 2009 through 2019, ii) JBS Australia commitment of at least 200,000 animals year, with a term lasting from 2011 through 2019, and iii) JBS Canada commitment of at least 50,000 animals/year, with a term lasting from 2013 through 2019.

During the nine months ended September 30, 2016 and 2015 the amounts received under these commercial agreements were USD654.8 million and USD674.3 million, respectively, and amounts paid were USD2.5 billion and USD2.7 billion, respectively.

The Company purchases products from an associate, Vigor Alimentos. During the nine-month period ended September 30, 2016 and 2015, the Company paid R$76,838 and R$459,331, respectively, for these purchases. As of September 30, 2016 and December 31, 2015, payables on these purchases of R$65,044 and R$293,857, were included in trade accounts payable.

Remuneration of key management

The Company’s key management is comprised of its Executive Officers. The aggregate amount of compensation received by the Company’s key management during the nine-month period ended September 30, 2016 and 2015 is as follows:

	2016	2015
Salaries and wages	6,694	6,386
Variable cash compensation	3,000	2,500
Stock based compensation	2,000	2,500

	11,694	11,386

The Institutional Relations Executive Officer, Administrative and Control Director and Investor Relations Director are parties to the Brazilian employment contract regime called CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

Except for those described above, the other members of the Executive or Management Board are not party to any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT.

10	Investments in associates and joint ventures

The balance of investments in associates and joint ventures accounted for under the equity method at September 30, 2016 and December 31, 2015 was as follows:

	September 30, 2016	December 31, 2015
Investments in associates and joint ventures	364,079	354,134

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The following is information related to investments of the Company in associates and joint ventures at September 30, 2016 and December 31, 2015, and for the nine-month period ended September 30, 2016 and September 30, 2015:

September 30, 2016	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity
In associates:
Vigor Alimentos	19.43%	4,343,578	18,334	103,392	2,357	1,347,636	1,588,178
In joint ventures:
Meat Snack Partners	50.00%	147,233	—	—	—	23,762	110,996

December 31, 2015	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity
In associates:
Vigor Alimentos	19.43%	4,557,962	26,198	82,535	3,689	1,347,636	1,606,606
In joint ventures:
Meat Snack Partners	50.00%	83,946	—	—	—	52,793	83,944

	For the three-month period ended September 30, 2016				For the nine-month period ended September 30, 2016
	2016	2015	2016	2015	2016	2015	2016	2015
	Net revenue		Net income (loss)		Net revenue		Net income (loss)
In associates:
Vigor Alimentos	1,278,826	1,473,548	(3,775)	57,553	3,687,731	3,742,830	(18,432)	174,706
In joint ventures:
Meat Snack Partners	141,810	95,338	18,802	9,945	361,230	246,914	35,078	29,187

	December 31, 2015	Addition (disposal)	Changes in the Equity of investees	Proportionate share of income	September 30, 2016
Vigor Alimentos	312,162	—	—	(3,581)	308,581
Meat Snack Partners (1)	41,972	(4,000)	(13)	17,539	55,498

Total	354,134	(4,000)	(13)	13,958	364,079

(1)	On September 2016, Meat Snack Partners distributed dividends to the Company, through its direct subsidiary Meat Snack Partners do Brasil.

11	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the purchase price of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to the Group and they can be measured reliably. The carrying amount of the replaced items or parts are deducted. All other repairs and maintenance are charged to the statement of income during the period in which they are incurred.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, such that the value of cost less its residual value after the useful life is fully depreciated (except for land and construction in progress). Land is not depreciated.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

When an asset’s carrying amount is higher than its recoverable amount, the asset is written down immediately to the recoverable amount. The recoverable amount is the higher of the assets estimated of net selling price and value in use. There were no impairments recorded during the nine-month period ended September 30, 2016 and 2015.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within the statement of income.

The Company’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the market. When these assets are completed and placed in service, they are transferred to property, plant and equipment and depreciation commences.

				Net amount
Description	Useful life	Cost	Accumulated depreciation	September 30, 2016	December 31, 2015
Buildings	5 to 50 years	14,761,113	(3,786,898)	10,974,215	11,751,395
Land	—	3,690,051	—	3,690,051	3,774,251
Machinery and equipment	5 to 25 years	21,463,265	(10,409,936)	11,053,329	11,609,603
Facilities	5 to 20 years	2,639,275	(845,029)	1,794,246	1,742,301
Computer equipment	2 to 7 years	653,284	(410,423)	242,861	281,114
Vehicles	2 to 10 years	993,280	(463,307)	529,973	554,466
Construction in progress	—	3,791,431	—	3,791,431	4,681,002
Other	5 to 15 years	1,574,429	(711,686)	862,743	986,978

		49,566,128	(16,627,279)	32,938,849	35,381,110

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Changes in property, plant and equipment:

Description	December 31, 2015	Acquired in business combination (1)	Additions (2)	Disposals	Business combinations adjustments	Depreciation	Exchange rate variation and others	September 30, 2016
Buildings	11,751,395	12,647	818,117	(11,983)	—	(435,821)	(1,160,140)	10,974,215
Land	3,774,251	5,797	167,538	(8,602)	—	—	(248,933)	3,690,051
Machinery and equipment	11,609,603	8,372	1,749,636	(31,802)	159,433	(1,434,835)	(1,007,078)	11,053,329
Facilities	1,742,301	—	179,836	(1,306)	—	(110,987)	(15,598)	1,794,246
Computer equipment	281,114	749	66,112	(1,377)	—	(73,568)	(30,169)	242,861
Vehicles	554,466	248	105,838	(26,384)	—	(81,680)	(22,515)	529,973
Construction in progress	4,681,002	562	(595,669)	(5,490)	—	—	(288,974)	3,791,431
Other	986,978	583	111,248	(10,365)	—	(118,782)	(106,919)	862,743

	35,381,110	28,958	2,602,656	(97,309)	159,433	(2,255,673)	(2,880,326)	32,938,849

(1)	Refers to balances arising from Scott Technology’s acquisition.
(2)	Additions for each category includes transfer from construction in progress during the year.

12	Intangible assets and goodwill

Intangibles

Intangible assets are carried at acquisition cost, net of accumulated amortization and impairment, if applicable. Intangible assets are recognized when it is expected that the assets will derive future economic benefits, taking into consideration the intangible assets’ economic and technological viability. Intangible assets are primarily comprised of trademarks, water and mineral rights, software and others.

Intangible assets with finite useful lives are amortized over its period of effective use or based on a method that reflects the consumption of its economic benefits. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

The carrying value of indefinite-lived intangible assets, which relate to trademarks, are reviewed at least annually for impairment or more frequently if events or changes in circumstances indicate that the assets may be impaired. If impairment exists, a loss would be recorded to write down the indefinite-lived assets to their recoverable amount. Management deemed that certain trademarks are indefinite life intangible assets due to verifiable history and expected use of the asset by the Company. The trademarks acquired have no legal, regulatory or contractual limits linked, and do not depend on the useful life of any asset or group of assets as they existed independently for a substantial time prior to the acquisitions, and they are not related to sectors subject to technological obsolescence or other forms of deterioration in value.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques and often involve the use of third party valuation firm’s expertise in the calculation of discounted estimates of cash flows. Intangible assets at September 30, 2016 and December 31, 2015 comprised of the following:

		Net amount
	Useful life	September 30, 2016	December 31, 2015
Trademarks	Indefinite	3,433,785	3,961,742
Trademarks	2 to 20 years	38,356	46,591
Software	2 to 5 years	90,362	87,733
Water and mineral rights	Until 17 years	109,658	131,581
Client portfolio	4 to 20 years	2,075,121	2,657,261
Other	2 to 15 years	14,648	7,626

		5,761,929	6,892,534

Goodwill

Goodwill represents the positive difference between consideration given to purchase a business and the net fair value of assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the accompanying consolidated statement of financial position. Goodwill is related to an expectation of future earnings of the acquired subsidiary and synergies after assets and liabilities are consolidated with the Company.

Goodwill is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into CGU’s for purposes of impairment testing. Any impairment loss is recognized immediately in the consolidated statement of income (loss) and cannot be reversed.

Upon the sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

Changes in intangible assets and goodwill

	December 31, 2015	Acquired business combination (1)	Additions	Business combination (2)	Disposals	Amortization	Exchange rate variation and others	September 30, 2016
Amortizing:
Trademarks	46,591	4,162	—	—	—	(6,052)	(6,345)	38,356
Software	87,733	—	21,777	—	(46)	(18,193)	(910)	90,361
Water and mineral rights	131,581	—	—	—	—	(114)	(21,809)	109,658
Client portfolio	2,657,261	—	—	—	—	(202,120)	(380,020)	2,075,121
Other	7,626	—	11,075	—	(69)	(1,774)	(2,210)	14,648
Non-amortizing:
Goodwill	24,411,441	104,932	—	(121,309)	—	—	(2,264,485)	22,130,579
Trademarks	3,961,742	—	86,384	—	—	—	(614,341)	3,433,785

	31,303,975	109,094	119,236	(121,309)	(115)	(228,253)	(3,290,120)	27,892,508

(1)	Refers to balances arising from Scott Technology´s acquisition
(2)	Refers the Tyson Mexico purchase price allocation adjustment of US$ 51,387, net of deferred tax of US$ 20,429 and the Cargill working capital adjustment of US$ 8,131. The initial purchase accounting was not restated for these amounts as they are not material.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Impairment test of goodwill

At December 31, 2015, the Company tested the recovery of the goodwill of each of its CGU groups using the concept of value in use through discounted cash flow models.

For the purposes of impairment testing, CGUs have been aggregated into the following groups that have significant goodwill:

CGU Groups	September 30, 2016	December 31, 2015
Brazil Beef	9,069,926	9,069,926
Australia Smallgoods	1,935,742	2,216,380
Moy Park	2,685,968	3,679,084
USA Pork	2,212,204	2,692,774
Seara	3,527,992	3,523,507
Others CGUs groups without significant goodwill	2,698,747	3,229,770

Total	22,130,579	24,411,441

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of each CGU group. For the nine-month period ended September 30, 2016 there were no indications that goodwill within any CGU group was impaired.

13	Trade accounts payable

Trade accounts payable correspond to the amounts owed to suppliers in the ordinary course of business. If the payment period is equivalent to one year or less, the amount is classified as current liabilities, otherwise the corresponding amount is classified as non-current liabilities. Accounts payable are recognized initially at their fair value and are subsequently measured at amortized cost using the effective interest method. Accounts payable by major type of supplier at September 30, 2016 and December 31, 2015 is as follows:

	September 30, 2016	December 31, 2015
Commodities	3,376,197	4,420,853
Materials and services	5,864,476	7,487,743
Finished products	213,841	512,422

	9,454,514	12,421,018

14	Loans and financing

Loans and financing are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, when applicable. Subsequent to the initial recording of loans and financing, charges, interest and monetary and exchange rate variation incurred that become contractually due are included in the balance, until the end of each period. Below is a chart showing the Company’s loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. Current amounts include accrued but unpaid interest at period-end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

	Annual average interest rate			Payment terms - non- current debt	Current		Non-current
Type		Currency	Indexer		September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Foreign currency
ACC—Advances on exchange contracts	3.78%	USD	—	*	7,783,481	10,022,326	—	—
Prepayment	4.53%	USD	Libor	2017-23	4,949,822	4,628,813	5,209,666	4,161,312
144-A Bonds	7.28%	USD	—	2020-24	528,319	1,304,101	8,167,659	9,826,060
Credit note – import	3.22%	USD	Libor	*	97,398	196,007	—	—
Credit note – export	—	—	—	—	—	81,413	—	—
FINIMP	4.46%	EUR/USD	Eurolibor & Libor	2017-19	10,515	151	19,310	14,278
Working Capital—Euros	2.82%	EUR	Euribor	2023	321	1,162	83,932	98,604

					13,369,856	16,233,973	13,480,567	14,100,254

Local currency
FINAME	7.07%	BRL	TJLP	2017-25	87,667	90,056	174,271	217,962
FINEP	6.35%	BRL	—	2017-21	25,847	11,542	90,211	80,796
JBS Mortgage	5.80%	USD	—	2020	575	660	6,768	8,665
Senior Secured Credit Facility JBS Lux	3.80%	USD	Libor	2019	435	2,038	—	—
Term loan JBS Lux 2018	3.80%	USD	ABR and Libor	2018	8,580	10,152	1,314,883	1,573,908
Term loan JBS Lux 2020	3.80%	USD	ABR and Libor	2020	28,398	34,073	1,549,077	1,874,995
Term loan JBS Lux 2022	4.00%	USD	ABR and Libor	2022	69,102	40,872	3,782,988	4,579,561
Term loan Five Rivers 2019	3.00%	USD	Libor	2019	16,877	20.313	278,858	349,749
Notes 6,25% Moy Park 2021	6.25%	GBP	—	2021	27,420	10.436	1,245,805	1,701,973
Notes 8,25% JBS Lux 2020	8.25%	USD	—	2020	28,641	92,079	2,245,997	2,694,562
Notes 7,25% JBS Lux 2021	7.25%	USD	—	2021	86,459	24,417	3,685,904	4,424,697
Notes 5,875% JBS Lux 2024	5.88%	USD	—	2024	28,209	77,905	2,417,650	2,906,151
Notes 5,75% JBS Lux 2025	5.75%	USD	—	2025	47,132	7,298	2,897,412	3,482,758
Notes 5,75% PPC 2025	5.75%	USD	—	2025	2,850	32,121	1,609,511	1,934,614
PPC Term Loan	1.80%	USD	Libor	2020	886	1,050	1,595,465	1,912,138
PPC revolving credit facility USA	—	USD	Libor	2020	224	—	—	—
Plainwell Bond	—	—	—	—	—	8,391	—	24,042
Marshaltown	2.34%	USD	—	2018	52	66	31,599	37,709
Working capital—Brazilian Reais	16.58%	BRL	CDI, TJLP and TR	2017-21	555,557	848,404	16,517	330,900
Working capital—US Dollars	4.52%	USD	Libor and Eurolibor	2017-20	461,574	417,684	135,123	131,787
Working capital—Euros	2.13%	EUR	Eurolibor	2023	164,085	233,887	8,143	8,431
Working capital—Argentine pesos	16.06%	ARS	—	*	77,370	2,837	—	—
Credit note—export	16.04%	BRL	CDI	2017-20	1,319,033	1,597,890	1,661,955	2,299,818
Credit note—import	3.18%	USD/EUR	Libor and Eurolibor	2019	256,362	351,746	13,801	—
FCO—Middle West Fund	10.15%	BRL	—	2017-18	1,868	1,879	2,168	3,548
CDC—Direct credit to consumers	18.53%	BRL	—	2017-21	4,759	2,114	1,791	2,195
CCB – BNDES	3.64%	BRL	UM BNDES	2017-19	14,450	22,679	7,524	18,912
ACC—Advances on exchange contracts	3.75%	USD	Libor	*	1,954	1,308	—	—
Rural—Credit note	8.90%	BRL	—	*	647,082	509,288	—	—
ANZ Credit line	2.60%	AUD	—	*	100,226	—	—	—
Canadian credit facility & revolving credit facility	4.50%	CAD/USD	CDOR, RBC & Libor	2018	101	472	260,485	230,426
Canadian credit facility term loan	3.65%	CAD	—	2018	2,451	2,745	32,030	38,810
Canadian bank facility	3.50%	CAD	—	2018	6,070	13,058	—	—
Andrews Meat secured facility	2.90%	AUD	BBSY	*	39,662	34,073	—	—
Mexican credit facility	5.50%	MEX$	TIEE	2017	373	112,447	55,939	—
Others	1.55%	GBP/ EUR/ AUD	Eurolibor	2017-19	74,599	56,660	3,220	6,752

					4,186,930	4,672,640	25,125,095	30,875,859

					17,556,786	20,906,613	38,605,662	44,976,113

(*) Balances at September 30, 2016, payable in the next 12 months.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Annual average rate: Refers to the weighted average nominal cost of interest on the reporting date. The loans and financing accrue interest at fixed rates or variable rates indexed to: CDI (Certificado de Depósito Interbancário—Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo—Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES—BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others.

As of September 30, 2016 and December 31, 2015, the availability under our revolving credit facilities was USD1,661 million and USD1,645 million, respectively.

The Company was in compliance with all of its restrictive covenants at September 30, 2016 and December 31, 2015.

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	September 30, 2016	December 31, 2015
2017	1,383,677	4,308,593
2018	4,258,570	4,275,200
2019	915,040	856,773
2020	9,497,639	10,578,552
2021	5,639,940	6,191,477
Maturities thereafter 2021	16,910,796	18,765,518

	38,605,662	44,976,113

14.1 Guarantees and contractual restrictions (“covenants”)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016
144 - A: Bertin Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit the Company’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 4.75/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by the Company (except for debt instruments convertible or exchangeable for such amounts), if i) it is not in default in relation to the Notes; ii) the Company can incur at least USD1.00 of debt under the terms of the net debt/EBITDA ratio test established in the indenture of the Notes; and iii) the total value to be paid does not exceed USD30 million or a. 50% of the amount of the net income accrued on a cumulative basis during a certain period, taken as

			The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	399,823

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016
144 - A: JBS S.A. Notes 2020	- JBS S.A.	one accounting period, (as defined in the indenture), or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes. The notes are unsecured debts.		3,344,538
144 - A: JBS S.A. Notes 2023				2,523,674
144 - A: JBS S.A. Notes 2024				2,427,942

Senior Secured Credit Facility JBS Lux

- JBS S.A.;

- JBS USA Holding Lux;

- All US subsidiaries of JBS Lux except JBS Five Rivers and certain other immaterial subsidiaries;

- All material subsidiaries of JBS Australia guarantee JBS Australia borrowings.

- The borrowings are collateralized by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories.

- The facility contains customary representations, warranties and a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and USD70 million.

The facility also contains negative covenants that may limit JBS Lux’s ability, and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien matters. If an event of default happens, the borrowers may, within other options, terminate the agreement, and demand repayments of the balance of the facility, including accrued interest.	435 (availability up to US$ 900 million)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016
Term Loan JBS Lux 2018 Term Loan JBS Lux 2020 Term Loan JBS Lux 2022	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher PTY Limited; - Certain subsidiaries that guarantee the Amended and Restated Revolving Facility (with certain exceptions).

- Secured by a perfected first priority security interest in all of JBS Lux and certain of its subsidiaries’ fixed assets.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1), listed under the Amended and Restated Revolving Facility.	1,323,463 1,577,475 3,852,090

Notes 8.25% JBS Lux 2020 Notes 7.25% JBS Lux 2021 Notes 5.875% JBS Lux 2024 Notes 5.75% JBS Lux 2025	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher Pty. Ltd; - Each of the subsidiaries that guarantee the Amended and Restated Revolving Facility (subject to certain exceptions).

The Notes contain negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- permit restrictions on dividends and other restricted payments to restricted subsidiaries

- prepay or cancel certain indebtedness;

- enter into certain transactions with affiliates;

- enter into certain sale/leaseback transactions; and

- undergo changes of control without making an offer to purchase the Notes.

The indenture governing the Notes also restricts JBS S.A. from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence and the application of the proceeds therefrom, it’s net debt to EBITDA ratio is less than 4.75 to 1.00. In addition, the indenture restricts JBS S.A.’s ability to make restricted payments and other distributions.

The notes are unsecured debts.

			The indenture also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand to payment immediately of the principal and accrued interest on the Notes.	2,274,638 3,772,364 2,445,859 2,944,544

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016
Notes 5.75% PPC 2025	- One of PPC’s subsidiaries.	The Notes contain negative covenants that may limit PPC’s ability and certain of its subsidiaries ability to, among other things: - incur certain additional indebtedness; - create certain liens; - pay certain dividends and other restricted payments; - sell or dispose of certain assets; - enter into certain transactions with affiliates; - consolidate, merge or dissolve substantially all the assets of PPC. The notes are unsecured debts.	The facility also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,612,362

PPC Credit Facility – Term loan and revolving facilities	- Certain of PPC’s subsidiaries.

- Secured by a first priority lien on i) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, ii) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, iii) substantially all of the personal property and intangibles of the borrowers and guarantors under the U.S. Credit Facility and iv) substantially all of the real estate and fixed assets of PPC and the guarantors.

The facility also contains negative covenants that may limit PPC’s ability and certain of its subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- pay certain dividends and other restricted payments;

- sell or dispose of certain assets;

- enter into certain transactions with affiliates; and

- consolidate, merge or dissolve substantially all the assets of PPC.

Covenants in the facility also require PPC to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the facility. The PPC U.S. Credit Facility also provides that PPC may not incur capital expenditures in excess of USD500 million in any fiscal year.

			The facility also contains customary events of default (1).	1,596,575

Term Loan Five Rivers 2019	- J&F Oklahoma.	- Secured by certain fixed assets, accounts receivable and inventories of JBS Five Rivers and accounts receivables and inventories of J&F Oklahoma; - The facility contains customary negative covenants that may limit JBS Five Rivers and its restricted subsidiaries’ ability to, among other things, incur certain additional indebtedness, enter into certain acquisitions or sell or dispose of certain assets.	The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien, certain events related to the Employee Retirement Income Security Act of 1974 and failure to comply with the terms of the Executive Succession Plan of J&F Oklahoma Holdings.	295,735

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016

Canadian Credit Facility & Revolving Credit Facility	- JBS USA Holdings; - JBS S.A.

- Collateralized by a first priority lien on JBS Canada’s accounts receivable, finished goods, feed, live inventory and supply inventories, machinery equipment and real estate.

- The facility contains a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and CAD$10.0 million.

The Canadian Credit Facility also contains negative covenants that may limit the ability of JBS Canada to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1). If an event of default happens, the borrowers may, within other options, terminate the agreement, demand the entire balance of the facility to be paid, including accrued interest.	295,067

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of September 30, 2016

Moy Park Notes 2021	- Moy Park (Newco) Limited; - Moy Park Limited; - O’Kane Poultry Limited; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit Moy Park’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 3.5/1.0 and the net senior debt/EBITDA is lower than 3.0/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- make certain investments;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by Moy Park, if (i) it is not in default in relation to the Notes; (ii) Moy Park can incur at least GBP1.00 of debt under the terms of the net debt/EBITDA ratio test and the net senior debt/EBITDA ratio test established in the indenture of the Notes; and (iii) the total value to be paid does not exceed a. 50% of the amount of the net income accrued on a cumulative basis during the period from the issue date, taken as one accounting period, or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. the amount of certain guarantee unconditionally released in full if such guarantee was previously treated as restricted payment, plus the amount of an investment made in a person that becomes a restricted subsidiary, plus d. the amount by which indebtedness is reduced upon the conversion or exchange of any such indebtedness for capital stock, plus e. the amount equal to the net reduction of investments made by Moy Park or any restricted subsidiary in any person.

The notes are unsecured debts.

			The notes indentures contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,273,224

(1)	- Customary events of default includes failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

15	Operating and Finance leases

Leases in which the Company assumes substantially all of the risks and benefits of ownership are classified as finance leases. Finance leases are considered a financed purchase. Under a finance lease, fixed assets are recognized at lease inception along with a financial liability. If there is no significant transfer of the risks and inherent benefits of the property under a lease agreement, the lease is classified as an operating lease and the total minimum lease payments are recognized on a straight-line basis over the lease term.

a.	Operating Leases

JBS USA has operating lease agreements for warehouses, commercial offices, vehicles, equipment, off-road transportation vehicles and other assets. Also, Seara Alimentos, through its subsidiary JBS Aves, has operating lease agreements for productive areas in a few states in Brazil.

The future minimum payments of non-cancellable operating leases with terms exceeding one year are as follows:

For the years ending in December 31:
2016 (remainder of the year)	87,013
2017	318,497
2018	267,809
2019	209,160
Thereafter	483,396

Total	1,365,875

b.	Finance Leases

JBS USA has finance lease agreements for its wastewater treatment facilities in Kentucky and Texas. Moy Park has lease agreements for its commercial vehicles and machinery and equipment, for which the book value recognized on property, plant and equipment is detailed below:

	Useful Life	Cost	Accumulated Depreciation	September 30, 2016	December 31, 2015
Wastewater treatment facility	7 years	120,697	(48,927)	71,770	96,089
Vehicles/Machinery and equipment	10 years	132,058	(53,555)	78,503	130,168

Total		252,755	(102,482)	150,273	226,257

The future minimum payments of non-cancellable finance leases with terms exceeding one year are as follows:

	Carrying Value	Future finance charges	Future minimum lease payments
For the years ending December 31:
2016 (remainder of the year)	4,116	117	4,233
2017	29,312	263	29,575
2018	21,908	1,093	23,001
2019	13,362	985	14,347
Thereafter	48,262	566	48,828

Total	116,960	3,024	119,984

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

16	Accrued income and other taxes and payroll and social charges

Accrued income and other taxes and payroll and social charges are comprised of the following:

Accrued income and other taxes	September 30, 2016	December 31, 2015
Accrued income taxes	61,977	477,601
Taxes in installments	193,308	233,206
Other	409,368	430,250

	664,653	1,141,057

Breakdown:
Current liabilities	435,678	843,919
Non-current liabilities	228,975	297,138

	664,653	1,141,057

Payroll and social charges	September 30, 2016	December 31, 2015
Salaries and related social charges	814,186	1,130,720
Payroll accruals and related social charges	2,060,453	2,198,232
Others	135,860	160,700

	3,010,499	3,489,652

Breakdown:
Current liabilities	2,487,062	2,891,953
Non-current liabilities	523,437	597,699

	3,010,499	3,489,652

17	Dividends payable

The Company’s bylaws require the payment of dividends equal to at least 25% of the annual net income attributable to controlling interest; therefore, the Company records a liability at year-end for the minimum unpaid yearly dividend amount up to the limit of the mandatory minimum dividend. Dividends payable are recognized as a liability at the time the Board of Directors approval.

	September 30, 2016	December 31, 2015
Declared dividends on 2012 - Residual	—	230
Declared dividends on 2013 - Residual	251	251
Declared dividends on 2014 - Residual	543	800
Declared dividends on 2015	384	1,102,027

Total declared dividends	1,178	1,103,308

The residual amount of dividends corresponds to the unpaid dividends due to lack of updated bank information. This pending information related to some minority shareholders precludes the Company from fully paying the dividends declared. The Company has sent a notification to such shareholders to update their information so the amount can be paid.

A liability for unpaid dividends will be maintained during the statutory period in the short term, since once the shareholder’s information is updated, the payment will be made.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The subsidiary Pilgrim’s Pride Corporation – PPC paid dividends to stockholders of US$700 million and US$1.5 billion on May 18, 2016 and February 17, 2015, respectively, of which amounts paid to non-controlling interests were approximately US$162 million and US$371 million, given the Company’s 76.7% ownership percentage in PPC.

18	Other financial liabilities

Other financial liabilities includes contingent consideration related to the purchase of Moy Park and seller-financed payables from the purchase of assets and business combinations. The reduction in contingent consideration of $430,000 from December 31, 2015 to September 30, 2016 was to the result of payments made by the Company.

	Current		Non-current
Description of the acquisitions	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Moy Park contingent consideration	—	430,000	—	—
Seller-financed payables	218,783	471,916	141,269	233,855

Total	218,783	901,916	141,269	233,855

19	Income taxes

Current taxes

Current tax comprises of the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The current income tax charge is calculated on the basis of enacted or substantively enacted tax laws at the end of the reporting period in the countries where the Company’s subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxes

Deferred income tax is recognized in full, using the asset and liability method, for temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be utilized. Such reductions are reversed when the probability of future taxable profits improves.

Deferred tax assets and liabilities are presented net in the statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities, and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.	Reconciliation of income tax (expense) benefit:

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Profit (loss) before income taxes (PBT)	722,473	5,538,491	(553,705)	8,055,426
Nominal rate	(34%)	(34%)	(34%)	(34%)

Expected tax benefit (expense)	(245,641)	(1,883,087)	188,260	(2,738,845)
Adjustments to reconcile taxable income:
Earnings and losses due to equity method	2,827	5,603	4,746	16,413
Prior year tax loss carryforwards	—	—	—	304,260
Current year tax loss carryforwards not yet recognized	(1,824)	—	(104,192)	—
Domestic production activities deduction—USA	21,961	22,472	25,597	89,939
Foreign rate differential	122,902	(18,943)	(173,926)	25,306
Dividends paid abroad	—	(16,335)	(149,353)	(267,020)
Stock option plan	(5,212)	(3,744)	(23,006)	(8,611)
Non-taxable interest income at foreign subsidiaries	158,431	—	521,007	—
Other permanent differences	179,317	(86,410)	232,931	(138,504)

Current and deferred income tax (expense) benefit	232,761	(1,980,444)	522,064	(2,717,062)

Current income tax	(132,737)	(698,247)	(580,246)	(2,205,675)
Deferred income tax (1)	365,498	(1,282,197)	1,102,310	(511,387)

	232,761	(1,980,444)	522,064	(2,717,062)

Effective income tax rate	(32.22)%	35.76%	94.29%	33.73%

(1)	Deferred income tax liabilities are recorded in relation to the amortization of the tax basis of goodwill, as determined by Brazilian tax regulators. The total amount of current income tax benefit related to the amortization of the goodwill tax basis was R$12,400 and R$936,910 for the nine-month period ended September 30, 2016 and 2015, respectively, resulting in an equivalent increase in the deferred tax liability. The Company does not expect any cash impact related to this deferred tax liability.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

b.	Composition of deferred income tax

	September 30, 2016	December 31, 2015
Tax losses and negative basis of social contribution	1,794,139	952,655
Temporary differences:
Provisions	206,114	274,569
Allowance for doubtful accounts	47,778	42,874
Tax credit carryforwards	28,388	78,647
Other temporary differences	794,588	681,014

ASSETS	2,871,007	2,029,759
Goodwill amortization	2,021,962	2,009,562
Temporary differences:
Long-lived assets	2,684,470	2,918,094
Market inventory valuation for absorption	190,890	197,099
Release of revaluation reserve	777,127	943,615
Other temporary differences	39,822	271,884

LIABILITIES	5,714,271	6,340,254

Total net deferred taxes liabilities	2,843,264	4,310,495

Unrecognized tax benefits:

The Company’s unrecognized tax benefits as of September 30, 2016 and December 31, 2015 were R$1,752,462 and R$1,731,363, respectively, of which the recognition of approximately R$612,336 and R$140,903, at September 30, 2016 and September 30, 2015, would affect the annual effective tax rate. The unrecognized tax benefits that would affect the annual effective tax rate if recognized relate to income tax loss carryforwards at subsidiaries that file on a stand-alone basis and do not have a history of sufficient taxable income to support recognition at the end of the period.

20	Provisions

Provisions are recognized when losses are probable and the amounts can be reliably estimated. Contingent liabilities determined to be possible but not probable are disclosed in these notes but are not accrued, and contingent liabilities classified as remote are neither accrued nor required to be disclosed. The Company and its subsidiaries are party to several lawsuits arising in the ordinary course of business for which provisions are recognized based on estimated costs determined by management as follows:

	September 30, 2016	December 31, 2015
Labor	369,770	408,963
Civil	271,163	280,383
Tax and Social Security	625,743	843,754

Total	1,266,676	1,533,100

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Changes in provisions

	December 31, 2015	Acquisition	Additions	Payments	Exchange rate variation	September 30, 2016
Labor	408,963	—	16,870	(53,872)	(2,191)	369,770
Civil	280,383	—	3,417	(11,695)	(942)	271,163
Tax and Social Security	843,754	35	4,344	(220,820)	(1,570)	625,743

Total	1,533,100	35	24,631	(286,387)	(4,703)	1,266,676

Labor Proceedings

As of September 30, 2016 and December 31, 2015, the Company and its subsidiaries were party to 38,867 and 31,332 labor proceedings, involving a total claims of R$ 4,091,031 and R$ 3,457,553, respectively. Based on management’s judgment, the Group has provided for an aggregate amount of R$ 364,539 as of September 30, 2016 and R$ 396,629 at December 31, 2015 for losses arising from these proceedings, which includes payroll taxes. Most of these lawsuits were filed by former employees of the Company and its subsidiaries seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time.

Civil Proceedings

As of September 30, 2016 and December 31, 2015, the Company and its subsidiaries were party to 3,214 and 2,877 civil and administrative proceedings, respectively, involving approximately R$ 608,661 and R$ 377,629, respectively. Based on management’s judgement, the Company has provided for an aggregate amount of R$ 270,827 as of September 30, 2016 and R$ 268,658 at December 31, 2015 for losses arising from such proceedings. These lawsuits relate to improper termination of poultry and pig contract grower arrangements, settlement of industry or trademark complaints and product quality claims.

Tax and Social Security Proceedings

Social security proceedings: As of September 30, 2016 and December 31, 2015, the Company and its subsidiaries were party to 1,599 and 1,508 social security proceedings, respectively, which individually were not material. Based on management’s judgment, the Company has provisioned an aggregate amount of R$ 620,001 as of September 30, 2016 and R$ 675,880 at December 31, 2015 for losses arising from these proceedings.

As of September 30, 2016 and December 31, 2015, the Company had other ongoing tax proceedings, representing claims of approximately R$ 500,498 and R$ 204,183 in the aggregate, respectively, which according to management, represent losses that are reasonably possible but not probable, and such as management does not consider it necessary to provide for any possible loss. Other than that, the Company and its subsidiaries have no relevant tax, civil or labor litigation involving risks of loss classified by management as possible.

21	Equity

Once the transaction referred to in Note 1 occurs, there will be no change in the presentation of the historical equity of JBS S.A., as there will be no capital increase or capital reduction at the JBS S.A. level. The

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

businesses and assets received from JBS S.A. and resulting carrying value of the share capital issued by JBS Foods International will be accounted at carryover basis as the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB.

a. Share capital: Share capital on September 30, 2016 and December 31, 2015 was R$ 23,576,206 and was represented by 2,856,857,505 common shares, respectively, having no nominal value. The share capital amount is net of R$ 54,865 capitalized transaction costs related to expenses incurred in 2010 consisting of R$37,477 related to the transaction costs for the Company’s Initial Public Offering, and expenses in the amount of R$ 17,388 regarding the issuance of debentures during 2011. The Company is authorized to increase its capital by an additional 1,375,853,183 common shares. During the year ending December 31, 2015, the Board of Directors authorized an increase of R$2,069,959 to share capital, which resulted in a decrease to the profit reserve. According to statute, the Board of Directors shall determine the number, price, payment term and other conditions of the issuance of shares. The Company may grant options to purchase shares to directors, employees or persons who will provide services, or the directors, employees or persons providing the services under its control, excluding the preemptive rights of shareholders in issuing and exercise of stock options.

b. Capital reserve: Composed of i) a share premium reserve that refers to the difference between the subscription price that the stockholders pay for the shares and the share price authorized by the Board of Directors, ii) capital transactions related to the gains or losses recorded on the purchase of additional shares in majority-owned subsidiaries (see basis of presentation – item (b) Consolidated financial statements), and iii) share based payments.

c.	Treasury shares:

Treasury share activity during the nine-month period ended September 30, 2016 was as follows:

	Quantity	R$
Balance as of December 31, 2015	63,950,500	903,571
Purchase of treasury shares	79,555,300	821,139
Treasury shares used in stock option plan	(4,880,489)	(58,769)

Balance as of September 30, 2016	138,625,311	1,665,941

Treasury shares cancelled have been recorded against the statutory reserve in accordance with the Company’s bylaws and approval by management.

d. Retained earnings: Includes the legal reserves and statutory reserves.

(i)	Legal reserve: Credited annually with 5% of the profit of the year.

(ii)	Statutory reserves: Consists of the remaining balance of net income accumulated over time after the computation of legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in assets.

e. Accumulated other comprehensive income (loss): Composed of accumulated foreign currency translation adjustments from exchange rate variations in the translation of the subsidiaries’ financial statements.

f. Non-controlling interest: Material non-controlling interests at September 30, 2016 and December 31, 2015 consisted of the 23.3% of Pilgrim’s Pride Corporation (“PPC”) common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to the shares owned. PPC is one of the largest

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

chicken producers in the world, with operations in the United States, Mexico and Puerto Rico. The profit allocated to the PPC non-controlling interests during the nine-months ended September 30, 2016 and 2015 was US$ 80 million and US$ 135 million, respectively. At September 30, 2016, the accumulated non-controlling interest in PPC was US$ 359 million. Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the periods indicated (amounts in USD thousands).

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Net sales	2,031,721	2,112,529	6,022,973	6,219,324
Net income	98,527	137,095	369,580	582,912
Cash provided by operating activities	242,125	268,211	531,109	856,314

	Balance at September 30, 2016	Balance at December 31, 2015
Total assets	3,002,289	3,318,443
Total liabilities	2,085,482	2,056,633

f.1. In July 2016, the stockholders of Gallina Pesada, S.A.P.I. de C.V. (“GAPESA”), a subsidiary that is controlled but not wholly-owned by PPC, contributed additional capital to fund a capacity expansion project in southern Mexico. PPC contributed US$2.7 million of additional capital. This contribution was eliminated upon consolidation. The non-controlling stockholders contributed US$7.3 million of additional capital. The respective contributions did not impact either PPC or non-controlling stockholders’ ownership percentages in GAPESA.

22	Net revenue

Revenue is recognized when the risks and inherent benefits are transferred to the customer or when it is probable that the economic benefits to be received by the Company can be measured reliably. Revenue is measured at the fair value of the payment received or receivable for the sale of products and services in the Company’s normal course of business. The Company bases its estimate of returns on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognized at the point that the risks and rewards of the inventory have passed to the customer, which is either at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. In the statement of income, revenue is presented net of taxes associated with the sales, returns, rebates and discounts.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Revenue by significant category for the three and nine-month period ending September 30, 2016 and 2015 are as follows:

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
GROSS REVENUE
Sales of products
Domestic sales	31,443,332	30,637,488	97,066,799	83,857,902
Foreign sales	11,282,220	13,983,468	36,477,977	36,340,075

	42,725,552	44,620,956	133,544,776	120,197,977

SALES DEDUCTION
Returns and discounts	(843,875)	(910,702)	(2,765,367)	(2,577,382)
Sales taxes	(715,523)	(681,328)	(2,029,462)	(1,867,316)

	(1,559,398)	(1,592,030)	(4,794,829)	(4,444,698)

NET REVENUE	41,166,154	43,028,926	128,749,947	115,753,279

23	Finance income (expense)

Finance income (expense) includes (i) interest payable on borrowings and direct issue costs; (ii) results from the daily settlements of futures contracts used to protect assets and liabilities, as well as the fair value adjustments for derivative instruments that are described within Note 28, (iii) finance income comprising of interest receivable on funds invested which is recognized in profit or loss as it accrues using the effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

Finance income (expense), net consisted of the following for the three and nine-month period ending September 30, 2016 and 2015:

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Exchange rate variation	(434,884)	(6,074,650)	3,925,464	(9,470,232)
Fair value adjustments on derivatives	(18,396)	9,455,735	(6,651,763)	11,939,087
Interest expense	(1,002,581)	(948,310)	(2,951,851)	(2,649,552)
Interest income	91,357	266,533	486,094	761,545
Service fees and other	(14,150)	(46,716)	(179,488)	(144,846)

	(1,378,654)	2,652,592	(5,371,544)	436,002

Finance income	91,357	9,722,268	4,411,558	12,700,632
Finance expense	(1,470,011)	(7,069,676)	(9,783,102)	(12,264,630)

Total	(1,378,654)	2,652,592	(5,371,544)	436,002

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

24	Earnings (loss) per share

Basic: Earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period, excluding common shares purchased and held as treasury shares (shares in thousands).

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Net income (loss) attributable to shareholders	887,120	3,441,410	(317,881)	4,915,260

Weighted average common shares outstanding	2,944,426	2,944,426	2,944,426	2,944,316
Weighted average – treasury shares	(138,775)	(57,873)	(133,490)	(56,870)

Weighted average—common shares outstanding (basic)	2,805,651	2,886,553	2,810,936	2,887,446

Basic earnings (loss) per share—R$	0.32	1.19	(0.11)	1.70

Diluted: Diluted earnings (loss) per share is calculated by dividing net income (loss) of the period attributable to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the effects of all potential common shares that are dilutive and adjusted for treasury shares held. Since May 2015, the Company had only one category of potential common shares that would cause dilution: outstanding options to purchase stock (shares in thousands).

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Net income (loss) attributable to shareholders	887,120	3,441,410	(317,881)	4,915,260

Weighted average common shares outstanding (basic)	2,805,651	2,886,553	2,810,936	2,887,446
Dilutive effect of conversion of outstanding stock options	14,135	4,353	—	3,515

Weighted average—common shares outstanding (diluted)	2,819,786	2,890,906	2,810,936	2,890,961

Diluted earnings (loss) per share— R$	0.32	1.19	(0.11)	1.70

For the nine months ended September 30, 2016, 8,179,713 shares related to outstanding stock options have been excluded from the calculation of diluted weighted average common shares outstanding as the effect would be anti-dilutive.

25	Share-based compensation

The Company has a stock option plan settled in shares. The Company grants stock options to employees as an incentive intended to create a sense of ownership and personal involvement with the development and financial success of JBS. Executive officers, directors and general managers are eligible to receive stock options under the plan. The Company’s Chairman establishes the criteria of granting the options and selecting the employees. The number of grantable shares authorized under the plan is limited to 2% of the Company’s share capital, and is also limited to 0.4% of the increase in the Company’s share capital per year.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The fair value of employees’ services received in exchange for the stock option grants is recognized as an expense with the offset to capital reserve. The total amount of expense is recognized during the period in which the right to exercise the stock option is acquired, which generally occurs when the option vests, and is equal to the grant date fair value of the underlying options granted. The number of stock options that each employee is entitled was calculated based on the average of the Company’s stock price for the three months prior to the grant date. The stock option may only be exercised upon satisfaction of the service condition, and have the maximum term of ten years varying in accordance with each individual agreement. All options must be exercised by physical delivery of the shares of common stock.

At the reporting date, the Company reviews its estimate of the number of options, which will be exercised (not forfeited), and recognizes any impact from the change in estimate in the statement of income, with a corresponding adjustment to capital reserve within stockholders’ equity. The fair value of each stock option granted was estimated at the grant date based on the Black-Scholes-Merton pricing model. The primary assumptions considered in the model were:

Grants						Fair value assumptions
Year	Quantity of options	Fair value of the option	Exercise price in R$	Vesting term	Outstanding options at September 30, 2016	Risk free interest rate	Volatility	Share price on the grant date	Dividend Yield
2014	2,396,051	R$7.58 to R$9.99	0.00001	1 to 5 years	704,867	10.98% to 12.16%	42.16%	R$7.80 to R$10.10	1.05%
2015	1,916,859	R$15.36 to R$15.58	0.00001	1 to 3 years	1,195,854	13.25% to 13.68%	55.69%	R$15.66	0.72%
2016	9,782,629	R$5.46 to R$11.12	0.00001 to 7.50	Immediately vested and 1 to 3 years	6,278,992	12.66% to 14.16%	60.81% to 76.49%	R$10.32 to R$11.12	4.45%

Vesting term: Represents the minimum period for which the options may be exercised (vesting). The majority of beneficiaries of the 2014 programs, according to the Plan’s terms established with each beneficiary, may exercise the first installment, equal to 1/3 of the total of the options in the 1st year, in February of the following year, and the remaining options vest in installments of 1/3 each, in the 2nd and 3rd year, the other beneficiaries, may exercise the first installment, equal to 1/5 of the total of the options after the 1st year and the remaining options vest in installments of 1/5 each, after each following year until the 5th year. The 2016 and 2015 programs, follow the same criteria applied to the majority of 2014 programs. For the purpose of fair value calculations, it’s assumed that the beneficiaries will exercise their options as soon as allowed, as historically observed, such that the expected term equals the vesting term.

Risk free interest rate: The Company uses as a risk free interest rate the projection obtained from the Interpolation of the fixed x floating interest rate swap (BM&F’s index Pre x DI).

Volatility: The Company estimated the volatility of its own shares by calculating historical volatility over the expected term.

Dividends yield: The dividend yield was estimated based on the payment expectation of dividends per share for the next 12 months divided by the share price.

During the nine-month period ended September 30, 2016 and 2015, the expense with the JBS S.A. options plan totaled R$67,663 and R$24,345 respectively, recorded under the caption “General and administrative expenses” with the respective offset in “Capital Reserve”, in the accompanying consolidated statements of

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

income. PPC also recorded shared-based compensation for the nine-month period ended September 30, 2016 and 2015 under its share-based payment arrangements of US$5,404 and US$2,132, respectively.

26	Operating segments

Management has defined the reportable segments, based on the reports used to make strategic decisions by the Chief Operating Decision Maker (CODM), also known as our Chief Executive Officer (CEO), which are segmented based on product and geography.

The modalities of commercialized products include Beef, Chicken and Pork. Geographically, management considers the operational performance of its business in the USA (including Australia, Canada and Mexico), South America (Brazil, Argentina, Paraguay and Uruguay) and others (primarily Europe).

The Beef segment operates slaughter facilities, cold storage and meat processing operations for the production of beef preservatives, fat, feed and derivate products having locations in Brazil, the USA, Canada, Australia, Argentina, Uruguay and Paraguay.

The Chicken segment is represented by fresh products, chilled as a whole or in pieces, whose operations are located in the United States of America, Mexico, United Kingdom and Brazil, and sold to restaurant chains, food processors, distributors, supermarkets, wholesale and other retail distributors, and also exported to Eastern Europe (including Russia), the Eastern Hemisphere (including China) and other international markets.

The Pork segment operations consist of slaughter facilities, processing, cold storage of pork meat, which delivers fresh meat and the manufacturing of products and sub-products of the same origin. It operates in Brazil and the United States, addressing the U.S. domestic market as well as foreign markets. The products also include case-ready fresh meat.

Due to the significant percentage of business being derived from the above-mentioned reportable segments, the remaining segments and activities in which the Company operates are not significant and are presented as “Others”. In addition, intercompany segment business activities is eliminated.

The accounting policies of the operational segments are the same as described in these financial statements. The Company evaluates its performance per segment, which according to its accounting policies, are disclosed with the breakdown of net revenue, depreciation and operating income.

There are no revenues arising out of transactions with any single customer that represents 10% or more of total revenues. Net revenue presented below is from external customers.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The measure of segment profitability reviewed by our chief operating decision maker is operating income, which differs from operating profit as depicted on the consolidated statements of income (loss) in that it excludes certain reorganization, restructuring and non-recurring tax contingencies. In addition, operating income differs from net income (loss) in that it excludes both certain reorganization, restructuring and non-recurring tax contingencies, and finance income (expense), share of profit or loss of equity accounted investees or income tax (expense) benefit. The Company manages its loans and financing and income taxes at the corporate level and not by segment. The information per business operational segment, analyzed by the CODM, are as follows:

Segments presented by product for the nine-month period ended September 30, 2016 and 2015:
	Net revenue		Operating income (1)		Depreciation and amortization
	2016	2015	2016	2015	2016	2015
Beef	73,185,454	71,988,359	443,707	2,149,450	906,359	817,143
Chicken	32,443,874	28,466,094	2,459,849	4,431,090	1,794,781	1,351,629
Pork	15,104,919	8,400,143	1,263,374	728,850	282,961	135,480
Others	8,015,700	6,898,683	660,177	288,432	362,861	266,769

Total	128,749,947	115,753,279	4,827,107	7,597,822	3,346,962	2,571,021

Segments presented by product for the three-month period ended September 30, 2016 and 2015:
	Net revenue		Operating income (1)		Depreciation and amortization
	2016	2015	2016	2015	2016	2015
Beef	23,705,359	26,509,416	953,832	1,080,244	297,541	301,293
Chicken	10,059,801	10,864,006	606,511	1,550,295	556,909	507,363
Pork	4,827,070	3,198,323	512,300	213,508	90,526	51,026
Others	2,573,924	2,457,181	10,741	34,476	116,107	95,733

Total	41,166,154	43,028,926	2,083,384	2,878,523	1,061,083	955,415

Total assets by product:
	September 30, 2016	December 31, 2015
Beef	50,801,948	66,132,131
Chicken	26,094,225	30,391,861
Pork	10,594,678	13,647,227
Others	12,954,151	12,331,748

Total	100,445,002	122,502,967

Segments presented by geographic area for the nine-month period ended September 30, 2016 and 2015:
	Net revenue		Operating income (1)		Depreciation and amortization
	2016	2015	2016	2015	2016	2015
United States of America	87,357,076	79,543,622	2,955,058	4,971,130	1,889,413	1,467,252
South America	34,447,783	34,480,904	1,662,875	2,745,198	1,191,087	1,094,147
Others	6,945,088	1,728,753	209,174	(118,506)	266,462	9,622

Total	128,749,947	115,753,279	4,827,107	7,597,822	3,346,962	2,571,021

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Segments presented by geographic area for the three-month period ended September 30, 2016 and 2015:
	Net revenue		Operating income (1)		Depreciation and amortization
	2016	2015	2016	2015	2016	2015
United States of America	27,825,239	30,261,104	1,778,766	1,640,511	576,600	567,725
South America	11,366,877	12,159,188	265,706	1,296,955	408,162	383,781
Others	1,974,038	608,634	38,912	(58,943)	76,321	3,909

Total	41,166,154	43,028,926	2,083,384	2,878,523	1,061,083	955,415

Total assets by geographic area:
	September 30, 2016	December 31, 2015
United States of America	35,499,343	45,812,569
South America	59,304,067	68,234,984
Others	5,641,592	8,455,414

Total	100,445,002	122,502,967

(1)	Operating income is reconciled to consolidated net income (loss) as follows:

	Three-month period ended September 30,		Nine-month period ended September 30,
	2016	2015	2016	2015
Net income (loss)	955,234	3,558,047	(31,641)	5,338,364
Tax expense	(232,761)	1,980,444	(522,064)	2,717,062
Finance expense, net	1,378,654	(2,652,592)	5,371,544	(436,002)
Share of profit or loss of equity accounted investees	(8,314)	(16,478)	(13,958)	(48,273)
Restructuring, reorganization and other costs	(9,429)	9,102	23,226	26,671

Total	2,083,384	2,878,523	4,827,107	7,597,822

27	Expenses by nature

The Company’s policy is to present expenses by function on the consolidated statement of income (loss). Expenses by nature are disclosed below:

	Three-month period ended September 30,		Nine-month period ended September 30,
Classification by nature	2016	2015	2016	2015
Depreciation and amortization	(1,061,083)	(955,415)	(3,346,962)	(2,571,021)
Personnel expense	(4,820,151)	(4,378,852)	(14,989,003)	(11,519,696)
Raw material use and consumption materials	(32,864,275)	(34,391,690)	(104,670,054)	(92,773,101)

Classification by function	2016	2015	2016	2015
Cost of sales	(35,821,679)	(36,783,484)	(113,372,470)	(98,857,257)
Selling expense	(2,212,247)	(2,400,373)	(7,388,664)	(6,561,286)
General and administrative expenses	(1,039,415)	(975,648)	(3,184,932)	(2,763,585)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

28	Risk management and financial instruments

The Company uses the measurement principles described in Note 2 at each statement of financial position date in accordance with the guidelines established under IFRS for each classification type of financial assets and liabilities. The Company has not designated any of its derivatives as hedges.

Financial instruments:

Financial instruments are recognized in the consolidated financial statements as follows:

	Notes	September 30, 2016	December 31, 2015
Assets
Fair value through profit or loss
Financial investments and bank notes	4	2,980,930	8,067,833
Derivatives assets		29,931	737,891
Loans and receivables at amortized cost
Cash at banks	4	4,326,298	10,776,155
Trade accounts receivable	5	9,328,252	12,119,662
Related party receivables	9	1,199,130	1,968,043

Total		17,864,541	33,669,584

Liabilities
Liabilities at amortized cost
Loans and financing	14	(56,162,448)	(65,882,726)
Trade accounts payable	13	(9,454,514)	(12,421,018)
Other financial liabilities	18	(360,052)	(705,771)
Fair value through profit or loss
Other financial liabilities – contingent consideration	18	—	(430,000)

Total		(65,977,014)	(79,439,515)

During this period, there has been no reclassification between categories, shown in the table above.

a.	Fair value of assets and liabilities through profit or loss:

The Company determines fair value measurements in accordance with the hierarchal levels that reflect the significance of the inputs used in the measurement, according to the following levels:

Level 1—Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Level 2—Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

Level 3—Inputs used for fair value calculations which are not derived from an active market. The Company does not have any financial instruments that utilize level 3 inputs.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

	Current assets						Current liabilities
	Financial investments		CDB		Derivative assets		Moy Park contingent liability
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Level 1	32,986	3,782,534	—	—	—	—	—	—
Level 2	—	—	2,947,944	4,285,299	29,931	737,891	—	(430,000)
Level 3	—	—	—	—	—	—	—	—

b.	Fair value of assets and liabilities carried at amortized cost:

The fair value of the Notes under Rule 144-A and Regulation S are estimated using the closing sale price of these securities informed by a financial newswire on September 30, 2016 and December 31, 2015, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Company’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financing approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments.

The following details the estimated fair value of loans and financing:

Description	September 30, 2016			December 31, 2015
	Principal	Price (% of the Principal)	Market Value of the Principal	Principal	Price (% of the Principal)	Market Value of the Principal
JBS S.A. Notes 2016	—	—	—	513,583	103.00	528,990
Bertin Notes 2016	380,812	100.72	383,554	572,951	104.00	595,869
JBS S.A Notes 2020	3,246,200	105.13	3,412,730	3,904,800	97.00	3,787,656
JBS S.A Notes 2023	2,515,805	97.49	2,452,658	3,026,220	88.00	2,663,074
JBS S.A. Notes 2024	2,434,650	102.91	2,505,498	2,928,600	91.63	2,683,476
JBS Lux Notes 2020	2,272,340	103.14	2,343,691	2,733,360	100.00	2,733,360
JBS Lux Notes 2021	3,733,130	103.57	3,866,403	4,490,520	98.35	4,416,426
JBS Lux Notes 2024	2,434,650	99.83	2,430,511	2,928,600	89.50	2,621,097
JBS Lux Notes 2025	2,921,580	98.89	2,889,150	3,514,320	86.50	3,039,887
PPC Notes 2025	1,623,100	103.33	1,677,149	1,952,400	97.75	1,908,471
Moy Park Notes 2021	1,267,470	104.37	1,322,858	1,736,430	102.40	1,778,104

	22,829,737		23,284,202	28,301,784		26,756,410

Risk management:

The Company, during the regular course of its operations is exposed to market, credit and liquidity risks. These exposures are managed by the Company’s Risk Management Department, following directives from the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

The Risk Management Department is responsible for identifying all risk factors that may cause adverse financial results for the Company and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Company utilizes the use of Value at Risk analysis Methodology (VaR), at a confidence interval (C.I.) of 99% and a horizon of one day. These do not take into consideration the effects related to interest rating.

a.	Market risk:

The exposure to market risk is continuously monitored, especially for risks related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets, liabilities, future cash flows and net investments in foreign subsidiaries. In these cases, the Company may use financial hedge instruments, including derivatives, with the approval by the Board of Directors.

It is the function of the Risk Management Department to ensure that other areas are within the risk exposure limits set by Management to protect against volatility in price, centralize the exposures and apply the Financial and Commodities Risk Management Policy.

The Risk Management Department uses proprietary and third party information systems specifically developed to control and manage market risk, applying a stress scenario and VaR to measure the Company’s net exposure as well as the cash flow risk with the BM&FBovespa and the Chicago Mercantile Exchange.

a.1.	Interest rate risk

Interest rate risk relates to potentially adverse results that the Company may realize from changes in interest rates, which may be caused by economic crisis, changes in sovereign monetary policy, or market movements. The Company primarily has liabilities exposed to variable interest rates like the CDI (Certificado de Depósito Interbancário—Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo—Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES—BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others. The Company’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

For informational purposes and in accordance with our Financial and Commodities Risk Management Policy, the notional amounts of assets and liabilities exposed to floating interest rates are presented below:

	September 30, 2016	December 31, 2015
Liabilities and assets exposure to the CDI rate, net:
NCE / Compror / Others	(3,553,062)	(5,067,298)
CDB-DI	2,445,177	1,976,791
National treasury bill	32,986	3,428,732

Total	(1,074,899)	338,225

Liabilities exposure to the EURIBOR rate:
Working Capital – Euro	(204,902)	(99,766)
Finimp	(44,193)	—

Total	(249,095)	(99,766)

Liabilities exposure to the LIBOR rate:
Working Capital—USD	(488,596)	(208,817)
Pre-payment	(10,484,844)	(9,633,688)
Others	(23,647)	(4,683)

Total	(10,997,087)	(9,847,188)

Liabilities exposure to TJLP rate:
FINAME	(260,869)	(306,529)

Total	(260,869)	(306,529)

Liabilities exposure to UMBNDES:
CCB – BNDES	(21,974)	(41,591)

Total	(21,974)	(41,591)

Management believes that exposure to interest rate fluctuations does not have a significant effect on the Company’s results and does not use derivative financial instruments to manage this risk, except in specific situations that may arise.

Sensitivity analysis:

			Scenario (I) VaR 99% I.C. 1 day		Scenario (II) Interest rate variation - 25%		Scenario (III) Interest rate variation - 50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Increase	14.1300%	14.1945%	(693)	17.6625%	(37,971)	21.1950%	(75,942)
Euribor	Increase	(0.0640)%	(0.0640)%	—	(0.0480)%	(40)	(0.0320)%	(80)
Libor	Increase	1.5518%	1.5522%	(44)	1.9397%	(42,658)	2.3277%	(85,326)
TJLP	Increase	7.5000%	7.5014%	(4)	9.3750%	(4,891)	11.2500%	(9,783)
UMBNDES	Increase	0.0630	0.0646	(567)	0.0787	(5,493)	0.0945	(10,987)

				(1,308)		(91,053)		(182,118)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.	Exchange rate risk:

Exchange rate risk relates to potentially adverse results that the Company may realize from fluctuations in foreign currency exchange rates from economic crisis, sovereign monetary policy alterations or market movements. The Company has assets and liabilities exposed to foreign exchange rates, however the Company’s Financial and Commodities Risk Management Policy states these exposures should not always be netted, since other issues should be considered such as maturities mismatches.

The Risk Management Department enters into transactions with derivative financial instruments to protect financial assets, liabilities, future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of futures contracts, NDF’s (non-deliverable forwards), options and swaps that may be applied to hedge loans, investments, cash flows from interest payments, export estimates, acquisitions of raw material, and other transactions, whenever they are quoted in currencies different than the Company’s functional currency. The Company’s primary exposures to exchange rate risk are in US Dollars (USD), Australian Dollars (AUD), Canadian Dollars (C$), Euro (€) and the British Pound (£).

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at September 30, 2016 and 2015 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Company’s Financial and Commodities Risk Management Policy. The exposure is in relation to the Brazilian Reais. During the period between disclosure dates (September 30, 2016 and December 31, 2015) there were considerable changes in the use of foreign currency derivatives previously utilized as economic hedges of financial and commercial operations. The Company has reduced its derivative positions by not renewing contracts that were due March 31, 2016.

a.2.1	EXPOSURE to the US Dollar (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	1,053,808	3,589,259
Trade accounts receivable	3,256,831	3,107,239
Sales orders	1,753,102	2,650,165
Trade accounts payable	(202,495)	(223,876)
Purchase orders	(455,935)	(469,607)

Subtotal	5,405,311	8,653,180

FINANCIAL
Related party transactions (net)	(113,032)	81,055
Net debt in subsidiaries	(20,649,552)	(23,325,674)
Loans and financing	(26,686,573)	(29,668,891)

Subtotal	(47,449,157)	(52,913,510)

Total exposure	(42,043,846)	(44,260,330)

DERIVATIVES
Future contracts	—	23,557,854
Non Deliverable Forwards (NDF’s) (1)	88,557	23,668,231
Foreign currency swap (1)	—	421,718

Total of derivatives	88,557	47,647,803

NET EXPOSURE IN R$	(41,955,289)	3,387,473

(1)	Non Deliverable Forwards (NDF’s) and swaps are net cash settled at maturity. Swaps may have scheduled amortization and interest payments during the period.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to US Dollar):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	3.2462	3.3306	140,536	4.0578	1,351,411	4.8693	2,702,656
Financial	Depreciation	3.2462	3.3306	(696,780)	4.0578	(6,700,314)	4.8693	(13,399,803)
Derivatives	Appreciation	3.2462	3.3306	2,302	4.0578	22,141	4.8693	44,279

				(553,942)		(5,326,762)		(10,652,868)

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on equity	Exchange rate	Effect on equity	Exchange rate	Effect on equity
Net debt in foreign subsidiaries	Depreciation	3.2462	3.3306	(536,881)	4.0578	(5,162,706)	4.8693	(10,324,776)

				(536,881)		(5,162,706)		(10,324,776)

The Company includes the net debt of foreign subsidiaries in the disclosure of economic hedging exposure. Although these debts do not generate foreign exchange gains or losses since the debt is denominated in the functional currency of each country, these debt instruments are translated to Brazilian Reais upon consolidation and are therefore affected by exchange rate variation, which impacts the Company’s consolidated leverage ratios.

Derivatives financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Future Contracts BM&F	USD BRL	—	—	—	—	2,036,750	7,953,102	37,540
	USD BRL (DDI)	—	—	—	—	3,996,300	15,604,752	—
Non Deliverable Forwards	USD BRL	Long	27,530	89,368	1,811	6,061,317	23,668,231	63,184
	USD BRL	Short	(250)	(811)	—	—	—	—

			September 30, 2016					December 31, 2015
Instrument	Initial date	Expiry date	Notional (USD)	Notional (R$)	Variable component	Fixed component	Fair value	Notional (USD)	Notional (R$)	Variable component	Fixed component	Fair value
	05.20.14	10.29.18	—	—	—	—	—	50,000	195,240	204,885	(124,727)	80,158
	11.27.13	10.23.18	—	—	—	—	—	100,000	390,480	306,317	(190,483)	115,834
Swap (1)	04.10.14	10.15.18	—	—	—	—	—	149,800	584,939	560,064	(333,910)	226,154
	09.08.15	09.08.16	—	—	—	—	—	135,000	527,148	530,678	(531,106)	(428)

							—					421,718

(1)	A swap is an agreement whereby the Company makes a payment to or receives a payment from a counterparty for a net amount that is calculated as the difference between two components: (i) an amount in Brazilian Reals that is calculated as the USD notional amount times a fixed exchange rate set at inception of the agreement, and (ii) an amount in Brazilian Reals that is calculated as the USD notional amount times a variable exchange rate based on a current market rates at the time of the payment.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.2	EXPOSURE to C$ (Canadian Dollar) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	1,340	14,515
Trade accounts receivable	6,428	32,124
Trade accounts payable	—	(566)

Subtotal	7,768	46,073

Total exposure	7,768	46,073

DERIVATIVES
Future contracts	—	(5,071)
Non Deliverable Forwards (NDF’s)	(13,839)	(54,058)

Total derivatives	(13,839)	(59,129)

NET EXPOSURE IN R$	(6,071)	(13,056)

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to Canadian Dollar):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.4757	2.5393	200	3.0946	1,942	3.7136	3,884
Derivatives	Depreciation	2.4757	2.5393	(356)	3.0946	(3,460)	3.7136	(6,920)

				(156)		(1,518)		(3,036)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (CAD)	Notional (R$)	Fair value	Notional (CAD)	Notional (R$)	Fair value
Future Contracts BM&F	Canadian dollar	—	—	—	—	(1,800)	(5,071)	—
Non Deliverable Forwards	Canadian dollar	Short	(5,590)	(13,839)	97	(19,189)	(54,057)	1,281

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.3 EXPOSURE in € (EURO) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	17,754	56,509
Trade accounts receivable	157,934	412,257
Sales orders	351,287	345,473
Trade accounts payable	(55,446)	(138,741)
Purchase orders	(23,695)	(20,419)

Subtotal	(447,834	655,079

FINANCIAL
Related party transactions (net)	(60,199)	333,623
Loans and financing	(7,035)	—

Subtotal	(67,234)	333,623

Total exposure	380,600	988,702

DERIVATIVES
Future contracts	—	(660,937)
Non Deliverable Forwards (NDF’s)	44,785	50,274

Total derivatives	44,785	(610,663)

NET EXPOSURE IN R$	425,385	378,039

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to Euro):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	3.6484	3.5482	(12,299)	2.7363	(111,959)	1.8242	(223,917)
Financial	Appreciation	3.6484	3.5482	1,847	2.7363	16,809	1.8242	33,617
Derivatives	Appreciation	3.6484	3.5482	(1,230)	2.7363	(11,196)	1.8242	(22,393)

				(11,682)		(106,346)		(212,693)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (EUR)	Notional (R$)	Fair value	Notional (EUR)	Notional (R$)	Fair value
Future Contracts BM&F	Euro		—	—	—	(155,500)	(660,937)	(10,552)
Non Deliverable	Euro	Long	17,294	63,096	(2,899)	11,828	50,274	55
Forwards	Euro	Short	(5,019)	(18,311)	(3,249)	—	—	—

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.4 EXPOSURE in £ (British Pound) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	4,635	—
Trade accounts receivable	74,373	75,998
Sales orders	56,334	4,821
Trade accounts payable	(10,875)	(41)

Subtotal	124,467	80,778
Related party transactions (net)	(20,736)	—

Subtotal	(20,736)	—

Total exposure	103,731	80,778

DERIVATIVES
Future contracts	—	(38,491)
Non Deliverable Forwards (NDF’s)	(21,770)	(50,001)

Total derivatives	(21,770)	(88,492)

NET EXPOSURE IN R$	81,961	(7,714)

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to British Pound):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	4.2249	4.1013	(3,641)	3.1687	(31,116)	2.1125	(62,232)
Financial	Depreciation	4,2249	4.1013	607	3.1687	5,184	2.1125	10,368
Derivatives	Depreciation	4.2249	4.1013	637	3.1687	5,442	2.1125	10,885

				(2,397)		(20,490)		(40,979)

Derivatives financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (GBP)	Notional (R$)	Fair value	Notional (GBP)	Notional (R$)	Fair value
Future Contracts BM&F	British pound		—	—	—	(6,650)	(38,491)	—
Non Deliverable Forwards	British pound	Short	(5,153)	(21,770)	(847)	(8,639)	(50,003)	(238)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.5 EXPOSURE in ¥ (Japanese Yen) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	2,578	5,650
Trade accounts receivable	11,686	23,472
Sales orders	3,547	1,354
Purchase orders	(423)	—
Trade accounts payable	(26)	—

Total exposure	17,362	30,476

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(54,711)	(85,226)

Total derivatives	(54,711)	(85,226)

NET EXPOSURE IN R$	(37,349)	(54,750)

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to Japanese Yen):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.0321	0.0332	595	0.0401	4,327	0.0482	8,708
Derivatives	Depreciation	0.0321	0.0332	(1,875)	0.0401	(13,635)	0.0482	(27,441)

				(1,280)		(9,308)		(18,733)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (JPY)	Notional (R$)	Fair value	Notional (JPY)	Notional (R$)	Fair value
Non Deliverable Forwards	Japanese Yen	Short	(1,706,001)	(54,711)	55	(2,628,004)	(85,226)	(230)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

a.2.6 EXPOSURE in NZD (New Zealand Dollar) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	2,058	6,423
Trade accounts receivable	1,052	4,983
Trade accounts payable	(156)	(394)

Subtotal	2,954	11,012

Total exposure	2,954	11,012

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(5,710)	(7,540)

Total derivatives	(5,710)	(7,540)

NET EXPOSURE IN R$	(2,756)	3,472

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to New Zealand Dollar):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.3665	2.4284	77	2.9581	738	3.5498	1,477
Derivatives	Depreciation	2.3665	2.4284	(149)	2.9581	(1,427)	3.5498	(2,855)

				(72)		(689)		(1,378)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (NZD)	Notional (R$)	Fair value	Notional (NZD)	Notional (R$)	Fair value
Non Deliverable Forwards	New Zealand	Short	(2,413)	(5,710)	(36)	(2,822)	(7,541)	(1,109)

a.2.7 EXPOSURE in CHF (Swiss Franc) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Trade accounts payable	(7,351)	—

TOTAL EXPOSURE IN R$	(7,351)	—

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to Swiss Franc.):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Depreciation	3.3497	3.4452	(210)	4.1871	(1,838)	5,0246	(3,676)

				(210)		(1,838)		(3,676)

a.2.8	EXPOSURE in AUD (Australian Dollar) (amounts in thousands of R$):

	September 30, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	8,415	—
Trade accounts receivable	18,797	—
Sales order	2,319	—
Trade accounts payable	(6,119)	—

Total exposure	23,412	—

FINANCIAL
Loans and financing	(5,291)	—

Subtotal	(5,291)	—

Total exposure	18,121

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(7,457)	—

Total derivatives	(7,457)	—

NET EXPOSURE IN R$	10,664	—

Sensitivity analysis at September 30, 2016 (exchange rates are Brazilian Reais to Australian Dollar):

		Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$	Risk		Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.4895	2.4291	(568)	1.8671	(5,853)	1.2448	(11,706)
Financial	Depreciation	2.4895	2.4291	128	1.8671	1,323	1.2448	2,645
Derivatives	Depreciation	2.4895	2.4291	181	1.8671	1,864	1.2448	3,728

				(259)		(2,666)		(5,333)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Derivatives financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (AUD)	Notional (R$)	Fair value	Notional (AUD)	Notional (R$)	Fair value
Non Deliverable Forwards	Australian dollar	Short	(3,151)	(7,457)	(26)	—	—	—

b.	Commodity price risk

The Company operates globally across (the entire livestock protein chain, and related business) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans and energy especially in the American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies, and storage costs, among others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Company and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

Biological assets are a very important raw material used by the Company. In order to maintain future supply of these materials, the Company participates in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, the Company use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. The Company takes the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

b.1.	Positions in commodities (cattle) contracts

Given the nature of its operations, the Company is exposed to volatility in cattle prices, where price fluctuations arise from factors beyond the Company’s control, such as climate, cattle supply, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Company may use future contracts traded at the BM&FBovespa to balance these exposures.

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering any negotiated values and terms.

The Company’s exposure to cattle price fluctuation as of September 30, 2016 and December 31, 2015 are presented below in accordance with the Company’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

EXPOSURE in Commodities (Cattle)	September 30, 2016	December 31, 2015
Firm Contracts of cattle purchase	544,573	48,068

Subtotal	544,573	48,068

DERIVATIVES
Future contracts	(380,183)	(11,912)

Subtotal	(380,183)	(11,912)

TOTAL EXPOSURE	164,390	36,156

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) @ Variation - 25%		Scenario (ii) @ Variation - 50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income
Operational	Cattle depreciation	154.96	153.22	(6,128)	116.22	(136,143)	77.48	(272,287)
Derivatives of cattle	Cattle appreciation	154.96	153.22	4,278	116.22	95,046	77.48	190,092

				(1,850)		(41,097)		(82,195)

Derivatives financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Cattle	Short	6,142	(380,183)	(2,699)	241	(11,912)	(9)

b.2.	Positions in commodities (corn) derivative financial instruments of Seara Alimentos:

Seara Alimentos is exposed to the price volatility of corn, which changes based on factors beyond management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

Management’s estimate of the exposure risk to corn price changes at Seara Alimentos on September 30, 2016 and December 31, 2015 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

	Seara Alimentos
EXPOSURE in Commodities (Corn)	September 30, 2016	December 31, 2015
OPERATING
Purchase orders	179,739	469,607

Subtotal	179,739	469,607

DERIVATIVES
Non Deliverable Forwards (NDF’s)	26,463	—

Subtotal	26,463	—

TOTAL EXPOSURE	206,202	469,607

Sensitivity analysis:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation - 25%		Scenario (ii) Price variation - 50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			Seara Alimentos		Seara Alimentos		Seara Alimentos
Operational	Depreciation of price	(1.03)%	(1,851)	(25.00)%	(44,935)	(50.00)%	(89,870)
Derivatives	Depreciation of price	(1.03)%	(273)	(25.00)%	(6,616)	(50.00)%	(13,232)

			(2,124)		(51,551)		(103,102)

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Corn	Long	487	26,463	(1,044)	—	—	—

b.3.	Position balance in commodities derivative financial instruments of JBS USA:

Management believes that the quantitative figures regarding the risk exposure of the commodities prices changes in subsidiary JBS USA on September 30, 2016 and December 31, 2015 are accurately presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of exposure during the period.

	JBS USA
EXPOSURE in Commodities	September 30, 2016	December 31, 2015
OPERATIONAL
Forwards – commodities	4,887,109	5,294,296

Subtotal	4,887,109	5,294,296

DERIVATIVES
Future and option commodity contracts	(1,899)	9,692,155

Subtotal	(1,899)	9,692,155

TOTAL EXPOSURE	4,885,210	14,986,451

Sensitivity analysis:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation - 25%		Scenario (ii) Price variation - 50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			JBS USA		JBS USA		JBS USA
Operating	Commodities price depreciation	(1.03)%	(50,337)	(25.00)%	(1,221,777)	(50.00)%	(2,443,555)
Derivatives	Commodities price appreciation	(1.03)%	20	(25.00)%	475	(50.00)%	950

			(50,317		(1,221,302)		(2,442,605)

Derivative financial instruments breakdown:

			September 30, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Non Deliverable Forwards	Commodities	Short	(585)	(1,899)	39,195	2,482,113	9,692,155	232,632

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

c.	Credit risk

The Company is potentially subject to credit risk related to accounts receivable, investments and derivative contracts.

If the counter party of a financial position is a financial institution (investments and derivative contracts), the Company employs exposure limits set by the Risk Management Committee, based on the risk ratings (ratings) of specialized international agencies.

Amounts invested in private bonds (notably bank certificates of deposit) and receivables transactions contracted with banks must comply with the following table limits such that the total volume does not exceed a specified percentage of the equity of the financial institution (% Equity). Additionally, the maturity of the application should be no longer than the maximum horizon.

Category	% Equity	Maximum horizon
AAA	2%	5 years
AA	1%	3 years
A	0.5%	2 years
BBB	0.25%	1 year

The carrying value of financial assets that represent the most significant exposure to credit risk at the financial statement date were:

	Note	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	4	7,307,228	18,843,988
Trade accounts receivable	5	9,328,252	12,119,662
Related party receivables	9	1,199,130	1,968,043

		17,834,610	32,931,693

d.	Liquidity risk

Liquidity risk arises from the management of the Company’s working capital and the payment of financing costs and principal of debt instruments. It is the risk that the Company is unable to meet its financial obligations as they become due.

The Company manages its capital by focusing on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Company manages its liquidity risk mainly through evaluating its quick ratio, which is computed as cash plus financial investments divided by short-term debt. Liquidity is maintained by managing the overall leverage of the Company and monitoring the ratio of net debt to “EBITDA” at levels considered to be manageable for the continuity of operations.

Based on the analysis of these indicators, management of working capital has been defined to include the natural leverage of the Company at levels equal to or less than the leverage ratio that the Company would like to achieve.

JBS Foods International Predecessor

Notes to the Interim consolidated financial statements at September 30, 2016 (unaudited)

In thousands of Brazilian Reais (R$)

The index of liquidity and leverage at the consolidated level are shown below:

	September 30, 2016	December 31, 2015
Cash and cash equivalents	7,307,228	18,843,988
Loans and financing—Current	(17,556,786)	(20,906,613)
Quick ratio	0.42	0.9
Leverage indicator (*)	4.3x	3.1x

(*)	To calculate the leverage indicator the Company used the dollar and the euro correction rates of the last day of the year (closing rate). This criteria is intended to equalize the net debt and EBITDA at the same exchange rate.

The table below shows the contractual obligation amounts from financial liabilities of the Company according to their maturities:

	September 30, 2016
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	9,454,514	—	—	—	9,454,514
Loans and financing	17,556,786	5,642,247	16,052,619	16,910,796	56,162,448
Estimated interest on loans and financing(1)	2,772,224	4,229,777	3,057,648	2,480,393	12,540,042
Derivatives financing (liabilities) assets	(29,931)	—	—	—	(29,931)
Other financial liabilities	218,783	119,017	22,175	77	360,052

	December 31, 2015
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	12,421,018	—	—	—	12,421,018
Loans and financing	20,906,613	8,583,793	11,435,325	24,956,995	65,882,726
Estimated interest on loans and financing(1)	3,367,387	5,006,448	4,141,151	3,844,912	16,359,898
Derivatives financing liabilities	(315,745)	—	(422,146)	—	(737,891)
Other financial liabilities	901,916	129,194	66,711	37,950	1,135,771

(1)	Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at September 30, 2016 and December 31, 2015. Payments in foreign currencies are estimated using the September 30, 2016 and December 31, 2015 exchange rates.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at September 30, 2016 is R$ 72,390 (R$265,917 at December 31, 2015). This guarantee is larger than its collateral.

Other guarantees considered relevant are described in detail in the note for Loans and financing.

The Company and its subsidiaries have no guarantees received from third parties deemed relevant.

* * * * *

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

JBS Foods International Predecessor:

We have audited the accompanying consolidated statements of financial position of JBS Foods International Predecessor (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain consolidated companies, which statements reflect total net revenue constituting 27 percent, 31 percent, and 21 percent of the related consolidated total net revenue for 2015, 2014, and 2013, respectively, and total assets constituting 55 percent and 68 percent of the related consolidated total assets for 2015 and 2014, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International Predecessor as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

/s/ KPMG LLP

Denver, Colorado

August 5, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

JBS S.A.

São Paulo, Brazil

We have audited the accompanying statements of financial position of JBS S.A. (the “Company” or “JBS Foods International Predecessor”) as of December 31, 2015 and 2014, and the related statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. These separate financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the separate financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International Predecessor as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The separate financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, have been restated to reflect adjustments relating to goodwill, other comprehensive income, cash flows from operating activities and cash flows from financing activities as described in Note 2 to the separate financial statements.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo

August 5, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder

Seara Alimentos Ltda.

São Paulo, Brazil

We have audited the accompanying consolidated statements of financial position of Seara Alimentos Ltda. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seara Alimentos Ltda. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo

August 5, 2016

JBS Foods International Predecessor

Consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	18,843,988	14,910,427
Trade accounts receivable	5	12,119,662	9,577,548
Inventories	6	11,109,744	8,273,110
Biological assets	7	2,873,447	1,567,866
Recoverable taxes	8	2,874,987	2,300,624
Derivative assets	28	737,891	—
Prepaid expenses and others		1,250,319	912,657

TOTAL CURRENT ASSETS		49,810,038	37,542,232

NON-CURRENT ASSETS
Biological assets	7	1,100,353	633,689
Recoverable taxes	8	1,558,612	1,546,038
Related party receivables	9	1,968,043	370,072
Investments in associates and joint ventures	10	354,134	295,350
Property, plant and equipment	11	35,381,110	24,188,927
Intangible assets	12	6,892,534	2,404,487
Goodwill	12	24,411,441	13,213,701
Other non-current assets		1,026,702	2,121,092

TOTAL NON-CURRENT ASSETS		72,692,929	44,773,356

TOTAL ASSETS		122,502,967	82,315,588

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	December 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	13	12,421,018	6,942,933
Loans and financing	14	20,906,613	13,686,975
Accrued income and other taxes	16	843,919	749,759
Payroll and social charges	16	2,891,953	1,861,318
Dividends payable	17	1,103,308	484,013
Other financial liabilities	18	901,916	344,881
Derivative liabilities	28	—	241,899
Other current liabilities		1,068,740	556,223

TOTAL CURRENT LIABILITIES		40,137,467	24,868,001

NON-CURRENT LIABILITIES
Loans and financing	14	44,976,113	26,392,165
Accrued income and other taxes	16	297,138	244,416
Payroll and social charges	16	597,699	394,698
Other financial liabilities	18	233,855	490,461
Deferred income taxes	19	4,310,495	2,881,367
Provisions	20	1,533,100	705,844
Other non-current liabilities		795,722	465,606

TOTAL NON-CURRENT LIABILITIES		52,744,122	31,574,557

TOTAL LIABILITIES		92,881,589	56,442,558

EQUITY	21
Share capital – common shares		23,576,206	21,506,247
Capital reserve		112,341	303,131
Treasury shares		(903,571)	(451,700)
Retained earnings		4,838,003	4,349,692
Accumulated other comprehensive income (loss)		406,264	(1,603,042)

Attributable to controlling interests		28,029,243	24,104,328
Attributable to non-controlling interests		1,592,135	1,768,702

TOTAL EQUITY		29,621,378	25,873,030

TOTAL LIABILITIES AND EQUITY		122,502,967	82,315,588

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of income for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$) (except per share data)

	Note	2015	2014	2013
NET REVENUE	22	162,914,526	120,469,719	92,902,798
Cost of sales		(140,324,213)	(101,796,347)	(81,056,088)

GROSS PROFIT		22,590,313	18,673,372	11,846,710

General and administrative expenses		(4,092,056)	(3,715,697)	(2,435,909)
Selling expense		(9,377,895)	(7,154,335)	(5,262,199)

OPERATING EXPENSE		(13,469,951)	(10,870,032)	(7,698,106)

OPERATING PROFIT		9,120,362	7,803,340	4,148,604

Finance income	23	11,573,979	1,538,276	1,255,895
Finance expense	23	(12,874,595)	(5,175,896)	(3,636,226)

Finance expense, net		(1,300,616)	(3,637,620)	(2,380,331)

Share of profit of equity-accounted investees, net of tax	10	58,935	26,103	6,722

PROFIT BEFORE TAXES		7,878,681	4,191,823	1,774,995

Current income taxes	19	(2,979,735)	(1,656,879)	(166,231)
Deferred income taxes	19	229,701	(128,517)	(490,439)

		(2,750,034)	(1,785,396)	(656,670)

NET INCOME		5,128,647	2,406,427	1,118,325

ATTRIBUTABLE TO:
Controlling interests		4,640,114	2,035,910	926,907
Non-controlling interests		488,533	370,517	191,418

		5,128,647	2,406,427	1,118,325

Weighted average common shares outstanding (in thousands)
Basic	24	2,894,596	2,881,737	2,866,882
Diluted	24	2,898,331	2,884,173	2,866,882
Earnings per share – common shares (R$)
Basic	24	1.60	0.71	0.32
Diluted	24	1.60	0.71	0.32

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of comprehensive income for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	2015	2014	2013
Net income	5,128,647	2,406,427	1,118,325
Other comprehensive income
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation adjustments	2,675,752	473,653	786,371

Total other comprehensive income	2,675,752	473,653	786,371

Comprehensive income	7,804,399	2,880,080	1,904,696

Total comprehensive income attributable to:
Controlling interests	6,649,420	2,312,757	1,545,989
Non-controlling interests	1,154,979	567,323	358,707

	7,804,399	2,880,080	1,904,696

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of changes in equity for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	Share capital – common shares	Capital reserve	Treasury shares	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non-controlling interest	Total equity
DECEMBER 31, 2012		21,506,247	289,253	(776,526)	2,090,544	(2,498,971)	20,610,547	822,759	21,433,306

Net income		—	—	—	926,907	—	926,907	191,418	1,118,325
Foreign currency translation adjustments		—	—	—	—	619,082	619,082	167,289	786,371

Total comprehensive income		—	—	—	926,907	619,082	1,545,989	358,707	1,904,696

Acquisition or disposition of non-controlling interest without a change in control	21	—	9,070	—	—	—	9,070	—	9,070
Treasury shares issued in exchange for property		—	—	180,677	—	—	180,677	—	180,677
Declared dividends	17	—	—	—	(220,140)	—	(220,140)	—	(220,140)

DECEMBER 31, 2013		21,506,247	298,323	(595,849)	2,797,311	(1,879,889)	22,126,143	1,181,466	23,307,609

Net income		—	—	—	2,035,910	—	2,035,910	370,517	2,406,427
Foreign currency translation adjustments		—	—	—	—	276,847	276,874	196,806	473,653

Total comprehensive income (loss)		—	—	—	2,035,910	276,847	2,312,757	567,323	2,880,080

Acquisition or disposition of non-controlling interest without a change in control	21	—	3,894	—	—	—	3,894	—	3,894
Purchase of treasury shares	21	—	—	(64,235)	—	—	(64,235)	—	(64,235)
Treasury shares issued in acquisition	21	—	—	208,384	—	—	208,384	—	208,384
Stock option exercise		—	914	—	—	—	914	—	914
Declared dividends	17	—	—	—	(483,529)	—	(483,529)	—	(483,529)
Partial acquisition of a business		—	—	—	—	—	—	19,913	19,913

DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of changes in equity for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	Share capital —common shares	Capital reserve	Treasury shares	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non-controlling interest	Total equity
DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030
Net income		—	—	—	4,640,114	—	4,640,114	488,533	5,128,647
Foreign currency translation adjustments		—	—	—	—	2,009,306	2,009,306	666,446	2,675,752

Total comprehensive income		—	—	—	4,640,114	2,009,306	6,649,420	1,154,979	7,804,399

Pilgrim’s Pride share repurchase		—	(240,884)	—	—	—	(240,884)	(104,177)	(345,061)
Acquisition or disposition of non-controlling interest without a change in control	21	—	8,795	—	—	—	8,795	—	8,795
Purchase of treasury shares	21	—	—	(1,432,670)	—	—	(1,432,670)	—	(1,432,670)
Sale of treasury shares	21	—	—	982	—	—	982	—	982
Cancellation treasury shares	21	—	—	979,817	(979,817)	—	—	—	—
Stock option exercise		—	9,348	—	—	—	9,348	—	9,348
Share-based compensation	25	—	31,951	—	—	—	31,951	7,789	39,740
Declared dividends	17	—	—	—	(1,102,027)	—	(1,102,027)	—	(1,102,027)
Capitalization of reserves	21	2,069,959	—	—	(2,069,959)	—	—	—	—
Pilgrim’s Pride dividend to non-controlling interest	17	—	—	—	—	—	—	(1,235,158)	(1,235,158)

DECEMBER 31, 2015		23,576,206	112,341	(903,571)	4,838,003	406,264	28,029,243	1,592,135	29,621,378

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of cash flows for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	2015	2014	2013
Cash flows from operating activities
Net income		5,128,647	2,406,427	1,118,325
Adjustments for:
Depreciation and amortization	7,11,12	3,692,830	2,546,777	2,038,817
Allowance for doubtful accounts	5	20,851	(9,218)	11,459
Equity in earnings of associates and joint- ventures	10	(58,935)	(26,103)	(6,722)
(Gain) loss on sale of assets		(25,823)	1,905	7,984
Tax expense	19	2,750,034	1,785,396	656,670
Finance expense, net	23	1,300,616	3,637,620	2,380,331
Provisions	20	(23,752)	(104,597)	52,477
Share-based compensation	25	39,740	—	—
Gain on bargain purchase		—	—	(72,337)

		12,824,208	10,238,207	6,187,004
Changes in assets and liabilities:
Trade accounts receivable		1,046,543	241,816	(2,026,347)
Inventories		405,551	(890,300)	(142,024)
Recoverable taxes		(307,594)	(22,302)	(171,962)
Other current and non-current assets		(396,038)	(717,206)	(297,446)
Related party receivables		(1,380,683)	484,621	(84,879)
Biological assets		(1,272,239)	(720,305)	(338,899)
Trade accounts payable		1,370,182	1,113,016	340,744
Other current and non-current liabilities		(581,384)	68,243	279,063

		(1,115,662)	(442,417)	(2,441,750)
Interest paid		(4,144,834)	(2,635,839)	(2,089,504)
Interest received		970,690	556,265	575,992
Income tax paid		(2,530,300)	(918,124)	(88,348)

Net cash provided by operating activities		6,004,102	6,798,092	2,143,394

Cash flows from investing activities
Purchases of property, plant and equipment	11	(5,637,894)	(4,087,755)	(2,454,926)
Sales of property, plant and equipment	11	509,959	155,823	232,676
Proceeds from sale or redemption of investment securities		1,271,422	—	—
Acquisitions, net of cash acquired	3	(15,472,133)	(665,078)	(30,864)
Other		(46,612)	(38,356)	(7,083)

Net cash used in investing activities		(19,375,258)	(4,635,366)	(2,260,197)

The accompanying notes are an integral part of the financial statements.

JBS Foods International Predecessor

Consolidated statements of cash flows for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	2015	2014	2013
Cash flows from financing activities
Proceeds from loans and financing	14	46,945,857	24,655,475	21,703,197
Payments of loans and financing	14	(37,943,363)	(22,170,318)	(18,788,506)
Derivatives settled in cash	28	9,639,339	1,216,276	707,403
Dividends paid	17	(482,732)	(219,885)	(170,396)
Dividends paid to non-controlling interests	17	(1,235,158)	—	—
Stock option premium received upon exercise		9,348	3,132	—
Shares repurchased by subsidiary		(345,061)	—	—
Sales of treasury shares	21	982	—	—
Purchases of treasury shares	21	(1,432,670)	(64,235)	—
Acquisition or disposition of non-controlling interest without a change in control		8,795	3,894	9,070
Other		—	—	(2,365)

Net cash provided by financing activities		15,165,337	3,424,339	3,458,403

Effect of exchange variation on cash and cash equivalents		2,139,380	310,215	288,460

Net change in cash and cash equivalents		3,933,561	5,897,280	3,630,060
Cash and cash equivalents at the beginning of the year		14,910,427	9,013,147	5,383,087

Cash and cash equivalents at the end of the year		18,843,988	14,910,427	9,013,147

Non-cash transactions:
Contingent consideration related to the purchase of Moy Park		430,000	—	—
Acquisition of Zenda group and Seara Alimentos through assumption debt	3	—	—	(3,608,544)
Treasury shares issued as consideration for acquistions	3	—	(208,384)	—
Treasury shares used as consideration for fixed assets	11	—	—	(180,677)
Treasury shares cancellation	21	(979,817)	—	—
Dividends declared but not paid	17	(1,102,027)	(483,529)	(220,140)
Capitalization of reserve	21	(2,069,959)	—	—

The accompanying notes are an integral part of the financial statements.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

1	Reporting Entity

JBS S.A. (“JBS,” “Predecessor” or the “Company”) has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.” The Company’s registered office is Avenue Marginal Direita do Tiete, 500, Vila Jaguara, Sao Paulo, Brazil.

As of the date of authorization of these financial statements approximately 44% of the Company’s outstanding shares of JBS S.A. are held by FB Participações S.A. (“FB”), which is wholly-owned by J&F Investimentos S.A. (“J&F”) and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participações S.A. (“BNDESPar”), which is in turn wholly-owned by the Brazilian Economic and Social Development Bank (“BNDES”) and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A., with exception of the Brazilian beef business, will be contributed through a transfer of shares and net assets to JBS Foods International Besloten Vennootschap met Beperkte Aansprakelijkheid (“JBS Foods International B.V.” or “JBS Foods International”). JBS Foods International was established as a private limited liability company incorporated under the Dutch law on November 24, 2016 and is designated to become the SEC registrant (Foreign Private Issuer) issuing new shares. The Company meets the definition of a predecessor for the business activities of JBS S.A. being transferred in accordance with SEC Rule 405 of Regulation C under the U.S. Securities Act of 1933.

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, substantially all of the operating subsidiaries of JBS S.A. will become subsidiaries of JBS Foods International. It is expected that upon effectiveness of the transaction approximately 90% of the outstanding shares of JBS Foods International will be indirectly held by JBS S.A., while approximately 10% of the outstanding shares will be dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB, JBS Foods International will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

The issuance of these consolidated financial statements was authorized by the Board of Directors on August 3, 2016.

JBS and its subsidiaries (collectively, the “Group”) is the world’s largest protein company by revenue.

The financial statements presented herein include the Company’s individual operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Company’s main operating activities by entity and geographic location, as well as ownership percentage as of December 31, 2015, 2014 and 2013.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Main activities in Brazil

Description	Activities
JBS S.A. (Company)	- Beef processing: slaughter, cold storage and production of canned beef and beef by-products.
- Leather production, processing and commercialization.

-  Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, fatty acid, collagen and wrapper derived from cattle tripe; management of industrial residue; soybeans purchase and sale, tallow, palm oil, caustic soda, stearin, transportation services, dog biscuits, direct sales to customers of beef and related items by stores named “Mercado da Carne”; production, cogeneration and commercialization of electric power.

- Distribution centers and harbors.

Main activities outside of Brazil

Description	Activities	Ownership	2015	2014	2013
Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering and processing of broiler chickens and hogs; production and commercialization of beef and food products; and production of pet food and concentrates. - Distribution centers and harbors.	Direct	100%	100%	100%

Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	Indirect	50%	50%	50%

Enersea Comercializadora de Energia Ltda. (Enersea)	- Commercialization of electric power.	Indirect	99.99%	99.99%	99.99%

JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services	Direct	100%	100%	100%

Brazservice Wet Leather S.A (Brazservice)	- Production, processing and commercialization of wet blue leather.	Direct	100%	100%	100%

Tannery do Brasil S.A (Tannery)	- Production, processing and commercialization of wet blue leather.	Direct	99.51%	99.51%	99.51%

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Main activities outside of Brazil

Description	Activities	Ownership	2015	2014	2013
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef pork and lambs processing; - Slaughter, refrigeration, production and beef by-products; - Chicken processing: raising, slaughtering and processing of broiler chickens, production and commercialization of products derived from processing operations; - Cattle fattening services; - Transportation services.	Indirect	100%	100%	100%

JBS Argentina S.A. (JBS Argentina)	- Beef processing, production of canned goods, fat, pet foods and beef products.	Indirect	100%	100%	100%

JBS Global UK, Friboi (JBS Global UK)	- Fresh meat trading and processing for sale throughout the European Union.	Indirect	100%	100%	100%

JBS Toledo NV (Toledo)	- Trading operations for the European market; cooked frozen meat products; logistic operations; warehousing; customization and new product development.	Indirect	100%	100%	100%

JBS Paraguay S.A (JBS Paraguay)	- Beef processing.	Indirect	100%	100%	100%

Frigorífico Canelones S.A (Canelones)	- Beef processing.	Indirect	100%	100%	100%

Rigamonti Salumificio SpA (Rigamonti)	- Bresaola production and sale.	Direct	100%	100%	100%

Conceria Priante (Priante)	- Semi finished and finished leather production and commercialization.	Direct	100%	100%	100%

JBS Leather International (Leather International)	- Wet blue, semi-finished and finished leather production and commercialization.	Direct	100%	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading.	Indirect	100%	100%	100%

Moy Park Holdings (Europe) Limited (Moy Park)	- Production of fresh, high quality locally farmed poultry and convenience food products.	Direct	100%	0%	0%

2	Basis of presentation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The presentation of our financial condition and results of operation in accordance with IFRS requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by management.

Significant accounting policies related to property, plant and equipment, inventory, revenue recognition, reportable segments and borrowings are described within the primary footnotes of the financial statements.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

(a)	Accounting for business combinations and impairment of long-lived assets, goodwill and intangible assets

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in Note 12, including the acquisitions of Seara Alimentos, Primo, Cargill and Moy Park, among others as described in Note 3.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations”, the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. The acquisition price consists of cash paid, the fair value of equity issued and the fair value of contingent consideration. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized, however they should be tested annually for impairment generally at December 31.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in differences in the estimates of the value of assets acquired and liabilities assumed.

Assets and liabilities are initially recorded at our best estimate of fair value. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. When third parties are involved in developing these estimates, management evaluates the appropriateness of the significant inputs and assumptions used in the valuation estimates, which often involves an iterative process with the third party appraisers. We also evaluate the qualifications and reputation of the third party appraisers and assess the reasonableness of the overall fair value measurements through comparison to other acquisitions. Through this process, we obtain sufficient information to ascertain that the valuation methodologies used comply with IFRS 13 “Fair Value Measurement”.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The estimates of the fair value of assets acquired and liabilities assumed are adjusted during the measurement period (which shall not exceed one year, from the date of acquisition), or additional assets and liabilities are recognized to reflect new information relating to the facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. These adjustments are infrequent and have historically not been material.

For impairment testing, assets are grouped together into the group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units (CGUs). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

CGUs are tested for impairment annually or whenever events and circumstances indicate that the undiscounted cash flows to be generated by those CGUs are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in Note 12. We do not believe that there is a reasonable likelihood that there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to material impairment losses.

(b)	Biological Assets

Management uses estimates and judgments in determining the fair value of live assets, poultry and hogs, related to market prices, average lifecycle growth, as well as the laying and reproduction profile. Biological assets are generally carried at cost unless an active market exists. Market prices for cattle and hogs are based on the Company’s knowledge of a limited market for transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in Note 7.

(c)	Deferred and Current Income Taxes

We recognize deferred tax effects from tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations from the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and assess temporary differences that result from the different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review deferred tax assets for recoverability and will only recognize the asset if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and Current Income taxes are described in Note 19.

(d)	Provisions for Contingencies

The preparation of our financial statements requires management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements, as well as the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable. Reasonably possible losses are disclosed in the notes to these financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary. We discuss our material contingencies in Note 20 to our financial statements.

(e)	Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded at its fair value, plus any costs of the transaction that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measurement of financial instruments occurs as of each reporting date depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) non-derivative financial assets at fair value through profit or loss; (2) loans and receivables; (3) liabilities at amortized cost; and (4) derivative financial instruments. We have not designated any of our derivative instruments as cash flow hedges and therefore all fair value adjustments have been recorded in profit or loss for all periods presented.

Non-derivative financial assets at fair value through profit or loss: Financial assets are carried at their fair value if they are classified as held for trading or designated as such upon initial recognition. Financial assets are also designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair values in accordance with the Company’s documented risk management and investment strategy. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized as a finance expense for the period. The financial instruments classified in this category are “financial investments”.

Loans and receivables: Loans granted and receivables are financial assets with fixed or estimated payment amounts that are not quoted on an active market. Such assets are initially recognized at fair value plus any relevant transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on impairment. The main assets of the Company classified in this category are cash at banks, trade accounts receivable and related party receivables.

Liabilities at amortized cost: The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities are initially recognized on the trade date where the Company becomes a party to the contractual provisions of the instrument. Financial liabilities are derecognized when its contractual obligations are cancelled or expired. The Company has the following

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

non-derivative financial liabilities: loans and financing, trade accounts payable, debts with related parties, dividends payable, other financial liabilities and other payables.

Derivative financial instruments: Based on the Group’s risk management policy, the Company purchases financial derivatives instruments in order to minimize the risk of loss from exposures to fluctuations in exchange rates, interest rates, commodities prices, and other variability, which can affect the valuation of current and non-current assets and liabilities, future cash flow and profit. These financial instruments are recognized after the Company becomes a party to the contractual provisions of the instruments. Derivatives are initially measured at fair value and any directly attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value and changes thereafter are recognized in profit or loss. The fair value of derivative instruments is calculated by the Company’s treasury department, based on information regarding each contracted transaction and market information on the reporting dates such as interest rates and exchange rates. Amounts are classified in the statement of cash flows and statement of income consistent with the nature of the derivative instrument. The majority of gains and losses relate to the Company’s prior practice of entering into to derivative contracts to protect the Company against devaluation of the real, and have been recorded as a component of finance income (expense) as shown in Note 23.

Along with non-derivative financial assets and non-derivative financial liabilities, derivative assets and derivative liabilities are offset and the net amount is presented in the statement of financial position when the Company has a legally enforceable right to offset the amounts and intends to settle them on a net basis or realize the asset and liability simultaneously. Generally, our agreements with each counterparty specify that derivatives will be settled on a net basis. There are no significant amounts that do not meet these criteria and they are, therefore, presented on a gross basis in the statement of financial position. Derivative assets and liabilities, by type of contract, are presented in Note 28 in our financial statements.

(f)	Foreign currency translation

Functional and presentation currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. These consolidated financial statements are presented in Brazilian Reais (R$), which is the Company’s presentation and functional currency. All financial information is presented in thousands of Reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of each transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income (loss), under the caption “Finance income” or “Finance expense”.

Group companies with a different

Functional currency

The financial statements of subsidiaries located abroad are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from the Group’s presentation currency are translated into the presentation currency as follows:

(i)	assets and liabilities are translated at the current rate at the date of each closing period;

(ii)	income and expenses are translated at the monthly average rate; and

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

(iii)	all resulting exchange differences are recognized in accumulated other comprehensive income (loss), and are presented in the statement of comprehensive income from foreign currency translation adjustments.

(g)	Consolidated financial statements

The Company consolidates all majority-owned subsidiaries. The Company controls an entity when it is exposed or has the right to variable returns resulting from its involvement with an entity and it has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Consolidation is discontinued from the date that control ceases.

Investments in associates and joint ventures are recorded using the equity method. An associate is an entity over which the Company has significant influence, but does not exercise control. Joint ventures are all entities over which the Company shares control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expense transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by the Group and is presented in the financial statements as a part of shareholder’s equity, and the net income (loss) attributable to the entity is presented in the statement of income.

When the Company acquires or disposes of shares of an entity that it already controls, any gains or losses resulting from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis is recorded within the capital reserve, a component of shareholders’ equity.

(h)	New standards, amendments and interpretations that are not yet effective

The following new standards have been issued by the IASB but are not effective for 2015.

IFRS 9 “Financial instruments” addresses the classification and measurement of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI but not recycling. There is now a new expected credit loss model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and the hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually uses for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2018 and early adoption is permitted. The Company is currently assessing the standard’s full impact.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

IFRS 15, “Revenue from Contracts with Customers”, replaces IAS 11, “Construction Contracts”, IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a full retrospective and modified retrospective approach for the adoption. Under the modified retrospective approach entities will recognize transitional adjustments in retained earnings on the date of initial application (January 1, 2017), without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 15 and has not determined which transition method will be used.

IFRS 16 – “Leases”: This standard supersedes the existing standard on leasing, IAS 17 – Leases, and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 “Revenue from Contracts with Customers”. The Group is assessing the impacts of the adoption of IFRS 16 and has not defined the transition method that will be used.

There are no other IFRSs or IFRICs that are not yet effective that would be expected to have a material impact on the Group’s financial statements.

3	Business Combination

The Company applies the acquisition method to account for business combinations with entities not under common control. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the cash or equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from contingent consideration. Generally all identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values as of the acquisition date. The group recognizes any non-controlling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisitions costs are expensed as incurred.

Goodwill is initially measured as the excess of the consideration transferred and the fair value of any non-controlling interest in the acquiree (when applicable), and the fair value at the acquisition date of any previous equity interest in the acquisition, over the fair value of net assets acquired. When the consideration is less than the fair value of the net assets acquired, the gain is recognized directly in the statement of income of the period as ‘Bargain gain’.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The Company, and the acquiring subsidiaries as indicated, entered into the following business combinations during the years ending December 31, 2015, 2014 and 2013:

Acquired company	% of voting interests acquired	Acquiror	Date of acquisition	Background and rationale for acquisition	Goodwill tax deductible
Columbus Netherlands BV. (Zenda group)	100%	JBS S.A.	June 2013

- Operates in the leather/tannery sector with industrial sites in Uruguay, Argentine, Germany, South Africa and Mexico;

- It also has offices/warehouses in the US, Chile and Hong Kong;

- Zenda’s group acquisition makes JBS the largest leather processor in the world.

					No

Seara Holding Europe BV (Seara Alimentos)	100%	JBS S.A	September 2013

- Leader in the global food industry, mainly in the chicken and pork segment;

- Strong brand portfolio across value added food products and exports to more than 150 countries in six continents.

- Seara Alimentos’ acquisition makes JBS the largest chicken processor in the world.

					No
JBS Foods (Seara Alimentos)	100%
Excelsior Alimentos S.A. (Seara Alimentos)	64.57%

Comércio e Industria de Massas Alimentícias - Massa Leve Ltda. (Massa Leve)	100%	Seara Alimentos	June 2014

- Vertically integrated in foods industrialization and fresh pasta production business based in Rio Grande da Serra, Brazil;

- Production capacity of 6 tons per month in its plants;

- Massa Leve’s acquisition further strengthens JBS Foods strategic position in the Brazilian industrialized food market.

					No

Macedo Agroindustrial Ltda. (Macedo)	100%	JBS Aves	November 2014

- Vertically integrated in poultry business based in Curitiba, Brazil;

- Production capacity of 8,500 thousand birds per month in its 4 plants;

- Macedo’s further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

					No

AMSE02 Holding Ltda. (Big Frango)	100%	JBS Aves	February 2015

- Vertically integrated in poultry business based in Rolândia, Brazil;

- Production capacity of 7,920 thousands birds per month in its plant;

- Big Frango’s acquisition further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

					No (1)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Acquired company	% of voting interests acquired	Acquiror	Date of acquisition	Background and rationale for acquisition	Goodwill tax deductible

Australian Consolidated Food Holdings Pty. Limited (Primo)	100%	JBS Australia	March 2015

- Leadering producer of ham, bacon and small goods in Australia and New Zealand;

- Primo’s acquisition allows JBS Australia to expand its pork operations as well as entry into the consumer ready and value-added markets.

					No

Provemex Holding LLC (Tyson Mexico)	100%	Pilgrim’s Pride Corporation (PPC)	June 2015

- Vertically integrated poultry business based in Gomez Palacio, Durango, Mexico;

- Production capacity of three million birds per week in its three plants and employs more than 4,500 people in its plants, offices and seven distribution centers;

- Tyson Mexico’s acquisition further strengthens the PPC’s strategic position in the Mexican poultry market.

					No

Moy Park Holdings Europe Ltd. (Moy Park)	100%	JBS S.A.	September 2015

- Leader in high value added categories and a reference in the development and innovation of food products;

- Its customer base includes the main retailers and foodservice chains in UK and Continental Europe;

- Moy Park’s acquisition makes JBS the largest poultry processor in the world.

					No

Cargill Inc.’s U.S. pork business (Cargill)	100%	Swift Pork	October 2015

- Acquisition of two pork processing plants, five feed mills and four hog farms;

- Cargill Pork’s acquisition strengthens Swift Pork’s strategic position in the U.S. and enables expansion into hog production.

					Yes

FRS S/A Agroavícola Industrial (FRS)	100%	JBS Aves	December 2015

- Vertically integrated poultry business based in Porto Alegre, Brazil;

- Production capacity of 20,658 thousands of birds per month in its plants;

- FRS acquisition further strengthens JBS Foods’ strategic position in the Brazilian poultry market.

					No (1)

(1)	- Criteria for goodwill deductibility in Brazil: all goodwill generated in these business combinations in Brazil is eligible for tax deductibility, but it becomes effectively tax deductible only after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take the necessary steps in order to cause the goodwill arising from these acquisitions to be tax deductible.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The assets acquired and liabilities assumed in significant business combinations have been measured at their fair values as set forth below:

	Acquisitions in 2015
FAIR VALUE	Big Frango	Primo	Tyson Mexico	Cargill Inc.	Moy Park (2)	FRS
Cash and cash equivalents	18,746	15,168	17,173	—	732,196	636
Trade accounts receivable	76,402	356,662	74,999	310,456	373,530	—
Inventories	32,077	365,959	103,944	271,365	490,479	1,078
Biological assets	42,483	—	107,437	637,558	311,434	—
Other current and non-current assets	143,906	51,674	11,340	6,566	375,842	53,153
Property, plant and equipment	227,802	1,048,631	489,441	1,036,000	1,449,205	495,155
Intangible assets	156,318	551,696	81,943	911,618	2,164,568	221,333

ASSETS	697,734	2,389,790	886,277	3,173,563	5,897,254	771.355
Trade accounts payable	148,286	364,088	66,861	256,101	1,128,709	36,936
Loans and financing	553,345	—	—	—	1,877,720	—
Other liabilities	282,568	133,010	29,962	81,862	429,573	838,359
Deferred income taxes	89,353	4,556	99,119	—	680,560	206,291
Non-controlling interest	—	—	—	—	(4,480)	—

LIABILITIES	1,073,552	501,654	195,942	337,963	4,112,082	1,081,586
Net assets and liabilities	(375,818)	1,888,136	690,335	2,835,600	1,785,172	(310,231)
Acquisition price (1)	30,000	3,834,603	1,176,093	5,494,446	5,602,378	437,016

Goodwill	405,818	1,946,467	485,758	2,658,846	3,817,206	747,247

	Acquisitions in 2014		Acquisitions in 2013
FAIR VALUE	Massa Leve (3)	Macedo	Zenda group (4)	Seara Alimentos (4)
Cash and cash equivalents	1,463	14,729	29,193	101,550
Trade accounts receivable	38,442	117,993	68,774	733,888
Inventories	9,641	86,357	126,584	747,147
Biological assets	—	46,880	—	662,669
Other current and non-current assets	13,139	141,201	44,966	1,335,828
Property, plant and equipment	44,942	213,664	143,691	2,959,472
Intangible assets	44,179	25,812	—	1,563,379

ASSETS	151,806	646,636	413,208	8,103,933
Trade accounts payable	23,527	52,199	29,658	1,030,166
Loans and financing	13,971	116,126	142,931	2,310,616
Other liabilities	31,266	65,474	118,650	2,458,596
Deferred income taxes	21,381	23,985		164,357
Non-controlling interest	—	—	—	16,132

LIABILITIES	90,145	257,784	291,239	5,979,867
Net assets and liabilities	61,661	388,852	121,969	2,124,066
Acquisition price (1)	258,618	403,282	162,261	3,446,283

Goodwill	196,957	14,430	40,292	1,322,217

(1)	Acquisition price was settled with cash on hand, unless otherwise indicated below.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

(2)	The Moy Park acquisition purchase price includes the fair value of contingent consideration of R$430,000, which relates to an earn-out arrangement. The earn-out is payable in installments on March 31, 2016, June 30, 2016 and September 30, 2016 and is based on whether a quarterly EBITDA margin target (EBITDA/Net revenue) is met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016.
(3)	The Massa Leve acquisition price was paid with cash on hand and treasury shares on the amount of R$ 208,384, equivalent to 26,295,997 shares.
(4)	The Zenda group and Seara Alimentos Acquisition prices relates to the assumption of debt from the sellers in the total amount of R$3,608,544.

The individual net revenue and net income from the acquisition date through each period end for all business combinations are presented below:

	Net revenue			Net income (loss)
Company	From the acquisition date through each year ended on December 31,			From the acquisition date through each year ended on December 31,
	2013	2014	2015	2013	2014	2015
Zenda group	240,002	515,139	229,940	(22,083)	(21,342)	(21,166)
Seara Alimentos	2,891,651	12,890,298	18,715,125	(67,886)	963,412	1,627,557
Massa Leve	n/a	127,617	245,981	n/a	6,965	(3,246)
Macedo	n/a	108,616	1,323,402	n/a	7,445	182,084
Big Frango	n/a	n/a	1,040,296	n/a	n/a	190,362
Primo	n/a	n/a	2,903,436	n/a	n/a	22,654
Tyson Mexico	n/a	n/a	843,883	n/a	n/a	45,642
Cargill	n/a	n/a	1,006,791	n/a	n/a	41,977
Moy Park	n/a	n/a	1,925,773	n/a	n/a	68,377
FRS(1)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Acquired on December 31, 2015.

Pro-forma information:

Net sales and net income on a pro-forma basis assuming the acquisitions occurred at the beginning of the year of each acquisition are as follows:

	2015	2014	2013
Pro-forma net revenue	180,759,061	121,829,453	103,226,511
Pro-forma net income (loss)	7,956,447	4,144,107	37,769

This pro-forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations would have been had it completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Other transactions:

As set forth below, the Company completed other non-material acquisitions during the years ended December 31, 2015, 2014 and 2013. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill.

Company	Date of acquisition	% of voting interests acquired	Acquisition price (2)	Goodwill	Goodwill tax deductible
Agil Armazéns Gerais Imbituba Ltda	March 2013	100%	2,386	47	No (1)
Agrovêneto S.A. Indústria de Alimentos	March 2013	100%	108,564	33,618	No (1)
Capital Joy Holding Limited	July 2013	73%	50,657	12,710	No
Sul Valle Alimentos Ltda.	March 2014	100%	24,000	2,035	No (1)
Frinal Alimentos Ltda.	April 2014	100%	59,926	39,411	No (1)
Andrews Meat Industries	July 2014	80%	76,720	52,370	No
Avebom Indústria de Alimentos Ltda.	August 2014	100%	24,909	47,658	No (1)
Eleven Avícola Ltda.	September 2014	100%	7,800	2,874	No (1)
Novagro Indústria e Comércio Ltda.	October 2014	100%	39,154	24,180	No (1)
Conceria Priante S.p.A	March 2015	100%	39,529	16,509	No
Knox International Trading Co Pty Limited	June 2015	100%	7,810	18,579	No
Seara Norte Alimentos Ltda.	July 2015	100%	71,987	26,606	No (1)

(1)	Criteria for goodwill deductibility in Brazil: all goodwill generated in these business combinations in Brazil is eligible for tax deductibility, but it becomes effectively tax deductible only after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take the necessary steps in order to cause the goodwill arising from these acquisitions to be tax deductible.
(2)	Acquisitions were paid using cash on hand and the assumption of seller-financed notes.

4	Cash and cash equivalents

Cash and cash equivalents includes cash on hand and at banks, as well as financial investments with original maturities of three months or less. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value. Cash and cash equivalents consisted of the following:

	December 31, 2015	December 31, 2014
Cash on hand and at banks	10,776,155	8,368,528
CDB (bank certificates of deposit)	4,285,299	4,775,249
Money market funds	353,802	961,912
National treasury bills – Tesouro Selic	3,428,732	804,738

	18,843,988	14,910,427

The bank certificates of deposit (CDB) are held at high quality financial institutions and earn interest based on floating rates that approximate the overnight interbank lending rate (Certificado de Depósito Interbancário).

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Money market funds – Composed entirely of investments as part of a cash management service and are available on demand.

National treasury bilsl – Also known as Tesouro Selic, these are bonds from financial institutions having conditions and characteristics that are similar to the CDB’s.

5	Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less, the accounts receivable is classified as a current asset, otherwise the receivable is classified as non-current asset. Accounts receivable are presented at amortized cost less any impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the current exchange rate at the end of the reporting period. The age of accounts receivable along with the allowance for doubtful accounts are as follows at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Current receivables	9,906,767	8,305,274

Overdue receivables:
From 1 to 30 days	1,475,312	1,085,777
From 31 to 60 days	456,220	127,764
From 61 to 90 days	192,307	59,952
Above 90 days	355,789	191,148
Allowance for doubtful accounts	(266,733)	(192,367)

	2,212,895	1,272,274

	12,119,662	9,577,548

Within trade accounts receivable, the diversity of the portfolio contributes significantly to reduce the overall credit risk, but parameters have been put in place limiting the amount of credit is provided to customers based upon as required minimum financial ratios and analyses of the operational health of the customers, as well as references to credit monitoring entities.

The allowance for doubtful accounts is estimated based on an analysis of the age of the receivable balances. An allowance is recorded for long standing and overdue receivables, considering the probability of a loss based on historical experience. The resulting bad debt expense is recognized in the statement of income within “Selling Expense”. Below are the changes in the allowance for doubtful accounts:

	December 31, 2015	December 31, 2014
Opening balance	(192,367)	(210,443)
Additions	(60,989)	(2,674)
Exchange variation	(16,888)	(1,289)
Write-offs	3,511	22,039

Closing balance	(266,733)	(192,367)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

6	Inventories

Inventories are stated at the lower of the average cost of acquisition or production or realizable value.

	December 31, 2015	December 31, 2014
Finished products	6,786,778	5,426,529
Work in process	1,079,250	754,389
Raw materials	1,449,727	1,047,788
Warehouse spare parts	1,793,989	1,044,404

	11,109,744	8,273,110

7	Biological assets

Chicken and eggs

Current (consumable) – Refers to broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to produce fresh meat and/or commercialized products. Due to the broilers short development period, it is not possible to measure fair value reliably and therefore broilers are accounted for at acquisition cost plus the costs incurred during development which generally consists of feed and grower costs.

Non-current (bearer assets) – Refers to layer and breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks. The animals in this category are segregated between mature, when they are in the breeding stage and immature when they are under development. The costs associated with layer and breeder chickens are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce new assets (eggs) (mature). There is no active market for layer and breeder chickens. Amortization of the mature hen is included in cost of sales in the statement of income.

Cattle

Current (consumable) – Refers to owned cattle in feedlots (intensive) and cattle in pastures (extensive grass-fed cattle), which remains under development for 90 to 120 days.

Cattle are carried at market value due to the existence of active markets. The gain or loss in fair value of biological assets is recognized in the statement of income in the period in which it occurs as a reduction of (or increase in) gross revenue.

Hogs and lambs

Current (consumable) – Refers to hogs and lambs that will be slaughtered upon maturity. Hogs and lambs remain in development for a period of 170 to 175 days to eventually produce fresh meat and/or industrialized products. The fair value of these hog biological assets in Brazil is approximated by its acquisition cost plus costs incurred during the maturing period. In the U.S., an active market for live hogs exists and therefore these hog biological assets are carried at market value less costs to finish.

Non-current (bearer assets) – Refers to hogs that are intended for breeding which have an estimated useful life of 28 months. The costs associated with breeder hogs are accumulated up to the production stage and

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). There is no active market for breeder hogs. Amortization of the breeder hogs is included in cost of sales in the statement of income.

Current biological assets (consumable):	December 31, 2015		December 31, 2014
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Chicken	1,639,042	548,226	1,059,805	453,046
Hogs	530,848	2,542	396,371	2,348
Lambs	23,628	29	24,687	40

	2,193,518	550,797	1,480,863	455,434

Carried at market value:
Hogs	612,351	1,802	33,014	140
Cattle	67,578	22	53,989	25

	679,929	1,824	87,003	165

Total current:
Chicken	1,639,042	548,226	1,059,805	453,046
Hogs	1,143,199	4,344	429,385	2,488
Cattle	67,578	22	53,989	25
Lambs	23,628	29	24,687	40

	2,873,447	552,621	1,567,866	455,599

Non-current biological assets (bearer assets):	December 31, 2015		December 31, 2014
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Mature chickens (breeding stage), net of amortization	401,555	19,057	294,541	18,142
Immature chickens (in development)	510,077	16,499	271,935	13,978
Hogs	188,721	369	67,213	189

Total non-current:	1,100,353	35,925	633,689	32,309

Total of biological assets:	3,973,800	588,546	2,201,555	487,908

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Current	Non-current
Changes in biological assets:
Balance at December 31, 2013	1,419,343	496,903

Increase by reproduction (born) and costs to reach maturity	15,275,995	863,021
Reduction for slaughter, sale or consumption	(16,233,175)	(113,868)
Increase by purchase	590,401	247,478
Fair value adjustments	28,728	—
Changes from non-current to current	345,124	(345,124)
Decrease by death	(12,469)	(2,339)
Exchange rate variation	78,654	(10,084)
Amortization	—	(599,724)
Acquired in business combinations	75,265	97,426

Balance at December 31, 2014	1,567,866	633,689

Increase by reproduction (born) and costs to reach maturity	20,521,966	1,387,641
Reduction for slaughter, sale or consumption	(22,456,918)	(150,175)
Increase by purchase	1,465,658	495,259
Fair value adjustments	21,308	—
Changes from non-current to current	606,639	(606,639)
Decrease by death	(40,071)	(8,342)
Exchange rate variation	321,483	42,170
Amortization	—	(967,579)
Acquired in business combinations	865,516	274,329

Balance at December 31, 2015	2,873,447	1,100,353

8	Recoverable taxes

Recoverable taxes as of December 31, 2015 and 2014 was comprised of the following:

	December 31, 2015	December 31, 2014
Value-added tax on sales and services (ICMS / IVA / VAT / GST)	2,212,951	1,791,298
Excise tax – IPI	111,932	110,688
Social contribution on billings – PIS and COFINS	1,517,128	1,552,775
Withholding income tax – IRRF/IRPJ	456,788	265,826
Reintegration of the special tax value – Reintegra	49,002	49,648
Other	85,798	76,427

	4,433,599	3,846,662

Current	2,874,987	2,300,624
Non-current	1,558,612	1,546,038

	4,433,599	3,846,662

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Value-added tax on sales and services (ICMS / IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials from tax charges due on domestic sales. The Company carries a substantial balance of ICMS recoverable taxes in Brazil since exports are not subject to the tax. The Company expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate of tax and the effective rate for ICMS collection in the state of origin). These excess credits do not expire.

Excise tax – IPI: Refers to value added taxes incurred upon the production of foreign and domestic goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or can be reimbursed in cash.

Social contribution on billings – PIS and COFINS: Refers to value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such taxes are recovered through domestic sales in Brazil (as export sales are exempt from such taxes) and can be offset against other federal taxes. These social contribution on billings excess credits do not expire.

Withholding income tax – IRRF/IRPJ: Refers mainly to Brazilian withholding income tax levied on short-term investments, deductions, remaining foreign tax credits, prepayments of income tax and social contribution paid by estimate, which can be offset against income tax payable in each jurisdiction.

Reintegration of the Special Tax Values – Reintegra: Refers to tax incentives for exports. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain commercial products. The tax credit is refundable and therefore the Company expects to recover such tax credits in cash.

9	Related party transactions

The main balances of assets and liabilities, as well as the transactions resulting in income (loss) for any period, that relate to transactions between related parties arose from transactions at prices and conditions established between the related parties.

Included in loans and financing (see Note 14) are R$41,591 and R$57,080 at December 31, 2015 and 2014, respectively, of bank notes issued by BNDES (Brazilian Development Bank) to two of the Company’s subsidiaries, Seara Alimentos and Macedo. Outstanding borrowings under these notes bear interest at an average rate of 6.77% at December 31, 2015, and are payable on a monthly basis. The notes are due in 2017 and 2019 and may be pre-paid at any time without penalty.

Credits with related parties

	December 31, 2015	December 31, 2014
J&F Oklahoma	1,968,043	370,072

	1,968,043	370,072

The total amount of receivables from related parties were R$ 1,968,043 and R$ 370,072 as of December 31, 2015 and 2014, respectively, due to the use of a credit facility between the indirect subsidiary J&F Oklahoma (subsidiary of J&F Investimentos S.A., which is not consolidated in the Company) and JBS Five

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Rivers (subsidiary of JBS USA). The credit facility provides JBS Five Rivers with the ability to borrow up to USD675 million from J&F Oklahoma for the purchase of cattle to be kept in the JBS Five Rivers feed yards until ready for slaughter. Outstanding borrowings under this credit facility bear interest at 3.08%, which is payable on a quarterly basis, or at the time of any repayment of principal. No expense for doubtful accounts or bad debts relating to related-party transactions were recorded for the years ended December 31, 2015, 2014 or 2013.

Finally, JBS Five Rivers is the guarantor of a J&F Oklahoma revolving credit facility with financial institutions. The J&F Oklahoma credit line has total availability of USD1.4 billion and is guaranteed by the accounts receivable and inventories of J&F Oklahoma and also, by certain fixed assets, accounts receivable and inventories of JBS Five Rivers up to a value of USD250 million. Additionally, in the case of a J&F Oklahoma default under the revolving credit facility, and where the event of default is not covered by J&F Oklahoma’s collateral or a guarantee by J&F Oklahoma’s parent, JBS Five Rivers will be responsible for up to USD250 million of the secured loans. No consideration was received for this guarantee and the guarantee has not been recorded on our consolidated statement of financial position as the fair value is deemed insignificant. The guarantees granted between related parties are described in Note 14 on loans and financing.

JBS Five Rivers, JBS Australia and JBS Canada are party to commercial agreements with J&F Oklahoma, J&F Australia and J&F Canada, respectively, as follows:

a. cattle supply and feeding agreement: where JBS provides cattle fattening services to J&F and J&F pays JBS for the medicinal and feeding costs, including a daily yardage charge in line with market terms; and

b. sale and purchase cattle agreement whereby JBS is required to purchase from J&F a certain volume of animals per year. The minimum purchase commitments under those agreements are: i) JBS USA commitment of at least 800,000 animals/year, with a term lasting from 2009 through 2019, ii) JBS Australia commitment of at least 200,000 animals year, with a term lasting from 2011 through 2019, and iii) JBS Canada commitment of at least 50,000 animals/year, with a term lasting from 2013 through 2019.

During the year ended December 31, 2015, the amounts received under these commercial agreements were USD 895,151 thousand, and amounts paid were USD 3,476,432 thousand. During the year ended December 31, 2014, the amounts received under these commercial agreements were USD 999,828 thousand, and amounts paid were USD 3,349,920 thousand.

The Company purchases products from an associate, Vigor Alimentos. During the years ended December 31, 2015 and 2014, the Company paid R$856,441 and R$90,693, respectively, for these purchases. As of December 31, 2015 and 2014, payables on these purchases of R$293,857 and R$345, respectively, were included in trade accounts payable.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Remuneration of key management

The Company’s key management is comprised of its Executive Officers. The aggregate amount of compensation received by the Company’s key management during the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015	2014	2013
Salaries and wages	8,968	8,917	7,426
Variable cash compensation	2,500	1,300	—
Stock based compensation	2,500	1,900	—

	13,968	12,117	7,426

The Institutional Relations Executive Officer, Administrative and Control Director and Investor Relations Director are parties to the Brazilian employment contract regime called CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

Except for those described above, the other members of the Executive or Management Board are not party to any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT.

10	Investments in associates and joint ventures

The balance of investments in associates and joint ventures accounted for under the equity method at December 31, 2015 and 2014 was as follows:

	December 31, 2015	December 31, 2014
Investments in associates and joint ventures	354,134	295,350

The following is information related to investments of the Company in associates and joint ventures during the years ended December 31, 2015 and 2014:

2015	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associates:
Vigor Alimentos	19.43%	4,557,962	26,198	82,535	3,689	1,347,636	1,606,606	5,219,559	218,572
In joint ventures:
Meat Snack Partners	50.00%	83,946	—	—	—	52,793	83,944	323,708	33,466

2014	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associates:
Vigor Alimentos	21.12%	3,624,683	22,947	46,473	5,650	1,191,378	1,268,814	1,889,668	66,112
In joint ventures:
Meat Snack Partners	50.00%	56,909	—	—	—	35,912	54,651	259,865	3,024

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Balance at December 31, 2014	Addition (Disposal)	Changes in the Equity of investees	Proportionate share of income	Balance at December 31, 2015
Vigor Alimentos	268,026	(5,686)	7,620	42,202	312,162
Meat Snack Partners	27,324	(8,000)	5,915	16,733	41,972

Total	295,350	(13,686)	13,535	58,935	354,134

	Balance at December 31, 2013	Addition (Disposal)	Changes in the Equity of investees	Proportionate share of income	Balance at December 31, 2014
Vigor Alimentos	257,376	(3,316)	—	13,966	268,026
Meat Snack Partners	20,195	(3,000)	(2,008)	12,137	27,324

Total	277,571	(6,316)	(2,008)	26,103	295,350

11	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the purchase price of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to the Group and they can be measured reliably. The carrying amount of the replaced items or parts are deducted. All other repairs and maintenance are charged to the statement of income during the period in which they are incurred.

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, such that the value of cost less its residual value after the useful life is fully depreciated (except for land and construction in progress). Land is not depreciated.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

When an asset’s carrying amount is higher than its recoverable amount, the asset is written down immediately to the recoverable amount. The recoverable amount is the higher of the assets estimated of net selling price and value in use. There were no impairments recorded during the years ended December 31, 2015, 2014 or 2013.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within the statement of income.

The Company’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the market. When these assets are completed and placed in service, they are transferred to property, plant and equipment and depreciation commences.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

		December 31, 2015		Net amount
Description	Useful life	Cost	Accumulated depreciation	December 31, 2015	December 31, 2014
Buildings	5 to 50 years	15,502,166	(3,750,771)	11,751,395	7,858,691
Land	—	3,774,251	—	3,774,251	2,924,334
Machinery and equipment	5 to 25 years	22,207,100	(10,597,497)	11,609,603	8,051,993
Facilities	5 to 20 years	2,513,824	(771,523)	1,742,301	1,461,506
Computer equipment	2 to 7 years	728,934	(447,820)	281,114	198,991
Vehicles	2 to 10 years	1,046,826	(492,360)	554,466	526,763
Construction in progress	—	4,681,002	—	4,681,002	2,457,998
Other	5 to 15 years	1,732,691	(745,713)	986,978	708,651

		52,186,794	(16,805,684)	35,381,110	24,188,927

Changes in property, plant and equipment:

Description	December 31, 2014	Acquired in business combination (1)	Additions (2)	Disposals	Depreciation	Exchange rate variation and others	December 31, 2015
Buildings	7,858,691	2,078,411	964,334	(176,405)	(482,397)	1,508,761	11,751,395
Land	2,924,334	374,937	184,367	(41,512)	—	332,125	3,774,251
Machinery and equipment	8,051,993	1,967,504	1,996,114	(39,658)	(1,579,501)	1,213,151	11,609,603
Facilities	1,461,506	60,731	350,201	(2,961)	(128,034)	858	1,742,301
Computer equipment	198,991	52,691	106,862	(311)	(94,192)	17,073	281,114
Vehicles	526,763	62,368	127,238	(77,489)	(100,485)	16,071	554,466
Construction in progress	2,457,998	172,156	1,738,201	—	—	312,647	4,681,002
Other	708,651	67,233	170,577	(145,800)	(110,831)	297,148	986,978

	24,188,927	4,836,031	5,637,894	(484,136)	(2,495,440)	3,697,834	35,381,110

Description	December 31, 2013	Acquired in business combination (1)	Additions (2)	Disposals	Depreciation	Exchange rate variation and others	December 31, 2014
Buildings	7,369,250	163,262	347,981	(20,444)	(349,085)	347,727	7,858,691
Land	2,399,488	34,461	469,350	(6,959)	—	27,994	2,924,334
Machinery and equipment	7,337,010	132,992	1,504,587	(62,588)	(1,139,136)	279,128	8,051,993
Facilities	1,195,665	15,594	357,851	(10,066)	(100,126)	2,588	1,461,506
Computer equipment	200,588	1,247	67,568	(608)	(75,311)	5,507	198,991
Vehicles	352,418	1,579	305,383	(52,020)	(84,086)	3,489	526,763
Construction in progress	1,430,774	6,813	944,561	—	—	75,850	2,457,998
Other	655,423	17,807	90,474	(5,043)	(83,852)	33,842	708,651

	20,940,616	373,755	4,087,755	(157,728)	(1,831,596)	776,125	24,188,927

(1)	Refers to balances arising from business combination as stated in Note 3.
(2)	Additions for each category includes transfer from construction in progress during the year.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

12	Intangible assets and goodwill

Intangibles

Intangible assets are carried at acquisition cost, net of accumulated amortization and impairment, if applicable. Intangible assets are recognized when it is expected that the assets will derive future economic benefits, taking into consideration the intangible assets’ economic and technological viability. Intangible assets are primarily comprised of trademarks, water and mineral rights, software and others.

Intangible assets with finite useful lives are amortized over its period of effective use or based on a method that reflects the consumption of its economic benefits. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

The carrying value of indefinite-lived intangible assets, which relate to trademarks, are reviewed at least annually for impairment or more frequently if events or changes in circumstances indicate that the assets may be impaired. If impairment exists, a loss would be recorded to write down the indefinite-lived assets to their recoverable amount.

Management deemed that certain trademarks are indefinite life intangible assets due to verifiable history and expected use of the asset by the Company. The trademarks acquired have no legal, regulatory or contractual limits linked, and do not depend on the useful life of any asset or group of assets as they existed independently for a substantial time prior to the acquisitions, and they are not related to sectors subject to technological obsolescence or other forms of deterioration in value.

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques and often involve the use of third party valuation firm’s expertise in the calculation of discounted estimates of cash flows. Intangible assets at December 31, 2015 and 2014 comprised of the following:

		Net amount
	Useful life	December 31, 2015	December 31, 2014
Trademarks	Indefinite	3,961,742	1,126,104
Trademarks	2 to 20 years	46,591	21,631
Software	2 to 5 years	87,733	52,780
Water and mineral rights	Until 17 years	131,581	90,346
Client portfolio	4 to 20 years	2,657,261	1,107,952
Other	2 to 15 years	7,626	5,674

		6,892,534	2,404,487

Goodwill

Goodwill represents the positive difference between consideration given to purchase a business and the net fair value of assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the accompanying consolidated statement of financial position. Goodwill is related to an expectation of future earnings of the acquired subsidiary and synergies after assets and liabilities are consolidated with the Company.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Goodwill is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into CGU’s for purposes of impairment testing. Any impairment loss is recognized immediately in the consolidated statement of income and cannot be reversed.

Upon the sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

Changes in intangible assets and goodwill

	December 31, 2014	Acquired in business combination (1)	Additions	Disposals	Amortization	Exchange rate variation and others	December 31, 2015
Amortizing:
Trademarks	21,631	22,617	—	—	(9,592)	11,935	46,591
Software	52,780	495	59,838	(3,152)	(23,706)	1,478	87,733
Water and mineral rights	90,346	—	—	—	(150)	41,385	131,581
Client portfolio	1,107,952	1,444,745	—	—	(194,623)	299,187	2,657,261
Other	5,674	2,716	6,007	(2,395)	(1,740)	(2,636)	7,626
Non-amortizing:
Goodwill	13,213,701	10,104,457	—	—	—	1,093,283	24,411,441
Trademarks	1,126,104	2,619,736	—	—	—	215,902	3,961,742

	15,618,188	14,194,766	65,845	(5,547)	(229,811)	1,660,534	31,303,975

	December 31, 2013	Acquired in business combination (1)	Additions	Disposals	Amortization	Exchange rate variation and others	December 31, 2014
Amortizing:
Trademarks	7,438	5,962	—	—	(4,208)	12,439	21,631
Software	34,672	2,852	34,190	(974)	(16,546)	(1,414)	52,780
Water and mineral rights	74,844	—	6,216	—	(104)	9,390	90,346
Client portfolio	1,109,271	51,614	—	—	(93,658)	40,725	1,107,952
Other	6,108	1,136	70	(1,146)	(941)	447	5,674
Non-amortizing:
Goodwill	12,877,326	379,915	—	—	—	(43,540)	13,213,701
Trademarks	1,133,763	44,798	—	—	—	(52,457)	1,126,104

	15,243,422	486,277	40,476	(2,120)	(115,457)	(34,410)	15,618,188

(1)	Refers to balances arising from business combination as stated in Note 3.

Impairment test of goodwill

At December 31, 2015 and 2014, the Company tested the recovery of the goodwill of each of its CGU groups using the concept of value in use through discounted cash flow models. The determination of the value in use involves using assumptions about cash flows, such as rates of revenue growth, costs and expenses, capital expenditures, working capital and discount rates.

Management projects cash flows for a period of 10 years for the Brazil Beef and USA Pork CGU groups in order to better reflect the long cycle characteristic of the CGU groups relative to the life span of the

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

livestock used in production. The terminal value was assigned based on an expected growth rate into perpetuity for the CGU groups. Weighted average rate of the cost of capital (WACC), or discount rate, was estimated on a post-tax basis based on the historical industry performance relative to each CGU group and external sources of information regarding market risks.

For the purposes of impairment testing, CGUs have been aggregated into the following groups that have significant goodwill:

CGU Groups	2015	2014
Brazil Beef (1)	9,069,926	9,069,926
Australia Smallgoods	2,216,380	—
Moy Park	3,679,084	—
USA Pork	2,692,774	—
Seara	3,523,507	2,335,550
Other CGUs groups without significant goodwill	3,229,770	1,808,225

Total	24,411,441	13,213,701

(1)	In addition to the South America Beef goodwill, indefinite lived intangibles related to such CGU group is R$ 452,878 at December 31, 2015 and 2014, respectively.

For Brazil Beef, Australia Smallgoods, USA Pork and Seara CGU groups, management has identified that a reasonably possible change in discount rate could cause the carrying amount to exceed the recoverable amount. For the Brazil Beef, Australia Smallgoods and USA Pork CGU groups, an increase in the discount rate of 3.2% and 3.9% as of December 31, 2015 and 2014, respectively, would result in the estimated recoverable amount to equal the carrying amount. For the Seara CGU group, an increase in the discount rate of 6.1% and 8.4% as of December 31, 2015 and 2014, respectively, would result in the estimated recoverable amount to equal the carrying amount.

Brazil Beef

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from external and internal sources.

In percent	2015	2014
Discount rate	9.8	9.6
Terminal value growth rate	3.5	3.5
Estimated EBITDA growth rate (average for the next 10 years)	12.0	11.2

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from beef operations in Brazil. Revenues growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities, and price increases/decreases based on estimates of inflation for the domestic market and exchange rate variation for exports.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of the primary raw materials, especially cattle. In addition, we considered efficiency improvements related to the integration of acquisitions.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the year ended December 31, 2015 and 2014, estimated value in use exceeded the carrying amount of the CGU group.

Australia Smallgoods

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015
Discount rate	11.5
Terminal value growth rate	2.5
Estimated EBITDA growth rate (average for the next 5 years)	14.5

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from beef operations in Australia, which consists of the operations of Primo which was acquired in 2015. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities and price increases/decreases based on estimated inflation.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of the primary raw materials, especially cattle. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of the CGU group.

USA Pork

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015
Discount rate	12.0
Terminal value growth rate	2.0
Estimated EBITDA growth rate (average for the next 10 years)	7.3

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from pork operations in the U.S., including the operations of Cargil’s acquired in 2015. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities and prices increases/decreases based on estimated inflation.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of primary raw materials, especially hogs and grains. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of the CGU group.

Seara

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015	2014
Discount rate	12.7	11.1
Terminal value growth rate	4.5	4.5
Estimated EBITDA growth rate (average for the next 10 years)	9.5	14.0

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue include sales from pork, chicken and processed food operations in Brazil. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity the related utilization of facilities and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trend in the price of primary raw materials, especially grains. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the years ended December 31, 2015 and 2014, estimated value in use exceeded the carrying amount of the CGU group.

Management has identified that a reasonably possible change in discount rate, greater than the range assumed, could cause the carrying amount to exceed the recoverable amount. For this CGU group, management has identified that a reasonably possible change in discount rate could cause the carrying amount to exceed the recoverable amount. An increase in the discount rate of 6.1% and 8.4% as of December 31, 2015 and 2014, would result in the estimated recoverable amount to equal the carrying amount.

Moy Park

In September 2015 the Company concluded the Moy Park acquisition. At that time the Company produced a 5 years discounted cash flow model assuming management of Moy Park’s assumptions. The key assumptions used in the estimation of the recoverable amount are set out below. These key assumptions were not modified for the impairment test conducted at December 31, 2015 given the proximity to the acquisition date

In percent	2015
Discount rate	7.2
Terminal value growth rate	3.0
Estimated EBITDA growth rate (average for the next 5 years)	5.8

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

13	Trade accounts payable

Trade accounts payable correspond to the amounts owed to suppliers in the ordinary course of business. If the payment period is equivalent to one year or less, the amount is classified as current liabilities, otherwise the corresponding amount is classified as non-current liabilities. Accounts payable are recognized initially at their fair value and are subsequently measured at amortized cost using the effective interest method. Accounts payable by major type of supplier at December 31, 2015 and 2014 is as follows:

	December 31, 2015	December 31, 2014
Commodities	4,420,853	2,903,724
Materials and services	7,487,743	3,755,967
Finished products	512,422	283,242

	12,421,018	6,942,933

14	Loans and financing

Loans and financing are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, when applicable. Subsequent to the initial recording of loans and financing, charges, interest and monetary and exchange rate variation incurred that become contractually due are included in the balance, until the end of each period. Below is a chart showing the Company’s loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. Current amounts include accrued but unpaid interest at period-end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

	Average annual interest rate	Currency	Indexer	Payment terms - non-current debt	Current		Non–current
Type					December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Foreign currency
ACC – Advances on exchange contracts	2.61%	USD	—	*	10,022,326	6,456,114	—	—
Prepayment	4.04%	USD	Libor	2016-19	4,628,813	2,032,200	4,161,312	2,180,904
144–A – Bonds	7.46%	USD	—	2016-24	1,304,101	243,038	9,826,060	10,075,940
Credit note – import	3.28%	USD	Libor	*	196,007	17,029	—	—
Credit note – export	8.58%	USD	—	*	81,413	166,640	—	54,777
FINIMP	3.67%	EUR	Euribor	2018	151	—	14,278	—
					16,232,811	8,915,021	14,001,650	12,311,621
Local currency
FINAME	5.94%	BRL	TJLP	2016-25	90,056	109,856	217,962	288,529
JBS Mortgage	5.80%	USD	—	2020	660	29,101	8,665	6,338
Senior Secured Credit Facility JBS Lux	3.40%	USD	Libor	2019	2,038	507	—	335,024
Term loan JBS Lux 2018	3.80%	USD	ABR and Libor	2018	10,152	10,189	1,573,908	1,075,086
Term loan Five Rivers 2019	2.70%	USD	Libor	2019	20,313	13,831	349,749	250,697
Notes 8,25% JBS Lux 2020	8.25%	USD	—	2020	92,079	63,064	2,694,562	1,826,493
Notes 7,25% JBS Lux 2021	7.25%	USD	—	2021	24,417	17,225	4,424,697	3,001,673
Notes 5,875% JBS Lux 2024	5.87%	USD	—	2024	77,905	59,820	2,906,151	1,975,066
Notes 5,75% JBS Lux 2025	5.75%	USD	—	2025	7,298	—	3,482,758	—
Notes 5,75% PPC 2025	5.75%	USD	—	2025	32,121	—	1,934,614	—
PPC Term Loan	1.63%	USD	Libor	2020	1,050	—	1,912,138	—
PPC US bonds	—	USD	—	2015	—	449	—	9,342

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Average annual interest rate	Currency	Indexer	Payment terms - non-current debt	Current		Non–current
Type					December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Plainwell Bond	4.39%	USD	—	2019	8,391	5,533	24,042	21,834
Marshaltown	2.34%	USD	—	2018	66	—	37,709	25,675
Working capital line of credit – Brazilian Reais	16.57%	BRL	CDI and UMBNDES	2016-21	848,404	1,050,457	330,900	1,083,081
Working capital – US Dollars	3.70%	USD	Libor and Euribor	2020	417,684	286,365	131,787	29,883
Working capital – Euros	2.55%	EUR	Euribor	2022-23	235,049	162,874	107,035	35,421
Working capital – Argentine pesos	17.87%	ARS	—	*	2,837	3,096	—	2,689
Credit note – export	15.24%	BRL	CDI	2017-20	1,597,890	1,742,824	2,299,818	2,464,580
Credit note – import	2.78%	USD/EUR	Libor and Euribor	*	351,746	244,127	—	—
FCO – Middle West Fund	10.00%	BRL	—	2018	1,879	1,636	3,548	4,645
FNO – North Fund	—	BRL	—	2015	—	4,053	—	8,678
CDC – Direct credit to consumers	1.21%	BRL	—	2017-20	2,114	9,270	2,195	2,628
FINEP	7.02%	BRL	—	2019-21	11,542	5,719	80,796	92,154
Rural – Credit note	—	BRL	—	2015	—	203,829	—	4,008
ACC – Advances on exchange contracts	3.56%	USD	Libor	*	1,308	4,407	—	—
Rural – Credit note	6.70%	BRL	-	2016-17	509,288	442,225	—	—
Term loan JBS Lux 2020	3.80%	USD	ABR and Libor	2020	34,073	14,787	1,874,995	1,285,994
CCB – BNDES	6.77%	BRL	TJLP and UMBNDES	2017-19	22,679	23,275	18,912	33,805
Moy Park Notes 2021	6.25%	GBP	—	2021	10,436	—	1,701,973	—
Debentures	—	BRL	—	—	—	245,286	—	—
Term Loan JBS Lux 2022	4.00%	USD	ABR and Libor	2022	40,872	—	4,579,561	—
Canadian credit facility & revolving credit facility	4.50%	CAD/USD	CDOR, RBC and LIBOR	2018	472	141	230,426	174,207
Canadian credit facility term loan	3.65%	CAD	—	2018	2,745	2,149	38,810	33,558
Canadian bank facility	3.50%	CAD	—	2018	13,058	2,869	—	—
Credit note LCAL	—	AUD	—	2015	—	32	—	9,456
Andrews Meat secured facility	3.30%	AUD	BBSY	*	34,073	12,941	—	—
Mexican credit facility	4.30%	MEX$	TIEE	2017	112,447	—	—	—
Others	1.34%	GBP	—	2019	56,660	17	6,752	—

					4,673,802	4,771,954	30,974,463	14,080,544

					20,906,613	13,686,975	44,976,113	26,392,165

(*)	Balances at December 31, 2015 payable in the next 12 months.

Annual average rate: Refers to the weighted average nominal cost of interest on the reporting date. The loans and financing accrue interest at fixed rates or variable rates indexed to: CDI (Certificado de Depósito Interbancário – Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others.

As of December 31, 2015 and 2014, the availability under our revolving credit facilities was USD1,645 million and USD1,463 million, respectively.

The Company was in compliance with all of its restrictive covenants at December 31, 2015 and 2014.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	December 31, 2015	December 31, 2014
2016	—	4,625,423
2017	4,308,593	1,770,675
2018	4,275,200	4,773,027
2019	856,773	337,812
2020	10,578,552	5,747,090
2021	6,191,477	3,038,449
Maturities thereafter 2021	18,765,518	6,099,689

	44,976,113	26,392,165

14.1	Guarantees and contractual restrictions (“covenants”)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
144 - A: JBS S.A. Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit the Company’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 4.75/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by the Company (except for debt instruments convertible or exchangeable for such amounts), if i) it is not in default in relation to the Notes; ii) the Company can incur at least USD1.00 of debt under the terms of the net debt/EBITDA ratio test established in the indenture of the Notes; and iii) the total value to be paid does not exceed USD30 million or a. 50% of the amount of the net income accrued on a cumulative basis during a certain period, taken as one accounting period, (as defined in the indenture), or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes.

The notes are unsecured obligations.

			The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	536,225
144 - A: Bertin Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).			583,531
144 - A: JBS S.A. Notes 2020	- JBS S.A.			3,949,068
144 - A: JBS S.A. Notes 2023				3,086,602
144 - A: JBS S.A. Notes 2024				2,974,736

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Senior Secured Credit Facility JBS Lux

- JBS S.A.;

- JBS USA Holding Lux;

- All US subsidiaries of JBS Lux except JBS Five Rivers and certain other immaterial subsidiaries;

- All material subsidiaries of JBS Australia guarantee JBS Australia borrowings.

- The borrowings are collateralized by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories.

- The facility contains customary representations, warranties and a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and USD70 million.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien matters. If an event of default happens, the borrowers may, within other options, terminate the agreement, and demand repayments of the balance of the facility, including accrued interest.	2,038 (availability up to US$ 900 million)
Term Loan JBS Lux 2018	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher PTY Limited; - Certain subsidiaries that guarantee the Amended and Restated Revolving Facility (with certain exceptions).

- Secured by a perfected first priority security interest in all of JBS Lux and certain of its subsidiaries’ fixed assets.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

			The facility also contains customary events of default (1), listed under the Amended and Restated Revolving Facility.	1,584,060

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Term Loan JBS Lux 2020

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

				1,909,068
Term Loan JBS Lux 2022				4,620,433
Notes 8.25% JBS Lux 2020	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher Pty. Ltd; - Each of the subsidiaries that guarantee the Amended and Restated Revolving Facility (subject to certain exceptions).

The Notes contain negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- permit restrictions on dividends and other restricted payments to restricted subsidiaries

- prepay or cancel certain indebtedness;

- enter into certain transactions with affiliates;

- enter into certain sale/leaseback transactions; and

- undergo changes of control without making an offer to purchase the Notes.

The indenture governing the Notes also restricts JBS S.A. from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence and the application of the proceeds therefrom, it’s net debt to EBITDA ratio is less than 4.75 to 1.00. In addition, the indenture restricts JBS S.A.’s ability to make restricted payments and other distributions.

The notes are unsecured obligations.

			The indenture also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand to payment immediately of the principal and accrued interest on the Notes.	2,786,641
Notes 7.25% JBS Lux 2021				4,449,114
Notes 5.875% JBS Lux 2024				2,984,056
Notes 5.75% JBS Lux 2025				3,490,056
Notes 5.75% PPC 2025	- One of PPC’s subsidiaries.	The Notes contain negative covenants that may limit PPC’s ability and certain of its subsidiaries ability to, among other things: - incur certain additional indebtedness; - create certain liens; - pay certain dividends and other restricted payments; - sell or dispose of certain assets; - enter into certain transactions with affiliates; - consolidate, merge or dissolve substantially all the assets of PPC. The notes are unsecured obligations.	The facility also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,966,735

PPC Credit Facility -	- Certain of PPC’s subsidiaries.	- Secured by a first priority lien on i) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, ii) 100% of the	The facility also contains customary events of default (1).	1,913,188

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Term loan and revolving facilities

equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, iii) substantially all of the personal property and intangibles of the borrowers and guarantors under the U.S. Credit Facility and iv) substantially all of the real estate and fixed assets of PPC and the guarantors.

The facility also contains negative covenants that may limit PPC ability and certain of its subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- pay certain dividends and other restricted payments;

- sell or dispose of certain assets;

- enter into certain transactions with affiliates; and

- consolidate, merge or dissolve substantially all the assets of PPC.

Covenants in the facility also require PPC to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the facility. The PPC U.S. Credit Facility also provides that PPC may not incur capital expenditures in excess of USD500 million in any fiscal year.

Term Loan Five Rivers 2019	- J&F Oklahoma.	- Secured by certain fixed assets, accounts receivable and inventories of JBS Five Rivers and accounts receivable and inventories of J&F Oklahoma; - The facility contains customary negative covenants that may limit JBS Five Rivers and its restricted subsidiaries’ ability to, among other things, incur certain additional indebtedness, enter into certain acquisitions or sell or dispose of certain assets.	The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien, certain events related to the Employee Retirement Income Security Act of 1974 and failure to comply with the terms of the Executive Succession Plan of J&F Oklahoma Holdings.	370,062

Canadian Credit Facility & Revolving Credit Facility	- JBS USA Holdings; - JBS S.A.	- Collateralized by a first priority lien on JBS Canada’s accounts receivable, finished goods, feed, live inventory and supply inventories, machinery equipment and real estate. - The facility contains a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00.	The facility also contains customary events of default (1). If an event of default happens, the borrowers may, within other options, terminate the	230,898

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015

This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and CAD$10.0 million.

The Canadian Credit Facility also contains negative covenants that may limit the ability of JBS Canada to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			agreement, demand the entire balance of the facility to be paid, including accrued interest.

Moy Park: Notes 2021	- Moy Park (Newco) Limited; - Moy Park Limited; - O’Kane Poultry Limited; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit Moy Park’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 3.5/1.0 and the net senior debt/EBITDA is lower than 3.0/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- make certain investments;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by Moy Park, if (i) it is not in default in relation to the Notes; (ii) Moy Park can incur at least GBP1.00 of debt under the terms of the net debt/EBITDA ratio test and the net senior debt/EBITDA ratio test established in the indenture of the Notes; and (iii) the total value to be paid

			The notes indentures contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,712,409

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015

does not exceed a. 50% of the amount of the net income accrued on a cumulative basis during the period from the issue date, taken as one accounting period, or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. the amount of certain guarantee unconditionally released in full if such guarantee was previously treated as restricted payment, plus the amount of an investment made in a person that becomes a restricted subsidiary, plus d. the amount by which indebtedness is reduced upon the conversion or exchange of any such indebtedness for capital stock, plus e. the amount equal to the net reduction of investments made by Moy Park or any restricted subsidiary in any person.

The notes are unsecured obligations.

(1)	Customary events of default includes failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

15	Operating and Finance leases

Leases in which the Company assumes substantially all of the risks and benefits of ownership are classified as finance leases. Finance leases are considered a financed purchase. Under a finance lease, fixed assets are recognized at lease inception along with a financial liability. If there is no significant transfer of the risks and inherent benefits of the property under a lease agreement, the lease is classified as an operating lease and the total minimum lease payments are recognized on a straight-line basis over the lease term.

(a)	Operating Leases

JBS USA has operating lease agreements for warehouses, commercial offices, vehicles, equipment, off-road transportation vehicles and other assets. Also, Seara Alimentos, through its subsidiary JBS Aves, has operating lease agreements for productive areas in a few states in Brazil.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The future minimum payments of non-cancellable operating leases with terms exceeding one year are as follows:

For the years ending December 31:
2016	372,387
2017	335,243
2018	277,878
2019	375,237
Thereafter	294,405

Total	1,655,150

(b)	Finance Leases

JBS USA has finance lease agreements for its wastewater treatment facilities in Kentucky and Texas. Moy Park has lease agreements for its commercial vehicles and machinery and equipment, for which the book value recognized on property, plant and equipment is detailed below:

	Useful life	Cost	Accumulated Depreciation	December 31, 2015	December 31, 2014
Wastewater treatment facility	7 years	147,109	(51,020)	96,089	69,568
Vehicles/Machinery and equipment	10 years	251,701	(121,533)	130,168	—

Total		398,810	(172,553)	226,257	69,568

The future minimum payments of non-cancellable finance leases with terms exceeding one year are as follows:

	Carrying value	Future finance charges	Future minimum lease payments
For the years ending December 31:
2016	54,158	793	54,951
2017	36,022	1,674	37,696
2018	27,747	1,850	29,597
2019	15,290	1,268	16,558
Thereafter	56,610	508	57,118

Total	189,827	6,093	195,920

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

16	Accrued income and other taxes and payroll and social charges

Accrued income and other taxes and payroll and social charges are comprised of the following:

Accrued income and other taxes	December 31, 2015	December 31, 2014
Accrued income taxes	477,601	505,799
Taxes in installments	233,206	218,107
Other	430,250	270,269

	1,141,057	994,175

Breakdown:
Current liabilities	843,919	749,759
Non-current liabilities	297,138	244,416

	1,141,057	994,175

Payroll and social charges	December 31, 2015	December 31, 2014
Salaries and related social charges	1,130,720	637,780
Payroll accruals and related social charges	2,198,232	1,499,047
Others	160,700	119,189

	3,489,652	2,256,016

Breakdown:
Current liabilities	2,891,953	1,861,318
Non-current liabilities	597,699	394,698

	3,489,652	2,256,016

17	Dividends payable

The Company’s bylaws require the payment of dividends equal to at least 25% of the annual net income attributable to controlling interest; therefore, the Company records a liability at year-end for the minimum unpaid yearly dividend amount up to the limit of the mandatory minimum dividend. Dividends payable are recognized as a liability at the time the Board of Directors approval.

	December 31, 2015	December 31, 2014
Declared dividends on 2012 – Residual	230	230
Declared dividends on 2013 – Residual	251	254
Declared dividends on 2014 – Residual	800	483,529
Declared dividends on 2015	1,102,027	—

Total declared dividends	1,103,308	484,013

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The Company declared dividends at December 31, 2015 and 2014 of R$ 1,102,027 and R$ 483,529, respectively, which were approved by the Shareholders at its General Meeting according to the calculation presented below:

	December 31, 2015	December 31, 2014
Net income attributable to controlling interest for the year	4,640,114	2,035,910
Legal reserve – (5%)	(232,006)	(101,795)

Adjusted base for dividends calculation	4,408,108	1,934,115

Mandatory dividends (25%)	1,102,027	483,529

Declared dividends	1,102,027	483,529

The residual amount of dividends corresponds to the unpaid dividends due to lack of updated bank information. This pending information related to some minority shareholders precludes the Company from fully paying the dividends declared. The Company has sent a notification to such shareholders to update their information so the amount can be paid.

A liability for unpaid dividends will be maintained during the statutory period in the short term, since once the shareholder’s information is updated, the payment will be made.

On February 17, 2015, the Company’s majority-owned subsidiary, Pilgrim’s Pride Corporation, paid a special cash dividend of approximately USD 1.5 billion to stockholders of record as of January 30, 2015. The Company owned approximately 75% of Pilgrim’s Pride Corporation at the record date and thus, approximately USD 371 million was paid to non-controlling interest holders.

18	Other financial liabilities

Other financial liabilities includes contingent consideration related to the purchase of Moy Park and seller-financed payables from the purchase of assets and business combinations.

	Current		Non-current
Description of the acquistion	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Moy Park contingent consideration	430,000	—	—	—
Seller-financed payables	471,916	344,881	233,855	490,461

Total	901,916	344,881	233,855	490,461

19	Income taxes

Current taxes

Current tax comprises of the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The current income tax charge is calculated on the basis of enacted or substantively enacted tax laws at the end of the reporting period in the countries where the Company’s subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxes

Deferred income tax is recognized in full, using the asset and liability method, for temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be utilized. Such reductions are reversed when the probability of future taxable profits improves.

Deferred tax assets and liabilities are presented net in the statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities, and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(a)	Reconciliation of income tax expense:

	2015	2014	2013
Profit before income taxes (PBT)	7,878,681	4,191,823	1,774,995
Nominal rate	(34)%	(34)%	(34)%

Expected tax expense	(2,678,752)	(1,425,220)	(603,498)
Adjustments to reconcile taxable income:
Earnings and losses due to equity method	20,038	8,875	2,285
Prior year tax loss carryforwards (1)	400,326	—	—
Domestic production activities deduction – USA	77,213	23,108	21,087
Foreign rate differential	8,350	192,688	17,140
Taxable dividends received from subsidiary	(281,407)	—	—
Withholding income tax – JBS USA restructure (2)	(83,288)	—	—
Other permanent differences	(212,514)	(584,847)	(93,684)

Current and deferred income tax expense	(2,750,034)	(1,785,396)	(656,670)

Current income tax	(2,979,735)	(1,656,879)	(166,231)
Deferred income tax (3)	229,701	(128,517)	(490,439)

	(2,750,034)	(1,785,396)	(656,670)

Effective income tax rate	(34.90)%	(42.59)%	(37.00)%

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

(1)	Effective tax rate for the year 2015, was affected by R$ 400,326 due to the recognition of tax loss carryforwards from prior periods. The amounts recognized were limited to the probable taxable future income, calculated based on the projection of five years profitability with estimated realization in 3 to 5 years.
(2)	As of December 31, 2015, in connection with JBS USA restructure there was a distribution of assets from the United States to Luxembourg which was subject to a U.S. withholding tax payment of USD 25.0 million, equivalent to R$ 83.3 million as stated above.
(3)	Deferred income tax liabilities are recorded in relation to the amortization of the tax basis of goodwill, as determined by Brazilian tax regulators. The total amount of current income tax benefit related to the amortization of the goodwill tax basis was R$ 732,552, R$ 0 and R$ 267,133 for the years ended December 2015, 2014 and 2013, respectively, resulting in an equivalent increase in the deferred tax liability. The Company does not expect any cash impact related to this deferred tax liability.

(b)	Composition of deferred income tax

	December 31, 2015	December 31, 2014
Tax losses and negative basis of social contribution	952,655	624,631
Temporary differences:
Provisions	274,569	248,979
Allowance for doubtful accounts	42,874	36,472
Tax credit carryforwards	78,647	42,615
Other temporary differences	681,014	9,597

ASSETS	2,029,759	962,294

Goodwill amortization	2,009,562	1,277,009
Temporary differences:
Long-lived assets	2,918,094	1,583,490
Market inventory valuation for absorption	197,099	74,346
Release of revaluation reserve	943,615	788,789
Other temporary differences	271,884	120,027

LIABILITIES	6,340,254	3,843,661

Total net deferred tax liabilities	4,310,495	2,881,367

Unrecognized tax benefits:

The Company’s unrecognized tax benefits as of December 31, 2015 and 2014 were R$ 602,012 and R$1,400,270, respectively, related to net operating losses incurred in prior periods. These net operating losses were generated in Brazil and do not expire under Brazilian tax regulations. Deferred tax assets will be recorded related to the net operating losses in periods when it is determined it is probable that future taxable profits will be available to realize the deferred tax asset. Recognition of tax benefits that would have affected effective tax rate were R$ 217,417, R$ 488,003 and R$ 59,574 for the years 2015, 2014 and 2013.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

20	Provisions

Provisions are recognized when losses are probable and the amounts can be reliably estimated. Contingent liabilities determined to be possible but not probable are disclosed in these notes but are not accrued and contingent liabilities classified as remote are neither accrued nor required to be disclosed. The Company and its subsidiaries are party to several lawsuits arising in the ordinary course of business for which provisions are recognized based on estimated costs determined by management as follows:

	December 31, 2015	December 31, 2014
Labor	408,963	241,104
Civil	280,383	78,261
Tax and Social Security	843,754	386,479

Total	1,533,100	705,844

Changes in provisions

	December 31, 2014	Acquired in business combination (1)	Additions	Payments	Exchange rate variation	December 31, 2015
Labor	241,104	133,124	38,719	(5,434)	1,450	408,963
Civil	78,261	259,615	5,581	(65,373)	2,299	280,383
Tax and Social Security	386,479	485,239	10,076	(38,878)	838	843,754

Total	705,844	877,978	54,376	(109,685)	4,587	1,533,100

	December 31, 2013	Acquired in business combination (1)	Additions	Payments	Exchange rate variation	December 31, 2014
Labor	163,466	14,763	22,056	—	40,819	241,104
Civil	75,035	—	2,244	—	982	78,261
Tax and Social Security	610,823	3,905		(178,368)	(49,881)	386,479

Total	849,324	18,668	24,300	(178,368)	(8,080)	705,844

(1)	Refers to balances arising from business combination as stated in Note 3.

Labor Proceedings

As of December 31, 2015 and 2014, the Company and its subsidiaries were party to 31,332 and 20,672 labor proceedings involving a total claims of R$ 3,457,553 and R$ 2,650,177, respectively. Based on management’s judgment, the Group has provided for an aggregate amount of R$ 396,629 and R$ 231,318 as of December 31, 2015 and 2014, respectively, for losses arising from these proceedings, which includes payroll taxes. Most of these lawsuits were filed by former employees of the Company and its subsidiaries seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Civil Proceedings

As of December 31, 2015 and 2014, the Company and its subsidiaries were party to 2,877 and 2,326 civil and administrative proceedings, respectively, involving R$ 377,629 and R$ 287,867, respectively. Based on management’s judgment, the Company has provided for an aggregate amount of R$ 268,658 and R$ 63,625 as of December 31, 2015 and 2014, respectively, for losses arising from such proceedings. These lawsuits relate to improper termination of poultry and pig contract grower arrangements settlement of industry or trademark complaints and product quality claims.

Tax and Social Security Proceedings

Risk in the loss of claims – PIS/COFINS: Between 2003 and 2013 the Company’s subsidiary Seara Alimentos sent requests for reimbursement of PIS/COFINS payments to the Federal Revenue of Brazil. The tax authorities have assessed the applications for compensation for periods relating to the 4th quarter of 2009 and found an initial loss of about 47% of the value, resulting in probable losses of approximately R$ 161,492 and R$ 167,473 as of December 31, 2105 and 2014, respectively.

Social security proceedings: As of December 31, 2015 and 2014 the Company and its subsidiaries were party to 1,508 and 1,404, respectively, social security proceedings, which individually were not material. Based on management’s judgment, the Company has accrued an aggregate amount of R$ 675,880 and R$ 212,818 as of December 31, 2015 and 2014, respectively, for losses arising from these proceedings.

As of December 31, 2015, the Company had other ongoing tax proceedings, representing claims of approximately R$ 204,183 (R$ 105,969 as of December 31, 2014) in the aggregate, which according to management, represent losses that are reasonably possible but not probable, and such as management does not consider it necessary to provide for any possible loss. Other than that, the Company and its subsidiaries have no relevant tax, civil or labor litigation involving risks of loss classified by management as possible.

21	Equity

Once the transaction referred to in Note 1 occurs, there will be no change in the presentation of the historical equity of JBS S.A., as there will be no capital increase or capital reduction at the JBS S.A. level. The businesses and assets received from JBS S.A. and resulting carrying value of the share capital issued by JBS Foods International will be accounted at carryover basis as the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB.

(a)

Share capital: Share capital on December 31, 2015 and 2014 was R$ 23,576,206 and R$ 21,506,247, respectively, and was represented by 2,856,857,505 and 2,943,644,008 common shares, respectively, having no nominal value. The share capital amount is net of R$ 54,865 capitalized transaction costs related to expenses incurred in 2010 consisting of R$ 37,477 related to the transaction costs for the Company’s Initial Public Offering, and expenses in the amount of R$ 17,388 regarding the issuance of debentures during 2011.The Company is authorized to increase its capital by an additional 1,375,853,183 common shares. During the year ending December 31, 2015, the Board of Directors authorized an increase of R$2,069,959 to share capital, which resulted in a decrease to the retained earnings. According to statute, the Board of Directors shall determine the number, price, payment term and other conditions of the issuance of shares. The Company may grant options to purchase shares to directors, employees or persons who will provide services, or the directors, employees or persons

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

providing the services under its control, excluding the preemptive rights of shareholders in issuing and exercise of stock options.

	December 31, 2015		December 31, 2014
	Quantity	R$	Quantity	R$
Opening balance	2,943,644,008	21,506,247	2,943,644,008	21,506,247
Capitalization of reserves	—	2,069,959	—	—
Issuance of shares (share-based compensation)	745,262	—	—	—
Issuance of shares (share-based compensation)	36,290	—	—	—

Closing balance	2,944,425,560	23,576,206	2,943,644,008	21,506,247

(b)	Capital reserve: Composed of i) a share premium reserve that refers to the difference between the subscription price that the stockholders pay for the shares and the share price authorized by the Board of Directors, ii) capital transactions related to the gains or losses recorded on the purchase of additional shares in majority-owned subsidiaries (see basis of presentation – item (b) Consolidated financial statements), and iii) share based payment.

(c)	Treasury shares:

Treasury share activity during the years ended December 31, 2015 and 2014 was as follows:

	December 31, 2015		December 31, 2014
	Quantity	R$	Quantity	R$
Opening balance	54,829,482	451,700	75,190,179	595,849
Purchase of treasury shares	96,776,800	1,432,670	5,935,300	64,235
Sale of treasury shares	(87,727)	(982)	(26,295,997)	(208,384)
Cancellation of treasury shares	(87,568,055)	(979,817)	—	—

Closing balance	63,950,500	903,571	54,829,482	451,700

Treasury shares cancelled have been recorded against the statutory reserve in accordance with the Company’s bylaws and approval by management.

(d)	Retained earnings: Includes the legal reserves and statutory reserves.

(i) Legal reserve: Credited annually with 5% of the profit of the year.

(ii) Statutory reserves: Consists of the remaining balance of net income accumulated over time after the computation of legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in assets.

(e)	Accumulated other comprehensive income (loss): Composed of accumulated foreign currency translation adjustments from exchange rate variations in the translation of the subsidiaries’ financial statements.

(f)	Non-controlling interest: Material non-controlling interests at December 31, 2015 and 2014 consisted of the 23.3% of Pilgrim’s Pride Corporation (“PPC”) common stock not owned by JBS USA. JBS

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

USA’s voting rights in PPC are limited to the shares owned. PPC is one of the largest chicken producers in the world, with operations in the United States, Mexico and Puerto Rico. The profit allocated to the PPC non-controlling interests during the years ended December 31, 2015, 2014 and 2013 was USD 148 million, USD 158 million and USD 91 million, respectively. At December 31, 2015, the accumulated non- controlling interest in PPC was USD 404 million. Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the periods indicated (amounts in USD thousands).

	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Net sales	8,180,104	8,583,365	8,411,148
Net income	645,962	711,438	549,713
Cash provided by operating activities	976,828	1,066,692	878,533

	Balance at December 31, 2015	Balance at December 31, 2014
Total assets	3,318,443	3,091,718
Total liabilities	2,056,633	894,817

22	Net revenue

Revenue is recognized when the risks and inherent benefits are transferred to the customer or when it is probable that the economic benefits to be received by the Company can be measured reliably. Revenue is measured at the fair value of the payment received or receivable for the sale of products and services in the Company’s normal course of business. The Company bases its estimate of returns on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognized at the point that the risks and rewards of the inventory have passed to the customer, which is either at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. In the statement of income, revenue is presented net of taxes associated with the sales, returns, rebates and discounts.

Revenue by significant category for the years ending December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Gross revenue
Sale of products
Domestic sales	117,978,215	86,957,361	70,562,815
Foreign sales	51,416,968	38,185,927	25,461,185

	169,395,183	125,143,288	96,024,000

Sale deductions
Returns and discounts	(3,671,087)	(2,561,113)	(1,730,467)
Sales taxes	(2,809,570)	(2,112,456)	(1,390,735)

	(6,480,657)	(4,673,569)	(3,121,202)

Net revenue	162,914,526	120,469,719	92,902,798

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

23	Finance income (expense)

Finance income (expense) includes(i) interest payable on borrowings and direct issue costs; (ii) results from the daily settlements of futures contracts used to protect assets and liabilities, as well as the fair value adjustments for derivative instruments that are described within Note 28, (iii) finance income comprising of interest receivable on funds invested which is recognized in profit or loss as it accrues using the effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

Finance income (expense), net consisted of the following for the years ending December 31, 2015, 2014 and 2013:

	2015	2014	2013
Exchange rate variation	(9,224,831)	(1,891,811)	(1,369,979)
Fair value adjustments on derivatives	10,603,289	982,011	679,903
Interest expense	(3,430,708)	(3,167,087)	(2,165,588)
Interest income	970,690	556,265	575,992
Service fees and other	(219,056)	(116,998)	(100,659)

	(1,300,616)	(3,637,620)	(2,380,331)

Finance income	11,573,979	1,538,276	1,255,895
Finance expense	(12,874,595)	(5,175,896)	(3,636,226)

Total	(1,300,616)	(3,637,620)	(2,380,331)

Interest expense of for the year ended December 31, 2015 includes a premium payment of USD37,125 (R$ 144,966) in June, 2015 from the redemption of certain notes due 2018.

24	Earnings per share

Basic: Earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period, excluding common shares purchased and held as treasury shares (shares in thousands).

	2015	2014	2013
Net income attributable to shareholders	4,640,114	2,035,910	926,907

Weighted average common shares outstanding	2,944,348	2,943,644	2,943.644
Weighted average – treasury shares	(49,752)	(61,907)	(76,762)

Weighted average – common shares outstanding (basic)	2,894,596	2,881,737	2,866,882

Basic earnings per share – R$	1.60	0.71	0.32

Diluted: Diluted earnings per share is calculated by dividing net income of the period attributable to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the effects of all potential common shares that are dilutive, and adjusted for treasury shares

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

held. Since January 2015, the Company had only one category of potential common shares that would cause dilution: outstanding options to purchase stock (shares in thousands).

	2015	2014	2013
Net income attributable to shareholders	4,640,114	2,035,910	926,907

Weighted average common shares outstanding (basic)	2,894,596	2,881,737	2,866,882
Dilutive effect of outstanding stock options	3,735	2,436	—

Weighted average – common shares outstanding (diluted)	2,898,331	2,884,173	2,866,882

Diluted earnings per share – R$	1.60	0.71	0.32

25	Share-based compensation

The Company has a stock option plan settled in shares. The Company grants stock options to employees as an incentive intended to create a sense of ownership and personal involvement with the development and financial success of JBS. Executive officers, directors and general managers are eligible to receive stock options under the plan. The Company’s Chairman establishes the criteria of granting the options and selecting the employees. The number of grantable shares authorized under the plan is limited to 2% of the Company’s share capital, and is also limited to 0.4% of the increase in the Company’s share capital per year.

The fair value of employees’ services received in exchange for the stock option grants is recognized as an expense with the offset to capital reserve. The total amount of expense is recognized during the period in which the right to exercise the stock option is acquired, which generally occurs when the option vests, and is equal to the grant date fair value of the underlying options granted. The number of stock options that each employee is entitled was calculated based on the average of the Company´s stock price for the three months prior to the grant date. The stock option may only be exercised upon satisfaction of the service condition, and have the maximum term of ten years varying in accordance with each individual agreement. All options must be exercised by physical delivery of the shares of common stock.

At the reporting date, the Company reviews its estimate of the number of options, which will be exercised (not forfeited), and recognizes any impact from the change in estimate in the statement of income, with a corresponding adjustment to capital reserve within stockholders’ equity. The fair value of each stock option granted was estimated at the grant date based on the Black-Scholes-Merton pricing model. The primary assumptions considered in the model were:

Grants						Fair value assumptions
Year	Quantity of options	Fair value of the option	Exercise price in R$	Vesting term	Outstanding options at December 31, 2015	Risk free interest rate	Volatility	Share price on the grant date	Dividend Yield
2014	2,396,053	R$ 7.58 to R$ 9.99	0.00001	1 to 5 years	1,501,919	10.98% to 12.16%	42.16%	R$ 7.80 to R$ 10,10	1.05%
2015	1,916,859	R$ 15.36 to R$ 15.58	0.00001	1 to 3 years	1,834,818	13.25% to 13.68%	55.69%	R$ 15.66	0.72%

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Vesting term: Represents the minimum period for which the options may be exercised (vesting). The majority of beneficiaries of the 2014 programs, according to the Plan’s terms established with each beneficiary, may exercise the first installment, equal to 1/3 of the total of the options in the 1st year, in February of the following year, and the remaining options vest in installments of 1/3 each, in the 2nd and 3rd year, the other beneficiaries, may exercise the first installment, equal to 1/5 of the total of the options after the 1st year and the remaining options vest in installments of 1/5 each, after each following year until the 5th year. The 2015 programs, follow the same criteria applied to the majority of 2014 programs. For the purpose of fair value calculations, it’s assumed that the beneficiaries will exercise their options as soon as allowed, as historically observed, such that the expected term equals the vesting term.

Risk free interest rate: The Company uses as a risk free interest rate the projection obtained from the Interpolation of the fixed x floating interest rate swap (BM&F’s index Pre x DI).

Volatility: The Company estimated the volatility of its own shares by calculating historical volatility over the expected term.

Dividends yield: The dividend yield was estimated based on the payment expectation of dividends per share for the next 12 months divided by the share price.

During the years ending December 31, 2015, 2014 and 2013, the expense with the JBS S.A. options plan totaled R$31,951, R$0 and R$0, respectively, recorded under the caption “General and administrative expenses” in the accompanying consolidated statements of income. PPC also recorded shared-based compensation for the years ending December 31, 2015, 2014 and 2013 under its share-based payment arrangements of US$2,975, US$4,928 and US$3,345, respectively.

26	Operating segments

Management has defined the reportable segments, based on the reports used to make strategic decisions by the Chief Operating Decision Maker (CODM), also known as our Chief Executive Officer (CEO), which are segmented based on product and geography.

The modalities of commercialized products include Beef, Chicken and Pork. Geographically, management considers the operational performance of its business in the USA (including Australia, Canada and Mexico), South America (Brazil, Argentina, Paraguay and Uruguay) and others (primarily Europe).

The Beef segment operates slaughter facilities, cold storage and meat processing operations for the production of beef, preservatives, fat, feed and derivative products having locations in Brazil, USA, Canada, Mexico, Australia, Argentina, Uruguay, and Paraguay.

The Chicken segment is represented by fresh products, chilled as a whole or in pieces, whose operations are located in the United States of America, Mexico, United Kingdom and Brazil, and sold to restaurant chains, food processors, distributors, supermarkets, wholesale and other retail distributors, and also exported to Eastern Europe (including Russia), the Eastern Hemisphere (including China) and other international markets.

The Pork segment operations consist of slaughter facilities, processing, cold storage of pork meat, which delivers fresh meat and the manufacturing of products and sub-products of the same origin. It operates in Brazil and the United States, addressing the U.S. domestic market as well as foreign markets. The products also include case-ready fresh meat.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Due to the significant percentage of business being derived from the above-mentioned reportable segments, the remaining segments and activities in which the Company operates are not significant and are presented as “Others”. In addition, intercompany segment business activities is eliminated.

The accounting policies of the operational segments are the same as described in these financial statements. The Company evaluates its performance per segment, which according to its accounting policies, are disclosed with the breakdown of net revenue, depreciation and operating income.

There are no revenues arising out of transactions with any single customer that represents 10% or more of total revenues. Net revenue presented below is from external customers.

The measure of segment profitability reviewed by our chief operating decision maker is operating income, which differs from operating profit as depicted on the consolidated statements of income (loss) in that it excludes certain reorganization, restructuring and non-recurring tax contingencies. In addition, operating income differs from net income (loss) in that it excludes both certain reorganization, restructuring and non-recurring tax contingencies, and finance income (expense), share of profit or loss of equity accounted investees and amortization or income tax (expense) benefit. The Company manages its loans and financing and income taxes at the corporate level and not by segment. The information per business operational segment, analyzed by the CODM, are as follows.

Segments presented by product:
	Net revenue			Operating income (1)			Depreciation and amortization
	2015	2014	2013	2015	2014	2013	2015	2014	2013

Beef	99,715,255	74,296,387	60,428,280	2,711,147	3,081,020	1,948,131	1,128,458	827,963	763,589
Chicken	40,223,393	27,873,606	21,038,991	5,518,101	3,973,736	1,481,634	1,949,046	1,201,624	957,224
Pork	12,829,206	10,446,372	7,927,262	1,013,874	988,410	410,603	220,818	165,194	93,156
Others	10,146,672	7,853,354	3,508,265	364,468	500,060	251,098	394,508	351,996	224,848

Total	162,914,526	120,469,719	92,902,798	9,607,590	8,543,226	4,091,466	3,692,830	2,546,777	2,038,817

Total assets by product:
	December 31, 2015	December 31, 2014
Beef	66,132,131	39,067,382
Chicken	30,391,861	18,375,681
Pork	13,647,227	5,261,728
Others	12,331,748	19,610,797

Total assets	122,502,967	82,315,588

Segments presented by geographic area:
	Net revenue			Operating income (1)			Depreciation and amortization
	2015	2014	2013	2015	2014	2013	2015	2014	2013
United States of America	111,225,119	79,206,777	65,126,919	5,498,811	5,323,240	2,109,488	2,115,940	1,411,684	1,305,725
South America	47,337,328	39,082,053	25,820,529	4,217,353	3,234,774	1,997,055	1,469,548	1,125,484	715,315
Others	4,352,079	2,180,889	1,955,350	(108,574)	(14,788)	(15,077)	107,342	9,609	17,777

Total	162,914,526	120,469,719	92,902,798	9,607,590	8,543,226	4,091,466	3,692,830	2,546,777	2,038,817

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Total assets by geographic area:
	December 31, 2015	December 31, 2014
United States of America	45,812,569	23,823,509
South America	68,234,984	57,980,876
Others	8,455,414	511,203

Total assets	122,502,967	82,315,588

(1)	Operating income is reconciled to consolidated net income as follows:

	2015	2014	2013
Net income	5,128,647	2,406,427	1,118,325
Tax expense	2,750,034	1,785,396	656,670
Finance expense, net	1,300,616	3,637,620	2,380,331
Share of profit of equity accounted investees	(58,935)	(26,103)	(6,722)
Restructuring, reorganization and other costs	170,110	409,183	(57,138)
Non-recurring tax contingencies	317,118	330,703	—

Total	9,607,590	8,543,226	4,091,466

27	Expenses by nature

The Company’s policy is to present expenses by function on the consolidated statement of income. Expenses by nature are disclosed below:

Classification by nature	December 31, 2015	December 31, 2014	December 31, 2013
Depreciation and amortization	(3,692,830)	(2,546,777)	(2,038,817)
Personnel expense	(16,719,732)	(11,846,712)	(9,260,005)
Raw material use and consumption materials	(131,295,705)	(96,349,744)	(77,239,518)

Classification by function	December 31, 2015	December 31, 2014	December 31, 2013
Cost of sales	(140,324,213)	(101,796,347)	(81,056,088)
Selling expense	(9,377,895)	(7,154,335)	(5,262,199)
General and administrative expenses	(4,025,330)	(3,330,042)	(2,519,993)

28	Risk management and financial instruments

The Company uses the measurement principles described in Note 2 at each statement of financial position date in accordance with the guidelines established under IFRS for each classification type of financial assets and liabilities. The Company has not designated any of its derivatives as hedges.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Financial instruments:

Financial instruments are recognized in the consolidated financial statements as follows:

	Notes	December 31, 2015	December 31, 2014
Assets
Fair value through profit or loss
Financial investments and bank notes	4	8,067,833	6,541,899
Derivative assets, net		737,891	—
Loans and receivables at amortized cost
Cash at banks	4	10,776,155	8,368,528
Trade accounts receivable	5	12,119,662	9,577,548
Related party receivables	9	1,968,043	370,072

Total		33,669,584	24,858,047

Liabilities
Liabilities at amortized cost
Loans and financing	14	(65,882,726)	(40,079,140)
Trade accounts payable	13	(12,421,018)	(6,942,933)
Other financial liabilities	18	(705,771)	(835,342)
Fair value through profit or loss
Derivative liabilities, net		—	(241,899)
Other financial liabilities – contingent consideration	18	(430,000)	—

Total		(79,439,515)	(48,099,314)

During this period there has been no reclassification between categories, shown in the table above.

a.	Fair value of assets and liabilities through profit or loss :

The Company determines fair value measurements in accordance with the hierarchal levels that reflect the significance of the inputs used in the measurement, according to the following levels:

Level 1 – Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Level 2 – Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Level 3 – Inputs used for fair value calculations which are not derived from an active market. The Company does not have any financial instruments that utilize level 3 inputs.

	Current assets						Current liabilities
	Financial investments		CDB		Derivative assets		Derivative liabilities		Moy Park contingent liability
	At December 31,
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Level 1	3,782,534	1,766,650	—	—	—	—	—	—	—	—
Level 2	—	—	4,285,299	4,775,249	737,891	—	—	(241,899)	(430,000)	—
Level 3	—	—	—	—	—	—	—	—	—	—

b.	Fair value of assets and liabilities carried at amortized cost:

The fair value of the Notes under Rule 144-A and Regulation S are estimated using the closing sale price of these securities informed by a financial newswire on December 31, 2015 and 2014, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Company’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financing approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments.

The following details the estimated fair value of loans and financing:

Description	December 31, 2015			December 31, 2014
	Principal	Price (% of the Principal)	Market Value of the Principal	Principal	Price (% of the Principal)	Market Value of the Principal
JBS S.A. Notes 2016	513,583	103.00	528,990	487,713	110.99	541,313
Bertin Notes 2016	572,951	104.00	595,869	537,307	108.50	582,978
JBS S.A. Notes 2020	3,904,800	97.00	3,787,656	2,656,200	103.55	2,750,495
JBS S.A. Notes 2023	3,026,220	88.00	2,663,074	2,058,555	94.63	1,948,011
JBS S.A. Notes 2024	2,928,600	91.63	2,683,476	1,992,150	99.38	1,979,799
JBS Lux Notes 2020	2,733,360	100.00	2,733,360	1,859,340	105.25	1,956,955
JBS Lux Notes 2021	4,490,520	98.35	4,416,426	3,054,630	105.00	3,207,362
JBS Lux Notes 2024	2,928,600	89.50	2,621,097	1,992,150	102.00	2,031,993
JBS Lux Notes 2025	3,514,320	86.50	3,039,887	—	—	—
PPC Notes 2025	1,952,400	97.75	1,908,471	—	—	—
Moy Park Notes 2021	1,736,430	102.40	1,778,104	—	—	—

	28,301,784		26,756,410	14,638,045		14,998,906

Risk management:

The Company, during the regular course of its operations is exposed to market, credit and liquidity risks. These exposures are managed by the Company’s Risk Management Department, following directives from

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

The Risk Management Department is responsible for identifying all risk factors that may cause adverse financial results for the Company and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Company utilizes the use of Value at Risk analysis Methodology (VaR), at a confidence interval (C.I.) of 99% and a horizon of one day. These do not take into consideration the effects related to interest rating.

a.	Market risk:

The exposure to market risk is continuously monitored, especially for risk related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets, liabilities, future cash flows and net investments in foreign subsidiaries. In these cases, the Company may use financial hedge instruments, including derivatives, with the approval by the Board of Directors.

It is the function of the Risk Management Department to ensure that other areas are within the risk exposure limits set by Management to protect against volatility in price, centralize the exposures and apply the Financial and Commodities Risk Management Policy.

The Risk Management Department uses proprietary and third party information systems specifically developed to control and manage market risk, applying a stress scenario and VaR to measure the Company’s net exposure as well as the cash flow risk with the BM&FBovespa and the Chicago Mercantile Exchange.

a.1.	Interest rate risk

Interest rate risk relates to potentially adverse results that the Company may realize from changes in interest rates, which may be caused by economic crisis, changes in sovereign monetary policy, or market movements. The Company primarily has liabilities exposed to variable interest rates like the CDI (Certificado de Depósito Interbancário – Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others. The Company’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

For informational purposes and in accordance with our Financial and Commodities Risk Management Policy, the notional amounts of assets and liabilities exposed to floating interest rates are presented below.

Liabilities and assets exposure to the CDI rate, net:	December 31, 2015	December 31, 2014
NCE / Compror / Others	(5,067,298)	(6,807,645)
CDB-DI	1,976,791	4,775,249
National treasury bill	3,428,732	1,766,650

Total	338,225	(265,746)

Liabilities exposure to the EURIBOR rate:
Working Capital – Euro	(99,766)	(198,295)

Total	(99,766)	(198,295)

Liabilities exposure to the LIBOR rate:
Working Capital – USD	(208,817)	(916,307)
Pre-payment	(9,633,688)	(4,213,104)
Others	(4,683)	(418,475)

Total	(9,847,188)	(5,547,886)

Liabilities exposure to TJLP rate:
FINAME	(306,529)	(398,385)
CDC	—	(11,898)

Total	(306,529)	(410,283)

Liabilities exposure to UMBNDES:
CCB – BNDES	(41,591)	(57,080)

Total	(41,591)	(57,080)

Management believes that exposure to interest rate fluctuations does not have a significant effect on the Company’s results and does not use derivative financial instruments to manage this risk, except in specific situations that may arise.

Sensitivity analysis:

			Scenario (I) VaR 99% I.C. 1 day		Scenario (II) Interest rate variation – 25%		Scenario (III) Interest rate variation – 50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Decrease	14.1400%	14.0416%	(333)	10.6050%	(11,956)	7.0700%	(23,913)
Euribor	Increase	0.0600%	0.0600%	—	0.0750%	(15)	0.0900%	(30)
Libor	Increase	1.1780%	1.1783%	(30)	1.4725%	(29,000)	1.7670%	(58,000)
TJLP	Increase	7.0000%	7.0023%	(7)	8.7500%	(5,364)	10.5000%	(10,729)
UMBNDES	Increase	0.0762	0.0784	(1,212)	0.0952	(10,398)	0.1143	(20,796)

				(1,582)		(56,733)		(113,468)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

a.2.	Exchange rate risk:

Exchange rate risk relates to potentially adverse results that the Company may realize from fluctuations in foreign currency exchange rates from economic crisis, sovereign monetary policy alterations or market movements. The Company has assets and liabilities exposed to foreign exchange rates, however the Company’s Financial and Commodities Risk Management Policy states these exposures should not always be netted, since other issues should be considered such as maturities mismatches.

The Risk Management Department enters into transactions with derivative financial instruments to protect financial assets, liabilities and future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of future contracts, NDFs (non-deliverable forwards), options and swaps that may be applied to hedge loans, investments, cash flows from interest payments, export estimates, acquisitions of raw material, and other transactions, whenever they are quoted in currencies different than the Company’s functional currency. The Company’s primary exposures to exchange rate risk are in US Dollars (USD), Australian Dollars (AUD), Canadian Dollars (C$), Euro (€) and the British Pound (£).

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at December 31, 2015 and 2014 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Company’s Financial and Commodities Risk Management Policy. The exposure is in relation to the Brazilian Reais. However, it should be mentioned that during the period between disclosure dates (December 31, 2015 and 2014) there were considerable movement in hedging operations as a result of financial and commercial operations.

a.2.1	EXPOSURE to the US Dollar (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	3,589,259	3,448,839
Trade accounts receivable	3,107,239	3,384,133
Sales orders	2,650,165	1,271,129
Trade accounts payable	(223,876)	(140,452)
Purchase orders	(469,607)	(256,393)

Subtotal	8,653,180	7,707,256

FINANCIAL
Related party transactions (net)	666,725	—
Net debt in subsidiaries	(23,325,674)	—
Loans and financing	(29,668,891)	(22,299,809)

Subtotal	(52,327,840)	(22,299,809)

Total exposure	(43,674,660)	(14,592,553)

DERIVATIVES
Future contracts	23,557,854	7,786,253
Non Deliverable Forwards (NDF’s) (1)	23,668,231	13,662,776
Foreign currency swap (1)	421,718	116,702

Total of derivatives	47,647,803	21,565,731

NET EXPOSURE IN R$	3,973,143	6,973,178

(1)	Non Deliverable Forwards (NDF’s) and swaps are net cash settled at maturity. Swaps may have scheduled amortization and interest payments during the period.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to US Dollar):

Exposure of R$	Risk		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
		Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	3.9048	3.7970	(205,946)	2.9286	(1,864,976)	1.9524	(3,729,952)
Financial	Depreciation	3.9048	3.7970	800,664	2.9286	7,250,541	1.9524	14,501,083
Derivatives	Appreciation	3.9048	3.7970	(1,325,775)	2.9286	(12,005,764)	1.9524	(24,011,527)

				(731,057)		(6,620,199)		(13,240,396)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Future Contracts BM&F	USD BRL	Long	2,036,750	7,953,102	37,540	1,101,500	2,925,805	(49,679)
	USD BRL (DDI)	Long	3,996,300	15,604,752	—	1,829,850	4,860,448	(117,438)
Non Deliverable Forwards	USD BRL	Long	6,061,317	23,668,231	63,184	5,143,730	13,662,776	(153,390)

			December 31, 2015
Instrument	Initial date	Expiry date	Notional (USD)	Notional (R$ )	Variable component	Fixed component	Fair value
Swap (1)	05.20.14	10.29.18	50,000	195,240	204,885	(124,727)	80,158
	11.27.13	10.23.18	100,000	390,480	306,317	(190,483)	115,834
	04.10.14	10.15.18	149,800	584,939	560,064	(333,910)	226,154
	09.08.15	09.08.16	135,000	527,148	530,678	(531,106)	(428)

							421,718

			December 31, 2014
Instrument	Initial date	Expiry date	Notional (USD)	Notional (R$ )	Variable component	Fixed component	Fair value
Swap (1)	05.20.14	10.29.18	50,000	132,810	143,410	(124,972)	18,438
	11.27.13	10.23.18	100,000	265,620	281,012	(252,056)	28,956
	04.10.14	10.15.18	149,800	397,899	419,821	(364,952)	54,869
	09.08.15	09.08.16	135,000	358,587	358,070	(359,901)	(1,831)
	11.29.13	11.19.15	60,000	159,372	161,608	(145,044)	16,564
	02.03.09	02.04.15	26,317	69,903	22,464	(22,758)	(294)

							116,702

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

(1)	A swap is an agreement whereby the Company makes a payment to or receives a payment from a counterparty for a net amount that is calculated as the difference between two components: (i) an amount in Brazilian Reals that is calculated as the USD notional amount times a fixed exchange rate set at inception of the agreement, and (ii) an amount in Brazilian Reals that is calculated as the USD notional amount times a variable exchange rate based on a current market rates at the time of the payment.

a.2.2	EXPOSURE to C$ (Canadian Dollar) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	14,515	3,277
Trade accounts receivable	32,124	10,217
Trade accounts payable	(566)	(10)

Subtotal	46,073	13,484

Total exposure	46,073	13,484

DERIVATIVES
Future contracts	(5,071)	(4,126)
Non Deliverable Forwards (NDF’s)	(54,058)	(32,360)

Total of derivatives	(59,129)	(36,486)

NET EXPOSURE IN R$	(13,056)	(23,002)

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Canadian Dollar):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.8171	2.8951	1,276	3.5214	11,519	4.2257	23,037
Derivatives	Depreciation	2.8171	2.8951	(1,637)	3.5214	(14,783)	4.2257	(29,566)

				(361)		(3,264)		(6,529)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (CAD)	Notional (R$)	Fair value	Notional (CAD)	Notional (R$)	Fair value
Future Contracts BM&F	Canadian dollar	Short	(1,800)	(5,071)	—	(1,800)	(4,126)	71
Non Deliverable Forwards	Canadian dollar	Short	(19,189)	(54,057)	1,281	(14,119)	(32,361)	(96)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

a.2.3	EXPOSURE in € (EURO) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	56,509	44,061
Trade accounts receivable	412,257	73,603
Sales orders	345,473	3,153
Trade accounts payable	(138,741)	(30,384)
Purchase orders	(20,419)	(9,898)

Subtotal	655,079	80,535

FINANCIAL
Related party transactions (net)	333,623	706,148

Subtotal	333,623	706,148

Total exposure	988,702	786,683

DERIVATIVES
Future contracts	(660,937)	48,405
Non Deliverable Forwards (NDF’s)	50,274	(1,474)

Total of derivatives	(610,663)	46,931

NET EXPOSURE IN R$	378,039	833,614

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Euro):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	4.2504	4.1194	(20,190)	3.1878	(163,770)	2.1252	(327,540)
Financial	Appreciation	4.2504	4.1194	(10,282)	3.1878	(83,406)	2.1252	(166,812)
Derivatives	Depreciation	4.2504	4.1194	18,821	3.1878	152,666	2.1252	305,332

				(11,651)		(94,510)		(189,020)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (EUR)	Notional (R$)	Fair value	Notional (EUR)	Notional (R$)	Fair value
Future Contracts BM&F		Short	(155,500)	(660,937)	(10,552)	—	—	—
	Euro	Long	—	—	—	15,000	48,405	(961)
Non Deliverable Forwards	Euro	Long	11,828	50,274	55	(457)	(1,474)	(60)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

a.2.4	EXPOSURE in £ (British Pound) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	—	4,126
Trade accounts receivable	75,998	104,154
Sales orders	4,821	97,186
Trade accounts payable	(41)	(195)

Subtotal	80,778	205,271

Total exposure	80,778	205,271

DERIVATIVES
Future contracts	(38,491)	(31,158)
Non Deliverable Forwards (NDF’s)	(50,001)	(186,025)

Total of derivatives	(88,492)	(217,183)

NET EXPOSURE IN R$	(7,714)	(11,912)

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to British Pound):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.7881	5.9515	2,280	7.2351	20,194	8.6822	40,390
Derivatives	Depreciation	5.7881	5.9515	(2,498)	7.2351	(22,123)	8.6822	(44,247)

				(218)		(1,929)		(3,857)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (GBP)	Notional (R$)	Fair value	Notional (GBP)	Notional (R$)	Fair value
Future Contracts BM&F	British pound	Short	(6,650)	(38,491)	—	(7,525)	(31,158)	579
Non Deliverable Forwards	British pound	Short	(8,639)	(50,003)	(238)	(44,928)	(186,025)	(2,885)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

a.2.5	EXPOSURE in ¥ (Japanese Yen) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	5,650	—
Trade accounts receivable	23,472	—
Sales orders	1,354	—

Subtotal	30,476	—

Total exposure	30,476	—

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(85,226)	—

Total derivatives	(85,226)	—

NET EXPOSURE IN R$	(54,750)	—

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Japanese Yen):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.0324	0.0335	1,035	0.0405	7,619	0.0486	15,238
Derivatives	Depreciation	0.0324	0.0335	(2,893)	0.0405	(21,307)	0.0486	(42,613)

				(1,858)		(13,688)		(27,375)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (JPY)	Notional (R$)	Fair value	Notional (JPY)	Notional (R$)	Fair value
Non Deliverable Forwards	Japanese Yen	Short	(2,628,004)	(85,226)	(230)	—	—	(137)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

a.2.6	EXPOSURE in NZD (New Zealand Dollar) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	6,423	—
Trade accounts receivable	4,983	—
Trade accounts payable	(394)	—

Subtotal	11,012	—

Total exposure	11,012	—

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(7,540)	—

Total derivatives	(7,540)	—

NET EXPOSURE IN R$	3,472	—

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to New Zealand Dollar):

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.6721	2.5920	(330)	2.0041	(2,753)	1.3361	(5,506)
Derivatives	Depreciation	2.6721	2.5920	226	2.0041	1,885	1.3361	3,770

				(104)		(868)		(1,736)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (NZD)	Notional (R$)	Fair value	Notional (NZD)	Notional (R$)	Fair value
Non Deliverable Forwards	New Zealand dollar	Short	(2,822)	(7,541)	(1,109)	—	—	(49)

b.	Commodity price risk

The Company operates across (the entire livestock protein chain, and related business) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans and energy especially in the American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies, and storage costs, among others. The Risk Management Department is

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

responsible for mapping the exposures to commodity prices of the Company and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

Biological assets are a very important type of raw materials used by the Company. In order to maintain future supply of these materials, the Company participates in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, the Company uses derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. The Company takes the historical average amount spent on materials as an indication of the operating value to be protected by firm contracts.

b.1.	Positions in commodities (cattle) contracts

Given the nature of its operations, the Company is exposed to volatility in cattle prices, where price fluctuations arise from factors beyond the Company’s control, such as climate, cattle supply, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Company may use future contracts traded at the BM&FBovespa to balance these exposures.

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering any negotiated values and terms.

The Company’s exposure to cattle price fluctuation as of December 31, 2015 and 2014 are presented below in accordance with the Company’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

EXPOSURE	December 31, 2015	December 31, 2014
Firm Contracts of cattle purchases	48,068	36,953

TOTAL	48,068	36,953

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) @ Variation – 25%		Scenario (ii) @ Variation – 50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Cattle depreciation	152.63	150.62	(632)	114.47	(12,017)	76.32	(24,034)
Derivatives of cattle	Cattle appreciation	152.63	150.62	157	114.47	2,978	76.32	5,956

				(475)		(9,039)		(18,078)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Cattle	Short	241	(11,912)	(9)	555	(25,871)	9

b.2.	Positions in commodities (corn) derivative financial instruments of Seara Alimentos:

Seara Alimentos is exposed to the price volatility of corn, which changes based on factors beyond management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

Management estimates of the exposure risk to corn price changes at Seara Alimentos on December 31, 2015 and December 31, 2014 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

Seara Alimentos
EXPOSURE in Commodities (Corn)	December 31, 2015
OPERATING
Purchase orders	469,607

Subtotal	469,607

DERIVATIVES
Non Deliverable Forwards (NDF’s)	—

Subtotal	—

TOTAL EXPOSURE	469,607

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Depreciation of corn price	358.75	346.08	(16,585)	269.06	(117,405)	179.38	(234,797)
Derivatives	Appreciation of corn price	358.75	346.08	—	269.06	—	179.38	—

				(16,585)		(117,405)		(234,797)

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

b.3.	Position balance in commodities derivative financial instruments of JBS USA:

Management believes that the quantitative figures regarding the risk exposure of the commodities prices changes in subsidiary JBS USA on December 31, 2015 and December 31, 2014 are accurately presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of exposure during the period.

EXPOSURE in Commodities	December 31, 2015	December 31, 2014
OPERATING
Forwards – commodities	5,294,296	5,662,129

Subtotal	5,294,296	5,662,129

DERIVATIVES
Future and option commodity contracts	9,692,155	(3,936,680)

Subtotal	9,692,155	(3,936,680)

TOTAL EXPOSURE	14,986,451	1,725,449

Sensitivity analysis:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			JBS USA		JBS USA		JBS USA
Operating	Commodities price depreciation	(1.06)%	(56,120)	(25.00)%	(1,323,574)	(50.00)%	(2,647,148)
Derivatives	Commodities price depreciation	(1.06)%	(102,737)	(25.00)%	(2,423,039)	(50.00)%	(4,846,078)

			(158,857)		(3,746,613)		(7,493,226)

Derivative financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Non Deliverable Forwards	Commodities	Long	2,482,113	9,692,155	232,632	(1,482,072)	(3,936,680)	26,049

c.	Credit risk

The Company is potentially subject to credit risk related to accounts receivable, investments and derivative contracts.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

If the counter party of a financial position is a financial institution (cash and cash equivalents, investments and derivative contracts), the Company employs exposure limits set by the Risk Management Committee, based on the risk ratings (ratings) of specialized international agencies.

Amounts invested in bank certificates of deposit and receivables transactions contracted with banks must comply with the following table limits such that the total volume does not exceed a specified percentage of the equity of the financial institution (% Equity). Additionally, the maturity of the instrument should be no longer than the maximum horizon.

Category(*)	% Equity	Maximum horizon
AAA	2	5 years
AA	1	3 years
A	0.5	2 years
BBB	0.25	1 year

The carrying value of financial assets that represent the most significant exposure to credit risk at the financial statement date were:

	Note	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	4	18,843,988	14,910,427
Trade accounts receivable	5	12,119,662	9,577,548
Related party receivables	9	1,968,043	370,072

		32,931,693	24,858,047

d.	Liquidity risk

Liquidity risk arises from the management of the Company’s working capital and the payment of financing costs and principal of debt instruments. It is the risk that the Company is unable to meet its financial obligations as they become due.

The Company manages its capital by focusing on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Company manages its liquidity risk mainly through evaluating its quick ratio, which is computed as cash plus financial investments divided by short-term debt. Liquidity is maintained by managing the overall leverage of the Company and monitoring the ratio of net debt to “EBITDA” at levels considered to be manageable for the continuity of operations.

Based on the analysis of these indicators, management of working capital has been defined to include the natural leverage of the Company at levels equal to or less than the leverage ratio that the Company would like to achieve.

JBS Foods International Predecessor

Notes to the Consolidated Financial Statements for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

The index of liquidity and leverage at the consolidated level are shown below:

	December 31, 2015	December 31, 2014
Cash and cash equivalents	18,843,988	14,910,427
Loans and financing – Current	(20,906,613)	(13,686,975)
Quick ratio	0.9	1.09
Leverage indicator (*)	3.1x	2.1x

(*)	To calculate the leverage indicator the Company used the dollar and the euro exchange rates of the last day of the year (closing rate). This criteria is intended to equalize the net debt and EBITDA at the same exchange rate.

The table below shows the contractual obligation amounts from financial liabilities of the Company according to their maturities:

	December 31, 2015
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	12,421,018	—	—	—	12,421,018
Loans and financing	20,906,613	8,583,793	11,435,325	24,956,995	65,882,726
Estimated Interest on loans and financings (1)	3,367,387	5,006,448	4,141,151	3,844,912	16,359,898
Derivatives financing assets	(315,745)	—	(422,146)	—	(737,891)
Other financial liabilities	901,916	129,194	66,711	37,950	1,135,771

	December 31, 2014
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	6,942,933	—	—	—	6,942,933
Loans and financing	13,686,975	6,396,098	5,110,839	14,885,228	40,079,140
Estimated interest on loans and financing (1)	2,460,750	3,216,383	2,210,579	2,095,245	9,982,957
Derivatives financing liabilities	241,899	—	—	—	241,899
Other financial liabilities	344,881	197,304	248,253	44,904	835,342

(1)	Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at December 31, 2015 and 2014. Payments in foreign currencies are estimated using the December 31, 2015 and 2014 exchange rates.

The Company has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2015 and 2014 is R$ 3,444,021 and R$ 1,122,266, respectively. The amount pledged is larger than its required collateral.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions for commodities and futures whose balance at December 31, 2015 and 2014 is R$ 265,917 and R$ 316,088, respectively. The amount pledged is larger than its required collateral.

Other material guarantees are described in detail in Note 14 for Loans and financing.

The Company and its subsidiaries have no material guarantees received from third parties.

* * * * *

Through and including                 , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in the JBS Foods International common A shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Common A Shares

                , 2017

Part II

Information not required in prospectus

Item 6.	Indemnification of Directors and Officers

Members of the Registrant’s board of directors, including former members, will have the benefit of the following indemnification provisions in the Registrant’s articles of association:

Current and former members of the Registrant’s board of directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the (former) director is proper under the circumstances because he or she had met the applicable standard of conduct set.

Expenses that a (former) director has incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding, upon a resolution of the board of directors with respect to the specific case upon receipt of an undertaking by or on behalf of the board of directors to repay such amount, unless it is ultimately determined that such (former) directors is entitled to be indemnified by us.

A (former) director of the Registrant shall not be entitled to any indemnification, if and to the extent:

(1)	a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the (former) director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(2)	the costs or the decrease in assets of the (former) director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(3)	the Registrant brought up the procedure in question before a court.

Furthermore, the Registrant’s directors and officers are expected to benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 7.	Recent Sales of Unregistered Securities

The following transactions were or will be made in reliance upon the exclusion from registration provided by Regulation S under the Securities Act.

The Registrant was incorporated by JBS S.A., its sole shareholder, on November 24, 2016, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with a total issued and outstanding share capital of € 1.00.

Prior to the closing of the offering, the Registrant expects to convert to a Dutch public company with limited liability (naamloze vennootschap), at which time the Registrant will issue                  common B shares, with a par value of € 0.40 per share, to JBS S.A., in order to satisfy statutory requirements for the incorporation of a Dutch public company with limited liability.

Prior to the closing of the offering, JBS S.A. expects to contribute 100% of the share capital of the Registrant to its subsidiary Granite Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Luxembourg.

Prior to the closing of the offering, JBS S.A. intends to contribute substantially all of its assets to the Registrant (the “asset contribution”). In connection with the asset contribution, the Registrant is expected to issue                  common B shares, with a par value of € 0.40 per share, to JBS S.A.

Item 8.	Exhibits and Financial Statement Schedules

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)    to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)    that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    that, for the purpose of determining any liability under the Securities Act , each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 5th day of December, 2016.

JBS FOODS INTERNATIONAL B.V.

By:	/s/ Russell Colaco
Name:	Russell Colaco
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Russell Colaco, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 5, 2016 in the capacities indicated:

Signatures	Title

/s/ Gilberto Tomazoni	Gilberto Tomazoni Chief Executive Officer (Principal Executive Officer)

/s/ Russell Colaco	Russell Colaco Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Wesley Mendonça Batista	Wesley Mendonça Batista Director

/s/ Marcelo Siegmann	Marcelo Siegmann Director

By:	/s/ Donald J. Puglisi	Puglisi & Associates
Name:	Donald J. Puglisi	Authorized Representative in the United States
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1*	Form of Contribution Agreement(s) to be entered into among, inter alia, JBS S.A. and its subsidiaries and the Registrant.

3.1	Form of Articles of Association of the Registrant upon conversion to a Dutch public company with limited liability (naamloze vennootschap) (English translation).

5.1*	Opinion of Loyens & Loeff N.V., Dutch counsel to the Registrant, as to the validity of the JBS Foods International common A shares (including consent).

10.1	Cattle Purchase and Sale Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated January 24, 2013.

10.2	First Amendment to Cattle Purchase and Sale Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated November 7, 2014.

10.3	Cattle Supply and Feeding Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated January 24, 2013.

10.4	First Amendment to Cattle Supply and Feeding Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated November 7, 2014.

10.5	Amended and Restated Shared Services and Feeding Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated January 21, 2013.

10.6	Deed of Amendment Shared Services and Feeding Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated November 10, 2014.

10.7	Amended and Restated Cattle Purchase and Sale Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated January 21, 2013.

10.8	Deed of Amendment to Cattle Purchase and Sale Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated November 10, 2014.

10.9	Amended and Restated Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated October 23, 2008.

10.10	First Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated September 22, 2010.

10.11	Second Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated May 23, 2013.

10.12	Second Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated November 7, 2014.

10.13	Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated October 23, 2008.

10.14	First Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated September 21, 2010.

Exhibit No.	Description

10.15	Second Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated January 24, 2013.

10.16	Third Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated November 7, 2014.

10.17

Cattle Supply and Feeding Incentive Program Agreement, by and between Five Rivers Ranch

Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated January 1, 2011.

21.1*	List of subsidiaries of the Registrant (following completion of the transaction).

23.1	Consent of KPMG LLP.

23.2	Consent of BDO RCS Auditores Independentes S.S. independent registered public accountants.

23.3	Consent of BDO RCS Auditores Independentes S.S. independent registered public accountants.

23.4*	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

*	To be filed by amendment.

Certain debt instruments of the Registrant and its subsidiaries have been omitted as exhibits because the amounts involved in such debt instruments are less than 10% of the Registrant’s total assets. Copies of debt instruments for which the related debt is less than 10% of the Registrant’s total assets will be furnished to the Commission upon request.